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As filed with the Securities and Exchange Commission on November 15, 2004

Registration No. 333-116156

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SSA GLOBAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7371 (Primary Standard Industrial Classification Code Number)	84-1542338 (I.R.S. Employer Identification Number)

500 W. Madison Suite 1600 Chicago, Illinois 60661 (312) 258-6000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)	Kirk Isaacson, Esq.
Executive Vice President,
General Counsel and Secretary
500 W. Madison
Suite 1600
Chicago, Illinois 60661
(312) 258-6000
(Name, Address, Including Zip
Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
Michael R. Littenberg, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Ph: (212) 756-2000 Fax: (212) 593-5955	Mark L. Johnson, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Ph: (617) 526-6038 Fax: (617) 526-5000	Kris F. Heinzelman, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 Ph: (212) 474-1000 Fax: (212) 474-3700

        Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisidiction where the offer or sale is not permitted.

Subject to Completion. Dated November 15, 2004.

             Shares

SSA Global Technologies, Inc.

Common Stock

        This is an initial public offering of shares of common stock of SSA Global Technologies, Inc., or SSA Global. All of the shares of common stock are being sold by SSA Global.

        Prior to the offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $            and $           . Application will be made for the quotation of the common stock on The Nasdaq National Market under the symbol "SSAG".

        See "Risk Factors" beginning on page 10 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to SSA Global	$	$

        To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option to purchase up to an additional               shares from SSA Global at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on             , 2004.

Goldman, Sachs & Co.	Credit Suisse First Boston
Citigroup	JPMorgan
Lazard	Piper Jaffray

Prospectus dated              , 2004.

ssa global™

forward faster

extended enterprise resource planning

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus. It does not contain all the information that you should consider in making an investment decision and should be read together with the more detailed information appearing elsewhere in this prospectus, including "Risk Factors" and all the consolidated financial statements and related notes.

        We have completed five significant acquisitions and two other acquisitions since December 1, 2002. Therefore, our historical operating results may be of limited relevance in evaluating the financial performance of our company as it now exists and may not be indicative of our future operating results.

        References to (1) fiscal 2005 refer to the twelve-month period ending July 31, 2005, (2) fiscal 2004 refer to the twelve-month period ended July 31, 2004, (3) fiscal 2003 refer to the twelve-month period ended July 31, 2003, (4) fiscal 2002 refer to the nine-month period ended July 31, 2002 and (5) fiscal 2001 refer to the twelve-month period ended October 31, 2001.

Our Company

        We are a leading global provider of enterprise software applications and related services. Our products and services are designed to help our customers increase operating efficiency and productivity by automating key business processes, improving collaboration among their customers, suppliers, employees and other partners, and facilitating analysis of business trends.

        Our suite of enterprise software applications is designed to improve various core enterprise resource planning, or ERP, functions of industrial enterprises. Our product suite is a modular solution that includes the following components:

  •
  SSA Financial Management, which provides web-integrated applications that manage strategic planning, forecasting and budgeting and routine accounting transactions.

  •
  SSA Human Capital Management, which allows a customer to organize employee data, administer complicated wages, salaries and benefits, pay employees and share workforce data across the enterprise.

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  SSA Corporate Performance Management, which enables a customer to plan, monitor and analyze both the financial and operational aspects of its business through customized views.

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  SSA Customer Relationship Management, which automates and optimizes marketing, sales, customer and partner service, quality assurance and help desks across multiple channels and languages.

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  SSA Product Lifecycle Management, which allows manufacturers and their partners to track, manage, monitor and analyze products throughout their entire design and manufacturing process.

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  SSA Supplier Relationship Management, which is designed to improve supply chain efficiency through spending analysis, advanced auctions, negotiation and contract management, e-procurement and supplier collaboration.

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  SSA Supply Chain Management, which provides management and execution components to manage a customer's supply chain.

        We sell our products to companies in a wide range of industries, including discrete and process manufacturing, retail, financial services, healthcare and hospitality and gaming, providing these industries with functionality that addresses their unique business requirements. We also provide after-market maintenance and professional services. As of July 31, 2004, our products were used by approximately 13,300 customers, including customers who obtained our products through our reseller arrangements. This number excludes subsidiaries of customers and end users. As of July 31, 2004, we employed 3,702 people in 63 locations worldwide.

Industry Overview

        In order to succeed in increasingly competitive environments, many enterprises have sought to implement broad enterprise software applications to automate their key business processes. We believe that the enterprise software market has been undergoing a shift from large, costly and complex enterprise applications to smaller, single-vendor modular applications that can be installed quickly at lower upfront cost and demonstrate a compelling return on investment. This shift has resulted in the creation of targeted applications that are economically viable for mid-sized as well as large enterprises. Based on our research, we estimate that the portion of the enterprise software application market addressed by our products will increase from $52.6 billion in 2004 to $68.6 billion by 2007, representing an estimated compound annual market growth rate in excess of 9%.

        Enterprise software applications generally incorporate industry-specific business expertise that can eliminate the expense and time required to customize these applications. These applications must, however, be implemented into legacy software infrastructures at reasonable cost and with minimal disruption to business operations. As a result, an enterprise often may seek to identify and rely upon a limited number of vendors capable of providing a depth and breadth of applications to address all of the enterprise's existing and emerging enterprise software needs. In order to address the evolving enterprise software market, vendors must tailor their applications to match the demands of a customer's size and industry, while offering flexible pricing, architecture and deployment options to address legacy software infrastructures. At the same time, these software applications must extend the reach of the business processes to include customers, partners, suppliers and employees.

Our Business Strengths

        We provide industry-specific enterprise software applications that utilize a modular architecture to integrate quickly into our customers' existing infrastructures at a reasonable cost. Our key business strengths include:

        Global, Diverse and Growing Customer Base:    Our products were used by approximately 13,300 customers as of July 31, 2004 in a variety of industries worldwide. In fiscal 2004, approximately 43% of our total revenues were generated in North America, approximately 38% in Europe, the Middle East and Africa, or EMEA, and approximately 19% in the rest of the world. While we historically have generated most of our revenues from sales of additional products, support and services to our installed base of customers, and continue to see this as an attractive opportunity, we recently have begun to focus on developing new relationships with customers that have not previously licensed our products.

        Broad Product Offering:    We provide our customers with modular integrated solutions specifically designed for mid-market companies, which we define as companies with $100 million to $1.0 billion in revenues, and believe that we are a leader in providing ERP and extended solutions to this market. We provide our solutions in targeted industries including discrete and process manufacturing, retail, financial services, healthcare and hospitality and gaming, providing these industries with functionality that addresses their unique business requirements. We also provide after-market support and professional services. These solutions can be implemented as stand-alone offerings or as suites to enable industry best practices in corporate performance management, customer relationship management, enterprise resource planning, financial management, human capital management, product lifecycle management, supply chain management and supplier relationship management.

        Large Base of Recurring Revenues:    Our products are deeply integrated into our customers' IT systems and business operations, creating strong incentives for our customers to continue using our products and services. We derive a significant portion of our revenues from recurring support fees that create a stable stream of revenues and allow us to deepen our relationships with existing customers. In fiscal 2004, we derived approximately 51% of our total revenues from support contracts. Substantially all of our customers enter into support contracts, generally for twelve months or longer, when they license new products from us, and a substantial majority continue to renew these contracts beyond the initial period. In recent months, we have successfully focused on increasing the percentage of our customers that renew their support contracts upon expiration.

        Large and Experienced Services Organization:    As of July 31, 2004 our professional services organization had 610 application and technical specialists to help customers implement and optimize applications, to train customers in the use of our products and to provide customer service, application and technical support assistance.

        Rapid and Cost Effective Implementation:    Our software applications are designed to install quickly and easily into customers' information technology environments with minimal business disruption. Our broad and flexible product offering allows us to provide our customers with pre-configured functionality designed to address their specific needs with relatively streamlined implementation and upfront training costs while dedicating fewer internal resources to ongoing management of our products.

        Experienced Management Team:    Our executive officers have an average of over 20 years of experience in the technology industry.

Our Business Strategy

        We are a leading global provider of enterprise software applications and services, with a focus on mid-market companies. In order to enhance our market position, we intend to employ the following business strategies:

        Further Penetrate Our Customer Base:    The strategic importance of our core products allows us to develop long-term relationships with our customers, most of which currently utilize only a small portion of our products. We believe that customers desire a reduced number of software vendors providing enterprise applications, and we intend to continue to leverage our relationships with our customer base to generate incremental sales.

        Enhance and Introduce New Products:    As part of our overall product strategy, we intend to continue to enhance our product functionality and introduce complementary new products to new and existing customers. These efforts will be focused on responding to our customers' specific needs and adding additional industry-specific functionality to our products. We also anticipate introducing new complementary products, either through internal development, partnering or acquisition while allowing customers the opportunity to easily migrate from our older products to our new or enhanced products.

        Increase Our Recurring Support Revenues:    We derive a significant portion of our revenues from recurring support fees. We expect our support revenues to continue to grow as customers continue to pay for support and upgrades for existing and new software licenses. We intend to continue our recent efforts to be proactive in designing programs that provide customers with additional benefits, thereby increasing customer support renewals.

        Selectively Pursue Strategic Acquisitions:    Since our formation in 2000, we have made six significant acquisitions and several other acquisitions, all designed to expand our product offerings, customer base and geographic breadth. We intend to continue to selectively pursue strategic acquisitions that would further enhance, complement and expand our product offerings and customer base.

Our Corporate Information

        We were formed as a Delaware corporation in April 2000 to acquire substantially all of the assets of System Software Associates, Inc. out of bankruptcy. System Software Associates Inc., founded in 1981, was a global systems solution provider and developer of ERP software. Since that time, we have made several significant acquisitions to expand our product offerings and customer base.

        Our principal executive offices are located at 500 W. Madison, Suite 1600, Chicago, Illinois 60661, and our telephone number at those offices is (312) 258-6000. We maintain a website at www.ssaglobal.com. Information contained on our website does not constitute a part of this prospectus.

The Offering

Common stock offered by SSA Global	shares
Common stock to be outstanding after this offering	shares
Use of proceeds
Assuming the issuance of shares of common stock at $ , the midpoint of the range set forth on the cover page of this prospectus, we will receive net proceeds from the offering of approximately $ million (approximately $ million if the underwriters exercise their over-allotment option in full) after deducting the estimated underwriting discount. We intend to use the net proceeds to (1) repay $32.0 million of certain indebtedness owed to our controlling stockholders and their affiliates (excluding accrued and unpaid interest thereon), (2) pay a $150.0 million special cash dividend to holders of our Series A Convertible Preferred Stock, which holders are our controlling stockholders, and (3) pay fees and expenses incurred in connection with this offering. See "Use of Proceeds."
Dividend policy	It is our present intention not to pay cash dividends on our common stock for the foreseeable future.
Proposed Nasdaq National Market symbol	"SSAG"
Risk factors
For a discussion of risks relating to our company, our business and an investment in our common stock, see "Risk Factors" and all other information set forth in this prospectus before investing in our common stock.

        The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of              , 2004 and excludes:

  •
  shares subject to options vested as of             , 2004 and having a weighted average exercise price of $              per share;

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  shares subject to options unvested as of              , 2004 and having a weighted average exercise price of $              per share;

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  shares of common stock subject to warrants, which we refer to interchangeably as "warrants" and "put warrants," unexercised as of                          , 2004 and having an exercise price of $             ;

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  shares of common stock issuable upon conversion of indebtedness outstanding as of                          , 2004 under our subordinated convertible notes issued in connection with the acquisition of Arzoon Inc., or Arzoon, and having a conversion price of $             ; and

  •
  additional shares reserved as of              , 2004 for future issuance under our stock-based compensation plans.

        Except where we state otherwise, the information we present in this prospectus assumes the underwriters do not exercise the option granted by us to purchase additional shares in this offering, and has been adjusted to reflect:

  •
  a         -for-         split of our common stock to occur prior to the consummation of this offering;

  •
  the conversion into common stock of all outstanding preferred stock upon the consummation of this offering;

  •
  shares issuable upon conversion of our stock appreciation rights upon the consummation of this offering;

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  the filing of our restated certificate of incorporation and the adoption of our amended and restated by-laws immediately prior to the consummation of this offering; and

  •
  the exchange of $50.0 million of our indebtedness outstanding under the promissory notes issued in connection with the acquisition of Baan USA, Inc., Baan UK Ltd. and Baan Global B.V., or collectively Baan, for         shares of our common stock (at an assumed public offering price of           per share, the midpoint of the price range set forth on the cover page of this prospectus) to be effected upon the consummation of this offering. We refer to the foregoing in this prospectus as the debt-to-equity exchange. See "Description of Certain Indebtedness—Promissory Notes."

Summary Consolidated Historical and Pro Forma Financial Data

        The following table provides a summary of our consolidated historical and pro forma financial data. During fiscal 2002, we changed our fiscal year-end from October 31 to July 31; accordingly, fiscal 2002 was a nine-month period. The summary consolidated historical financial data for fiscal 2002, 2003 and 2004 has been derived from our audited consolidated financial statements included elsewhere in this prospectus.

        Since December 1, 2002, we have engaged in a number of acquisitions, including acquisitions of Infinium Software, Inc., or Infinium, Ironside Technologies, Inc., or Ironside, Baan, Elevon, Inc., or Elevon, EXE Technologies, Inc., or EXE, Arzoon, Inc., and the Marcam division of Invensys Systems, Inc., or Marcam. Therefore, our historical operating results may be of limited relevance in evaluating the financial performance of our company as it now exists and may not be indicative of our future operating results.

        Our acquisitions have been accounted for utilizing the purchase method of accounting. Purchase accounting requires us to establish a new basis for the assets and liabilities of the acquired company on the date of the acquisition. We preliminarily allocate the excess purchase price over the estimated fair market value of the net assets acquired, which is based on information available at the date of the consummation of the acquisition. The purchase price allocation for Baan, EXE, Arzoon and Marcam as of July 31, 2004 is preliminary, and a final determination of required purchase accounting adjustments will be made upon the completion of a final analysis of deferred tax assets and liabilities for EXE, resolution of income tax uncertainties assumed in the Baan acquisition and final estimates of involuntary termination and facility related costs related to EXE, Arzoon and Marcam. In addition, the Baan acquisition agreement contains a provision for indemnification of pre-acquisition claims and working capital settlements. These claims must be submitted by the parties by January 18, 2005. Amounts received or paid by us will be treated as an increase or decrease in the Baan purchase price. Although the final allocation of the purchase price for the Baan, EXE, Arzoon and Marcam acquisitions could differ significantly from the amounts reflected herein, we do not expect any changes to the final allocation of the purchase price to impact our future operations or have a material adverse impact on our liquidity.

        For a detailed discussion of our past acquisitions that affect the comparability of our historical financial performance, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Acquisitions and Summary of Operating Results."

        The following table should be read in conjunction with "Capitalization," "Selected Consolidated Historical Financial Data," "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all the consolidated historical financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended July 31, 2002	Year Ended July 31, 2003	Year Ended July 31, 2004
	(In millions)
Statement of Operations Data:
Revenues:
License fees	$48.1	$94.0	$158.8
Support	70.3	143.8	322.5
Services and other	40.5	58.8	156.5

Total revenues	158.9	296.6	637.8
Cost of revenues:
Cost of license fees(1)	3.1	15.1	35.4
Cost of support, services and other	45.4	69.5	175.8

Total cost of revenues	48.5	84.6	211.2

Gross margin	110.4	212.0	426.6

Sales and marketing	38.5	69.5	157.0
Research and development	20.4	41.9	95.2
General and administrative(2)	19.7	40.8	97.0
Amortization of goodwill and other intangible assets	20.8	6.0	23.4
Restructuring charge(3)	3.7	2.8	3.1

Total operating expenses	103.1	161.0	375.7

Operating income	7.3	51.0	50.9

(footnotes begin on following page)

	Nine Months Ended July 31, 2002	Year Ended July 31, 2003	Year Ended July 31, 2004
	(In millions, except per share data)
Other income (expense):
Interest expense—related parties	(4.9)	(9.4)	(13.7)
Interest income (expense)—other	(1.6)	(0.9)	0.1
Other income (expense)	(0.5)	1.0	0.6

Total other income (expense)	(7.0)	(9.3)	(13.0)

Income before provision (benefit) for income taxes	0.3	41.7	37.9
Provision (benefit) for income taxes	0.3	(10.6)	17.9

Net income	—	52.3	20.0
Dividends on redeemable preferred stock	2.1	2.0	—
Dividends on preferred stock	—	9.1	28.8

Net income (loss) to common stockholders	$(2.1)	$41.2	$(8.8)

Earnings per common share(4):
Basic	$—	$15.26	$6.01

Diluted	$—	$15.26	$3.24

Earnings per preferred share:
Basic	$—	$15.26	$6.01

Other Financial Data:
Depreciation and amortization	$22.3	$11.7	$43.7
Capital expenditures(5)	0.6	3.4	1.6
EBITDA(6)	29.1	63.7	105.7
Net cash flow provided by operating activities	20.6	49.5	51.2
Net cash flow used in investing activities	(25.6)	(198.0)	(51.6)
Net cash flow provided by financing activities	14.3	198.0	38.7
	At July 31, 2004
	Actual	Pro Forma(9)	Pro Forma As Adjusted(10)
	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$106.1	$	$
Working capital deficiency(7)	(93.6)
Total assets	$843.2
Total debt(8)	246.2
Total stockholders' equity	148.0

(1)
For fiscal 2002, 2003 and 2004, cost of license fees revenues included $0.4 million, $3.2 million and $12.5 million, respectively, of acquired technology amortization. In connection with purchase accounting for our acquisitions, we recorded the fair value of the software acquired in our acquisitions and are amortizing the fair value on a straight line basis over three to seven years. Cost of license fees revenues also includes amortization of capitalized software development costs of $0.1 million and $0.8 million for fiscal 2003 and 2004, respectively.

(2)
For fiscal 2003 and 2004, general and administrative included $3.0 million and $3.2 million, respectively, of expenses associated with our employment agreement with Michael Greenough, our chief executive officer, pursuant to which he is entitled to severance payments in increasing amounts over time should he elect to terminate his employment. See "Management—Employment Agreements—Michael Greenough," "—Equity Incentive Plan—Option Provisions for Michael Greenough" and note K to our audited consolidated financial statements included elsewhere in this prospectus. Effective upon the consummation of this offering, Mr. Greenough's employment agreement will be amended to eliminate his right to receive a deferred bonus payment in exchange for a one-time payment of $957,170. See "Management—Employment Agreements—Michael Greenough." Upon the consummation of this offering, the $6.2 million of expenses previously accrued for Mr. Greenough's deferred bonus payment will be reversed and a new accrual will be established with respect to the $6.5 million, in aggregate, to be paid to Mr. Greenough for rescinding the deferred bonus provision of his employment agreement and to certain members of management, including Mr. Greenough, as a special bonus upon the consummation of this offering. See "Management—Special Bonus." In fiscal 2004, general and administrative expenses also included approximately $15.3 million of incremental auditor and consulting fees, acquisition integration costs and other transition costs principally attributable to Baan.

(3)
For the nine months ended July 31, 2002, following the acquisition of the interBiz division of Computer Associates International, Inc., or interBiz, we recorded a restructuring charge of $3.7 million. The purpose of this restructuring was to align our consolidated expenses, as adjusted for the interBiz acquisition, with ongoing revenues. The entire amount of the charge related to severance packages granted in connection with the termination of approximately 250 employees. For fiscal 2003, we approved a global restructuring plan to reduce our operating expenses. Restructuring charges consisted of severance-related costs for the termination of approximately 100 employees. The total amount of the $2.8 million was related to severance expenses. For fiscal 2004, we recorded a restructuring charge of $3.1 million, with $2.4 million for severance and related costs and $0.7 million for office closure costs.

(4)
Basic earnings per common share is based on the weighted average number of common shares and warrants for common shares (which warrants have a nominal exercise price of $0.01) outstanding. Warrants for common shares are included in basic weighted average shares outstanding because such items are exercisable for nominal consideration.

For fiscal 2002, 2003 and 2004, basic earnings per common share also includes the effect of 330,000 common shares issued on February 25, 2004, in connection with an amendment to our certificate of incorporation that reclassified each share of Series A Convertible Preferred Stock into one share of Series A Convertible Preferred Stock and 0.11 shares of common stock.

Basic earnings per preferred share includes our Series A Convertible Preferred Stock. Preferred shares are included in basic earnings per preferred share because such shares participate in our undistributed earnings.

Diluted earnings per common share is based on the combination of basic shares outstanding and potentially dilutive shares. For fiscal 2003 and 2004, the only potentially dilutive shares outstanding consisted of our stock options. These potentially dilutive stock options were outstanding for one day in fiscal 2003. We had outstanding stock options for 566,326 common shares at July 31, 2003 and 697,116 common shares at July 31, 2004, respectively. At July 31, 2003 and 2004, respectively, 590 and 281,444 shares were included in the computation of diluted earnings per common share.

Calculation of earnings per common share does not take into account the conversion of all of our Series A Convertible Preferred Stock into common stock, the   -for-  stock split of our common stock to be effected prior to the consummation of this offering or the debt-to-equity exchange.

(5)
Excludes expenditures in connection with acquisitions.

(6)
EBITDA represents net income before interest expense, income taxes, options amortization, depreciation and amortization related to goodwill, customer lists, patents, software and capitalized software development and in-process research and development, as described below:

  •
  Options amortization represents the amortization of the deferred compensation balance relating to stock options granted. The deferred compensation balance arose on the grant of options and represents the difference between the fair value of options granted and the strike price. The balance is being amortized over the remaining vesting period.
  •
  Effective August 1, 2002, we stopped amortizing goodwill in accordance with Statement of Financial Accounting Standards, or SFAS, No. 142. Goodwill is now reviewed at least annually for impairment.
  •
  Customer lists are being amortized on a straight line basis over two to nine years.
  •
  Patents are being amortized on a straight line basis over five years.
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  Acquired technology is being amortized on a straight line basis over three to seven years.
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  Capitalized software development costs are being amortized on a straight line basis over two years.
  •
  In-process research and development charges represent projects and technologies that have no alternative future use, that have not reached technological feasibility at the date of acquisition and that are expensed as incurred. Acquired in-process research and development is included in research and development expenses in our consolidated statements of operations at the time of acquisition.

  Reconciliation
  of EBITDA to Cash Provided By Operations

	Nine Months Ended July 31, 2002	Year Ended July 31, 2003	Year Ended July 31, 2004
	(In millions)
EBITDA	$29.1	$63.7	$105.7
Interest paid	(5.4)	(10.7)	(7.6)
Income taxes paid	(1.2)	(1.3)	(2.1)
Impairment losses	—	—	0.3
Changes in working capital(a)	(1.9)	(2.2)	(45.1)

Cash provided by operations	$20.6	$49.5	$51.2

      (a)
      The changes in working capital in fiscal 2004 principally resulted from the increased use of cash associated with our restructuring obligations. See note G to our audited consolidated financial statements included elsewhere in this prospectus.

      EBITDA is presented herein because we believe it is a useful supplement to cash flow from operations in understanding cash flows generated from operations that are available for debt service (interest and principal payments) and further investment in research and development and acquisitions. We believe EBITDA provides meaningful additional information that enables management to monitor and evaluate our cash flows and provides investors an additional measure of our cash flow that is customarily used by investors in our industry. However, EBITDA is not a measure of cash flow performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operations, or other cash flow statement data prepared in accordance with GAAP, as a measure of liquidity or as indicative of whether cash flows will be sufficient to fund our future cash requirements. Moreover, EBITDA is not a standardized measure and may be calculated in a number of ways. Accordingly, the EBITDA information provided might not be comparable to other similarly titled measures provided by other companies.

(7)
Working capital is defined as current assets minus current liabilities. Deferred revenue is included in current liabilities.

(8)
Total debt represents long-term debt, including the current portion of long-term debt, and capital lease obligations.

(9)
Gives effect to the conversion into common stock of all outstanding Series A Convertible Preferred Stock upon the consummation of this offering and related transactions. See "Summary—The Offering," "Use of Proceeds," "Capitalization" and "Unaudited Pro Forma Consolidated Financial Statements."

(10)
Reflects our sale of the shares of common stock offered hereby at an assumed public offering price of $        per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and the estimated offering expenses that we must pay.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. Set forth below are the material risks associated with the offering of our common stock. You should carefully consider the following information, together with other information in this prospectus, before buying shares of our common stock. If any of the following risks or uncertainties occurs, our business, financial condition and operating results could be materially and adversely affected. The trading price of our common stock could decline and you may lose all or a part of the money you paid to buy our common stock.

Risks Relating to Our Business and Our Indebtedness

        Our historical operating results are of limited use in evaluating our historical performance and predicting future results because we used the purchase method of accounting for all of our acquisitions, including the fiscal 2003 and 2004 acquisitions.

        Since December 1, 2002, we have engaged in a number of acquisitions, including acquisitions of Infinium, Ironside, Baan, Elevon, EXE, Arzoon and Marcam. We used the purchase method of accounting for each of these acquisitions. Therefore, the operating results of each of the acquired businesses for which we used the purchase method of accounting are included in our financial statements only from the date of its acquisition and, as a result, our historical operating results may be of limited relevance in evaluating the financial performance of our company as it now exists and may not be indicative of our future operating results. Neither our historical consolidated financial statements nor the unaudited pro forma consolidated financial statements included herein may be indicative of our future operating results, financial performance or financial position. In addition, the unaudited pro forma consolidated financial statements do not include our two most recent acquisitions because they do not exceed the threshold set by the Securities and Exchange Commission, or SEC, for providing such information, individually or in aggregate, but these acquisitions are included in our operating results from their respective dates of acquisition. Approximately $410.8 million, or 64%, of our total revenues of $637.8 million for fiscal 2004 came from our fiscal 2003 and 2004 acquisitions. We refer to our acquisitions of Infinium, Ironside, Baan and Elevon collectively as the "fiscal 2003 acquisitions." Operating results for fiscal 2003 included approximately one month of Ironside results and less than one month of results for Baan and Elevon. We refer to our acquisitions of EXE, Arzoon and Marcam collectively as the "fiscal 2004 acquisitions." Together, we refer to these acquisitions as the "fiscal 2003 and 2004 acquisitions."

        Our limited operating history and our acquisitions make evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently organized or combined companies.

        Our strategy of supplementing our growth through selective acquisitions presents risks.

        Part of our growth strategy includes pursuing acquisitions. Our future success will depend in part on our ability to effectively integrate businesses that we have acquired, in particular Baan and EXE, as well as businesses that we may acquire in the future. We expect to face significant challenges in consolidating functions and integrating procedures, personnel, product lines, technologies and operations in a timely and efficient manner, and the integration process may require significant attention from management and devotion of resources. For example, in fiscal 2004 our operating expenses included $16.8 million of acquisition integration and other transition costs principally attributable to Baan, including approximately $10.0 million in incremental auditor and consulting fees from the compilation of records and audit of Baan's pre-acquisition financial results, which required substantial personnel resources and took nine months to complete. These amounts are included in our general and administrative costs in fiscal 2004.

        We cannot assure you that we will be able to consummate acquisitions in the future on terms acceptable to us, if at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of such company and the risk that such historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies.

        We may not be able to realize the anticipated cost savings, synergies or revenue enhancements from combining acquired businesses and any businesses acquired in the future with our operations and we may incur significant cash integration costs to achieve these cost savings.

        Even if we are able to integrate our acquired businesses, in particular Baan and EXE, and any businesses acquired in the future, with our operations successfully, we cannot assure you that we will realize the cost savings, synergies or revenue enhancements that we anticipate from such integration or that we will realize such benefits within the time frame that we currently expect or will expect. Realizing these benefits is both more important and more difficult because historically most of the companies we have acquired have been in poor financial condition or even close to bankruptcy. Our ability to realize anticipated cost savings, synergies or revenue enhancements may be affected by the timing and efficiency with which we can consolidate operations, reduce overlapping personnel while avoiding labor disputes and integrate acquired technology with our existing technology, all of which are difficult to predict. In addition, our cost savings may be reduced by unexpected costs in connection with our integration efforts or a slowdown in the collection of accounts receivable, operating losses or costs associated with lawsuits brought against us related to acquired businesses. See "Business—Legal Proceedings." For example, the compilation of records and audit of Baan's pre-acquisition financial results resulted in approximately $10.0 million in incremental auditor and consulting fees. These amounts are included in our general and administrative costs in fiscal 2004.

        Our quarterly revenues, cash flows and results of operations are difficult to predict and may fluctuate substantially.

        Due to the typical purchasing patterns of customers of enterprise software, revenues, cash flows and results of operations for companies in the software industry are volatile, difficult to predict and often fluctuate from quarter to quarter. These fluctuations can materially adversely affect our business, financial position, results of operations and cash flows. Our license revenues in any quarter depend substantially upon the number and size of contracts signed and our ability to recognize the associated revenues under our revenue recognition policy. While our forecast estimates may provide us with guidance in business planning and budgeting, these forecast estimates are speculative and may not consistently correlate to actual revenues and cash flow in a particular quarter or over a longer period of time. If we do not accurately forecast our contracting activity, we may improperly plan or budget, and our business, financial position, results of operations and cash flows could be materially adversely affected.

        Our future revenues are substantially dependent upon existing customers continuing to license our products and renew their maintenance agreements with us.

        We depend on our existing customers for additional future revenues from ongoing maintenance, professional consulting services and licenses of other products. Our maintenance agreements are generally renewable after twelve months or longer at the option of the customers and there are no mandatory renewal obligations or obligations to license additional software.

Likewise, a change in business conditions could alter current customer purchasing plans and they may not necessarily generate significant revenues and cash flow in future periods.

        If we fail to continually improve our software products, effectively manage our product offerings, successfully migrate the technologies underlying our diverse products into unified standards and introduce new products and service offerings, our competitive position could erode and our business may suffer.

        The market for our software products is characterized by technological change, evolving industry standards, changes in customer requirements and frequent new product introductions and enhancements. The market for business application software has been and continues to be intensely competitive, which requires that we continually improve our existing products and create new products while at the same time controlling our costs. In addition, as a result of our acquisitions, we have acquired many diverse brands and products with different underlying technology and programming which require significant expense to improve and support on an ongoing basis. Our future success will depend in part upon our ability to:

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  converge our product offerings and migrate the technology and programming underlying our diverse products into unified standards, as in the case of our SSA ERPLN software release in July 2004, which converges interBiz and Baan ERP product offerings;

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  continue to enhance and expand our existing products and services;

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  make our products compatible with future and existing interfaces that achieve popularity within the enterprise application marketplace, including NT, Unix and IBM iSeries;

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  continue to successfully integrate third-party products, as in our business intelligence product area;

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  enter new markets; and

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  develop and introduce new products and new services that satisfy increasingly sophisticated customer requirements, keep pace with technological developments, provide customer value and are accepted in the market.

        We cannot assure you that we will be successful in anticipating and developing product enhancements or new products and services to adequately address changing technologies and customer requirements. Any such products, solutions or services may not be successful in the marketplace or may not generate expected revenues or cash flow.

        We may not receive significant revenues from our current research and development efforts for several years.

        Developing and localizing software is expensive, and the investment in product development may involve a long payback cycle. In fiscal 2003 and 2004, our research and development expenses were $41.9 million, or approximately 14% of our total revenues, and $95.2 million, or approximately 15% of our total revenues, respectively. These expenses included $6.1 million related to the fiscal 2003 acquisitions for fiscal 2003 and $46.7 million related to the fiscal 2003 and 2004 acquisitions for fiscal 2004. Our future plans include significant investments in software research and development and related product opportunities. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we do not expect to receive significant revenues from these investments for several years, if at all.

        As our software offerings increase in number, scope and complexity, our need to avoid and correct undetected errors may increase our costs, slow the introduction of new products and we may become subject to warranty or product liability claims which could be costly to resolve and result in negative publicity.

        Although we test each of our new products and product enhancement releases and evaluate and test the products we obtain through acquisitions before introducing them to the market, we cannot assure you that significant errors will not be found in existing or future releases of our software products, with the possible result that significant resources and expenditures may be required in order to correct such errors or otherwise satisfy customer demands. In addition, defects in our products or difficulty integrating our products with our customers' systems could result in delayed or lost revenues, warranty or other claims against us by customers or third parties, adverse customer reaction and negative publicity about us or our products and services or reduced acceptance of our products and services in the marketplace, any of which could have a material adverse effect on our business, financial position, results of operations and cash flows. For example, one of our customers has brought a lawsuit alleging, among other things, that defects and deficiencies in, and failed implementation of, Baan's software has caused and continues to cause it significant losses. See "Business—Legal Proceedings" for more information.

        We currently do not have product liability insurance.

        Because our customers may use our products for mission-critical applications, errors, defects or other performance problems may cause financial or other damages to our customers and result in a claim for substantial damages against us, regardless of our responsibility for such errors, defects or other performance problems. Although we maintain general liability insurance coverage, including coverage for errors or omissions, and the terms of our contracts are generally designed to limit our financial exposure, we currently do not have product liability insurance to cover a claim for damages resulting from errors, defects or other performance problems of our products, and the successful assertion of such a claim not covered by our existing insurance coverage could have a material adverse effect on our business, financial position, results of operations and cash flows. Even if we obtain product liability insurance, any claims asserted against us could exceed the level of product liability insurance we might carry or may be excluded from coverage under the insurance policy.

        We may not be able to protect our intellectual property rights, which may cause us to incur significant costs in litigation and an erosion in the value of our brands and products.

        We rely on a combination of the protections provided by applicable trade secret, copyright, patent and trademark laws, license and non-disclosure agreements and technical measures to establish and protect our rights in our products. We cannot assure you that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Not all of our independent contractors sign non-disclosure agreements with respect to our products. Despite our efforts, it may be possible for third parties to copy certain portions of our products or reverse-engineer or otherwise obtain and use information that we regard as proprietary. In addition, the laws of certain countries do not protect our proprietary rights to the same extent as do the laws of the United States. Accordingly, we cannot assure you that we will be able to protect our proprietary software against unauthorized third party copying or use, which could adversely affect our competitive position.

        When we license our software, we are typically subject to a representation that our software does not infringe on any proprietary rights of third parties. Although we do not believe that we are infringing any proprietary rights of others, third parties have claimed and may claim in the future that we have infringed their intellectual property rights. We expect that our software products will increasingly be subject to such claims as the number of products and competitors in our industry segment grows, as we expand our products into new industry segments and as the functionality of products overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause product delays, subject our products to an injunction, require a complete or partial re-design of the relevant product or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.

        Our revenues, cash flows and results of operations may be reduced if we need to lower prices or offer other favorable terms on our products and services to meet competitive pressures in our industry.

        The market for enterprise software applications has been and continues to be intensely competitive. We compete with a variety of software vendors, some of whom are active across the entire range of ERP products and services and others who are only active in niche segments, including vendors in the manufacturing, customer relationship management, corporate performance management, product lifecycle management, supplier relationship and supply chain application market segments, and providers of human resource, financial management and enterprise resource planning software products. In addition, companies that have historically focused primarily on selling their software products to businesses that are either smaller or larger than those which we primarily target have increasingly begun to target mid-market companies, which we define as companies with revenues ranging from $100.0 million to $1.0 billion. Some of these companies may develop (or may have already developed) an overall concept or individual product offering which may be perceived to be as good as or better than our product offerings. Some of our competitors have advantages over us due to their significant worldwide presence, longer operating and product development history, larger installed customer base, and substantially greater financial, technical and marketing resources. In addition, we believe that competition will increase as a result of industry consolidations. Accordingly, it is likely that new competitors or alliances among competitors will emerge and may rapidly move to gain significant market share.

        In response to competition and general adverse economic conditions, we have been required in the past, and may be required in the future, to furnish additional discounts to customers, otherwise modify our pricing practices or offer more favorable payment terms or more favorable contractual implementation terms. These developments have and may increasingly negatively impact our revenues, cash flows and results of operations.

        Downturns in general economic and market conditions and reductions in information technology budgets cause decreases in demand for our software and related services which could negatively affect our revenues, cash flows and results of operations.

        Our revenues, cash flows and results of operations depend on the overall demand for our products, software and related services. Economic downturns in one or more of the countries in which we do business have resulted in reductions in the information technology budgets for some portion of our customers. At times, such reductions have resulted in delays or cancellations of customer purchases. Future delays or cancellations could have a material adverse effect on our business, financial position, results of operations and cash flows. Prolonged economic slowdowns may result in customers requiring us to renegotiate existing contracts on less advantageous terms than those currently in place or default on payments due on existing contracts. In particular, our business, financial position, results of operations and cash flows may be significantly adversely affected by a prolonged economic slowdown in the North American market or the EMEA market because we derive a substantial portion of our revenues from software licenses and services in those markets.

        We are exposed to political, economic and other risks that arise from operating a multinational business.

        Our acquisitions, in particular the acquisition of Baan, have increased the size and scope of our international operations. For fiscal 2004, approximately 60% of our total revenues were derived from sources outside the United States. We currently have operations throughout EMEA, Asia, Latin America, Australia and Canada. Accordingly, our business is subject to the political, economic and other risks that are inherent in operating in numerous countries. These risks include, but are not limited to:

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  difficulty in enforcing agreements through foreign legal systems;

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  foreign customers may have longer payment cycles;

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  fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in the local currency;

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  required compliance with a variety of software localization requirements, tax or other matters; and

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  changes in general economic and political conditions in countries where we operate and, in the latter case, particularly in emerging markets.

        Our business success depends in part on our ability to anticipate and effectively manage these and other regulatory, economic, social and political risks inherent in international business. We cannot assure you that we will be able to effectively manage these risks or that they will not have a material adverse effect on our international business or on our business as a whole.

        In particular, we conduct our business and incur costs in the local currency of most countries where we operate. Since our consolidated financial statements are denominated in United States dollars, changes in currency exchange rates between the United States dollar and local currencies and, to the extent applicable, between local currencies and the currencies in which revenues are generated and expenses are incurred, have had, and will continue to have, an impact on our business, financial position, results of operations and cash flows. For fiscal 2004, approximately 60% of our total revenues, 54% of our total cost of revenues and operating expenses and 14% of our net working capital deficiency were denominated in foreign currencies. For fiscal 2003, approximately 50% of our total revenues, 46% of our total cost of revenues and operating expenses and 44% of our net working capital deficiency were denominated in foreign currencies. For fiscal 2002, approximately 50% of our total revenues, 46% of our total cost of revenues and operating expenses and 11% of our net working capital deficiency were denominated in foreign currencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure about Market Risk."

        Our future success depends on our ability to retain our key employees and attract and retain qualified employees in a competitive labor market.

        We are dependent on the services of Michael Greenough and other members of our senior management team to remain competitive in our industry. The loss of Michael Greenough or any other member of our senior management team could have an adverse effect on us.

        Due to the competitive employment nature of the software industry, there is a risk that we will not be able to retain or replace these key employees. Most of our current key employees are subject to employment agreements, option agreements or conditions that contain post employment non-competition provisions. However, these agreements permit the employees to terminate their employment on relatively short notice.

        In addition, we believe that our future success will depend upon our ability to attract, train and retain highly skilled technical, managerial, sales and marketing personnel. If we do not attract, train, retain and effectively manage our employees, our costs may increase, development and sales efforts may be hurt and our customer service may be degraded. Due to the competitive employment nature of the software industry, we cannot assure you that we will continue to be able to attract and retain the personnel we require to conduct our operations successfully. Use of non-compete agreements by some of our competitors further decreases the pool of available management, sales and technical personnel.

        Some of our non-U.S. employees are represented by workers' councils or are employed subject to local laws that are less favorable to employers than the laws of the United States.

        Some of our employees outside the United States are employed in countries in which employment laws provide greater bargaining or other rights to employees than the laws of the United States. Such favorable employment rights require us to expend greater time and expense in making changes to employees' terms of employment or making staff reductions. For example, as of July 31, 2004, we had 702 employees in Germany and the Netherlands, or approximately 19% of our total workforce, represented by workers' councils which must approve any changes in conditions of employment, including salaries and benefits. Of these employees, 287 were engaged in research and development activities, 118 in sales and marketing activities, 209 in customer support and services activities and 88 in general and administrative activities. While we believe that our relations with our employees are satisfactory, a significant dispute with our employees could have a material adverse effect on our business, financial position, results of operations and cash flows.

        If accounting interpretations relating to revenue recognition change or companies we acquire have applied such standards differently than we do or have not applied them at all, our reported revenues could decline or we may incur the expense and risks associated with an audit or restatement of the acquired company's financial statements.

        Under current accounting standards, the terms and conditions of our license agreements could result in deferred recognition of our license revenues or contract revenues in total.

        The accounting profession continues to discuss certain provisions of relevant accounting literature with the objective of providing additional guidance on potential interpretations related to software revenue recognition and so-called "multiple element arrangements" in which a single contract includes a software license, a maintenance services agreement and/or other "elements" that are bundled together in a total offering to the customer. These discussions and the issuance of interpretations, once finalized, could lead to unanticipated changes in our current revenue accounting practices, which could change the timing of revenue recognition. In addition, companies we acquire may have historically interpreted software revenue recognition rules differently than we do or may not have been subject to US GAAP as a result of reporting under local GAAP in a foreign country. If we discover that companies we have acquired have interpreted and applied software revenue recognition rules differently than prescribed by US GAAP, we could be required to devote significant management resources, and incur the expense associated with an audit, restatement or other examination of the acquired companies' financial statements.

        In connection with their audit of the Baan combined consolidated financial statements prepared in accordance with US GAAP and included in this prospectus, Ernst & Young Accountants identified a "material weakness" with respect to the Baan combined consolidated financial statements.

Baan's original system of financial reporting was designed to comply with UK GAAP, consistent with the GAAP applied in the financial statements of its former parent, and the records of its subsidiaries were kept in other local GAAP, and then consolidated into its former parent's financial statements. As a result, the Baan historical financial information prior to our acquisition of Baan was not prepared in accordance with certain aspects of US GAAP regarding software revenue recognition principally related to multiple element arrangements that require deferral of revenues until delivery. Several instances were also found where revenues were not recorded over the proper term as specified in the arrangements. The financial accounting reconstruction, compilation and audit have been completed, at a cost to us of approximately $10.0 million, in order to assure Baan's compliance with US GAAP. In response to the "material weakness" identified by Ernst & Young Accountants, which related to the pre-acquisition period for Baan, we have also installed control processes to address future US GAAP compliance with specific attributes covering multiple element arrangements, as well as delivered and undelivered elements in such arrangements. Baan-related revenues were $283.4 million in fiscal 2004, or 44% of our consolidated revenues for such period.

        Two significant deficiencies in our internal controls were identified during the preparation of our fiscal 2004 financial statements.

        During the preparation of our fiscal 2004 financial statements, we became aware of two significant deficiencies related to revenue recognition. A "significant deficiency" is defined by the Public Company Accounting Oversight Board (United States) as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The significant deficiencies were communicated to our Audit Committee. Our auditors also issued a significant deficiency letter.

        We believe we have adopted and implemented policies and procedures to address the significant deficiencies. Should additional significant deficiencies in our internal controls be discovered in the future, a failure to remediate them or to implement required new or improved controls could harm our operating results, cause us to fail to meet our reporting obligations or result in misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our "internal control over financial reporting" that will be required when the SEC's rules under Section 404 of the Sarbanes-Oxley Act of 2002 become applicable to us beginning with the filing of our Annual Report on Form 10-K for the year ending July 31, 2005. For more information about the specific nature of the significant deficiencies identified by us, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Revenue Recognition."

        As a result of our acquisitions, we have significant ongoing rent obligations under unfavorable leases.

        We have acquired companies that have significant rent obligations under leases at large premiums to the current market value. To date, we have sought to renegotiate, terminate or settle all such leases. We have been more successful in renegotiating the terms of leases with some landlords than with others. For example, EXE occupied approximately 25% of the office space leased under a non-cancelable, long-term lease of office space in Dallas, Texas. After being unable to sublease the unoccupied leased space, we were able to renegotiate the EXE Dallas lease in May 2004 in order to terminate our obligations to lease the unoccupied space, in exchange for $6.0 million in cash and stock appreciation rights, which will be automatically exchanged

for            shares of our common stock upon consummation of an initial public offering prior to May 27, 2006. We cannot assure you that we will be able to renegotiate, terminate or settle similar leases in the future on terms that are acceptable to us, or at all. Such leases could represent a continuing expense that would have a significant negative impact on our operating results, financial position and cash flow.

        Our substantial indebtedness and future indebtedness could adversely affect our financial health, limit our cash flow available to invest in the ongoing needs of our business and adversely affect the price of our common stock.

        We have a substantial amount of debt. As of July 31, 2004, we had approximately $246.2 million of indebtedness outstanding. Our cash and cash equivalents totaled $106.1 million as of July 31, 2004. Assuming our cash, cash equivalents and debt levels remain constant at our July 31, 2004 levels, without giving effect to the repayment of indebtedness and the debt-to-equity exchange, we will have to generate a minimum of $168.2 million of net cash flow through any combination of normal operations of our company, raising of debt and equity capital and asset sales through December 2007 to meet the remaining principal and interest payments of our outstanding promissory notes and subordinated promissory notes. After the offering, approximately $150.0 million of our indebtedness will be subject to a floating interest rate. See "Description of Certain Indebtedness." If interest rates were to change by 0.125%, annual interest expense on this indebtedness would change by approximately $0.2 million. In addition, we had approximately $1.0 million of letters of credit issued for our account as of July 31, 2004.

        Our substantial indebtedness could have important consequences, including the following:

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  make it more difficult for us to satisfy our financial and payment obligations, or to refinance maturing indebtedness;

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  make us more vulnerable to a downturn in the economy or our business;

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  limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other general corporate purposes;

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  require application of a significant portion of our cash flow from operations to the payment of debt service costs, which would reduce the funds available to us for our operations;

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  limit our flexibility in planning for, or reacting to, changes in our industry, business and markets; and

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  place us at a competitive disadvantage to the extent we are more highly leveraged than some of our competitors.

        We may incur significant additional indebtedness in the future to fund our continued operations. To the extent new debt is added to our current debt levels, the substantial leverage risks described above would increase. See "Description of Certain Indebtedness."

        We may not be able to generate sufficient cash flow to meet our debt service obligations.

        Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt service obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and other business factors, many of which are beyond our control. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold at times and on terms sufficient to fund the required payments of our debt service obligations, or that additional financing could be obtained on acceptable terms, if at all. In addition, fixed charges exceeded earnings in certain historical periods. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows, as well as the price of our common stock.

Risks Related to the Offering

        There is no existing market for our common stock, and we do not know if one will develop to provide you with adequate liquidity. If our stock price fluctuates after this offering, you could lose a significant part of your investment.

        Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on The Nasdaq National Market or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering. The market price of our common stock may be influenced by many factors, some of which are beyond our control, including:

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  the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts;

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  announcements by us or our competitors of significant contracts or acquisitions;

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  variations in quarterly operating results;

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  loss of a large customer or supplier;

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  general economic conditions;

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  terrorist acts;

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  future sales of our common stock; and

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  investor perceptions of us and the industries in which our products are used.

        As a result of these factors, investors in our common stock may not be able to resell their shares at or above the initial offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

        Affiliates of Cerberus Capital Management, L.P. and General Atlantic Partners, LLC control us and may have conflicts of interest with other stockholders in the future.

        After the offering, funds and accounts managed by Cerberus Capital Management, L.P., or Cerberus, or its affiliated management companies, and investment entities affiliated with General Atlantic Partners, LLC, or General Atlantic, which we refer to collectively as our controlling

stockholders, will collectively own    % of our common stock. As a result, our controlling stockholders will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Our controlling stockholders will also have sufficient voting power to amend our organization documents. We cannot assure you that the interests of our controlling stockholders will coincide with the interests of other holders of our common stock. For example, our controlling stockholders could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Additionally, our controlling stockholders are in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Our controlling stockholders may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisitions opportunities may not be available to us. So long as our controlling stockholders continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Our controlling stockholders will receive an aggregate amount of $182.0 million, or         %, of the proceeds of this offering as a result of the repayment of $32.0 million of indebtedness owed to certain of our controlling stockholders and the payment of a $150.0 million dividend to the holders of our Series A Covertible Preferred Stock out of the proceeds of this offering. See "Use of Proceeds."

        We are a "controlled company" within the meaning of Nasdaq rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

        Upon completion of this offering, our controlling stockholders will continue to control a majority of our outstanding common stock. As a result, we are a "controlled company" within the meaning of the rules governing companies with stock quoted on The Nasdaq National Market. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a "controlled company" and is exempt from certain corporate governance requirements, including requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors. Following this offering, we intend to utilize these exemptions. Our Board of Directors will not have a majority of independent directors, and our nominating and compensation committees will not consist entirely of independent directors. Accordingly, the procedures for approving significant corporate decisions can be determined by directors who have a direct or indirect interest in the matters and you will not have the same protections afforded to stockholders of other companies with stock quoted on The Nasdaq National Market.

        Certain provisions of our charter documents and agreements and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

        Prior to the consummation of this offering, we may amend and restate our certificate of incorporation to include provisions that:

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  permit us to issue preferred stock in one or more series and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series; and

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  limit stockholders' ability to call special meetings.

        These provisions may discourage, delay or prevent a merger or acquisition at a premium price.

        In addition, we are subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which also imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. In addition, certain of our employment agreements and incentive plans provide for vesting of stock options and/or payments to be made to the employees thereunder if their employment is terminated in connection with a change of control, which could discourage, delay or prevent a merger or acquisition at a premium price. See "Management—Employment Agreements" and "—Equity Incentive Plan" and "Description of Capital Stock—Provisions of Our Certificate of Incorporation and Our Bylaws and Delaware Law That May Have an Anti-Takeover Effect."

        The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

        Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons which include:

  •
  our quarterly or annual earnings or those of other companies in our industry;

  •
  the public's reaction to our press releases, our other public announcements and our filings with the SEC;

  •
  changes in earnings estimates or recommendations by research analysts who track our common stock or the stock of other software companies;

  •
  changes in general conditions in the U.S. and global economy, financial markets or software industry, including those resulting from war, incidents of terrorism or responses to such events;

  •
  sales of common stock by our controlling stockholders, directors and executive officers; and

  •
  the other factors described in these "Risk Factors."

        In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.

        If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

        The market price of shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse. Upon completion of this offering, we will have              shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option, of which             shares will be held by our current stockholders. However, prior to this offering, we and our current stockholders will have agreed with the underwriters to a "lock-up"

period, meaning that such parties may not, subject to certain other exceptions, sell any of their existing shares of our common stock without the prior written consent of Goldman, Sachs & Co. until 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or announce material news or a material event relating to us or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in each case the expiration of the "lock-up" period will be automatically extended until the expiration of the 18-day period beginning on the date of the release or the earnings results or the announcement of the material news or material event, as applicable, unless Goldman, Sachs & Co. waives, in writing, such an extension. When the "lock-up" agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases subject to the requirements of the Rule 144 holding period requirement described in "Shares Eligible for Future Sales." Sales of a substantial amount of our common stock in the public market, or the perception in the public market of such sales, could decrease the market price of our common stock significantly. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

        We do not intend to pay dividends on our common stock for the foreseeable future, and the instruments governing our future indebtedness may contain various covenants that may limit our ability to pay dividends.

        It is our present intention not to pay dividends on our common stock for the foreseeable future. Our Board of Directors may, at its discretion, modify or repeal our dividend policy. Future dividends, if any, with respect to shares of our common stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our Board of Directors may deem relevant. Accordingly, we cannot assure you that we will pay dividends in the future or at all.

        The instruments governing our future indebtedness may contain covenants which place limitations on the amount of dividends we may pay.

        In addition, under Delaware law, our Board of Directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will be," "will likely continue," "will likely result," or words or phrases of similar meaning. All of these forward-looking statements are based on estimates and assumptions made by our management that, although we believe to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include those discussed under the heading "Risk Factors" and other factors some of which may not be known to us. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy or actual results to differ materially from those contained in forward-looking statements. Factors you should consider that could cause these differences include, among other things:

  •
  general economic and business conditions, including exchange rate fluctuations in the United States and abroad;

  •
  our ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions;

  •
  our ability to attract and retain personnel, including key personnel;

  •
  our success in developing and introducing new services and products;

  •
  competition in the software industry, as it relates to both our existing and potential new customers; and

  •
  the other factors described herein under "Risk Factors."

        Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

        We will receive net proceeds from the offering of approximately $              million (approximately $             million if the underwriters exercise their over-allotment option in full), assuming that the common stock is offered at $             , the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount. We intend to use the net proceeds to (1) repay $32.0 million of the amount owed (excluding accrued and unpaid interest thereon) under the promissory notes issued on July 18, 2003 to Madeleine L.L.C., an affiliate of Cerberus, and investment entities affiliated with General Atlantic, in the aggregate principal amount of $130.1 million, which were issued to fund the Baan acquisition, which are due on November 15, 2005 and which accrue interest at a rate of 1.23% per annum, (2) pay a $150.0 million special cash dividend to holders of our Series A Convertible Preferred Stock, which holders are our controlling stockholders, and (3) pay fees and expenses incurred in connection with this offering. Accordingly, funds and accounts managed by Cerberus or its affiliated management companies and investment entities affiliated with General Atlantic, our controlling stockholders, will receive an aggregate of $182.0 million, or           %, of the net proceeds.

        Since their respective initial equity investments in our company, our controlling stockholders have not received any cash dividends or other distributions in respect of their equity interests. In addition, the Series A Convertible Preferred Stock will be converted into common stock upon the consummation of this offering and therefore will not be redeemed.

DIVIDEND POLICY

        We have never paid, and it is our present intention for the foreseeable future not to pay, dividends on our common stock. The declaration and payment of dividends is subject to the discretion of our Board of Directors and depends on various factors, including our net income, financial conditions, cash requirements, future prospects and other factors deemed relevant by our Board of Directors. Instruments governing our future indebtedness may limit our ability to pay dividends.

CAPITALIZATION

        The following table sets forth our capitalization (including the sale by us of             shares of common stock in this offering, at an assumed public offering price of $                    per share, the midpoint of the range set forth on the cover page of this prospectus) as of July 31, 2004:

  •
  on an actual basis;

  •
  on a pro forma basis after giving effect to (a) the conversion into common stock of all outstanding Series A Convertible Preferred Stock upon the consummation of this offering, (b) a    -for-    split of our common stock and the filing of our restated certificate of incorporation, each to occur prior to the consummation of this offering, (c) the debt-to-equity exchange, (d) the reversal, upon the consummation of this offering, of the $6.2 million of expenses accrued for Mr. Greenough's deferred bonus payment, (e) the payment of the $6.5 million, in aggregate, to Mr. Greenough for rescinding the deferred bonus provision of his employment agreement and to certain members of management as a special bonus upon the consummation of this offering, (f) the conversion of the mandatorily redeemable stock appreciation rights into common stock upon the consummation of this offering and (g) the reclassification of put warrants from other long-term obligations to stockholders' equity; and

  •
  on a pro forma basis as adjusted to give effect to this offering and the application of the net proceeds therefrom, which we refer to as the Offering Transactions, as described under "Use of Proceeds."

        This table should be read in conjunction with our financial statements, "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness" included elsewhere in this prospectus.

	As of July 31, 2004
	Actual	Pro Forma	Pro Forma As Adjusted
	(In millions)
Long-term debt (excluding current maturities):
Long-term debt—promissory notes—related parties	$131.8	$	$
Long-term debt—subordinated promissory notes—related parties(1)	95.2
Long-term debt—promissory notes—other	2.0
Long-term debt—subordinated convertible notes	12.0
Mandatorily redeemable stock appreciation rights	2.3
Capital leases	0.2

Total long-term debt	243.5

Stockholders' equity:
Common stock, $0.01 par value; actual: 12,000,000 shares authorized, no shares issued and outstanding; pro forma: shares authorized, shares issued and outstanding; pro forma as adjusted: shares authorized, shares issued and outstanding	—
Undesignated preferred stock, $0.01 par value; actual: 1,000,000 shares authorized, no shares issued and outstanding; pro forma and pro forma as adjusted: 1,000,000 shares authorized, no shares issued and outstanding.	—
Preferred stock, Series A Convertible, $0.01 par value; actual: 3,000,000 shares authorized, issued and outstanding; pro forma and pro forma as adjusted: no shares authorized, issued and outstanding	—
Additional paid-in capital	209.4
Deferred stock compensation	(22.7)
Retained deficit	(24.5)
Accumulated other comprehensive income	(14.2)

Total stockholders' equity	148.0

Total capitalization	$391.5	$	$

(1)
Net of $4.7 million of unamortized financing fees.

DILUTION

        Our net tangible book value as of                  , 2004 was $        million, or $        per share of common stock, assuming the conversion of all of our Series A Convertible Preferred Stock into common stock, after giving effect to the         -for-         stock split of our common stock to be effected prior to the consummation of this offering and other transactions resulting from the consummation of this offering, including the (i) debt-to-equity exchange, (ii) acceleration of stock compensation amortization, (iii) elimination of Mr. Greenough's deferred bonus, (iv) one-time payment to Mr. Greenough and payment of the special management bonus, (v) conversion of stock appreciation rights into common stock and (vi) reclassification of put warrants from other long-term obligations to stockholders' equity. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding after giving effect to the conversion of all of our Series A Convertible Preferred Stock into common stock, the         -for-         stock split to be effected prior to the consummation of this offering and the debt-to-equity exchange to be effected upon the consummation of this offering.

        After giving effect to the sale of             shares of common stock offered in this offering at an assumed public offering price of $             per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of                  , 2004 would have been $          million, or $         per share of common stock. This represents an immediate increase in net tangible book value of $         per share to existing stockholders and an immediate dilution of $         per share to new investors purchasing our common stock in this offering. The following table illustrates this per share dilution to the new investors:

Assumed public offering price		$
Net tangible book value per share as of , 2004	$
Increase in net tangible book value per share attributable to this offering

As adjusted net tangible book value per share after this offering

Dilution per share to new investors in this offering		$

        If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, the as adjusted net tangible book value per share after this offering would be $         per share, the increase in net tangible book value per share to existing stockholders would be $         per share and the dilution to new investors purchasing shares in this offering would be $         per share.

        You will experience additional dilution upon the exercise of stock options by employees or directors to purchase common stock under our equity incentive plan. Through                          , 2004, we granted             stock options to purchase our common stock at an average exercise price of $                        per share, including        shares to be issued upon the consummation of this offering.

        The following table summarizes, on an as adjusted basis as of                  , 2004, the differences between the number of shares of common stock purchased from us (assuming conversion of all of our Series A Convertible Preferred Stock into common stock, after giving effect to the         -for-         stock split to be effected prior to the consummation of this offering and other transactions resulting from the consummation of this offering, including the (i) debt-to-equity exchange, (ii) acceleration of stock compensation amortization, (iii) elimination of Mr. Greenough's deferred bonus, (iv) one-time payment to Mr. Greenough and payment of the special management bonus, (v) conversion of stock appreciation rights into common stock and (vi) reclassification of put warrants from other long-term obligations to stockholders' equity), the total consideration and the average price per share paid by existing stockholders and by the new investors, based on the assumed initial public offering price of $         per share, before deducting the estimated underwriting discount and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100.0%			$100.0%

        If the underwriters exercise their option to purchase additional shares of our common stock in full in this offering, the number of shares held by new investors will increase to             , or    % of the total number of shares of our common stock outstanding after this offering.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following table sets forth our and our predecessor's selected consolidated historical financial information. The selected consolidated historical financial data as of July 31, 2003 and 2004 and for fiscal 2002, 2003 and 2004 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. During fiscal 2002, we changed our fiscal year-end from October 31 to July 31; accordingly, fiscal 2002 was a nine-month period. The selected consolidated historical financial data for fiscal 2001 and as of October 31, 2000 and for the three months ended October 31, 2000 has been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated historical financial data as of July 31, 2000 and for the nine months ended July 31, 2000 has been derived from our predecessor's audited consolidated financial statements not included in this prospectus.

        Since December 1, 2002, we have engaged in a number of acquisitions, including acquisitions of Infinium, Ironside, Baan, Elevon, EXE, Arzoon and Marcam. Therefore, our historical operating results may be of limited relevance in evaluating the financial performance of our company as it now exists and may not be indicative of our future operating results. For a detailed discussion of our past acquisitions that affect the comparability of our historical financial performance, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Acquisitions" and "—Summary of Operating Results and Financial Metrics."

        Our acquisitions have been accounted for utilizing the purchase method of accounting. Therefore, the operating results of each of the acquired businesses for which we used the purchase method of accounting are included in our financial statements only from the date of their acquisition. Purchase accounting requires us to establish a new basis for the assets and liabilities of the acquired company on the date of the acquisition. We preliminarily allocate the purchase price over the estimated fair market value of the net assets acquired, which is based on information available at the date of the consummation of the acquisition. The purchase price allocation for Baan, EXE, Arzoon and Marcam as of July 31, 2004 is preliminary, and a final determination of required purchase accounting adjustments will be made upon the completion of a final analysis of deferred tax assets and liabilities for EXE, resolution of income tax uncertainties assumed in the Baan acquisition and final estimates of involuntary termination, pre-acquisition contingent liabilities and facility-related costs related to EXE, Arzoon and Marcam. In addition, the Baan acquisition agreement contains a provision for indemnification of pre-acquisition claims and working capital settlements. These claims must be submitted by the parties by January 18, 2005. Amounts received or paid by us will be treated as an increase or decrease to the Baan purchase price. Although the final allocation of the purchase price for the Baan, EXE, Arzoon and Marcam acquisitions could differ significantly from the amounts reflected herein, we do not expect any changes to the final allocation of the purchase price to impact our future operations or have a material adverse impact on our liquidity.

        The information presented below should be read in conjunction with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all the consolidated financial statements and related notes included elsewhere in this prospectus.

	Predecessor	SSA Global
	Nine Months Ended July 31, 2000	Three Months Ended October 31, 2000	Year Ended October 31, 2001	Nine Months Ended July 31, 2002	Year Ended July 31, 2003	Year Ended July 31, 2004
	(In millions)	(In millions, except per share amounts)
Statement of Operations Data:
Revenues:
License fees	$33.9	$10.3	$31.2	$48.1	$94.0	$158.8
Support	30.6	9.0	45.9	70.3	143.8	322.5
Services and other	73.6	19.3	59.0	40.5	58.8	156.5

Total revenues	138.1	38.6	136.1	158.9	296.6	637.8
Cost of revenues:
Cost of license fees(1)	16.0	1.9	8.3	3.1	15.1	35.4
Cost of support, services and other	53.0	14.5	46.1	45.4	69.5	175.8

Total cost of revenues	69.0	16.4	54.4	48.5	84.6	211.2

Gross margin	69.1	22.2	81.7	110.4	212.0	426.6

Sales and marketing	30.1	7.6	29.4	38.5	69.5	157.0
Research and development	16.0	6.8	23.4	20.4	41.9	95.2
General and administrative(2)	85.3	7.6	28.5	19.7	40.8	97.0
Amortization of goodwill and other intangible assets	0.8	6.7	25.8	20.8	6.0	23.4
Restructuring charge(3)	—	—	6.2	3.7	2.8	3.1

Total operating expenses	132.2	28.7	113.3	103.1	161.0	375.7

Operating income (loss)	(63.1)	(6.5)	(31.6)	7.3	51.0	50.9

Other income (expense):
Interest expense—related parties	—	(1.2)	(5.3)	(4.9)	(9.4)	(13.7)
Interest income (expense)—other	(18.2)	(0.6)	(1.9)	(1.6)	(0.9)	0.1
Other income (expense)	(35.0)	—	(3.0)	(0.5)	1.0	0.6

Total other income (expense)	(53.2)	(1.8)	(10.2)	(7.0)	(9.3)	(13.0)

Income (loss) before provision (benefit) for income taxes	(116.3)	(8.3)	(41.8)	0.3	41.7	37.9
Provision (benefit) for income taxes	33.1	1.5	0.1	0.3	(10.6)	17.9

Net income (loss)	(149.4)	(9.8)	(41.9)	—	52.3	20.0
Dividends on redeemable preferred stock	1.1	0.6	2.5	2.1	2.0	—
Dividends on preferred stock	—	—	—	—	9.1	28.8

Net income (loss) to common stockholders	$(150.5)	$(10.4)	$(44.4)	$(2.1)	$41.2	$(8.8)

Earnings (loss) per common share(4):
Basic	$—	$(2.82)	$(12.05)	$—	$15.26	$6.01
Diluted	$—	$(2.82)	$(12.05)	$—	$15.26	$3.24

Earnings per preferred share:
Basic	$—	$—	$—	$—	$15.26	$6.01

Other Financial Data:
Depreciation and amortization	$10.3	$7.3	$27.6	$22.3	$11.7	$43.7
Capital expenditures(5)	—	—	—	0.6	3.4	1.6
EBITDA(6)	(87.8)	0.8	(7.0)	29.1	63.7	105.7
Net cash provided by (used in) operating activities	(29.6)	(5.0)	(9.5)	20.6	49.5	51.2
Net cash provided by (used in) investing activities	(2.3)	—	0.3	(25.6)	(198.0)	(51.6)
Net cash provided by financing activities	15.7	17.2	3.4	14.3	198.0	38.7
Balance Sheet Data (at end of period):
Cash and cash equivalents	$9.5	$11.9	$7.5	$17.0	$65.1	$106.1
Working capital (deficiency)(7)	(76.9)	(20.3)	(45.0)	(35.9)	(158.2)	(93.6)
Total assets	76.7	133.3	94.3	170.1	762.0	843.2
Total debt(8)	182.9	43.1	51.7	79.1	184.0	246.2
Redeemable preferred stock	10.3	15.6	18.0	20.1	—	—
Total stockholders' equity (deficit)	(225.5)	(9.4)	(52.5)	(55.9)	126.9	148.0

(1)
For fiscal 2002, 2003 and 2004, cost of license fees revenues included $0.4 million, $3.2 million and $12.5 million, respectively, of software amortization. In connection with purchase accounting for our acquisitions, we recorded the fair value of the software acquired in our acquisitions and are amortizing the fair value on a straight line basis over three to seven years.

(2)
For fiscal 2003 and 2004, general and administrative included $3.0 million and $3.2 million, respectively, of expenses associated with our employment agreement with Michael Greenough, our chief executive officer, pursuant to which he is entitled to severance payments in increasing amounts over time should he elect to terminate his employment. See "Management—Employment Agreements—Michael Greenough", "—Equity Incentive Plan—Option Provisions for Michael Greenough" and note K to our audited consolidated financial statements included elsewhere in this prospectus. Effective upon the consummation of this offering, Mr. Greenough's employment agreement will be amended to eliminate his right to receive a deferred bonus payment in exchange for a one-time payment of $957,170. See "Management—Employment Agreements—Michael Greenough." Upon the consummation of this offering, the $6.2 million of expenses previously accrued for Mr. Greenough's deferred bonus payment will be reversed and a new accrual will be established with respect to the $6.5 million, in aggregate, to be paid to Mr. Greenough for rescinding the deferred bonus provision of his employment agreement and to certain members of management, including Mr. Greenough, as a special bonus upon the consummation of this offering. See "Management—Special Bonus." In fiscal 2004, general and administrative expenses also included approximately $15.3 million of incremental auditor and consulting fees, acquisition integration and other transition costs principally attributable to Baan.

(3)
For fiscal 2001, we announced a restructuring charge of $6.2 million. The purpose of this restructuring was to align expenses with revenues. The charge included severance, a reduction of office space and a write-down of assets relating to the office space reduction. The workforce reduction was approximately 100 employees, or 12% of worldwide employees. The restructuring affected all functional areas including sales, services, support, marketing, research and development and general and administrative. The significant components of the restructuring charge were $5.5 million in severance, $0.5 million in office space and $0.2 million in write-down of assets. For the nine months ended July 31, 2002, following the acquisition of interBiz, we recorded a restructuring charge of $3.7 million. The purpose of this restructuring was to align our consolidated expenses, as adjusted for the interBiz acquisition, with ongoing revenues. The entire amount of the charge related to severance packages granted due to the termination of approximately 250 employees. For fiscal 2003, we announced a global restructuring plan to reduce our operating expenses. Restructuring charges consisted of severance-related costs for the termination of approximately 100 employees. The total amount of the $2.8 million was related to severance expenses. For fiscal 2004, we recorded a restructuring charge of $3.1 million, with $2.4 million for severance and related costs and $0.7 million for office closure costs.

(4)
Basic earnings per common share is based on the weighted average number of common shares and warrants for common shares (which warrants have a nominal exercise price of $0.01) outstanding. Warrants for common shares are included in basic weighted average shares outstanding because such items are exercisable for nominal consideration.

For the three months ended October 31, 2000 and fiscal 2001, 2002, 2003 and 2004, basic earnings per common share also includes the effect of 330,000 common shares issued on February 25, 2004, in connection with an amendment to our certificate of incorporation that reclassified each share of Series A Convertible Preferred Stock into one share of Series A Convertible Preferred Stock and 0.11 shares of common stock.

Basic earnings per preferred share includes our Series A Convertible Preferred Stock. Preferred shares are included in basic earnings per preferred share because such shares participate in our undistributed earnings.

Diluted earnings per common share is based on the combination of basic shares outstanding and potentially dilutive shares. For fiscal 2003 and 2004, the only potentially dilutive shares outstanding consisted of our stock options. These potentially dilutive stock options were outstanding for one day in fiscal 2003. We had outstanding stock options for 566,326 common shares at July 31, 2003 and 697,116 common shares at July 31, 2004. At July 31, 2003 and 2004, respectively, 590 and 281,444 shares were included in the computation of diluted earnings per common share.

Calculation of earnings per common share does not take into account the conversion of all of our Series A Convertible Preferred Stock into common stock, the         -for-         stock split of our common stock to be effected prior to the consummation of this offering or the debt-to-equity exchange.

(5)
Excludes expenditures in connection with acquisitions.

(6)
EBITDA represents net income (loss) before interest, income taxes, options amortization, depreciation and amortization related to goodwill, customer lists, patents, software and capitalized software development and in-process research and development as described below:

  •
  Options amortization represents the amortization of the deferred compensation balance relating to stock options. The deferred compensation balance arose on the grant of options and represents the difference between the fair value of options granted and the exercise price. The balance is being amortized over the vesting period.

  •
  Effective August 1, 2002, we stopped amortizing goodwill in accordance with SFAS No. 142. Goodwill is now reviewed at least annually for impairment.

  •
  Customer lists are being amortized on a straight line basis over two to nine years.

  •
  Patents are being amortized on a straight line basis over five years.

  •
  Acquired technology is being amortized on a straight line basis over three to seven years. See footnote 1 above.

  •
  Capitalized software costs are being amortized on a straight line basis over two years.

  •
  In-process research and development charges represent projects and technologies that have no alternative future use and that have not reached technological feasibility at the date of acquisition and that are expensed as incurred. Acquired in-process research and development is included in research and development expenses in our consolidated statements of operations at the time of acquisition.

Reconciliation
of EBITDA to Cash Provided By (Used in) Operations

	Predecessor	SSA Global
						Year Ended July 31,
	Nine Months Ended July 31, 2000	Three Months Ended October 31, 2000	Year Ended October 31, 2001	Nine Months Ended July 31, 2002	Year Ended July 31, 2003
						2004
	(In millions)
EBITDA(a)	$(87.8)	$0.8	$(7.0)	$29.1	$63.7	$105.7
Interest paid	(3.5)	(1.3)	(2.4)	(5.4)	(10.7)	(7.6)
Income taxes paid	(1.8)	(0.2)	(1.2)	(1.2)	(1.3)	(2.1)
Impairment losses	32.0	—	0.2	—	—	0.3
Changes in working capital	31.5	(4.3)	0.9	(1.9)	(2.2)	(45.1)

Cash provided by (used in) operations	$(29.6)	$(5.0)	$(9.5)	$20.6	$49.5	$51.2

    (a)
    The changes in working capital in fiscal 2004 resulted primarily from the increased use of cash associated with our restructuring obligations. See note G to our audited consolidated financial statements included elsewhere is this prospectus.

    EBITDA is presented herein because we believe it is a useful supplement to cash flow from operations in understanding cash flows generated from operations that are available for debt service (interest and principal payments) and further investment in, research and development and acquisitions. We believe EBITDA provides meaningful additional information that enables management to monitor and evaluate our cash flows and provides investors an additional measure of our cash flow that is customarily used by investors in our industry. However, EBITDA is not a measure of cash flow performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operations, or other cash flow statement data prepared in accordance with GAAP, as a measure of liquidity or as indicative of whether cash flows will be sufficient to fund our future cash requirements. Moreover, EBITDA is not a standardized measure and may be calculated in a number of ways. Accordingly, the EBITDA information provided might not be comparable to other similarly titled measures provided by other companies.

(7)
Working capital is defined as current assets minus current liabilities. Deferred revenue is included in current liabilities.

(8)
Total debt represents long-term debt, including the current portion of long-term debt, and capital lease obligations.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma consolidated financial information of SSA Global Technologies, Inc. is based on our and the EXE historical financial statements included in this prospectus, adjusted as indicated below to give pro forma effect to:

  •
  the acquisition of EXE;

  •
  the stock compensation amortization that will be accelerated upon consummation of this offering, the reversal, upon the consummation of this offering, of the $6.2 million of expenses accrued for Mr. Greenough's deferred bonus payment and the payment of the $6.5 million, in aggregate, to Mr. Greenough for rescinding the deferred bonus provision of his employment agreement and to certain members of management as a special bonus upon the consummation of this offering;

  •
  a    -for-    split of our common stock to occur prior to this offering and the issuance of          shares of our common stock to the holders of our Series A Convertible Preferred Stock in connection with the conversion into common stock of all outstanding preferred stock;

  •
  the debt-to-equity exchange and the modification of the terms of approximately $150.0 million of indebtedness owed by us to Madeleine L.L.C. and investment entities affiliated with General Atlantic to provide for an interest rate of LIBOR plus 2.75%, a three-year term and a senior unsecured ranking;

  •
  the conversion of the mandatorily redeemable stock appreciation rights into common stock and the reclassification of put warrants from other long-term obligations to stockholders' equity;

  •
  the Offering Transactions; and

  •
  the payment of fees and expenses related to the foregoing.

        The unaudited pro forma consolidated balance sheet as of July 31, 2004 gives effect to the following as if they occurred on such date:

  •
  the stock compensation amortization;

  •
  the reversal of the accrual for Mr. Greenough's deferred bonus payment;

  •
  the payment of $6.5 million, in aggregate, to Mr. Greenough for rescinding the deferred bonus provision of his employment agreement and to certain members of management as a special bonus;

  •
  the conversion of Series A Convertible Preferred Stock into common stock;

  •
  the         -for-         split of our common stock;

  •
  the debt-to-equity exchange;

  •
  the conversion of our stock appreciation rights into common stock and the reclassification of put warrants to stockholders' equity; and

  •
  the Offering Transactions.

        The unaudited pro forma condensed consolidated statement of operations for fiscal 2004 gives effect to the following as if they occurred on August 1, 2003:

  •
  the EXE acquisition;

  •
  the conversion of Series A Convertible Preferred Stock into common stock;

  •
  the         -for-         split of our common stock;

  •
  the debt-to-equity exchange;

  •
  the modification of the terms of approximately $150.0 million of our indebtedness; and

  •
  the Offering Transactions.

        The conversion of our stock appreciation rights into common stock has been excluded from the unaudited pro forma condensed consolidated statement of operations since the effect is not material.

        The pro forma adjustments are based upon currently available information and upon certain assumptions and estimates that management believes are reasonable. Our acquisitions were accounted for using the purchase method of accounting, and the assets acquired and liabilities assumed were accounted for at their fair market values at the date of consummation based on preliminary estimates. The purchase price allocation for Baan, EXE, Arzoon and Marcam as of July 31, 2004 is preliminary, and a final determination of required purchase accounting adjustments will be made upon the completion of a final analysis of deferred tax assets and liabilities for EXE, resolution of income tax uncertainties assumed in the Baan acquisition and final estimates of involuntary termination, pre-acquisition contingent liabilities and facility related costs related to EXE, Arzoon and Marcam. In addition, the Baan acquisition agreement contains a provision for indemnification of pre-acquisition claims and working capital settlements. These claims must be submitted by the parties by January 18, 2005. Amounts received or paid by us will be treated as an increase or decrease in the Baan purchase price. Although the final allocation of the purchase price for the Baan, EXE, Arzoon and Marcam acquisitions could differ significantly from the amounts reflected herein, we do not expect any changes to the final allocation of purchase price to impact future operations or have a material adverse impact on our liquidity.

        During June 2004, we acquired Arzoon and Marcam for an aggregate purchase price of $33.4 million. These acquisitions have been excluded from the unaudited pro forma financial information as they do not exceed the threshold set by the SEC for providing such information, individually or in aggregate. Additional information about these acquisitions can be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Acquisitions."

        The unaudited pro forma consolidated financial information is intended for informational purposes only and does not purport to represent what our results of operations would actually have been if the transactions had occurred on the dates indicated nor do they purport to project our results of operations for any future period. We urge you to read the pro forma adjustments as described more fully in the accompanying footnotes to our unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma consolidated financial information should be read in conjunction with "Selected Consolidated Historical Financial Data," "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all the consolidated historical financial statements included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Balance Sheet as of July 31, 2004

	SSA Global Historical	Adjustments for Compensation Arrangements(1)	Adjustments for the Conversion of Preferred Stock(2)	Adjustments for the Debt-to-Equity Exchange(3)	Adjustments for Stock Appreciation Rights and Put Warrants(4)	Pro Forma Combined	Adjustments for the Offering Transactions(5)	Pro Forma Consolidated
	(In millions)
Assets
Current assets:
Cash and cash equivalents	$106.1
Restricted cash	1.0
Accounts receivable, net	161.4
Deferred tax assets	7.7
Prepaid expenses	23.9
Other current assets	5.4

Total current assets	305.5
Property and equipment, net	14.2
Capitalized software costs and acquired technology, net	38.2
Goodwill	330.9
Intangibles, net	143.9
Deferred tax assets	3.0
Other long-term assets	7.5

Total assets	$843.2

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt—other	$2.7
Accounts payable and other accrued liabilities	133.6
Accrued compensation and related benefits	56.4
Deferred revenue	202.8
Income taxes payable	3.6

Total current liabilities	399.1
Long-term liabilities:
Long-term debt—related party	227.0
Long-term debt—other	16.3
Capital leases	0.2
Other long-term obligations	6.2
Deferred revenue	46.4

Total liabilities	695.2

Total stockholders' equity	148.0

Total liabilities and stockholders' equity	$843.2

See the accompanying footnotes to our unaudited pro forma consolidated balance sheet.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Fiscal Year Ended July 31, 2004
	SSA Global Historical	EXE Historical(6)	EXE Adjustments(7)		Pro Forma as Adjusted for the Acquisition	Adjustments for the Conversion of Preferred Stock(2)	Adjustments for the Debt-to- Equity Exchange and Debt Modifications(3)	Pro Forma Combined	Adjustments for the Offering Transactions(5)	Pro Forma Consolidated
	(In millions, except per share amounts)
Statement of Operations Data:
Revenues
License fees	$158.8	$2.2	$—		$161.0
Support, services and other	479.0	24.1	—		503.1

Total revenues	637.8	26.3	—		664.1
Costs of revenues:
Cost of license fees	35.4	4.2	2.0	(a)	41.6
Cost of support, services and other	175.8	11.8	—		187.6

Total cost of revenues	211.2	16.0	2.0		229.2

Gross margin	426.6	10.3	(2.0)		434.9

Sales and marketing	157.0	5.1	—		162.1
Research and development	95.2	3.3	—		98.5
General and administrative	97.0	3.8	—		100.8
Amortization of intangible assets	23.4	0.3	—	(a)	23.7
Restructuring charge	3.1	3.1	—		6.2

Total operating expenses	375.7	15.6	—		391.3

Operating income (loss)	50.9	(5.3)	(2.0)		43.6

Other income (expense):
Interest income (expense)	(13.6)	0.2	(0.5	)(b)	(13.9)
Other income (expense)	0.6	0.3	—		0.9

Total other income (expense)	(13.0)	0.5	(0.5)		(13.0)

Income before provision (benefit) for income taxes	37.9	(4.8)	(2.5)		30.6
Provision (benefit) for income taxes	17.9	0.3	(1.0	)(c)	17.2

Net income (loss)	20.0	(5.1)	(1.5)		13.4

Dividends on preferred stock	28.8	—	—		28.8

Net income (loss) to common stockholders	$(8.8)	$(5.1)	$(1.5)		$(15.4)

Earnings per common share
Basic
Diluted
Earnings per preferred share
Basic

See the accompanying footnotes to our unaudited pro forma condensed consolidated statement of operations.

(1)
The "Adjustments for Compensation Arrangements" column reflects the effect of (i) the $11.2 million of stock compensation amortization that will be accelerated upon the consummation of this offering, (ii) the reversal, upon the consummation of this offering, of the $6.2 million of expenses accrued for Mr. Greenough's deferred bonus payment and (iii) the payment of the $6.5 million, in aggregate, to Mr. Greenough for rescinding the deferred bonus provision of his employment agreement and to certain members of management as a special bonus upon the consummation of this offering. See notes K and S to our audited consolidated financial statements included elsewhere in this prospectus.

(2)
The "Adjustments for the Conversion of Preferred Stock" column reflects the effect of the conversion of Series A Convertible Preferred Stock into common stock and the          -for-         split of our common stock that occurred on                          , 2004. See note R to our audited consolidated financial statements included elsewhere in this prospectus.

(3)
The "Adjustments for the Debt-to-Equity Exchange" column reflects the effect of the debt-to-equity exchange and the "Adjustments for the Debt-to-Equity Exchange and Debt Modifications" column reflects the effect of the debt-to-equity exchange and the modification of the terms of approximately $150.0 million of indebtedness owed by us to Madeleine L.L.C. and investment entities affiliated with General Atlantic to provide for an interest rate of LIBOR plus 2.75%, a three-year term and a senior unsecured ranking. The adjustments reflect the issuance of          shares of common stock in the debt-to-equity exchange and the reduction of interest expense as a result of both the reduction and modification of related party debt upon the consummation of this offering.

  The pro forma adjustment to interest expense in connection with the debt-to-equity exchange is calculated as follows:

Year Ended July 31, 2004
(In millions)
Promissory notes converted into equity	$50.0
Elimination of historical interest on promissory notes converted into equity(i)	$(2.0)

  (i)
  The historical interest rate on the promissory notes converted into equity was 4.0%, which includes the imputed interest attributable to such promissory notes.

  The pro forma adjustment to interest expense in connection with the modification of approximately $150.0 million of our indebtedness is calculated as follows:

	Years Ended July 31, 2004		Adjustments		Pro Forma Combined
	(In millions)
Historical interest expense attributable to promissory notes	$2.0	(i)	$—	(iii)	$2.0
Historical interest expense attributable to subordinated promissory notes	$8.0	(ii)	$(4.0	)(iii)	$4.0

Total	$10.0		$(4.0)		$6.0

  (i)
  Historical interest expense has been calculated using a 4% interest rate on our $50.0 million of promissory notes.

  (ii)
  Historical interest expense has been calculated using an 8% interest rate on our $100.0 million of subordinated promissory notes.

  (iii)
  We have used an interest rate of 4%, which represents average three month LIBOR of 1.22% during fiscal 2004 plus 2.75% on the promissory notes and subordinated promissory notes. Each 1% change in the interest rate would change pro forma interest expense by $1.5 million for the year ended July 31, 2004. Each 1/8% change in the interest rate would change pro forma interest expense by $0.2 million for the year ended July 31, 2004.

(4)
The "Adjustments for Stock Appreciation Rights and Put Warrants" column reflects the effect of the conversion of our mandatorily redeemable stock appreciation rights into        shares of common stock and the reclassification of our put warrants to stockholders' equity upon consummation of this offering because the put right with respect to the warrants will expire upon consummation of this offering.

(5)
The "Adjustments for the Offering Transactions" column reflects the issuance of shares in this offering and the application of the net proceeds therefrom. The pro forma adjustment to interest expense is calculated as follows:

Year Ended July 31, 2004
(In millions)
Promissory notes repaid	$32.0
Elimination of historical interest expense on promissory notes repaid	$(1.3)

  (i)
  Historical interest expense has been calculated using a 4% interest rate.

(6)
The EXE acquisition occurred on December 19, 2003. The historical data with respect to EXE presented in the Unaudited Pro Forma Condensed Consolidated Statement of Operations relates to the period from July 1, 2003 to December 19, 2003, less one month representing July 2003. From December 19, 2003, data with respect to EXE is included in the SSA Global historical data.

  Reclassifications have been made to the historical statements of operations of EXE to conform to the financial presentation of SSA Global. Certain revenues and costs of revenues associated with hardware and third party software which were presented as separate line items have been classified in the historical statements of operations of EXE in the Unaudited Pro Forma Condensed Consolidated Statements of Operations as license fees revenues and cost of license fees, respectively. Warrant and option expense, which was presented as a separate line item, has been classified in the historical statements of operations of EXE included in the Unaudited Pro Forma Condensed Consolidated Statements of Operations in the appropriate expense category as detailed below.

	Year Ended July 31, 2004 (as derived from historical financial statements)	Year Ended July 31, 2004 (as reported in pro formas)
	(In millions)
Hardware and third party software revenues	$5.0	$—
License fees revenues	2.2	2.2
Support, services and other	—	5.0
Cost of sales of license fees revenues	0.1	4.2
Cost of sales of maintenance and services	11.8	—
Cost of resale software and equipment	4.1	—
Cost of support services and other	—	11.8
Sales and marketing	5.0	5.1
Warrant and stock option expense	0.1	—

(7)
EXE Adjustments

        The "EXE Adjustments" column reflects pro forma adjustments to the EXE historical financial information in order to give effect to the acquisition of EXE.

  (a)
  Revaluation of long-lived assets

  As a result of our purchase of EXE, the acquired technology and customer lists were valued in accordance with SFAS No. 141 and recorded at fair value by us.

EXE	Fair Value	Useful Life (Years)	Annual Amortization
Acquired technology	$12.3	3.0	$4.1
Customer lists	3.3	9.0	0.4

	$15.6		$4.5

        Cost of license fees revenues

  The pro forma adjustment recorded represents what the amortization expense would have been for the periods had the capitalized software been recorded at our valuation for the entire period less any amortization expense that was previously booked in the historical financial statements.

Year Ended July 31, 2004
(In millions)
EXE historical	$—
EXE adjustment	2.0

Total	$2.0

        Amortization of other intangible assets

  The pro forma adjustment recorded represents what the amortization expense would have been for the periods had the customer lists been recorded at our valuation for the entire period less any amortization expense that was previously booked in the historical financial statements.

Year Ended July 31, 2004
(In millions)
EXE historical	$(0.3)
EXE adjustment	0.3

Total	$—

  (b)
  Interest income (expense)

  Interest expense adjustments reflect the pro forma effects of holding the promissory notes in the amount of $23.0 million for the EXE acquisition from August 1, 2003 through December 19, 2003.

Year Ended July 31, 2004
(In millions)
Interest expense on EXE acquisition debt at 8.0% per annum	$(0.5)
  (c)
  Provision (benefit) for income taxes

  The adjustment to provision (benefit) for income taxes relates to the tax effect of the pro forma adjustments above. The effective tax rate applied was 38%.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with all of the consolidated historical financial statements and the notes thereto included elsewhere in this prospectus. Also, see "Selected Consolidated Historical Financial Data" and "Unaudited Pro Forma Consolidated Financial Statements." Actual results could differ materially from those discussed below. This discussion contains forward-looking statements. Please see "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" for a discussion of certain of the uncertainties, risks, and assumptions associated with these statements. As of July 31, 2002, we changed our fiscal year-end from October 31 to July 31 to be consistent with management's reporting cycle. References to fiscal 2002, 2003 and 2004 are to the nine months ended July 31, 2002, the twelve months ended July 31, 2003 and the twelve months ended July 31, 2004, respectively. Except as otherwise indicated herein, or as the context may otherwise require, the words "we," "our," "us," "SSA" and "SSA Global" refer to SSA Global Technologies, Inc. and its consolidated subsidiaries.

Overview

  Company Background

        We are a leading global provider of enterprise software applications and related services. Our products and services are designed to help customers increase operating efficiency and productivity by automating key business processes, improving collaboration among their customers, suppliers, employees and other partners, and facilitating analysis of business trends. Our enterprise software applications are designed to improve various core ERP functions, including accounting, human resource, inventory management, manufacturing, payroll and purchase and sales processing. We also provide applications that are integrated extensions to our core ERP products, including corporate performance, customer relationship, product lifecycle, supplier relationship and supply chain management products. We sell our products to companies in a wide range of industries, including discrete and process manufacturing, retail, financial services, healthcare and hospitality and gaming, providing these industries with functionality that addresses their unique business requirements. We also provide after-market maintenance and professional services. As of July 31, 2004, our products were used by approximately 13,300 customers. Headquartered in Chicago, Illinois, as of July 31, 2004, we employed 3,702 people in 63 locations worldwide.

  Operating Environment and Impact on our Industry and Business Strategy

  Economic Conditions and Industry Environment

        Our operating performance for any time period is impacted by global macroeconomic trends. Beginning in calendar 2001 and through much of calendar 2003, global economic conditions, especially in the United States and Europe, contracted and then stabilized. During the second half of calendar 2003 into 2004, economic conditions began to improve with improvements in US gross domestic product and some employment gains. The economic conditions from 2001 through 2003 coupled with uncertainties associated with global terrorism and hostilities led to a challenging business environment for most businesses, including enterprise application software vendors.

        As a result of these economic challenges and a maturing of the enterprise software market in general, we believe enterprise software preferences are undergoing a shift to lower cost, modular, single-vendor solutions that can be installed quickly and demonstrate a compelling return on investment.

        Based on our research, we estimate that the portion of the enterprise software application market addressed by our products will increase from $52.6 billion in 2004 to $68.6 billion by 2007, representing an estimated compound annual market growth rate in excess of 9%.

  Impact of Economic Conditions on Our Business Strategy

        The recent challenging economic conditions have made it difficult for smaller, niche software vendors to thrive and achieve or maintain profitable, cash flow positive businesses. We believe that many smaller enterprise software vendors with quality products and customer relationships have less certain futures as compared to larger, full suite software vendors. In part, this has led to lower valuations for some of these vendors and has created an opportunity for us as we selectively pursue strategic acquisitions to enhance our product lines and customer base at favorable prices. Our acquisitions of interBiz, Infinium, Ironside and EXE are examples of this. We believe that similar acquisition opportunities may present themselves in the future.

        In addition, recent enterprise software pricing trends have been stable to declining in some cases, which can bring the price of enterprise software within reach of mid-market customers, our largest target market.

  Impact of Economic Conditions on Our Operations

        The general economic conditions from 2001 to date have resulted in corporations being more cautious and deliberate than in prior years in establishing and executing on information technology capital spending budgets, which includes spending on enterprise application software initiatives. While we have not been immune to this impact, the productivity of our sales force and other revenue-related personnel has either improved or remained stable during this time period. However, we may not be able to sustain such performance if economic conditions deteriorate in the future.

  Acquisitions

        We were formed in 2000 to acquire substantially all the assets of System Software Associates, Inc. out of bankruptcy. System Software Associates, founded in 1981, was a global systems solution provider and developer of enterprise resource planning (ERP) software, including BPCS, a proprietary software and what we believe is one of the most widely implemented ERP systems in the world. Since that time, we have made several strategic acquisitions to expand our product offerings and customer base. The following is a summary of these acquisitions:

  •
  On April 5, 2002 we acquired the supply chain management, financial management and human resources management product lines of the interBiz division of Computer Associates International, Inc., or interBiz, for an aggregate purchase price of $25.0 million, subject to certain adjustments contained in the definitive agreements. The interBiz product line included web-integrated enterprise business applications for clients operating in the financial, banking and supply chain industries. The purpose of this acquisition was to extend our market position in the industrial sector.

  •
  On December 20, 2002 we acquired Infinium Software, Inc., or Infinium, for an aggregate purchase price of approximately $108.3 million. Infinium had approximately $66.7 million in revenues in its last fiscal year preceding the acquisition. Infinium was formed in 1981 and provides web-integrated enterprise business applications optimized for the IBM eServer iSeries. The acquisition expanded our position in process manufacturing with financial and human resources applications while providing capabilities serving the gaming, hospitality and healthcare industries.

  •
  On June 19, 2003 we acquired Ironside Technologies Inc., or Ironside, for an aggregate purchase price of approximately $5.9 million. Ironside had approximately $5.1 million in revenues in its last fiscal year preceding the acquisition. Ironside was formed in 1996 and provides business-to-business electronic commerce solutions for the manufacturing and distribution markets. The Ironside sell-side and buy-side eCommerce solutions extended our portfolio of customer relationship and supplier relationship products.

  •
  On July 18, 2003 we acquired Baan U.S.A., Inc., Baan UK Ltd. and Baan Global B.V., or Baan, for an aggregate purchase price of approximately $130.8 million, subject to certain adjustments contained in the definitive agreements. Baan was founded in 1978 and has a twenty-five year history in the ERP industry. Baan had approximately $279.8 million in revenues in its last fiscal year preceding the acquisition. The Baan acquisition expanded our presence in discrete manufacturing and serving industries like automotive, aerospace and defense. The Baan acquisition also provided us with extension solutions, including logistics and customer relationship management.

  •
  On July 22, 2003 we acquired Elevon, Inc., or Elevon, for an aggregate purchase price of approximately $23.5 million. Elevon had approximately $41.9 million in revenues in its last fiscal year preceding the acquisition. Elevon was formed in 1973 and provides advanced e-business and collaborative commerce solutions for medium- and large-size customers. The acquisition added customers to our manufacturing and service client base.

  •
  On December 19, 2003 we acquired supply chain provider EXE Technologies, Inc., or EXE, for an aggregate purchase price of approximately $52.8 million. EXE had approximately $73.7 million in revenues in its last fiscal year preceding the acquisition. EXE was formed in 1997 following the acquisition of Dallas Systems Corporation founded in 1980 by Neptune Systems, Inc. EXE develops software for supply chain processes, including warehouse management, fulfillment, collaboration, inventory management and supply network execution. The purpose of this acquisition was to enhance our existing supply chain product line within our portfolio of solutions.

  •
  On June 4, 2004, we purchased substantially all of the assets of Arzoon, Inc. and its subsidiaries, or Arzoon, for an aggregate purchase price of $14.0 million. Of the $14.0 million, $2.0 million was paid in cash and the remainder was paid by delivering notes convertible into our common stock to Arzoon and certain investors in Arzoon. Arzoon provides integrated logistics and global trade management technology to its customers.

  •
  On June 30, 2004, we purchased the Marcam division, or Marcam, of Invensys Systems, Inc. and certain of its affiliates for $19.4 million in cash, subject to a working capital adjustment. Marcam offers operational-level solutions designed for process manufacturers.

        We refer to our acquisitions of Infinium, Ironside, Baan and Elevon collectively as the "fiscal 2003 acquisitions." Operating results for fiscal 2003 included approximately seven months of Infinium results, one month of Ironside results and less than one month of results for Baan and Elevon. We refer to our acquisitions of EXE, Arzoon and Marcam collectively as the "fiscal 2004 acquisitions." Together, we refer to these acquisitions as the "fiscal 2003 and 2004 acquisitions." References to our "core product lines" do not take into account the changes to our business as a result of the fiscal 2003 and 2004 acquisitions. References to our "core product lines" refer to our BPCS and interBiz product lines for fiscal 2004, and to our BPCS product lines for fiscal 2003 and fiscal 2002.

        As a key part of our growth strategy, we continuously evaluate acquisition opportunities and from time to time enter into non-binding letters of intent with potential acquisition targets.

  Restructuring

        We implemented restructuring plans in conjunction with the interBiz acquisition and the fiscal 2003 and 2004 acquisitions to better align costs with ongoing revenues. As part of these plans, we have generally established restructuring accruals and adjusted goodwill in our purchase price allocations in accordance with EITF 95-3, "Recognition of Liabilities in Connection With a Purchase Business Combination." When restructuring accruals have been charged to expense, we will note that in the discussion that follows.

        Upon the consummation of an acquisition, as part of our integration plans, we review staffing by function to eliminate redundancies and review and renegotiate leases and existing contracts. As a result we have been able to reduce costs at each acquired company while positioning our company to grow revenues on a consolidated basis. Our estimates of annual cost savings are based on the historical cost structures of the acquired companies. The following is a summary of the restructuring costs recorded in connection with each of our acquisitions and related cost savings:

Acquisition	Date	Severance and Related Benefits	Facilities Charge	Contract Terminations	Total Restructuring Cost	Employee Positions Eliminated	Annual Cost Savings
		(In millions)
interBiz	April 2002	$3.7	$—	$—	$3.7	250	$22.5
Infinuim	December 2002	4.0	2.1	—	6.1	70	9.4
Ironside	June 2003	1.1	0.6	—	1.7	20	2.2
Baan	July 2003	32.0	5.5	11.1	48.6	800	71.2
Elevon	July 2003	1.8	—	—	1.8	40	6.3
EXE	December 2003	—	7.9	1.1	9.0	—	11.6
Arzoon	June 2004	0.2	—	—	0.2	5	0.8
Marcam	June 2004	3.0	2.7	—	5.7	47	3.2

		$45.8	$18.8	$12.2	$76.8	1,232	$127.2

        During fiscal 2003, our management approved a global restructuring plan to reduce operating costs for our core product lines. Restructuring and related charges of $2.8 million were charged to expense consisting of severance-related costs for the termination of approximately 100 employees in fiscal 2003. During fiscal 2004, we recorded a restructuring charge to operations of $3.1 million, with $2.4 million for severance and related benefit costs and $0.7 million for office closure costs.

        Non-acquisition related annual cost savings associated with the fiscal 2003 and 2004 restructurings charged to operations were approximately $9.0 million and $6.8 million for fiscal 2003 and 2004, respectively.

        As a result of the Ironside, Baan and Elevon acquisitions, we consolidated customer support call centers under existing management, realizing efficiencies from reduced management and facility costs. We also acquired a significant development team in India as a result of the Baan acquisition and plan to expand other development efforts in India to take advantage of the lower salary structure in that country.

  Components of Statements of Operations

        Revenues.    Revenues consist of license fees, support and services and other revenues. License fees revenues include revenues from licensing of our software products and third-party software products. Support revenues consist of revenues from maintaining, supporting and providing periodic unspecified upgrades. Services and other revenues include revenues from consulting and education services, hardware and reimbursed expenses.

        We recognize revenues in accordance with the American Institute of Certified Public Accountants' Statement of Position, or SOP 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," and other authoritative accounting literature. For software license agreements that do not require significant modifications or customization of the software, we recognize license fees revenues when:

  •
  persuasive evidence of an agreement exists (it is our practice to enter into written contracts and to only recognize revenues on such contracts after they have been signed by all parties and become effective);

  •
  delivery or performance has occurred (delivery is usually deemed to have occurred on the date the product is shipped, unless the terms of the contract provide otherwise);

  •
  the fee is fixed or determinable (a fee is fixed or determinable when it is required to be paid at a set amount within twelve months of the agreement date and not subject to refund or adjustment); and

  •
  collection is probable (probability of collection is assessed based on the creditworthiness of the customer).

        In December 2003, the SEC issued Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB 104"). SAB 104 supercedes Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element arrangements. We typically enter into multiple element arrangements, which include both license and support arrangements. Revenues are allocated to each element based upon its fair value as determined by vendor-specific objective evidence. Vendor-specific objective evidence of fair value for all elements of an arrangement is based upon the normal pricing when those products and services are sold separately, and for support by the renewal rate offered to the customer for perpetual licenses. When we had vendor-specific objective evidence of fair value for both the perpetual license and support elements, as was the case prior to August 1, 2003, we recognized the perpetual license portion immediately upon satisfaction of the factors mentioned above. Revenues for support were deferred and recognized over the period in which the service was provided. When the fair value of a delivered element has not been established, we allocate revenues to the perpetual license element of the arrangement using the residual value method. This method requires us to defer revenues from the total fees associated with the arrangement in an amount equal to the fair value of the elements of the arrangement that has not been delivered (support). Under the residual method, the remaining portion of the fee is allocated to the delivered element (perpetual license), which is recognized as revenue. We provide consulting and education services, which are separately priced and are generally not essential to the functionality of our software products. We recognize revenues for consulting or education services as services are performed. When we provide services deemed to be essential to the functionality of the software products licensed or when the licensed software requires significant production, modification or customization, we recognize revenues on a percentage-of-completion basis in accordance with SOP 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." In these cases, software license revenues are deferred and recognized based on labor hours incurred to date compared to total estimated labor hours for the contract.

        Effective August 1, 2003, in light of changes in our customer contracting trends and the acquisition of substantial businesses, we were no longer able to establish vendor-specific objective evidence of fair value for perpetual software license fees. Accordingly, we began using the residual method of revenue recognition for multiple element arrangements, including perpetual license contracts. The residual method for multiple element arrangements requires vendor-specific objective evidence for only the undelivered elements of the contract. Prior to August 1, 2003, we were able to determine vendor-specific objective evidence on all elements of the arrangements. The impact of this change did not have a material effect on our consolidated financial statements.

        We provide term licenses to a small percentage of our customers. The length of multi-year term licenses ranges from two to five years.

        Prior to August 1, 2003, we were able to determine the vendor-specific objective evidence of fair value of maintenance on multi-element, multi-year term license contracts. Accordingly, we recognized revenues for multi-year term licenses according to the residual method.

        Effective August 1, 2003, we implemented a policy under which multi-year term licenses are to be sold with a maintenance period equaling the term of the license. As a consequence, we determined that we would no longer be providing sufficient separate annual maintenance renewals to our customers for multi-year term contracts and, therefore, would not have vendor-specific objective evidence of the fair value of maintenance. Accordingly, effective August 1, 2003, we began recognizing the full value of the multi-element, multi-year term license contracts on a ratable basis over the length of the contract.

        Cost of revenues.    Cost of revenues consists of cost of license fees revenues and cost of support, services and other revenues.

  •
  The principal components of cost of license fees are commissions paid to resellers, amortization of capitalized software costs and acquired technology, royalties paid to third party software vendors and warranty costs.

  •
  The principal components of cost of support, services and other revenues are salaries paid to our customer support personnel and professional services personnel, amounts paid for contracted professional services personnel and third party resellers and royalties paid to third party software vendors.

        Operating expenses.    Operating expenses consist principally of:

  •
  Sales and marketing expenses, which include salaries, commissions and other direct employment costs of our sales, marketing and pre-sales professionals, as well as other marketing costs, which include advertising, trade shows and production of sales materials.

  •
  Research and development costs, which consist primarily of salaries, other direct employment expenses and consulting fees associated with product development, enhancements, upgrades, testing, quality assurance and documentation.

  •
  General and administrative costs, which include salaries and other direct employment expenses of our administrative and management employees, as well as legal and accounting fees, consulting fees and bad debt expense.

  •
  Amortization of goodwill and other intangible assets, which include the amortization of goodwill through the end of fiscal 2002. With the adoption of SFAS 142 on August 1, 2002, we discontinued the amortization of goodwill. Concurrently with the implementation of SFAS 142, we began amortizing certain intangible assets that we acquired, such as customer lists and patents.

  •
  Restructuring charges consist of severance-related costs and related benefits for involuntarily terminated employees, costs of office and facilities closures and contract terminations. SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," provides guidance on the recognition and measurement of liabilities associated with disposal activities and was effective as of January 1, 2003. Under SFAS No. 146, we record the fair value of exit or disposal costs when incurred rather than at the date of a commitment to the exit or disposal plan.

        Other income (expense).    Historically, other income (expense) has consisted primarily of interest expense related to our promissory notes, subordinated loans and other indebtedness. Also included are miscellaneous non-operating gains and losses, gains and losses on foreign currency transactions and interest income. Our international sales are predominately invoiced and paid in foreign currencies and accounted for on a local functional basis. Our consolidated revenues and expenses are affected by the fluctuation of foreign currencies in relation to the U.S. dollar. See "—Quantitative and Qualitative Disclosure About Market Risk."

  Summary of Operating Results and Financial Metrics

        Our historical operating results are of limited use in evaluating our historical performance and predicting future results because of the number of significant acquisitions we have consummated in fiscal 2002, 2003 and 2004. Our revenues have grown from $158.9 million for fiscal 2002 to

$664.1 million on a pro forma basis for fiscal 2004, primarily as a result of acquisitions. In addition, in fiscal 2004, we completed the acquisitions of Marcam and Arzoon. None of the pro forma financial statements give effect to these acquisitions as they do not exceed the threshold set by the SEC for providing such information, individually or in aggregate. We use a number of financial metrics to evaluate our operations and establish financial performance targets. We focus on:

  •
  revenue mix, which consists of contributions from our core product lines and acquisitions to each of our three sources of revenues, license fees revenues, support revenues and services and other revenues as a percentage of total revenues;

  •
  percentage of revenues for functional expense categories such as sales and marketing, research and development and general and administrative costs;

  •
  workforce productivity measures such as revenues and expenses per employee and ratios thereof; and

  •
  customer contracting metrics such as average selling price of our software and annual customer support renewal rates. We have provided a summary of these and other key financial and operational metrics as supplementary information to help you assess our performance.

	Nine Months Ended July 31, 2002	% of Total Revenues	Year Ended July 31, 2003	% of Total Revenues	Year Ended July 31, 2004	% of Total Revenues
	(Dollars in millions)
Revenues
interBiz acquisition(1)	$51.4	32%	$114.9	39%	$—	—%
Fiscal 2003 acquisitions	—	—%	41.5	14%	359.3	56%
Fiscal 2004 acquisitions	—	—%	—	—%	51.5	8%

Total	51.4	32%	156.4	53%	410.8	64%
Core product lines	107.5	68%	140.2	47%	227.0	36%

Total revenues	$158.9	100%	$296.6	100%	$637.8	100%

Operating Expenses
Depreciation, amortization, in-process research and development and non-cash stock option expense	$22.3	14%	$11.7	4%	$54.2	8%
All other operating expenses(2)	129.3	81%	233.9	79%	532.7	84%

Total operating expenses	$151.6	95%	$245.6	83%	586.9	92%

Employee Headcount & Productivity
Total employees (at end of period)	1,326		3,371		3,702
Total average employees	1,104		1,478		3,590
Total average market-facing employees(3)	727		893		1,958
Total revenues per average employee(4)	$192		$201		$178
Total revenues per average market-facing employee(3)(4)	$291		$332		$326
All other operating expenses per average employee(4)(in 000s)	$156		$158		$148
Financial Condition Ratios:
Cash and cash equivalents to total debt(5)	0.17		0.35		0.43
Total debt to total debt and stockholders' equity(5)	—		0.59		0.62

(1)
Financial results for acquisitions are tracked for a complete year following the year of acquisition.
Accordingly, interBiz revenues are not presented separately for fiscal 2004 and are included in core product lines.

(2)
Includes cost of revenues.

(3)
Includes support, services and sales and marketing personnel.

(4)
Annualized in the case of the nine months ended July 31, 2002.

(5)
Includes redeemable preferred stock.

  Results of Operations

        The following table sets forth certain components of our results of operations on a percentage basis for the periods indicated:

	Percentage of Total Revenues
	Nine Months Ended July 31, 2002	Year Ended July 31, 2003	Year Ended July 31, 2004
Revenues:
License fees	30%	32%	25%
Support	44	48	51
Services and other	26	20	24

Total revenues	100	100	100

Cost of revenues:
Cost of license fees	2	5	6
Cost of services and other	29	24	27

Total cost of revenues	31	29	33

Gross margin	69	71	67

Operating expenses:
Sales and marketing	24	23	25
Research and development	13	14	15
General and administrative	13	14	15
Amortization of goodwill and other intangible assets	13	2	4
Restructuring charge	2	1	—

Total operating expenses	65	54	59

Operating income	4	17	8

Other income (expense):
Interest expense—related parties	(3)	(3)	(2)
Interest income (expense)—other	(1)	—	—
Other	—	—	—

Total other income (expense)	(4)	(3)	(2)

Income before provision (benefit) for income taxes	—	14	6
Provision (benefit) for income taxes	—	(4)	3

Net income	—%	18%	3%

  License Fees Revenues

        Our license fees revenues have increased significantly in absolute dollars in each period primarily as a result of increased transaction volumes associated with acquired products. As discussed below, changes in the selling prices of our software products have not had a material impact on our revenues. During fiscal 2004, we experienced a decline in license fees revenues in our core product lines primarily as a result of a change in the mix of our business and partially as result of a change in accounting for multi-year term licenses, which is described in "Critical Accounting Policies—Revenue Recognition" and note B to our audited financial statements.

        License fees revenues as a percentage of total revenues were virtually unchanged in fiscal 2003 compared to fiscal 2002. During fiscal 2004, license fees revenues declined to 25% of total revenues compared to 32% of total revenues in fiscal 2003. This change was primarily due to the revenue mix attributable to Baan and EXE, each of which generally had a lower license fees revenues component of total revenues.

        The average selling price of our software has been stable during fiscal 2003 and 2004. The average selling price for licensed software was approximately $80,000 for contracts signed in fiscal 2004.

        In fiscal 2004, after the acquisition of Baan, we began to track software contracts to determine what percentage of our license fees revenues were being sourced from new customers compared to our installed base of customers, including existing customers of acquired companies. In fiscal 2004, new customers represented approximately 10% of software license contracts signed and approximately 9% of software license fees revenues in absolute dollars signed. We believe tracking new customer and existing customer license fee contract bookings is important because:

  •
  new customers provide a future revenue growth platform for follow-on sales opportunities;

  •
  new customers provide an indicator of market acceptance of our products; and

  •
  it helps guide our resource allocation, including human, capital and marketing decisions, as well as acquisition investment decisions.

        Our percentage of sales to new and existing customers will vary from period to period. See "Risk Factors—Risks Relating to Our Business and Our Indebtedness—Our future revenues are substantially dependent upon existing customers continuing to license our products and renew their maintenance agreements with us."

  Support Revenues

        Our support revenues have increased significantly in absolute dollars since fiscal 2002, primarily as a result of acquisitions, winbacks of previous customers, improvements in annual renewal rates and new agreements entered into in conjunction with new software license agreements.

        Our support revenues as a percentage of total revenues has consistently increased since fiscal 2002, increasing to 51% of total revenues in fiscal 2004. We expect our support revenues to make up a slightly lesser percentage of total revenues in fiscal 2005 than we experienced in fiscal 2004 due to a higher anticipated license fees revenues component in fiscal 2005.

        Our support contract renewal rate has improved from 67% in fiscal 2002 to 85% in fiscal 2004. Measured in dollars, our support contract renewals have increased from 84% in fiscal 2002 to approximately 90% in fiscal 2004. We believe this improvement is attributable to the following factors:

  •
  improved customer confidence in our long-term product strategy and in our company due to an improved financial condition; and

  •
  improved customer support offerings.

  Services and Other Revenues

        Our services and other revenues have represented 20% to 26% of total revenues from fiscal 2002 through fiscal 2004. Services and other revenues decreased to 20% of total revenues in fiscal 2003 from 26% in 2002, reflecting the decline in demand for consulting services and a reduced emphasis by us on consulting services due to the lower associated profitability. Services and other revenues increased to 24% of total revenues in fiscal 2004, mainly as a result of changes in revenue mix as a result of the Baan and EXE acquisitions. Services and other revenues represented 26% of Baan total revenues and 58% of EXE total revenues in fiscal 2004. We intend to continue pursuing consulting services engagements with acceptable rates in relation to the nature of the services performed for our customers and to continue reducing our emphasis on providing consulting services for tasks where it is difficult for us to differentiate ourselves from other vendors.

  Total Revenues by Acquired Business

        Our revenue growth since inception has been driven substantially by acquisitions. In fiscal 2004, approximately 64% of our total revenues came from businesses acquired during fiscal 2003 and 2004. We will continue to selectively pursue acquisitions in future periods. For additional information regarding the impact of acquisitions on our total revenues see "—Revenues."

  Total Revenues by Employee

        Our total revenues per market-facing employee have improved by 12% since fiscal 2002, increasing by 14% in fiscal 2003 and remaining virtually unchanged in fiscal 2004. The improvements since fiscal 2002 have been attributable to the following factors:

  •
  improved sales force productivity;

  •
  the enhanced product suite available as a result of acquisitions; and

  •
  improving customer support renewal rates.

        Our total revenues for each of our employees also improved in fiscal 2003 for the reasons stated above. Revenues per employee declined by 11% in fiscal 2004 compared to fiscal 2003. This decline was primarily due to a change in functional and geographic mix of employees in fiscal 2004. Approximately 46% of our average employee headcount were non market-facing (34% in research and development and 12% in general and administrative) during fiscal 2004 compared to 40% in fiscal 2003. Much of this change was the result of an increase in research and development employees in India, primarily from the Baan acquisition, yielding cost efficiencies through the increasing scale of our operations and lower wage rates. Corresponding to this geographic mix shift, other operating expenses per total average employee decreased by 6% in fiscal 2004.

  Operating Expenses

  Depreciation, amortization, in-process research and development and non-cash stock option expense

        These costs increased significantly in fiscal 2004 compared to prior periods. The primary components are amortization expense associated with acquisitions and non-cash stock option charges associated with stock option grants on July 31, 2003. Amortization expense was $36.7 million in fiscal 2004, compared to $9.3 million in fiscal 2003, and is expected to increase to $41.4 million in fiscal 2005 as a result of including a full year of amortization expense for the 2004 acquisitions. This amount excludes the impact of additional acquisitions we may consummate. See "Risk Factors—Risks Relating to Our Business and Our Indebtedness——Our strategy of supplementing our growth through selective acquisitions presents risks." Non-cash stock option expense was approximately $9.4 million in fiscal 2004 compared to $0 in fiscal 2003. See notes B, E and K to our audited financial statements included elsewhere in this prospectus for additional details.

        Upon consummation of the initial public offering of our common stock, we will be required to record a non-cash charge to operations of approximately $11.2 million (assuming the offering is consummated at November 30, 2004), representing the difference between deferred stock compensation amortized on a straight-line basis over 41 months and the amortization measured based on the vesting schedule of stock options. See note K to our audited financial statements included elsewhere in this prospectus for additional details.

  All other operating expenses

        These costs have increased significantly in fiscal 2003 and fiscal 2004 as compared to prior periods as a result of acquisitions. However, as a percentage of total revenues, all other operating expenses (including total cost of revenues and other operating expenses, excluding depreciation, amortization and stock option charges) remained reasonably stable during fiscal 2002 and fiscal 2003, while increasing in fiscal 2004. Specifically, all other operating expenses increased to 84% of revenues in fiscal 2004 compared to 79% in fiscal 2003 and was 81% of revenues in fiscal 2002. Much of this increase relates to acquisition integration costs of $16.8 million that were incurred in fiscal 2004, representing 3% of revenues, primarily as a result of the Baan acquisition. While we do not expect these integration costs related to Baan to continue, our strategy is to continue pursuing acquisitions and we are likely to in the future incur further acquisition costs. See "Risk Factors—Risks Relating to Our Business and Our Indebtedness—Our strategy of supplementing our growth through selective acquisitions presents risks." These acquisition integration costs are reflected primarily in general and administrative costs in our fiscal 2004 financial statements.

        All other operating expenses per average total employee were flat in fiscal 2003 as compared to fiscal 2002 and decreased 6% in fiscal 2004. Much of this decrease was associated with the higher percentage of the workforce located in countries where wages are lower than in the United States or Europe. For example, as of July 31, 2004, approximately 10% of our global workforce was located in India, whereas in fiscal 2003, prior to the Baan acquisition, our headcount in India was negligible. Our employees in India work primarily in customer support and product development, and we expect to maintain a significant employee presence in India.

        Upon the consummation of this offering, certain members of management will receive bonuses in the aggregate amount of approximately $5.5 million. In addition, Mr. Greenough will receive a one-time payment of $957,170 in exchange for his agreement, effective upon the consummation of this offering, to the elimination of the deferred bonus payment provided for under his current employment agreement. See "Management—Employment Agreements—Michael Greenough" and "—Special Bonus." As of July 31, 2004, we accrued $6.2 million under Mr. Greenough's current employment agreement for the deferred bonus payment. See note K to our audited financial statements included elsewhere in this prospectus for additional details. The special bonus payments and modification of Mr. Greenough's employment agreement will result in an offsetting charge and benefit that will be recorded in the period in which this offering is consummated.

  Liquidity, Financial Condition and Capital Resources

        We have made significant improvements in our liquidity and financial condition since fiscal 2002. Cash and cash equivalents have increased from $17.0 million as of July 31, 2002 to $106.1 million as of July 31, 2004, an increase of $89.1 million, as a result of cash provided by operating activities. Our total debt was $246.2 million as of July 31, 2004. These borrowings were mainly used to finance our acquisitions.

        At present, other than this offering and expected use of proceeds from this offering, we have no current plans to raise additional debt or equity capital. In the event we choose to consummate additional acquisitions, we may use cash on hand, incur additional debt or raise additional equity capital, or a combination thereof, to finance any such acquisition. For example, during the fourth quarter of fiscal 2004, we acquired Arzoon and Marcam, which resulted in the use of $21.4 million of cash on hand and the issuance of $12.0 million aggregate principal amount of notes convertible into our common stock.

        Upon the consummation of this offering, we intend to repay $32.0 million of our promissory notes in the aggregate principal amount of $130.1 million issued to Madeleine L.L.C. and investment entities affiliated with General Atlantic with the proceeds of this offering and to convert $50.0 million of such debt into common stock in the debt-to-equity exchange. In addition, upon consummation of this offering, we intend to modify the terms of approximately $150.0 million of indebtedness owed by us to such entities to provide for an interest rate of LIBOR plus 2.75%, a three-year term and a senior unsecured ranking. See "Description of Certain Indebtedness." Based on the current interest rate environment, we expect these transactions to reduce our annual interest expense due to related parties by approximately $6.0 million. See note I to our audited financial statements included elsewhere in this prospectus for additional details. See also "Use of Proceeds," "Capitalization," "—Liquidity and Capital Resources—Debt and Credit Sources," "Certain Relationships and Related Transactions" and "Description of Certain Indebtedness."

  Critical Accounting Policies

        Management's discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States of America. Some accounting policies require us to make estimates, judgments and assumptions about future events that affect the amounts reported in our financial statements and the accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment, and actual results could differ from those estimates. Our significant accounting policies are described in note B to our audited financial statements included elsewhere in this prospectus. Some of these policies involve a high degree of judgment in their application and reflect the critical accounting used in the preparation of our financial statements. The critical accounting policies, in management's judgment, are those described below. If different assumptions or conditions prevail, or if our estimates and assumptions prove to be incorrect, actual results could be materially different from those reported.

        Revenue Recognition.    Currently, we derive revenues from three primary sources: the licensing of our software products, customer support and the provision of services. In some cases, our recognition of revenues from the licensing of our software products requires judgment. Also, if we were to determine that the fair value of the undelivered maintenance element in an arrangement was not correct, the timing of our revenue recognition could differ materially.

        We generally recognize revenues from services separately from license fees revenues because the service arrangements qualify as "service transactions" as defined by SOP 97-2. The more significant factors considered in determining whether the revenues should be accounted for separately include the nature of the services (i.e., consideration of whether the services are essential to the functionality of the licensed product), availability of services from vendors and timing of payments on the realizability of the software license fee. Generally, revenues for consulting or education services are recognized as services are performed. Revenues from resale of equipment is recognized upon shipment to the customer provided the above criteria are met.

        The accounting profession continues to discuss certain provisions of SOP 97-2 and SAB 104 with the objective of providing additional guidance on potential interpretations. These discussions and the issuance of interpretations, once finalized, could lead to unanticipated changes in our current revenue accounting practices, which could have the effect of changing the timing of revenue recognition. In addition, companies we acquire may have historically interpreted and applied SOP 97-2 differently than we do or may not have been subject to SOP 97-2 as a result of reporting under local GAAP in a foreign country. Historical differences in the interpretation and application of SOP 97-2, if applied at all, by companies we acquire may adversely affect the marginal revenues we are able to realize from any such acquisition. In addition, certain companies we have acquired, including Baan, and companies we may acquire in the future may not have reporting systems designed to permit compliance with SOP 97-2, SOP 98-9 and SAB 104 as well as other US GAAP accounting standards.

        In addition, changes in the marketplace could require us to change our application of the revenue recognition rules under today's guidelines. Any such change could significantly impact the timing of software license revenues.

        During the preparation of our fiscal 2004 financial statements, we became aware of two significant deficiencies related to revenue recognition. A "significant deficiency" is defined by the Public Company Accounting Oversight Board (United States) as a deficiency, or combination of deficiencies, that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. See "Risk Factors—Risks Relating to Our Business and Our Indebtedness—Two significant deficiencies in our internal controls were identified during the preparation of our fiscal 2004 financial statements."

        The significant deficiencies were communicated to our Audit Committee. Our auditors also issued a significant deficiency letter.

        During preparation of our fiscal 2004 financial statements, we became aware of several customer arrangements in Japan that were entered into during fiscal 2001, 2002 and 2003 where our sales representatives did not provide all contract documentation to our accounting personnel, which led to the incorrect recording of license fees revenues in those periods. As a result, we have adjusted our financial statements in fiscal 2001, 2002 and 2003 to reflect the proper revenue recognition for these transactions. The impact on our financial statements was not material. We believe we have enhanced our internal controls in this area by reducing the number of personnel authorized to bind us in customer arrangements in Japan and by implementing improvements in controls to detect these situations sooner if they should arise in the future.

        Also during the preparation of our fiscal 2004 financial statements our auditors identified a few instances where license fees revenues were recorded in EMEA in our fourth quarter, but shipment of the software did not occur until after the end of our fiscal year. Accordingly, those adjustments have been reflected in these financial statements. The impact on our financial statements was not material. We have enhanced our internal controls in this area to implement procedures requiring that proof of shipment documentation is provided to, and verified by, our accounting personnel in a timely manner.

        Valuation of Accounts Receivable.    We maintain an allowance for doubtful accounts at an amount we have estimated to be sufficient to provide adequate protection against losses resulting from collecting less than full value on our receivables. Provisions are made based on review of the realization judgments. For each of fiscal 2002, fiscal 2003 and fiscal 2004, our provision for doubtful accounts has ranged from 0.5% to 1.8% of revenues. Generally, we determine the allowance based on the assessments using historical information and current economic trends, including the probability of collection. The allowance for doubtful accounts is adjusted quarterly based on a current assessment of the receivable balance at the end of each quarter. If the assumptions we used to calculate these estimates do not properly reflect future collections, there could be an impact on future reported results of operations. Based on our total pro forma revenues reported in fiscal 2004 as described under "Unaudited Pro Forma Consolidated Financial Statements," our provision for doubtful accounts would change by approximately $6.6 million if the percentage used to calculate the allowance changed by one percentage point.

        Business Combinations.    We have made a number of significant acquisitions and we plan to selectively pursue acquisitions in the future. When recording acquisitions, we allocate the purchase price of the acquired companies to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Valuation studies are performed to assist in determining the fair values of identifiable intangibles, including acquired technology, customer lists and patents. These valuations require us to make significant estimates and assumptions.

        We make estimates of fair value based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of acquired companies. Critical estimates in valuing certain of the intangible assets include future expected cash flows from license sales and customer contracts and acquired technologies and patents, as well as assumptions regarding the period of time the acquired technology or customer relationships will continue and discount rates. These estimates are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions and estimates.

        Capitalization of Software Costs and Acquired Technology.    We capitalize internally developed software costs in accordance with SFAS No. 86, "Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed." We expense product development costs as incurred until technological feasibility is attained. We determine that technological feasibility has been attained when we complete system testing of the software and determine that it is viable for its intended use. We capitalize software acquired through technology purchases and business combinations if we determine that the related software under development has reached technological feasibility or if there are alternative future uses for the software. In future periods, if we determine that technological feasibility occurs at a different stage of the process, we may capitalize more or less software development costs. This determination could change our reported operating expenses in the short-term by the amounts we capitalize. The amounts of software development costs that we capitalized were $0.9 million in fiscal 2003 and $2.3 million in fiscal 2004. No amounts were capitalized in fiscal 2002.

        Valuation of Long-Lived Assets.    Long-lived assets consist primarily of (a) property and equipment, (b) goodwill, (c) customer lists, (d) patents, (e) capitalized software costs and (f) acquired technology. Long-lived assets subject to depreciation, amortization and impairment totaled $527.2 million at July 31, 2004. We periodically evaluate the estimated useful life of property and equipment and identifiable intangible assets and, when appropriate, adjust the useful life, thereby increasing or decreasing the depreciation and amortization expense recorded in the current period and in future reporting periods. The estimated economic useful lives of our long-lived assets may change based upon the intended use of the asset or the period of time over which revenues are expected to be generated. To date, we have not been required to change the estimated useful life of any long-lived assets. As of July 31, 2004, $196.3 million of our long-lived assets were subject to depreciation and amortization. If the useful lives of our identifiable intangible assets were reduced by one year, our amortization expense would increase by $16.2 million annually.

        We also assess the carrying value of property and equipment, customer lists, patents and acquired technology for impairment, or when changes in circumstances indicate that the carrying value may not be recoverable. Factors that could trigger an impairment review include the following:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in technology or in the manner of our use of the acquired assets or the strategy for our overall business; and

  •
  significant negative industry or economic trends.

        When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators, we measure recoverability based on the undiscounted cash flows expected to be generated by the related asset or asset group. If we determine that a long-lived asset or asset group is not recoverable, we measure the impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the business. This process is subjective as it requires management to make estimates and assumptions about future cash flows. To date, there have been no asset impairment charges based on these reviews. In addition, at each reporting date, we compare the net realizable value of capitalized software development costs to the unamortized capitalized costs. To the extent the unamortized capitalized costs exceed the net realizable value, the excess amount is written off.

        We have recorded a significant amount of intangible assets, consisting of customer lists, net, and patents, net, on our balance sheet. As of July 31, 2004, customer lists, net, and patents, net, were approximately $143.9 million, representing approximately 17% of our total assets. In the future, identifiable intangible assets may increase as a result of additional acquisitions we may do. Any future determination requiring the write-off of a significant portion of the identifiable intangible assets recorded on our balance sheet could have an adverse effect on our financial condition and results of operations.

        On August 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," ("SFAS 142"), which requires that goodwill no longer be amortized and that goodwill be tested annually for impairment or more frequently if events and circumstances warrant. If impairment exists, the carrying amount of goodwill will be reduced. As a result, effective August 1, 2002, we no longer amortize goodwill. Rather, we perform an annual impairment test. We perform our annual impairment test for goodwill as of May 31 of each year. SFAS 142 requires us to compare the fair value of the reporting unit to its carrying amount, including goodwill, on an annual basis to determine if there is potential impairment. We have one reporting unit for purposes of this test. Fair value is determined using valuation methods including discounted cash flows, comparable company analysis and recent transaction analysis. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. We completed the annual impairment test in each of fiscal 2003 and 2004. The results of those tests indicated no impairment of goodwill.

        We have recorded a significant amount of goodwill on our balance sheet. As of July 31, 2004, goodwill was approximately $330.9 million, representing approximately 39% of our total assets. In the future, goodwill may increase as a result of additional acquisitions we may do. Goodwill is recorded on the date of acquisition and is reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of our business, adverse market conditions and a variety of other circumstances. Any future determination requiring the write-off of a significant portion of the goodwill recorded on our balance sheet could have an adverse effect on our financial condition and results of operations.

        Deferred Tax Assets and Liabilities.    As of July 31, 2004 and July 31, 2003, we had net deferred tax assets of $10.7 million and $22.2 million of net deferred tax liabilities, respectively. We consider the useful life of deferred tax components, historical taxable income, projected future taxable income and tax planning strategies in assessing the realizable value of tax assets. We provide for income taxes under the assets and liability method. Under this method, we recognize deferred income taxes for the expected tax consequences of existing assets and liabilities using tax rates for the years in which we expected temporary differences to be recovered or settled. We establish valuation allowances when we determine it is necessary to reduce the deferred tax assets to the amount we expect to be realized. While we consider future taxable income and prudent tax strategies in assessing the need for the valuation allowance, in the event we determine we would not be able to realize all of our tax asset balance, we would make an adjustment to the balance by charging income in the period. Conversely, if we determined that it is more likely that in the future deferred tax assets will be realized in excess of the net tax assets recorded, we would reverse the appropriate portion of the valuation allowance in the period. Management will continue to monitor its estimates of future profitability and realizability of our net deferred tax assets based on evolving business conditions.

        Also, as part of the process of preparing our consolidated financial statements, we are required to estimate our full-year income and the related income tax expense in each jurisdiction in which we operate. Changes in the geographical mix or estimated level of annual pretax income can impact our overall income tax expense. This process involves estimating our current tax liabilities in each jurisdiction in which we operate.

        Restructuring Costs.    Restructuring costs are primarily comprised of severance costs and related benefits, costs to eliminate or vacate duplicate facilities and costs to terminate certain contractual commitments. Restructuring costs incurred in conjunction with the acquisitions have been accounted for under EITF 95-3, "Recognition of Liabilities in connection with Purchase Business Combinations" ("EITF 95-3") and have been recognized as a liability assumed in the purchase business combination. Prior to January 1, 2003, we accounted for restructuring costs not related to acquisitions in accordance with Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3"). We adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" on January 1, 2003. SFAS No. 146 nullified EITF 94-3 and requires that a liability for a cost associated with an exit plan or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of a company's commitment to an exit plan. SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3 and also establishes that fair value is the objective for initial measurement of the liability. Accordingly, for exit or disposal activities since December 31, 2002, we record liabilities as they are incurred as a restructuring charge in the statements of operations. Restructuring costs are based on plans that have been committed to by management. Restructuring cost estimates may change as additional information becomes available and as management finalizes execution of the restructuring plan. Changes to the estimates of executing the plans accounted for under EITF 95-3 are recorded as an adjustment to goodwill within one year of the acquisition date and to the results of operations thereafter. Changes in estimates to restructuring plans accounted for under SFAS No. 146 are recorded in our results of operations as an adjustment to restructuring charges.

        Inherent in the estimation of the costs related to our restructuring efforts are assessments related to the most likely expected outcome of the significant actions to accomplish lease terminations. Changing business and real estate market conditions may effect the assumptions related to the timing and extent of our ability to terminate or sublease vacated space. We review the status of restructuring liabilities on a quarterly basis and, if appropriate, we record changes to our restructuring liabilities based on management's most current estimates.

        Contingencies.    We periodically record the estimated impacts of various uncertain outcomes. These events are called contingencies and our accounting for these events is prescribed by SFAS No. 5, "Accounting for Contingencies." SFAS No. 5 defines a contingency as "an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur." Contingent losses must be accrued if:

  •
  available information indicates it is probable that the loss has been or will be incurred, given the likelihood of the uncertain future events; and

  •
  the amount of the loss can be reasonably estimated.

        The accrual of a contingency involves considerable judgment on the part of management. Legal proceedings have elements of uncertainty, and in order to determine the amount of any reserves required, we assess the likelihood of any adverse judgments or outcomes to pending and threatened legal matters, as well as potential ranges of probable losses. As of July 31, 2004, we had $16.4 million accrued for legal contingencies, primarily related to claims assumed in the Baan acquisition. We use internal expertise and outside experts, as necessary, to help estimate the probability that a loss has been incurred and the amount or range of the loss. A determination of the amount of reserves required for these contingencies is made after analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy.

        Stock-Based Compensation.    The fair value of our common stock issuable upon the exercise of options we granted from July 31, 2003 through July 31, 2004 was originally determined by management. We did not obtain contemporaneous valuations by an unrelated valuation specialist because, at the time of the issuances of these stock options, our efforts were focused on acquisition integration and operational matters. Subsequently, we had a valuation performed as of July 31, 2003 by an unrelated valuation specialist during May 2004, which validated our initial contemporaneous valuation.

        Determining the fair value of our common stock requires making complex and subjective judgments. We used the income, market and comparable company approaches either individually or on a weighted average basis to estimate our enterprise value at each date on which options were granted. The income approach involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue and costs. The market approach involves evaluating recent sales prices of similar businesses or investments in arms'-length transactions. The comparable company approach consists of identifying similar public companies and developing multiples of revenue and profit measures. Our valuation approach also required us to make an estimate of the anticipated timing of a potential liquidity event such as an initial public offering. The anticipated timing is based on the plans of our Board of Directors and of management and is subject to market conditions.

        In order to determine the fair value of a share of our common stock, our enterprise value was reduced to reflect the debt portion of our capital structure. We also have to determine an appropriate discount for our common stock because it is not publicly traded. Estimating the price of shares of a privately held company is complex because there is no readily available market for the shares.

        As disclosed in note K to our audited financial statements included elsewhere in this prospectus, we granted stock options with exercise prices ranging from $         to $         from July 31, 2003 to July 31, 2004. In addition, we determined that the fair value of our common stock increased from $         to $         per share during that period. The reasons for the difference between this range of $         to $         per share and an estimated public offering price of $         per share are as follows:

  •
  Based on an assumed public offering price of $         , the midpoint of the range set forth on the cover of this prospectus, the intrinsic value of the options outstanding at July 31, 2004 was $          million, of which $          million related to vested options and $          million related to unvested options, and

  •
  Increased liquidity and marketability of our common stock, although the amount of additional value potentially added cannot be measured with precision or certainty.

        Interest Expense—Related Parties.    We had $227.0 million of debt payable to related parties as of July 31, 2004. During fiscal 2004, our interest expense attributable to these borrowings from related parties was $13.7 million. Approximately $131.8 million of our related party debt carries an interest rate of 1.23% per annum, which is less than the interest rates available from unrelated third-party lenders. For financial reporting purposes, interest expense on this related party debt was imputed using an interest rate of 4.0%, a market rate of interest available from a third-party lender. The determination of market interest rates for purposes of imputing interest expense on related party debt is an estimate based on market conditions, third party input and judgments regarding the terms of third-party debt available to us including, but not limited to, security interests, maturity and interest rates. In the event we were to determine that the market rate of interest for this related party debt instrument was 1.0% higher, our annual interest expense would increase by $1.3 million.

Results of Operations

Year Ended July 31, 2003 Compared to Year Ended July 31, 2004

  General

        Our operating results for fiscal 2003 included approximately seven months of results for Infinium and approximately one month of Ironside operations. The Baan acquisition and the Elevon acquisition were completed in July 2003, just prior to the end of fiscal 2003. The operating results for fiscal 2004 included results of each of our fiscal 2003 acquisitions for the full year and approximately seven months of operating results for EXE, following the acquisition in December 2003. The Arzoon acquisition and the Marcam acquisition were completed in June 2004 and operating results for fiscal 2004 include approximately two months of Arzoon results and approximately one month of Marcam results. References to our "core product lines" refer to our BPCS and interBiz product lines for fiscal 2004 and to our BPCS product lines for fiscal 2003.

  Revenues

  Total revenues

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions, except revenues per average employee)
Total revenues:
Total revenues from core product lines	$255.1	86%	$227.0	36%	$(28.1)	(11)%
Effect of fiscal 2003 and 2004 acquisitions	41.5	14	410.8	64	369.3	890%

Total revenues	$296.6	100%	$637.8	100%	$341.2	115%

Total market-facing employees (at end of period)	1,873		1,977		104	6%
Average market-facing employees	893		1,958		1,065	119%
Total revenues per average market-facing employee (000s)	$332		$326		$(6)	(2)%
Total employees (at end of period)	3,371		3,702		331	10%
Average employees	1,478		3,590		2,112	143%
Total revenues per average employee (000s)	$201		$178		$(23)	(11)%

        Total revenues were $296.6 million for fiscal 2003 as compared to $637.8 million for fiscal 2004, an increase of $341.2 million or 115%. Fiscal 2004 included $369.3 million of incremental revenues from the fiscal 2003 and 2004 acquisitions, with Baan representing $276.4 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $65.3 million of the increase. Revenues from our core product lines were $255.1 million and $227.0 million for fiscal 2003 and 2004, respectively. This decrease in revenues resulted from (1) changes in our accounting treatment for multi-year term licenses in fiscal 2004 from upfront revenue recognition to ratable recognition, causing a $14.6 million decrease in license fees revenues in fiscal 2004, (2) non-renewals of expiring long-term support arrangements associated with interBiz and (3) declines in the services business. See the discussion of revenue recognition in "—Components of Statements of Operations" above and significant accounting policies as described in note B to our audited financial statements included elsewhere in this prospectus.

        Sales outside the United States accounted for approximately 55% and 60% of our total revenues for fiscal 2003 and 2004, respectively. This geographic shift in revenues was largely due to 72% of Baan revenues being generated outside the United States in fiscal 2004.

        The decline in total revenues per average employee principally reflects the addition of nearly 1,900 Baan employees in July 2003. A significant number of research and development staff from the Baan acquisition reside in India, which offers a favorable cost structure. As of July 31, 2004, approximately 10% of our employees were employed in India while, prior to the Baan acquisition in July 2003, the percentage of employees in India was negligible. Total revenues per market-facing employees remained virtually unchanged between periods.

  Revenues by Segment

        We primarily manage our business on a geographic basis. Our four geographic business segments are:

  •
  North America, which consists of the United States and Canada;

  •
  Europe, Middle East and Africa, or our EMEA region;

  •
  Asia Pacific, which consists of Asia, the Pacific Rim and Japan; and

  •
  Latin America, which consists of Mexico and Central and South America.

	2003	%	2004	%
	(Dollars in millions)
North America	$140.2	47%	$271.0	43%
EMEA	91.9	31	243.7	38
Asia Pacific	47.1	16	86.5	13
Latin America	17.4	6	36.6	6

Total revenues	$296.6	100%	$637.8	100%

        Total revenues from the North America segment increased by 93% in fiscal 2004 as compared to fiscal 2003, primarily as a result of our fiscal 2003 and fiscal 2004 acquisitions. As a percentage of total revenues, the North America segment was 47% in fiscal 2003 and 43% in fiscal 2004. The fiscal 2004 decrease in North America revenues as a percentage of total revenues represents the impact of the fiscal 2003 acquisitions, particularly Baan, which has a significant European customer base. North America revenues from our core product lines decreased in fiscal 2004 by $13.5 million as compared to fiscal 2003 as a result of the change in our accounting treatment for multi-year term licenses in fiscal 2004 from up front revenue recognition to ratable recognition, the nonrenewal of expiring long-term support contracts associated with interBiz and declines in the services businesses. See note B to our audited consolidated financial statements included elsewhere in this prospectus.

        Total revenues from the EMEA segment increased by 165% in fiscal 2004 as compared to fiscal 2003, primarily as a result of our fiscal 2003 and fiscal 2004 acquisitions. Revenues from the region represented 31% of total revenues in fiscal 2003 and 38% in fiscal 2004. As discussed above, the increase in the fiscal 2004 revenues as a percentage of total revenues reflects the impact of the fiscal 2003 acquisitions. Baan, which was acquired in July 2003, represented 44% of total revenues in fiscal 2004 and has a significant European customer base. EMEA revenues from our core product lines decreased by $15.4 million in fiscal 2004 as a result of a change in our accounting treatment for multi-year term licenses, as well as from the nonrenewal of expiring long-term support contracts associated with interBiz and declines in the services businesses. See note B to our audited consolidated financial statements included elsewhere in this prospectus.

        Total revenues from the Asia Pacific segment increased by 84% in fiscal 2004 as compared to fiscal 2003, primarily as a result of our fiscal 2003 and fiscal 2004 acquisitions. Revenues from the Asia Pacific region represented 16% of total revenues in fiscal 2003 and 13% in fiscal 2004. As discussed above, the decrease in the fiscal 2004 Asia Pacific revenues as a percentage of total revenues represents the impact on total revenues from the fiscal 2003 acquisitions, particularly with respect to Baan with its significant European customer base.

        Total revenues from the Latin America segment increased by 110% in fiscal 2004 as compared to fiscal 2003, primarily as a result of our fiscal 2003 and fiscal 2004 acquisitions. Revenues from the Latin America region represented 6% of total revenues in fiscal 2003 and 6% in fiscal 2004.

  License fees revenues

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
License fees revenues:
License fees revenues from core product lines	$88.4	94%	$80.1	50%	$(8.3)	(9)%
Effect of fiscal 2003 and 2004 acquisitions	5.6	6	78.7	50	73.1	1,305%

License fees revenues	$94.0	100%	$158.8	100%	$64.8	69%

        Total license fees revenues were $94.0 million for fiscal 2003 as compared to $158.8 million for fiscal 2004, an increase of $64.8 million or 69%. For fiscal 2004, $73.1 million of the incremental license fees revenues came from the fiscal 2003 and 2004 acquisitions, with Baan representing $53.9 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $12.2 million of the increase. License fees revenues from our core product lines were $88.4 million and $80.1 million for fiscal 2003 and 2004, respectively. This decrease in fiscal 2004 includes the $14.6 million revenue decrease related to the change in revenue recognition for multi-year term software licenses discussed above.

  Support revenues

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions, except revenues per average support employee)
Support revenues:
Support revenues from core product lines	$115.1	80%	$105.8	33%	$(9.3)	(8)%
Effect of fiscal 2003 and 2004 acquisitions	28.7	20	216.7	67	188.0	655%

Support revenues	$143.8	100%	$322.5	100%	$178.7	124%

Total support employees (at end of period)	542		561		19	4%
Average support employees	189		560		371	196%
Support revenues per average support employee	$761		$576		$(185)	(24)%

        Total support revenues were $143.8 million for fiscal 2003 as compared to $322.5 million for fiscal 2004, an increase of $178.7 million or 124%. Approximately $188.0 million of the incremental support revenues resulted from the fiscal 2003 and 2004 acquisitions, with Baan representing $149.2 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $22.1 million of the increase. Support revenues from our core product lines were $115.1 million and $105.8 million for fiscal 2003 and 2004, respectively. The decrease in support revenues from our core product lines reflects the effect of non-renewals of long-term support agreements associated with legacy interBiz customers. Based on our discussions with certain interBiz customers that had entered into multiple year support agreements prior to our acquisition of interBiz, we expected that these customers may not renew such agreements. Overall customer support renewals were stable at approximately 90% for fiscal 2004 when compared to the prior fiscal year.

        Support revenues increased from 48% of total revenues for fiscal 2003 to 51% of total revenues for fiscal 2004. This shift reflected the higher percentage of support revenues from the Baan and EXE acquisitions. We continue to seek acquisition candidates with a high percentage of support revenues to total revenues as a source of recurring revenues and cash flows.

        The decline in support revenues per average support employee reflected the higher proportion of customer support personnel in relation to revenues attributable to Baan and EXE.

  Services and other revenues

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Services and other revenues:
Services and other revenues from core product lines	$51.6	88%	$41.1	26%	$(10.5)	(20)%
Effect of fiscal 2003 and 2004 acquisitions	7.2	12	115.4	74	108.2	1,503%

Services and other revenues	$58.8	100%	$156.5	100%	$97.7	166%

        Total services and other revenues were $58.8 million for fiscal 2003 as compared to $156.5 million for fiscal 2004, an increase of $97.7 million or 166%. Approximately $108.2 million of the increase came from the fiscal 2003 and 2004 acquisitions, with Baan representing $73.3 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $31.0 million of the increase. Services and other revenues from our core product lines were $51.6 million and $41.1 million for fiscal 2003 and 2004, respectively, reflecting reduced emphasis by us on consulting services due to lower associated profitability and a decrease in demand. Services and other revenues increased to 24% of total revenues in fiscal 2004 from 20% of revenues in fiscal 2003, mainly as a result of changes in revenue mix associated with the Baan and EXE acquisitions. Services and other revenues represented 26% of Baan total revenues and 58% of EXE total revenues in fiscal 2004.

  Cost of Revenues

  Cost of license fees revenues

	2003	%	2004	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Cost of license fees revenues:
Cost of license fees revenues for core product lines	$11.6	77%	$12.3	35%	$0.7	6%
Amortization of capitalized software and acquired technology	3.3	22	13.3	37	10.0	303%
Effect of fiscal 2003 and 2004 acquisitions	0.2	1	9.8	28	9.6	4,800%

Cost of license fees revenues	$15.1	100%	$35.4	100%	$20.3	134%

Gross margin percentage on license fees revenues	84%		78%

        Cost of license fees revenues includes royalties associated with the sale of third-party products, amortization of capitalized software and acquired technology and commissions paid to resellers. This cost totaled $15.1 million for fiscal 2003 as compared to $35.4 million for fiscal 2004, an increase of $20.3 million or 134%. Approximately $18.6 million of this increase was due to the impact of the fiscal 2003 and 2004 acquisitions, including a $9.0 million increase in amortization of capitalized software and acquired technology.

        The gross margin percentage related to license fees revenues decreased from 84% to 78% for fiscal 2003 and 2004, respectively, reflecting higher acquired technology amortization and higher royalties associated with a higher mix of third-party product sales.

  Cost of support, services and other revenues

	2003	%	2004	%	Increase (Decease)	Percent Change
	(Dollars in millions)
Cost of support, services and other revenues:
Cost of support, services and other revenues from core product lines	$60.6	87%	$59.4	34%	$(1.2)	(2)%
Effect of fiscal 2003 and 2004 acquisitions	8.9	13	116.4	66	107.5	1,208%

Cost of support, services and other revenues	$69.5	100%	$175.8	100%	$106.3	153%

Gross margin percentage on total support, services and other revenues	66%		63%

Total support and services employees (at end of period)	1,117		1,171		54	5%
Average support and services employees for period	552		1,162		610	111%

        Cost of support, services and other revenues was $69.5 million for fiscal 2003 as compared to $175.8 million for fiscal 2004, an increase of $106.3 million or 153%. Approximately $107.5 million of this increase was due to the impact of the fiscal 2003 and 2004 acquisitions, with Baan representing $78.5 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $25.6 million of the increase. These acquired businesses have a higher support and service revenue mix than our core product lines. While total costs increased 153%, average employees increased 111%. This differential is in part attributable to the inclusion of lower margin hardware business from EXE.

  Operating Expenses

  Total operating expenses

	2003	%	2004	%	Increase (Decease)	Percent Change
	(Dollars in millions)
Total operating expenses:
Total operating expenses for core product lines	$134.9	84%	$168.8	45%	$33.9	25%
Intangible asset amortization and non-cash stock compensation expense	6.0	4	32.8	9	26.8	447%
Effect of fiscal 2003 and 2004 acquisitions	20.1	12	174.1	46	154.0	766%

Total operating expenses	$161.0	100%	$375.7	100%	$214.7	133%

Operating margin percentage on total revenues	17%		8%

        Total operating expenses were $161.0 million for fiscal 2003 as compared to $375.7 million for fiscal 2004, an increase of $214.7 million. Fiscal 2004 operating expenses included $154.0 million in incremental expenses from acquisitions, with Baan representing $124.4 million of the increase and Ironside, Elevon, EXE, Arzoon and Marcam representing $22.2 million.

        Included in fiscal 2004 operating expenses were approximately $23.4 million of amortization expense associated with the fiscal 2003 and 2004 acquisitions, compared to $6.0 million in the prior year, and $9.4 million of non-cash stock compensation expense. Also included in fiscal 2004 operating expenses were $16.8 million of incremental auditor and consulting fees, acquisition integration and other transition costs principally attributable to Baan. The expenses associated with our core product lines increased by $33.9 million, reflecting higher spending to support our total business operations, which benefited all product lines, including those acquired in the fiscal 2003 and 2004 acquisitions. Approximately $3.2 million of operating expenses in fiscal 2004 and $3.0 million in fiscal 2003 were attributable to the termination provision in our chief executive officer's employment agreement.

        Our operating margin decreased from 17% in fiscal 2003 to 8% in fiscal 2004, reflecting the 4% decrease in the gross margin discussed previously and the 5% increase in total operating expenses as a percentage of total revenues discussed in this section.

Sales and marketing expenses

	2003	%	2004	%	Increase (Decease)	Percent Change
	(Dollars in millions)
Sales and marketing expenses:
Sales and marketing expenses for core product lines	$63.0	91%	$82.8	53%	$19.8	31%
Non-cash stock compensation	—	—	3.4	2	3.4	—
Effect of fiscal 2003 and 2004 acquisitions	6.5	9	70.8	45	64.3	989%

Total sales and marketing expenses	$69.5	100%	$157.0	100%	$87.5	126%

Total sales and marketing employees (at end of period)	756		806		50	7%
Average sales and marketing employees	341		796		455	133%

        Total sales and marketing expenses were $69.5 million for fiscal 2003 as compared to $157.0 million for fiscal 2004, an increase of $87.5 million or 126%. Fiscal 2004 included $64.3 million in incremental expenses due to acquisitions. Sales and marketing expenses from our core product lines, as shown above, increased $19.8 million, reflecting higher spending for branding, marketing and product solutions, which benefited all product lines including those acquired in the fiscal 2003 and 2004 acquisitions.

        The increase in average sales and marketing employees reflected additional personnel from the fiscal 2003 and 2004 acquisitions.

  Research and development expenses

	2003	%	2004	%	Increase (Decease)	Percent Change
	(Dollars in millions, except expense per research and development employee)
Research and development expenses:
Research and development expenses for core product lines	$35.8	85%	$48.5	51%	$12.7	35%
Effect of fiscal 2003 and 2004 acquisitions	6.1	15	46.7	49	40.6	666%

Total research and development expenses	$41.9	100%	$95.2	100%	$53.3	127%

Research and development employees (at end of period)	1,149		1,271		122	11%
Average research and development employees	384		1,220		836	218%
Average research and development expenses per research and development employee (000s)	$109		$78		(31)	(28)%

        Total research and development expenses were $41.9 million for fiscal 2003 as compared to $95.2 million for fiscal 2004, an increase of $53.3 million or 127%. For fiscal 2004, research and development expenses increased by $40.6 million due to the acquisitions and by $12.7 million related to our core product lines. Approximately $1.1 million of research and development expenses in fiscal 2004 related to in-process research and development expensed in connection with the Marcam acquisition. Research and development expenses were incurred with respect to all products. The higher spending on research and development for our core product lines in fiscal 2004 reflects our commitment to product integrations and technology advancement.

        Average research and development employees increased 218%, while expenses per average research and development employee decreased 28% in fiscal 2004 as compared to the prior fiscal year. This decrease was driven by incremental employees from acquisitions and the lower wage scale in India.

  General and administrative expenses

	2003	%	2004	%	Increase (Decease)	Percent Change
	(Dollars in millions)
General and administrative expenses:
General and administrative expenses for core product lines	$33.3	82%	$34.9	36%	$1.6	5%
Non-cash stock compensation	—	—	5.5	6	5.5	—
Effect of fiscal 2003 and 2004 acquisitions	7.5	18	56.6	58	49.1	655%

Total general and administrative expenses	$40.8	100%	$97.0	100%	$56.2	138%

General and administrative employees (at end of period)	349		454		105	30%
Average general and administrative employees	201		412		211	105%

        Total general and administrative expenses were $40.8 million for fiscal 2003 as compared to $97.0 million for fiscal 2004, an increase of $56.2 million or 138%. Fiscal 2004 included $49.1 million in incremental expenses associated with the acquisitions. Included in this increase is $15.3 million of one-time acquisition integration costs, mainly composed of transition and audit costs for Baan. Total general and administrative expenses also included non-cash accruals of $3.2 million in fiscal 2004 and $3.0 million in fiscal 2003 related to the termination provision in our chief executive officer's employment agreement.

        Amortization of intangible assets.    Amortization of intangible assets increased from $6.0 million for fiscal 2003 to $23.4 million for fiscal 2004, an increase of $17.4 million. We began amortizing certain intangibles assets acquired, such as customer lists, associated with the Infinium, Ironside, Baan and Elevon acquisitions, in fiscal 2003 and those associated with the EXE, Arzoon and Marcam acquisitions in fiscal 2004. See note E to our audited financial statements included elsewhere in this prospectus.

        Restructuring charge.    Restructuring charges of $2.8 million and $3.1 million were recorded for fiscal 2003 and 2004, respectively. The fiscal 2003 charge related to severance costs, while the fiscal 2004 charge was split between severance and office closure costs. Annual cost savings related to these charges were $9.0 million and $6.8 million, respectively. See note G to our audited consolidated financial statements included elsewhere in this prospectus.

  Other Income (Expense)

        Interest expense—related parties.    Interest expense—related parties was $9.4 million for fiscal 2003 and $13.7 million for fiscal 2004. The fiscal 2003 average debt totaled $92.9 million with the average annual interest rate approximating 8.6%, plus amortization of prepaid financing fees and debt-related charges. The fiscal 2004 average debt totaled $214.7 million with the average annual interest rate approximating 5.6%, plus amortization of prepaid financing fees and debt-related charges. The increase in average debt outstanding and decrease in average annual interest rate in fiscal 2004 compared to fiscal 2003 resulted from the issuance of the $130.1 million of promissory notes in July 2003 in connection with the Baan acquisition, which carry a 4.0% interest rate, including imputed interest. See note I to our audited financial statements included elsewhere in this prospectus and "—Liquidity and Capital Resources" below.

        Interest income (expense)—other.    Interest income (expense)—other was $0.9 million of expense for fiscal 2003 and $0.1 million of interest income for fiscal 2004. Fiscal 2003 interest expense—other included interest on the nonaffiliated portion of the term loan outstanding until April 2003. The term loan was repaid in April 2003 with proceeds from the Series A Convertible Preferred Stock issuance.

        Other income (expense).    We had net other income of $1.0 million for fiscal 2003 and $0.6 million income in fiscal 2004, reflecting net foreign exchange gains in both periods. These gains resulted largely from the impact of exchange rates on intercompany loans between our subsidiaries.

        Provision (benefit) for income tax expense.    The provision for income tax was a net benefit of $10.6 million in fiscal 2003 and a net expense of $17.9 million in fiscal 2004. The tax benefit in fiscal 2003 came from the reinstatement of deferred tax assets related to post-acquisition net operating losses. The effective tax rate for fiscal 2004 was 47.2% and was higher than the U.S. statutory rate of 34% due to operating losses in entities where tax losses already have a full valuation allowance. We expect our effective tax rate to be approximately 40.0% for fiscal 2005.

  Earnings per Share

	2003	2004
Earnings per common share
Basic	$15.26	$6.01
Diluted	$15.26	$3.24
Earnings per preferred share
Basic	$15.26	$6.01

        We calculate earnings per share using the two-class method. Under the two-class method, net income or loss for the period is allocated between common stock and the Series A Convertible Preferred Stock on the basis of the weighted average number of shares outstanding during the period.

        Basic earnings per common share is based on the weighted average number of common shares and warrants for common shares (which warrants have a nominal exercise price of $0.01) outstanding. Warrants for common shares are included in basic weighted average shares outstanding because they are exercisable for nominal consideration.

        For fiscal 2003 and 2004, basic earnings per common share also includes the effect of 330,000 common shares issued on February 25, 2004, in connection with an amendment to our certificate of incorporation that reclassified each share of Series A Convertible Preferred Stock into one share of Series A Convertible Preferred Stock and 0.11 shares of common stock.

        Basic earnings per preferred share includes our Series A Convertible Preferred Stock. Preferred shares are included in basic earnings per preferred share because such shares participate in our undistributed earnings.

        Diluted earnings per common share is based on the combination of basic shares outstanding and potentially dilutive shares. For fiscal 2003 and 2004, the only potentially dilutive shares consisted of our outstanding stock options. These potentially dilutive stock options were outstanding for one day in fiscal 2003. We had outstanding stock options for 566,326 common shares at July 31, 2003 and 697,116 common shares at July 31, 2004, respectively. At July 31, 2003 and 2004, 590 and 281,444 shares, respectively, were included in the computation of diluted earnings per common share.

Nine Months Ended July 31, 2002 Compared to Year Ended July 31, 2003

  General

        Operating results for the nine months ended July 31, 2002 included approximately four months of results for interBiz. Operating results for fiscal 2003 included results for interBiz for the entire fiscal year, approximately seven months of Infinium results and approximately one month of Ironside results. The Baan acquisition and the Elevon acquisition were completed in July 2003, just prior to the end of fiscal 2003. In addition, results for fiscal 2003 compared to fiscal 2002 were affected by a twelve-month reporting period in fiscal 2003 as compared to a nine-month reporting period in fiscal 2002. References to our "core product line" refer to our BPCS product line for fiscal 2003 and fiscal 2002.

  Revenues

  Total revenues

	2002	%	2003	%	Increase (Decrease)	Percent Change
	(Dollars in millions, except annualized revenues)
Total revenues:
Total revenues from core product line	$107.5	68%	$140.2	47%	$32.7	30%
Effect of interBiz and fiscal 2003 acquisitions	51.4	32	156.4	53	105.0	204%

Total revenues	$158.9	100%	$296.6	100%	$137.7	87%

Total market-facing employees (at end of period)	861		1,873		1,012	118%
Average market-facing employees	727		893		166	23%
Total revenues per average market-facing employee (000s) (annualized for fiscal 2002)	$291		$332		$41	14%
Total employees (at end of period)	1,326		3,371		2,045	154%
Average employees	1,104		1,478		374	34%
Total revenues per average employee (000s) (annualized for fiscal 2002)	$192		$201		$9	5%

        Total revenues were $158.9 million for fiscal 2002 as compared to $296.6 million for fiscal 2003, an increase of $137.7 million or 87%. Fiscal 2003 included $105.0 million in incremental revenues from the interBiz and fiscal 2003 acquisitions. From the date of its acquisition in April 2002, interBiz represented $51.4 million of total revenues in fiscal 2002 and $114.9 million of total revenues in fiscal 2003, resulting in $63.5 million of incremental revenues in fiscal 2003. Infinium represented $33.8 million of total revenues in fiscal 2003, while Ironside, Baan and Elevon represented $7.7 million of incremental revenues. Revenues from our core product line, were $107.5 million and $140.2 million for fiscal 2002 and 2003, respectively, reflecting comparable results when annualizing the nine-month fiscal 2002 results.

        Revenues generated outside the United States represented approximately 59% and 55% of our total revenues in fiscal 2002 and 2003, respectively. The decreased percentage of revenues outside the United States for fiscal 2003 was primarily due to the change in the composition of our business resulting primarily from the interBiz and Infinium acquisitions, both having a large U.S. revenue base.

        The increase in total revenues per market-facing employee and total revenues per average employee reflects the impact of the interBiz acquisition, with significant revenues and fewer employees in fiscal 2003 following the 2002 restructuring related to that acquisition.

Revenues by Segment

        We primarily manage our business on a geographic basis. Our four geographic business segments are:

  •
  North America, which consists of the United States and Canada;

  •
  Europe, Middle East and Africa, or our EMEA region;

  •
  Asia Pacific, which consists of Asia, the Pacific Rim and Japan; and

  •
  Latin America, which consists of Mexico and Central and South America.

	2002	%	2003	%
	(Dollars in millions)
North America	$66.6	42%	$140.2	47%
EMEA	48.2	30	91.9	31
Asia Pacific	33.3	21	47.1	16
Latin America	10.8	7	17.4	6
Total revenues	$158.9	100%	$296.6	100%

        Total revenues from the North America segment increased by 111% in fiscal 2003 as compared to fiscal 2002, primarily as a result of our interBiz and fiscal 2003 acquisitions. As a percentage of total revenues, the North America segment was 42% in fiscal 2002 and 47% in fiscal 2003. The fiscal 2003 increase in revenues as a percentage of total revenues represents the impact of the interBiz acquisition, which was largely domestic in nature.

        Total revenues from the EMEA segment increased by 91% in fiscal 2003 as compared to fiscal 2002, primarily as a result of our interBiz and fiscal 2003 acquisitions. Revenues from the region represented 30% and 31% of total revenues, respectively, in fiscal 2002 and 2003.

        Total revenues from the Asia Pacific segment increased by 41% in fiscal 2003 as compared to fiscal 2002, primarily as a result of our interBiz and fiscal 2003 acquisitions. Revenues from the Asia Pacific region represented 21% and 16% of total revenues, respectively, in fiscal 2002 and 2003. As discussed above, the decrease in the fiscal 2003 Asia Pacific revenues as a percentage of total revenues represents the impact of the interBiz acquisition and the impact on total revenues from the fiscal 2003 acquisitions.

        Total revenues from the Latin America segment increased by 61% in fiscal 2003 as compared to fiscal 2002, primarily as a result of our interBiz and fiscal 2003 acquisitions. Revenues from the Latin America region represented 7% and 6% of total revenues, respectively, in fiscal 2002 and 2003.

  License fees revenues

	2002	%	2003	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
License fees revenues:
License fees revenues from core product line	$36.3	75%	$46.2	49%	$9.9	27%
Effect of interBiz and fiscal 2003 acquisitions	11.8	25	47.8	51	36.0	305%

License fees revenues	$48.1	100%	$94.0	100%	$45.9	95%

        Total license fees revenues were $48.1 million for fiscal 2002 as compared to $94.0 million for fiscal 2003, an increase of $45.9 million or 95%. Fiscal 2003 included $36.0 million in incremental revenues from the interBiz and fiscal 2003 acquisitions. From the date of acquisition in April 2002, interBiz represented $11.8 million of license fees revenues in fiscal 2002 and $42.2 million of license fees revenues in fiscal 2003, resulting in a $30.4 million increase in fiscal 2003. Infinium represented $5.1 million of license fees revenues in fiscal 2003, while Ironside, Baan and Elevon represented $0.5 million of incremental license fees revenues. Revenues from our core product line were $36.3 million and $46.2 million for fiscal 2002 and 2003, respectively, reflecting comparable results when annualizing the nine-month fiscal 2002 results.

  Support revenues

	2002	%	2003	%	Increase (Decrease)	Percent Change
	(Dollars in millions, except annualized revenues)
Support revenues:
Support revenues from core product line	$40.0	57	$59.3	41%	$19.3	48%
Effect of interBiz and fiscal 2003 acquisitions	30.3	43	84.5	59	54.2	179%

Support revenues	$70.3	100%	$143.8	100%	$73.5	105%

Total support employees (at end of period)	153		542		389	254%
Average support employees	106		189		83	78%
Support revenues per average support employee (000s) (annualized for fiscal 2002)	$884		$761		$(123)	(14)%

        Total support revenues were $70.3 million for fiscal 2002 as compared to $143.8 million for fiscal 2003, an increase of $73.5 million or 105%. Fiscal 2003 included $54.2 million in incremental revenues from the interBiz and fiscal 2003 acquisitions. From the date of acquisition in April 2002, interBiz represented $30.3 million of support revenues in fiscal 2002 and $55.8 million in fiscal 2003, resulting in a $25.5 million increase in fiscal 2003. Infinium represented $23.3 million of support revenues in fiscal 2003, while the Ironside, Baan and Elevon acquisitions represented $5.4 million of support revenues. Revenues from our core product line were $40.0 million and $59.3 million for fiscal 2002 and 2003, respectively, reflecting improved customer renewal rates and additional support agreements entered into with new software licenses (after annualizing the nine-month fiscal 2002 results).

        The decline in annualized support revenues per average support employee reflects the additional personnel from the Ironside, Baan and Elevon acquisitions needed for those product lines.

  Services and other revenues

	2002	%	2003	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Services and other revenues:
Services and other revenues from core product line	$31.2	77%	$34.7	59%	$3.5	11%
Effect of interBiz and fiscal 2003 acquisitions	9.3	23	24.1	41	14.8	159%

Services and other revenues	$40.5	100%	$58.8	100%	$18.3	45%

        Total services and other revenues were $40.5 million for fiscal 2002 as compared to $58.8 million for fiscal 2003, an increase of $18.3 million or 45%. Fiscal 2003 included $14.8 million in incremental revenues from the interBiz and fiscal 2003 acquisitions. From the date of acquisition in April 2002, interBiz represented $9.3 million of services and other revenues in fiscal 2002 and $16.9 million in fiscal 2003, resulting in a $7.6 million increase in fiscal 2003. Infinium represented $5.4 million of services and other revenues in fiscal 2003, while Ironside, Baan and Elevon represented $1.8 million. Revenues from our core product line were $31.2 million and $34.7 million for fiscal 2002 and 2003, respectively. However, core revenues declined approximately 16% when comparing annualized fiscal 2002 amounts to fiscal 2003, as a result of the decline in demand for consulting services and a reduced emphasis by us on consulting services due to the lower associated profitability.

        Services and other revenues were 25% of total revenues in fiscal 2002 and were 20% of total revenues in fiscal 2003. This shift reflects the revenue mix change driven by the interBiz and Infinium acquisitions. In fiscal 2003, services and other revenues represented 15% of interBiz total revenues and 16% of the Infinium total revenues.

  Cost of Revenues

  Cost of license fees revenues

	2002	%	2003	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Cost of license fees revenues
Cost of license fees revenues for core product line	$2.6	84%	$9.3	61%	$6.7	258%
Capitalized software amortization	—	—	0.4	3	0.4	—
Effect of interBiz and fiscal 2003 acquisitions	0.5	16	5.4	36	4.9	980%

Cost of license fees revenues	$3.1	100%	$15.1	100%	$12.0	387%

Gross margin percentage on license fees revenues	94%		84%

        Total cost of license fees revenues was $3.1 million for fiscal 2002 as compared to $15.1 million for fiscal 2003, an increase of $12.0 million. Fiscal 2003 included $4.9 million in incremental cost from the interBiz and fiscal 2003 acquisitions. InterBiz represented $2.8 million of the increase and Infinium represented $1.9 million, while Ironside, Baan and Elevon collectively represented $0.2 million. Fiscal 2002 cost of license fees revenues attributable to our core product line were reduced by $2.3 million to adjust warranty expense down to the anticipated liability at that time, while in fiscal 2003 approximately $0.5 million of warranty expense was recorded.

        License fees gross margin percentage was 94% and 84% for fiscal 2002 and 2003, respectively. This decrease reflects the additional amortization of acquired technology from $0.4 million in fiscal 2002 to $3.2 million in fiscal 2003 in connection with the interBiz and fiscal 2003 acquisitions and the effect of the warranty reserve adjustment mentioned above.

  Cost of support, services and other revenues

	2002	%	2003	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Cost of support, services and other revenues:
Cost of support, services and other revenues for core product line	$33.1	73%	$40.6	58%	$7.5	23%
Effect of interBiz and fiscal 2003 acquisitions	12.3	27	28.9	42	16.6	135%

Cost of support, services and other revenues	$45.4	100%	$69.5	100%	$24.1	53%

Gross margin percentage on total support, services and other revenues	59%		66%

Support and services employees (at end of period)	565		1,117		552	98%
Average support and services employees for period	490		552		62	13%

        Total cost of support, services and other revenues was $45.4 million for fiscal 2002 as compared to $69.5 million for fiscal 2003, an increase of $24.1 million or 53%. Total cost of support, services and other revenues for fiscal 2003 included $16.6 million in incremental cost from the interBiz and fiscal 2003 acquisitions. InterBiz represented $7.7 million and Infinium represented $5.8 million of the increase. Cost of support, services and other revenues for our core product line were $33.1 million and $40.6 million for fiscal 2002 and 2003, respectively, reflecting comparable results when annualizing the nine-month fiscal 2002 results.

        The gross margin percentage increased from 59% in fiscal 2002 to 66% in fiscal 2003, respectively, reflecting higher margin on the interBiz and fiscal 2003 acquisitions than our core product line.

  Operating Expenses

  Total operating expenses

	2002	%	2003	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Total operating expenses:
Total operating expenses for core product line	$57.9	56%	$98.0	61%	$40.1	69%
Goodwill and intangible asset amortization	20.8	20	6.0	4	(14.8)	(71)%
Effect of interBiz and fiscal 2003 acquisitions	24.4	24	57.0	35	32.6	134%

Total operating expenses	$103.1	100%	$161.0	100%	$57.9	56%

Operating margin percentage on total revenues	4%		17%

        Total operating expenses were $103.1 million for fiscal 2002 as compared to $161.0 million for fiscal 2003, an increase of $57.9 million or 56%. Fiscal 2003 included $32.6 million in incremental expenses from the interBiz and fiscal 2003 acquisitions. InterBiz and Infinium represent $12.6 million and $13.3 million of the increase, respectively, while Ironside, Baan and Elevon represent $6.7 million of it. Operating expenses from our core product line were $57.9 million and $98.0 million for fiscal 2002 and 2003, respectively, reflecting increased spending on marketing initiatives and back office support costs associated with the total business including the acquisitions.

        The operating margin percentage increased from 4% in fiscal 2002 to 17% in fiscal 2003 largely due to the discontinuance of goodwill amortization effective August 1, 2002 coincident with the implementation of SFAS 142.

  Sales and marketing expenses

	2002	%	2003	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Sales and marketing expenses:
Sales and marketing expenses for core product line	$25.6	66%	$43.2	62%	$17.6	69%
Effect of interBiz and fiscal 2003 acquisitions	12.9	34	26.3	38	13.4	104%

Total sales and marketing expenses	$38.5	100%	$69.5	100%	$31.0	81%

Sales and marketing employees (at end of period)	296		756		460	155%
Average sales and marketing employees	237		341		104	44%

        Total sales and marketing expenses were $38.5 million for fiscal 2002 as compared to $69.5 million for fiscal 2003, an increase of $31.0 million or 81%. Total sales and marketing expenses for fiscal 2003 included $13.4 million in incremental expenses from the interBiz and fiscal 2003 acquisitions. InterBiz represented $6.9 million of this increase. Infinium represented $4.5 million, while Ironside, Baan and Elevon represented $2.0 million of the increase in fiscal 2003. Sales and marketing expenses from our core product line were $25.6 million and $43.2 million for fiscal 2002 and 2003, respectively. The increase in fiscal 2003 was largely due to increased commission compensation related to the higher revenues and more spending on product solutions. As a percentage of total revenues, sales and marketing expenses were 24% and 23% in fiscal 2002 and 2003, respectively.

  Research and development expenses

	2002	%	2003	%	Increase (Decrease)	Percent Change
	(Dollars in millions, except annualized expenses)
Research and development expenses:
Research and development expenses for core product line	$15.9	78%	$23.3	56%	$7.4	47%
Effect of interBiz and fiscal 2003 acquisitions	4.5	22	18.6	44	14.1	313%

Total research and development expenses	$20.4	100%	$41.9	100%	$21.5	105%

Research and development employees (at end of period)	302		1,149		847	280%
Average research and development employees	226		384		158	70%
Average research and development expenses per research and development employee (000s) (annualized for fiscal 2002)	$120		$109		$(11)	(9)%

        Total research and development expenses were $20.4 million for fiscal 2002 as compared to $41.9 million for fiscal 2003, an increase of $21.5 million or 105%. Total research and development expenses for fiscal 2003 included $14.1 million in incremental expenses from the interBiz and fiscal 2003 acquisitions. InterBiz represented $8.0 million of the increase, while Infinium represented $4.0 million and Ironside, Baan and Elevon represented $2.1 million. Total research and development expenses from our core product line were $15.9 million and $23.3 million for fiscal 2002 and 2003, respectively, reflecting comparable amounts when annualizing the nine-month fiscal 2002 results.

        Average research and development employees increased 70%, while annualized expenses per average employee decreased 9% in fiscal 2003 as compared to fiscal 2002. This shift reflects the incremental employee base and changes in cost structure related to the acquisition locations.

  General and administrative expenses

	2002	%	2003	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
General and administrative expenses:
General and administrative expenses for core product line	$16.4	83%	$30.1	74%	$13.7	84%
Effect of interBiz and fiscal 2003 acquisitions	3.3	17	10.7	26	7.4	224%

General and administrative expenses	$19.7	100%	$40.8	100%	$21.1	107%

General and administrative employees (at end of period)	163		349		186	114%
Average general and administrative employees	151		201		50	33%

        Total general and administrative expenses were $19.7 million for fiscal 2002 as compared to $40.8 million for fiscal 2003, an increase of $21.1 million or 107%. Total general and administrative expenses for fiscal 2003 included $7.4 million in incremental expenses from the interBiz and fiscal

2003 acquisitions. Infinium represented $4.9 million, while InterBiz, Ironside, Baan and Elevon represented $2.5 million. General and administrative expenses for our core product line were $16.4 million and $30.1 million for fiscal 2002 and 2003, respectively, reflecting the effect of the nine-month fiscal 2002 period, a $3.0 million charge in fiscal 2003 related to the termination provision associated with our chief executive officer's employment agreement and increased administration to support revenue growth.

  Amortization of goodwill and other intangible assets

	2002	%	2003	%	Increase (Decrease)	Percent Change
	(Dollars in millions)
Amortization of goodwill and other intangible assets:
Amortization of goodwill and other intangible assets for core product line	$19.8	95%	$0.6	10%	$(19.2)	(97)%
Effect of interBiz and fiscal 2003 acquisitions	1.0	5	5.4	90	4.4	440%

Amortization of goodwill and other intangible assets	$20.8	100%	$6.0	100%	$(14.8)	(71)%

        Amortization of goodwill and other intangible assets decreased from $20.8 million in fiscal 2002 to $6.0 million in fiscal 2003 with the discontinuance of goodwill amortization effective August 1, 2002 coincident with the implementation of SFAS No. 142. Also coincident with the implementation of SFAS No. 142, we began amortizing certain intangible assets acquired, such as customer lists and patents associated primarily with the interBiz and Infinium. See note E to our audited financial statements included elsewhere in this prospectus.

        Restructuring charge.    Restructuring charges of $3.7 million and $2.8 million were recorded in fiscal 2002 and 2003, respectively. Following the acquisition of interBiz in April 2002, we recorded a restructuring charge of $3.7 million. The purpose of this restructuring was to align the consolidated expenses with ongoing revenues. The entire amount of the charge related to severance packages granted in connection with the termination of approximately 250 employees. For fiscal 2003, we approved a global restructuring plan to reduce our operating expenses. Restructuring charges consisted of severance-related costs for the termination of approximately 100 employees. Annual cost savings associated with the fiscal 2002 and 2003 restructuring charges were $22.5 million and $9.0 million, respectively.

  Other Income (Expense)

        Interest expense—related parties.    Interest expense—related parties was $4.9 million in fiscal 2002 and $9.4 million in fiscal 2003, a change of $4.5 million reflecting the effect of the nine-month fiscal 2002 results and changes in the average debt outstanding in each period. The fiscal 2002 average debt totaled $58.1 million with average annual interest of approximately 11% for the nine-month period. The fiscal 2003 average debt totaled $92.9 million with average annual interest of approximately 8.6%, as well as amortization of prepaid financing fees and debt-related charges. See note I to our audited financial statements included elsewhere in this prospectus and "—Liquidity and Capital Resources" below for the changes in the related-party promissory note and subordinated debt issues.

        Interest income (expense)—other.    Interest income (expense)—other was $1.6 million of expense in fiscal 2002 and $0.9 million of expense in fiscal 2003, a decrease of $0.7 million, largely reflecting the payment of the nonaffiliated portion of a term loan in April 2003 with proceeds from the Series A Convertible Preferred Stock issuance.

        Other income (expense).    We had net other expense of $0.5 million in fiscal 2002 and net other income of $1.0 million in fiscal 2003, an increase in income of $1.5 million. This is principally due to net foreign exchange losses in fiscal 2002 and a net gain in 2003.

        Provision (benefit) for income tax expense.    We recorded a provision for income tax expense of $0.3 million in fiscal 2002 and an income tax benefit of $10.6 million in fiscal 2003, for a change of $10.9 million. The change from an expense in fiscal 2002 to a benefit in fiscal 2003 largely resulted from the 2003 reinstatement of deferred tax assets related to post-acquisition net operating losses.

  Earnings per Share

	2002	2003
Earnings per common share:
Basic	$—	$15.26
Diluted	$—	$15.26
Earnings per preferred share:
Basic	$—	$15.26

        For fiscal 2002 and 2003, basic earnings per common share also includes the effect of 330,000 common shares issued on February 25, 2004, in connection with an amendment to our certificate of incorporation that reclassified each share of Series A Convertible Preferred Stock into one share of Series A Convertible Preferred Stock and 0.11 shares of common stock.

        For fiscal 2003, potentially dilutive shares included in diluted earnings per common share consisted only of outstanding stock options. The options were not outstanding in fiscal 2002 and were outstanding for one day in fiscal 2003. We had outstanding stock options of 566,326 common shares at July 31, 2003. At July 31, 2003, 590 shares were included in the computation of diluted earnings per common share.

Quarterly Results of Operations

        The following table sets forth selected unaudited quarterly information for our last eight fiscal quarters:

	Fiscal 2003 Quarter Ended				Fiscal 2004 Quarter Ended
	Oct. 31, 2002	Jan. 31, 2003	April 30, 2003	July 31, 2003	Oct. 31, 2003	Jan. 31, 2004	April 30, 2004	July 31, 2004
	(In millions)
Revenues:
License fees	$16.4	$20.4	$26.7	$30.5	$30.2	$37.8	$41.4	$49.4
Support	27.9	31.1	38.9	45.9	76.7	81.6	81.3	82.9
Services and other	13.7	13.4	15.2	16.5	34.8	36.6	42.0	43.1

Total revenues	58.0	64.9	80.8	92.9	141.7	156.0	164.7	175.4

Cost of revenues:
Cost of license fees	2.5	2.0	4.0	6.6	6.9	8.0	8.2	12.3
Cost of support, services and other	15.7	15.9	17.4	20.5	36.9	42.5	45.9	50.5

Total cost of revenues	18.2	17.9	21.4	27.1	43.8	50.5	54.1	62.8

Gross margin	39.8	47.0	59.4	65.8	97.9	105.5	110.6	112.6

Operating expenses:
Sales and marketing	12.7	14.9	18.5	23.4	35.1	37.0	40.5	44.4
Research and development	8.6	9.8	11.1	12.4	22.4	23.7	24.4	24.7
General and administrative	6.5	8.2	11.4	14.7	22.9	20.7	28.3	25.1
Amortization of intangible assets	0.6	0.7	2.3	2.4	5.7	5.7	5.9	6.1
Restructuring charge	—	1.5	—	1.3	0.2	1.1	0.1	1.7

Total operating expenses	28.4	35.1	43.3	54.2	86.3	88.2	99.2	102.0

Operating income	11.4	11.9	16.1	11.6	11.6	17.3	11.4	10.6
Other income (expense):
Interest expense-related parties	(1.9)	(2.9)	(2.7)	(1.9)	(3.0)	(3.4)	(3.6)	(3.7)
Interest income (expense)—other	(0.4)	(0.4)	(0.3)	0.2	0.1	—	0.2	(0.2)
Other income (expense)	(0.9)	1.4	0.6	(0.1)	(1.0)	1.3	(2.1)	2.4

Total other income (expense)	(3.2)	(1.9)	(2.4)	(1.8)	(3.9)	(2.1)	(5.5)	(1.5)

Income before provision (benefit) for income taxes	8.2	10.0	13.7	9.8	7.7	15.2	5.9	9.1
Provision (benefit) for income taxes	1.9	1.4	5.5	(19.4)	2.3	6.9	3.8	4.9

Net income	$6.3	$8.6	$8.2	$29.2	$5.4	$8.3	$2.1	$4.2

Seasonality

        We are exposed to fluctuations in quarterly revenues and expenses due to seasonal factors. These seasonal factors are common in the ERP software industry. Our quarters end on October 31, January 31, April 30 and July 31. The first quarter ending October 31 is a slower revenue quarter due to the European vacation period in August and generally weak software spending for calendar year-end customers. The second quarter ending January 31 typically improves as calendar year-end customers begin to make software-purchasing decisions reflecting new annual budgets and data processing initiatives. The third quarter ending on April 30 and the fourth quarter ending on July 31 are typically our strongest quarters, reflecting customer momentum on implementing data processing plans. We expect these trends to continue for the foreseeable future.

  Foreign and Domestic Operations

        The following table sets forth certain information about our foreign and domestic operations. This information may not necessarily be indicative of trends for future periods.

Revenues

	Nine Months Ended July 31, 2002	Year Ended July 31, 2003	Year Ended July 31, 2004
	(In millions)
United States	$64.9	$132.5	$254.9
Canada	1.7	7.7	16.1

Total North America	66.6	140.2	271.0

Europe, Middle East and Africa (EMEA)	48.2	91.9	243.7
Asia–Pacific	33.3	47.1	86.5
Latin America	10.8	17.4	36.6

Total revenues	$158.9	$296.6	$637.8

Long-Lived Tangible Assets

	July 31, 2003	July 31, 2004
	(In millions)
United States	$8.7	$6.8
Canada	0.2	0.1

Total North America	8.9	6.9

Europe, Middle East and Africa (EMEA)	3.9	3.8
Asia–Pacific	3.1	2.4
Latin America	1.0	1.1

Total long-lived tangible assets	$16.9	$14.2

  Liquidity and Capital Resources

          General

        Our principal sources of liquidity historically have been funds derived from operations, borrowings pursuant to promissory notes and subordinated loans and the issuance of preferred stock. We intend to fund future capital needs through cash on hand and future operating cash flows. For a summary of selected terms of our promissory notes and other indebtedness, see "Description of Certain Indebtedness." We believe that the amounts available from these and other sources will be sufficient to fund operations and capital requirements for the foreseeable future. However, our acquisition strategy may require us to raise additional equity capital or debt in the future, especially if we engage in significant expansion through acquisitions, or otherwise. In addition, we cannot assure you that changing business circumstances will not cause us to require additional capital for reasons that are not currently anticipated or that the additional capital will then be available to us on reasonable terms or at all. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial position, results of operations and cash flows. See "Risk Factors—Risks Relating to Our Business and Our Indebtedness."

        Upon the consummation of this offering, we will pay certain members of management a bonus in the aggregate amount of approximately $5.5 million. In addition, we will pay Mr. Greenough a one-time payment of $957,170 in exchange for his agreement, effective upon the consummation of this offering, to eliminate the deferred bonus payment provided for under his current employment agreement. See "Management—Special Bonus" and "—Employment Agreements—Michael Greenough."

        We anticipate future cash usage of approximately $18.5 million in connection with severance and benefits costs, office and facilities space closures and other costs associated with the fiscal 2003 and 2004 acquisitions and the global restructuring plan. We expect to incur substantially all of these costs by the end of fiscal 2005. The purchase price allocations for Baan, EXE, Arzoon and Marcam as of July 31, 2004 are preliminary and could result in additional liabilities and future cash requirements not currently reflected on our balance sheet. In addition, the Baan acquisition agreement contains a provision for indemnification of pre-acquisition claims and working capital settlements. These claims must be submitted by the parties by January 18, 2005.

        Days sales outstanding, or DSOs, in accounts receivable were 92 days and 82 days as of July 31, 2003 and July 31, 2004, respectively. DSOs are calculated based on net accounts receivable divided by average daily revenues for the quarters ended July 31, 2003 and July 31, 2004, excluding the impact of acquisitions consummated during the respective quarter. The decrease in DSOs, as adjusted, is related to improved collection results. There have not been any significant changes in payment terms or credit policies during fiscal 2003 or fiscal 2004. DSOs tend to be highest in the second quarter due to seasonally high annual support renewal billings.

        We have net operating loss carryforwards, or NOLs, that can offset approximately $341.0 million of future taxable income for U.S. Federal income tax purposes. The utilization of $277.0 million of these tax losses, however, is restricted under Section 382 of the Internal Revenue Code to the extent they relate to acquired businesses, with an annual limit of $9.2 million available for use. Under Section 382, if an ownership change occurs, such as an acquisition, our ability to utilize NOLs may be subject to restriction. In addition, we have NOLs of approximately $527.0 million that would enable us to offset future taxable income of our foreign subsidiaries. Approximately $285.0 million of these foreign NOLs expire at various dates through 2014. We estimate we will pay cash taxes totaling approximately $3.0 million in fiscal 2005 in connection with Federal, state and foreign income taxes. See note F to our audited financial statements included elsewhere in this prospectus for further information.

          Cash Flows

        Operating Activities.    The principal drivers of our cash flows from operating activities are the cash portion of operating income (operating income plus non-cash operating expense items such as depreciation, amortization and non-cash stock compensation) less cash paid for interest, restructuring costs and other changes in working capital.

        During fiscal 2004, our cash flows from operating activities increased $1.7 million to $51.2 million from $49.5 million in the prior year period. The primary drivers of this improvement were as follows:

  •
  "Cash" operating income (operating income plus depreciation, amortization, in-process research and development charges and non-cash stock compensation expense) increased by $42.7 million to $105.4 million, primarily as a result of the Baan and EXE acquisitions;

  •
  Cash paid for interest decreased by $3.1 million to $7.6 million as a result of lower average coupon rates on outstanding borrowings; and

  •
  Restructuring cash outflows increased by $42.0 million to $53.6 million.

        Substantially all of the restructuring cash outflows in fiscal 2004 related to the Baan acquisition.

        Cash flows generated by operations were $49.5 million and $20.6 million for fiscal 2003 and 2002, respectively, or an increase of $28.9 million. The primary drivers of this improvement were as follows:

  •
  "Cash" operating income increased by $33.1 million in fiscal 2003 to $62.7 million as a result of the fiscal 2003 acquisitions and overall improved operating performance;

  •
  Cash paid for interest increased by $5.9 million in fiscal 2003 to $11.7 million as a result of the higher average borrowings used to finance acquisitions during each fiscal year;

  •
  Restructuring cash outflows increased by $10.1 million in fiscal 2003 to $11.6 million as a result of restructuring costs associated with the fiscal 2003 acquisitions; and

  •
  Working capital provided approximately $10.2 million more in cash flows during fiscal 2003 as compared to fiscal 2002 as a result of increased deferred revenue resulting from higher customer support renewals.

        Investing and Financing Activities.    The principal drivers of our investing and financing activities were acquisitions of businesses. During the last three fiscal years, we used $265.0 million in cash (net of cash acquired) in the aggregate to purchase eight businesses. Funding for these acquisitions came primarily from net borrowings of $243.8 million, mainly from our stockholders in the form of promissory notes and subordinated loans.

        In April 2003, we sold $75.0 million in Series A Convertible Preferred Stock to investment entities affiliated with General Atlantic, representing a 25% interest in our company. The proceeds from this sale were used to repay borrowings outstanding on previously issued credit facilities and the subordinated promissory note previously issued to Madeleine L.L.C.

        Our purchases of property and equipment have been low. In fiscal 2003 and 2004, our capital asset needs were substantially met from property and equipment obtained through acquisitions of businesses.

        The following narrative summarizes our historical investing and financing activities for each period presented.

        Investing activities resulted in the net use of cash totaling $51.6 million and $198.0 million in fiscal 2004 and 2003 respectively. Investing activity for fiscal 2004 included a net cash outflow of $46.3 million (net of cash acquired) for acquisitions and $3.9 million for capital expenditures and capitalized software development costs. Investing activity for fiscal 2003 included a net cash outflow of $193.7 million (net of cash acquired) for acquisitions and $4.3 million of capital expenditures and capitalized software costs. Fiscal 2002 investing activities included a cash outflow of $25.0 million related to the interBiz acquisition and capital expenditures of $0.6 million.

        Financing activities resulted in net cash inflows of $38.7 million and $198.0 million in fiscal 2004 and 2003, respectively, as well as $14.3 million in fiscal 2002. Financing cash flows for fiscal 2004 included $10.0 million of proceeds from the subordinated promissory note issued to Madeleine L.L.C., $23.0 million of proceeds from the issuance of additional promissory notes to Madeleine L.L.C. and approximately $7.7 million of proceeds from promissory notes issued to investment entities affiliated with General Atlantic. Financing cash flows in fiscal 2003 included $116.4 million of proceeds from the subordinated promissory note issued to Madeleine L.L.C. ($25.7 million of which was used to repay our then existing subordinated loans), $75.0 million of proceeds from the issuance of Series A Convertible Preferred Stock ($39.2 million of which was used to partially repay the subordinated promissory note issued to Madeleine L.L.C. and the remaining $35.8 million of which was used to repay our then existing credit facility and letter of credit) and $130.1 million of proceeds from the issuance of promissory notes to Madeleine L.L.C. and investment entities affiliated with General Atlantic to fund the Baan acquisition. In fiscal 2002, cash inflows consisted of

$25.0 million of proceeds from our then existing subordinated loans and notes payable. These proceeds were partially used to pay $10.7 million under our then existing credit facility and other financing obligations.

          Debt and Credit Sources

        On June 4, 2004, in connection with the Arzoon acquisition, we issued subordinated convertible notes in the aggregate principal amount of $12,000,000 to Arzoon and certain of its investors. The interest rate on the notes is 5% per annum, payable quarterly in arrears on the first day of each calendar quarter, until maturity, conversion or repayment. The maturity date on the promissory notes is June 4, 2007. Upon a change of control of our company where our successor is a publicly traded company or our initial public offering, or the initial public offering of our successor company if it is a privately-held company when it acquires us, each noteholder has the right to convert any portion of the amount then outstanding on such note into shares of our common stock at a conversion price of $284.80 per share, subject to antidilution adjustment. As of July 31, 2004, we had an aggregate of approximately $12.1 million outstanding on the notes including interest accrued thereon.

        On March 16, 2004, we issued a promissory note in the principal amount of $3.6 million as payment for our early termination of a lease for the Elevon headquarters facility in San Francisco, California. The promissory note is payable in thirty-six equal installments of $100,000. For financial statement purposes, this non-interest bearing note was discounted at 8% per annum and the related imputed interest was charged to interest expense—other. The carrying value at July 31, 2004 was reflected as $1.0 million in the current portion of long-term debt—other and as $1.6 million in long-term debt—other.

        On January 20, 2004, we issued subordinated promissory notes in the aggregate principal amount of approximately $7.7 million to investment entities affiliated with General Atlantic. The interest rate on the notes is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date on the promissory notes is January 20, 2006. Interest is paid on the last day of each month, and therefore no interest had accrued as of July 31, 2004.

        On December 18, 2003, we issued a subordinated promissory note in the principal amount of $23.0 million to Madeleine L.L.C. The interest rate on the note is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date on the promissory note is December 18, 2005. The accrued interest at July 31, 2004 was $0.2 million, resulting in a balance of $23.2 million.

        On October 31, 2003, we issued a promissory note in the principal amount of approximately $2.8 million as payment for our early termination of a lease for a Baan facility in Herndon, Virginia. The promissory note is payable in twenty-five equal monthly installments of $110,000. For financial statement purposes, this non-interest bearing note was discounted at 8% per annum and the related imputed interest was charged to interest expense—other. The carrying value at July 31, 2004 was reflected as $1.3 million in the current portion of long-term debt—other and as $0.4 million in long-term debt—other.

        On July 18, 2003, we issued promissory notes in the aggregate principal amount of $130.1 million to Madeleine L.L.C. and to certain investment entities affiliated with General Atlantic. Interest on the promissory notes accrues at a rate of 1.23% per annum and is added to the principal balance until maturity. The maturity date of the promissory notes is November 15, 2005. The accrued interest at July 31, 2004 was $1.7 million, resulting in a balance of $131.8 million. We record imputed interest on these notes at 4%, which we believe to be a market rate of interest available from a third party, and record excess over the stated interest rate as additional paid-in capital. We will use a portion of the proceeds of this offering to repay $32.0 million of these notes.

In addition, $50.0 million of the indebtedness outstanding under these notes will be subject to the debt-to-equity exchange to be effected upon the consummation of this offering.

        On May 6, 2003, we obtained a $1.2 million standby letter of credit from a commercial lender and pledged $1.3 million in cash collateral (restricted cash) to replace an expiring letter of credit. The standby letter of credit renews annually at a reduced amount until the final expiration in July 2010. Our obligation and our related restricted cash balance was $1.0 million at July 31, 2004.

        On December 19, 2002, we issued a subordinated promissory note to Madeleine L.L.C. in the principal amount of $125.0 million. On April 2, 2003, we used a portion of the proceeds from the sale of our Series A Convertible Preferred Stock to partially repay the note, reducing the aggregate principal amount to $59.2 million. In August 2003, we borrowed an additional $10.0 million from Madeleine L.L.C. and amended and restated the note to increase the aggregate principal amount to $69.2 million. The interest rate on the subordinated promissory note is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the subordinated promissory note is December 31, 2007. The accrued interest at July 31, 2004 was $0.5 million, resulting in a balance of $69.7 million.

        The promissory notes issued to Madeleine L.L.C. and investment entities affiliated with General Atlantic do not subject us to any financial or other restrictive covenants likely to be contained in a debt instrument negotiated with a third party. In addition, all of such promissory notes are pari passu and unsecured. However, upon the consummation of this offering, we intend to modify the terms of approximately $150.0 million of indebtedness owed by us to Madeleine L.L.C. and investment entities affiliated with General Atlantic to provide for an interest rate of LIBOR plus 2.75%, a three-year term and a senior unsecured ranking. See "Description of Certain Indebtedness—Promissory Notes."

        We lease office facilities under operating leases, which generally require us to pay operating costs, including property taxes, insurance and maintenance. We also lease certain computer equipment under noncancelable operating leases. Rent expense under such leases aggregated approximately $21.8 million, $13.3 million and $8.4 million for fiscal 2004, 2003 and 2002, respectively.

        Commitments to settle contractual obligations in cash, including interest payments, as of July 31, 2004 are as follows:

	Payments Due by Period
	Less than one year	1-3 years	4-5 years	After 5 years	Total
	(In millions)
Contractual Obligations:
Promissory notes	$2.5	$136.0	$—	$—	$138.5
Subordinated promissory notes	8.6	127.2	—	—	135.8
Stock appreciation rights	—	2.5	—	—	2.5
Put warrants	—	1.0	—	—	1.0
Capital lease obligations	0.5	0.1	—	—	0.6
Operating leases	17.6	21.2	12.2	16.3	67.3

Total	$29.2	$288.0	$12.2	$16.3	$345.7

        The following summarizes our contractual obligations on a pro forma basis at July 31, 2004 after consummation of the offering, to reflect (a) the repayment of $32.0 million of indebtedness outstanding under certain of our promissory notes with the proceeds of this offering, (b) the debt-to-equity exchange, (c) the modification of the terms of approximately $150.0 million of indebtedness owed by us to Madeleine L.L.C. and investment entities affiliated with General

Atlantic, (d) the conversion of the stock appreciation rights into shares of common stock and (e) the reclassification of our put warrants to stockholders' equity as if they each occurred on July 31, 2004:

Payments Due by Period
	Less than one year	1-3 years	4-5 years	After 5 years	Total
(In millions)
Contractual Obligations:
Promissory notes	$	$	$	$	$
Subordinated promissory notes
Put warrants
Capital lease obligations
Operating leases

Total	$	$	$	$	$

        Other commercial commitments as of July 31, 2004 include the following:

	Amount of Commitment Expiration Per Periods
	Less than one year	1-3 years	4-5 years	After 5 years	Total
	(In millions)
Other Commercial Commitments:
Standby letters of credit	$1.0	$—	$—	$—	$1.0
License agreements	0.8	—	—	—	0.8

Total	$1.8	$—	$—	$—	$1.8

Capital Expenditures

        Our capital expenditures, primarily for computer equipment, leasehold improvements and office furniture, were approximately $1.6 million, $3.4 million and $0.6 million in fiscal 2004, 2003 and 2002, respectively. Our capital expenditures in fiscal 2004 have been minimal due to the reuse of computers and networking equipment obtained through our acquisitions and due to our leasing of equipment under operating leases.

        In fiscal 2005, we expect our capital expenditures and capitalized software to increase to $16.0 million as we replace and invest in computer hardware and invest in our products.

  Quantitative and Qualitative Disclosure about Market Risk

        We are exposed to certain financing risks as part of our ongoing business operations, including risks from changes in foreign currency exchange rates that could impact our financial condition, results of operations and cash flows. We do not use derivative financial instruments to hedge our foreign currency exchange rate risks or for speculative investment purposes.

        Interest Rate Risk.    Our cash and cash equivalents are subject to interest rate risk. We manage this risk by maintaining cash equivalents with relatively short average maturities.

        We also hold cash balances in accounts with commercial banks in the United States and foreign countries. These cash balances represent operating balances only and are invested in short-term deposits of the local bank. Generally, operating cash balances held at banks outside of the United States are denominated in the local currency.

        The weighted-average yield on interest-bearing investments held as of July 31, 2004 and 2003 was approximately 1.00% and 0.50%, respectively. Based on our investment holdings at July 31, 2004, a 50 basis point decline in the average yield would reduce our annual interest income by $0.5 million. All of our debt instruments have fixed interest rates. However, upon the consummation of this offering, we intend to modify the terms of approximately $150.0 million of indebtedness owed by us to Madeleine L.L.C. and investment entities affiliated with General Atlantic to provide for an interest rate of LIBOR plus 2.75%. See "Description of Certain Indebtedness."

        Foreign Currency Risk.    As a global company, we are exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of our foreign subsidiaries, intercompany balances between subsidiaries that operate in different functional currencies and transactions with customers, suppliers and employees that are denominated in foreign currencies. Our objective is to minimize our exposure to these risks through our normal operating activities and, where appropriate, to have these transactions denominated in United States dollars. In fiscal 2004, approximately 60% of our total revenues and 54% of our cost of revenues and operating expenses were denominated in foreign currencies. As of July 31, 2004, approximately $14.7 million or 17% of our net working capital deficiency (total current assets minus total current liabilities) was denominated in foreign currencies. The following table shows the approximate split of these foreign currency exposures by principal currency:

	Foreign Currency Exposure at July 31, 2004
	Euro	UK Pound	Japanese Yen	Other	Total Exposure
Total revenues (year ended July 31, 2004)	39%	19%	8%	34%	100%
Total cost of revenues and operating expenses (year ended July 31, 2004)	41	18	8	33	100
Net working capital surplus (deficiency)	(148)	(19)	21	46	(100)

        For fiscal 2003, approximately 50% of our total revenues, 46% of our total cost of revenues and operating expenses and 44% of our net working capital deficiency were denominated in foreign currencies. For fiscal 2002, approximately 50% of our total revenues, 46% of our total cost of revenues and operating expenses and 11% of our net working capital deficiency were denominated in foreign currencies. See "Risk Factors—Risks Relating to Our Business and Our Indebtedness—We are exposed to political, economic and other risks that arise from operating a multinational business."

  Inflation

        We believe that inflation has not had a material impact on our results of operations for fiscal 2004, 2003 and 2002. However, we cannot assure you that future inflation would not have an adverse impact on our operating results and financial condition.

  Recently Issued Accounting Pronouncements

        In December 2003, the FASB issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities," or FIN 46R, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the entity. FIN 46R replaces Interpretation No. 46, "Consolidation of Variable Interest Entities," which was issued in January 2003. We will be required to apply FIN 46R to interests in variable interest entities, or VIE, created after December 31, 2003. For variable interests created before January 1, 2004, the interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. As we have no investment in or contractual relationship or other business relationship with a variable interest entity, we have determined that the adoption of the provisions of FIN 46R will not have a material effect on our financial condition, results of operations or cash flows.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement 133. SFAS No. 149 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" for decisions made: (1) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133; (2) in connection with other FASB projects dealing with financial instruments; and (3) regarding implementation issues raised in relation to the application of the definition of a derivative, particularly regarding the meaning of an "underlying" and the characteristics of a derivative that contain financing components. The statement is generally effective for contracts entered into or modified after June 30, 2003 and is to be applied prospectively. We have determined that the adoption of the provisions of SFAS No. 149 will not have a material effect on our financial condition, results of operations or cash flows.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements, either, as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We have determined that the adoption of the provisions of SFAS No. 150 will not have a material effect on our financial condition, results of operations or cash flows.

        In March 2004, in its consensuses on Issue 03-6, "Participating Securities and the Two-Class Method Under FASB Statement No. 128," the Emerging Issues Task Force, or EITF, expanded the notion of participation rights in calculating earnings per share from previous practice. Issue 03-6 does not focus on a security holder's contractual rights to ultimately receive the undistributed earnings and net assets of the company upon redemption or liquidation. Instead, it defines participation rights based solely on whether the holder would be entitled to receive any dividends if the entity declared them during the period, even if those earnings would not actually be distributed from an economic or practical perspective and even if the company has legal or contractual limitations on its ability to pay dividends.

        Under Issue 03-6, all securities that meet the definition of a participating security, regardless of whether the securities are convertible, non-convertible or potential common stock securities, are considered for inclusion in the computation of basic earnings per share using the two-class method. The application of the two-class method may also have an impact on the diluted earnings per share calculation due to the need to consider each type of potential common share in the proper sequence to arrive at maximum dilution. We have adopted Issue 03-6 and have presented earnings per share under the two-class method for all earnings per share calculations presented throughout our consolidated financial statements.

BUSINESS

Overview

        We are a leading global provider of enterprise software applications and related services. Our products and services are designed to help our customers increase operating efficiency and productivity by automating key business processes, improving collaboration among their customers, suppliers, employees and other partners and facilitating analysis of business trends. We provide industry-specific enterprise software applications that utilize a modular architecture to integrate quickly into our customers' existing infrastructure at a reasonable cost.

        Our suite of enterprise software applications is designed to improve various core ERP functions of industrial enterprises. We also provide applications that are integrated extensions to our core ERP products, including corporate performance, customer relationship, product lifecycle, supplier relationship and supply chain management products.

        We sell our products to companies in a wide range of industries, including discrete and process manufacturing, retail, financial services, healthcare and hospitality and gaming, providing these industries with functionality that addresses their unique business requirements. We also provide after-market maintenance and professional services. As of July 31, 2004, our products were used by approximately 13,300 customers, including customers accessed through reseller arrangements. This number excludes subsidiaries of customers and end users. Headquartered in Chicago, Illinois, we employed approximately 3,702 people in approximately 63 locations worldwide as of July 31, 2004.

        We own or have the rights to various trademarks and trade names used in this prospectus, including Baan™, BPCS®, Elevon®, EXE Technologies®, Infinium®, Ironside®, interBiz™, SSA®, SSA Global™, SSA Global Technologies and System Software Associates™, as well as other trade names, trademarks and product names. All other trade names and trademarks appearing in this prospectus are the property of their respective holders.

Our Industry

        In order to succeed in increasingly competitive environments, many enterprises have sought to implement broad enterprise software applications to automate their key business processes. Historically, these enterprise software applications were costly and complex, in part because they frequently required time-consuming custom programming and implementation. Many mid-market enterprises did not have the financial resources to implement these software applications and lacked the information technology expertise and infrastructure required to continually operate, refine and maintain the software. As a result, enterprise software applications typically were marketed to large enterprises, but even these enterprises often found that the software applications cost too much and required too many information technology resources to implement and maintain.

        We believe that the enterprise software market has been undergoing a shift from large, costly and complex enterprise applications to smaller, single-vendor modular applications that can be installed quickly at lower upfront cost and demonstrate a compelling return on investment. This shift has resulted in the creation of targeted applications that are economically viable for mid-sized as well as large enterprises. Based on our research, we estimate that the portion of the enterprise software application market addressed by our products will increase from $52.6 billion in 2004 to $68.6 billion by 2007, representing an estimated compound annual market growth rate in excess of 9%.

        Enterprise software applications generally incorporate industry-specific business expertise that can eliminate the expense and time required to customize these applications. Shoe manufacturers, for example, must track finished goods by multiple dimensions, including style, color, size and width. Pharmaceutical manufacturers, in comparison, are legally required to trace each ingredient of their finished goods to its original lot. Enterprise software applications that incorporate industry best practices and regulatory requirements can eliminate the expense and time required to customize these applications. These applications must, however, be implemented into legacy software infrastructures at reasonable cost and with minimal disruption to business operations. As a result, an enterprise often may seek to identify and rely upon a limited number of vendors capable of providing a depth and breadth of applications to address all of the enterprise's existing and emerging enterprise software needs. In order to address the evolving enterprise software market, vendors must tailor their applications to match the demands of a customer's size and industry, while offering flexible pricing, architecture and deployment options to address legacy software infrastructures. At the same time, these software applications must extend the reach of the business processes to include customers, partners, suppliers and employees.

Our Business Strengths

        We provide industry-specific enterprise software applications that utilize a modular architecture to integrate quickly into our customers' existing infrastructure at a reasonable cost. Our key business strengths include:

        Global, Diverse and Growing Customer Base.    Our products were used by approximately 13,300 customers as of July 31, 2004 in a variety of industries worldwide. In fiscal 2004, approximately 43% of our total revenues were generated in North America, approximately 38% in EMEA and approximately 19% in the rest of the world. While we historically have generated most of our revenues from sales of additional products and maintenance services to our installed base of customers, and continue to see this as an attractive opportunity, we recently have begun to focus on developing new relationships with customers that have not previously purchased our products. Our global and diverse customer base ensures that we are not dependent on any individual customer, industry or geographic region.

        Broad Product Offering.    We provide our customers with modular integrated solutions specifically designed for mid-market companies, which we define as companies with $100.0 million to $1.0 billion in revenues, and believe that we are a leader in providing ERP and extended solutions to this market. We provide our solutions in targeted industries including discrete and process manufacturing, retail, financial services, healthcare and hospitality and gaming, providing these industries with functionality that addresses their unique business requirements. We also provide after-market support and professional services. These solutions can be implemented as stand-alone offerings or as suites to enable industry best practices in corporate performance management, customer relationship management, enterprise resource planning, financial management, human capital management, product lifecycle management, supply chain management and supplier relationship management. The modular architecture of our applications allows our customers to deploy individual applications or an integrated suite of applications depending on their specific needs. We believe that our customers desire a reduced number of software vendors to effectively implement and manage their business processes and that our broad product offering with industry-specific functionality increases the value of our solutions to our customers.

        Large Base of Recurring Revenue.    Our products are deeply integrated into our customers' IT systems and business operations, creating strong incentives for our customers to continue using our products and services. We derive a significant portion of our revenues from recurring support fees that create a stable stream of revenues and allow us to deepen our relationships with existing customers. For fiscal 2004, we derived approximately 51% of our revenues from support contracts. Substantially all of our customers enter into support contracts, generally for twelve months or longer, when they license new products from us, and a substantial majority continue to renew these contracts beyond the initial period. In recent months, we have successfully focused on increasing the percentage of our customers that renew their support contracts upon expiration. We expect our recurring support revenues to continue to grow as customers continue to pay for support and upgrades for new software licenses and as we sell additional products to new and existing customers.

        Large and Experienced Support and Services Organization.    Our professional services organization has over 610 application and technical specialists to help customers implement and optimize applications, to train customers in the use of our products and to provide customer service, application and technical support assistance. We believe that the size and quality of our customer support and services organizations are key factors that draw customers to renew their maintenance contracts and help differentiate us from our competitors.

        Rapid and Cost Effective Implementation.    Our software applications are designed to install quickly and easily into customers' information technology environments with minimal business disruption. Our broad and flexible product offering allows us to provide our customers with pre-configured functionality designed to address their specific needs with relatively streamlined implementation and upfront training costs. At the same time, we believe our customers are able to improve their operating efficiency through the use of our products. In addition, we believe the reliability of our products enables our customers to dedicate fewer internal resources to ongoing management of our products.

        Experienced Management Team.    Our executive officers have an average of over 20 years of experience in the technology industry.

Our Strategy

        We are a leading global provider of enterprise software applications and services, with a focus on mid-market companies. In order to enhance our market position, we intend to employ the following business strategies:

        Further Penetrate Our Customer Base.    Our products were used by approximately 13,300 customers as of July 31, 2004 in a variety of industries worldwide. The strategic importance of our core products allows us to develop long-term relationships with our customers, most of which currently utilize only a small portion of our products. For example, many customers who are currently using our core products have yet to evaluate our extension products. We believe that customers desire a reduced number of software vendors providing enterprise applications, and we intend to continue to leverage our relationships with our customer base to generate incremental sales.

        Enhance and Introduce New Products.    As part of our overall product strategy, we intend to continue to enhance our product functionality and introduce complementary new products to new and existing customers. For example, we recently released a version of one of our SSA Enterprise Resource Planning solutions that provides industry-specific enhancements enabling our customers to improve manufacturing capabilities, streamline business processes and reduce costs. This release included electronic signature functionality designed for pharmaceutical customers to meet the legal and regulatory requirements of the industry and simplify authorization processes. We also anticipate introducing new complementary products, either through internal development, partnering or acquisition while allowing customers the opportunity to easily migrate from our older products to our new or enhanced products. We believe that continuing to enhance our products provides customers with an increased incentive to renew maintenance contracts.

        Increase Our Recurring Support Revenues.    We derive a significant portion of our revenues from recurring support fees. For fiscal 2004, approximately 51% of our revenues consisted of maintenance fees for support and unspecified product upgrades. We expect our support revenues to continue to grow as customers continue to pay for support and upgrades for existing and new software licenses. We have dedicated full-time employees who work together with our sales force to promote maintenance contract renewals and intend to continue to be proactive in designing programs that provide customers with additional benefits, thereby increasing customer support renewals.

        Selectively Pursue Strategic Acquisitions.    Since our formation in 2000, we have made several acquisitions designed to expand our product offerings and customer base. We intend to continue to selectively pursue strategic acquisitions that would further enhance, complement and expand our product offerings and customer base. As a key part of our growth strategy, we continuously evaluate acquisition opportunities and from time to time enter into non-binding letters of intent with potential acquisition targets. We cannot assure you that we will not consummate significant acquisitions in the future.

Products

        We are a leading global provider of enterprise software applications and related services. Our enterprise software applications include various core ERP functions, including accounting, human resource, inventory management, manufacturing, payroll and purchase and sales processing. We also provide applications that are integrated extensions to our core ERP products, including corporate performance, customer relationship, product lifecycle, supplier relationship and supply chain management products.

        The following table outlines our core and extension solutions and their components:

Product Name	Components		Function
SSA Enterprise Resource Planning			•	finance, sales, purchasing, logistics and service functions
SSA Financial Management	•	general ledger	Core repository for:
	•	accounts payable	•	financial information
	•	accounts receivable	•	processing and reporting
	•	fixed assets	•	debit and credit management
	•	project accounting	•	full-lifecycle asset management
	•	fund accounting	•	project tracking
	•	draft services	•	commitment, accounting and
	•	currency cost accounting		expenditure control solution to monitor the outlay of funds
			•	transaction processing and support
			•	cost break-downs and build-ups analysis
SSA Human Capital Management	•	human resources	•	employee data management
	•	payroll	•	compensation scenarios handling and
	•	flexible benefits		processing
	•	training	•	benefits program administration
	•	administration and self service	•	attendance monitoring and automatic enrollment
			•	Internet-enabled tool for speeding transactions
SSA Corporate Performance Management	•	enterprise planning	•	goal-setting and budgeting
	•	enterprise scorecarding	•	measuring, monitoring and evaluating
	•	enterprise business intelligence	•	analysis and reporting on actual business performance
SSA Customer Relationship Management	•	sales management	•	key sales processes automation
	•	marketing management	•	marketing campaign management
	•	service management	•	customer service management
	•	collaborative	•	selling process support
	•	order management

Product Name	Components		Function
SSA Product Lifecycle Management			•	product data and configuration
			•	product management and tracking
SSA Supplier Relationship Management	•	spend analysis	Purchase order line analysis of:
	•	advanced auctions	•	procurement activity
	•	negotiation and contract management	•	automated request processing
	•	e-procurement	•	reverse auction administration and
	•	supplier collaboration		ongoing supplier management
			•	supplier compliance monitoring
			•	maintenance, repairs and operations, or MRO, and purchasing automation
			•	purchase order collaboration
			•	financial, inventory, planning and forecasting
			•	supplier performance inquiry
SSA Supply Chain Management	•	supply chain planning	•	balancing of resources throughout the
	•	supply chain execution		operation
			•	order management
			•	inventory management
			•	production management
			•	manufacturing scheduling
			•	replenishment
			•	transportation management
			•	warehouse management

        The product lines above include products formerly marketed under the SSA Global, BPCS and Baan names, as well as products obtained through other acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Acquisitions."

        Our suite of enterprise software applications is designed to improve various core ERP functions of industrial enterprises. Our product suite is a modular solution that includes the following components:

  •
  SSA Financial Management, which provides web-integrated applications that manage strategic planning, forecasting and budgeting and routine accounting transactions. Critical components include general ledger, accounts payable, accounts receivable, fixed assets, project accounting, fund accounting, draft services and currency and cash accounting.

  •
  SSA Human Capital Management, which allows employers to organize employee data, administer complicated wages, salaries and benefits, pay employees and share workforce data across the enterprise.

  •
  SSA Corporate Performance Management, or SSA CPM, which enables customer to plan, monitor and analyze both the financial and operational aspects of its business through customized views. SSA CPM employs scorecarding and dashboard applications to measure execution in real time through a data warehouse that provides information from all touchpoints within the client organization. This enterprise solution is integrated with our ERP solutions.

  •
  SSA Customer Relationship Management, which automates and optimizes marketing, sales, customer and partner service, quality assurance and help desks across multiple channels and languages. It is designed to launch, manage and measure flexible, multi-tiered marketing campaigns with customer segmentation, telemarketing and scripting.

  •
  SSA Product Lifecycle Management, which allows manufacturers and their partners to track, manage, monitor and analyze products throughout their entire design and manufacturing process. Engineers and non-engineers across all levels of the organization can provide input at each stage of the design process.

  •
  SSA Supplier Relationship Management, which is designed to improve supply chain efficiency through spending analysis, advanced auctions, negotiation and contract management, e-procurement and supplier collaboration. Customers can deploy these products to analyze past and current spending for goods and services, identify critical cost items and evaluate current suppliers. These products provide an online forum for reverse auctions to facilitate open bidding by suppliers in real time and for management of the entire contract lifecycle as well as MRO procurement.

  •
  SSA Supply Chain Management, which provides management and execution components to manage a customer's supply chain. SSA Supply Chain Management planning provides strategic management tools that help our customers effectively measure the availability of resources against customer demand, manage enterprise rules and implement financial management guidelines.

Technology and Product Architecture

        In the development of our software, we use industry standard tools such as J2EE, JAVA and extensible markup language, or XML, to maximize our products' compatibility with our customers' existing systems and to minimize the costs of development, deployment and integration. Additionally, our products can be operated on multiple operating systems, such as UNIX and Windows, databases such as IBM and hardware platforms. We utilize other common technologies, including application servers and portals offered by third party vendors.

        Our products and solutions are enabled by other technologies, including web-integration, security, workflow and middleware technologies. Web-integration technology enables access to applications via an easy-to-use and easy-to-deploy browser-based interface. Security technology enables customers to control and manage user-level access. Workflow technology provides user-defined capability to automate information flows. For example, if the Price Approval Workflow functionality is set up, the system can detect a price change and automatically route a message to the appropriate person for their approval or rejection. Middleware technology manages processes and communications between applications, workflow engines, databases and operating systems to ensure integration and operations within and beyond an enterprise.

Support

        Our SSA OnePoint Support organization provides technical and industry-specific support, including through 24/7 regional call centers, for our products by trained experts, many of whom have product-, industry- and region- specific experience. As of July 31, 2004, we had 561 full-time employees in our SSA OnePoint Support organization in approximately 30 locations globally. In addition, SSA OnePoint Support organization offers customers on-line support and diagnostic testing for system optimization and problem resolution.

Services

        SSA Global Professional Services is comprised of our technical specialists who work closely with our customers to design, build and implement industry-specific software solutions that are tailored to customer needs. As of July 31, 2004, we employed 610 full-time employees in this function globally.

        SSA Global Professional Services offers four basic areas of services:

  •
  analysis of our customers' current environment and advice on future directions to ensure that applications align with their business objective;

  •
  establishment of processes for the successful implementation of our products, including data conversion, estimating, installation, security recommendations, technical design, technical project planning and trouble-shooting;

  •
  diagnostic services designed to optimize the performance of our applications based on industry-specific and technology best practices; and

  •
  training to our customers in the use of our products including public workshops, private on-site sessions and company-specific classes at an SSA Global Education Center.

Customers

        As of July 31, 2004, our products were used by approximately 13,300 customers, including customers who obtained our products through our reseller arrangements. This number excludes subsidiaries of customers and end users. We sell to three types of customers: large companies, mid-market companies and small companies.

        We have approximately 115 large company customers, or Global Accounts. Most of these Global Account customers use our products for their core ERP functions. These customers have over $1.0 billion in annual revenues and typically require enterprise applications with multi-location and multi-language capabilities. In some cases, our Global Account customers also utilize other vendors' enterprise software applications. Our products are designed to integrate with such software to preserve the value of existing information technology investments. We sell our products to our Global Account customers through a dedicated sales force.

        The mid-market company category, which we define as businesses with $100.0 million to $1.0 billion in annual revenues, comprises the largest percentage of our customer base. Nearly all of our mid-market customers utilize our core ERP products to run their manufacturing, finance or human capital business processes. We believe that we are a leading provider of ERP and extended solutions to this market.

        We also target small companies, which we define as businesses with $25.0 million to $100.0 million in annual revenues. We provide small companies complete, or end-to-end, business applications that have been developed for this segment to provide broad functionality at low cost.

Sales and Marketing

        We sell and market our products and services worldwide, primarily though our direct sales force. As of July 31, 2004, we had 806 sales and marketing employees located in 28 countries. Our direct sales force and services organization is structured to market specific industries, and we have regional sales teams that focus on specific geographic territories. Our teams principally target our mid-market customers, and we have a dedicated sales force for our Global Accounts. In addition to direct sales teams, we enter into technology alliances which provide technology, hardware platforms, operating systems and network or database solutions upon which our software runs. Through technology alliances we are able to expand our market presence through increased awareness of our enterprise software solutions. We also have channel and affiliate partners that market our software products and provide implementation services to their end users. These partners generate sales leads, make initial customer contacts and assess needs prior to our introduction. Channel and affiliate partners assist us in selling primarily to our small company customer base and, to a lesser extent, mid-market and large companies. In addition, some of our channel and affiliate partners engage in joint marketing programs, presentation of seminars, attendance at trade shows and hosting conferences.

        We have a Solutions Management group that, as of July 31, 2004, was comprised of 66 full-time employees. This group works with sales, marketing, customer support and development to address market needs and user requirements in order to develop and execute a market-driven product strategy. The Solutions Management team maintains a database for storing and organizing feedback from customers in order to identify and address their changing system and application requirements. This feedback is supplemented by input from an advisory board composed of key customers.

Research and Development

        Our research and development organization is responsible for the design, development and release of our products and documentation. This organization is divided into sub-groups focused on development, quality assurance, product management, documentation and multi-language translations. Our research and development expenses were $95.2 million, $41.9 million and $20.4 million in fiscal 2004, 2003 and 2002, respectively. As of July 31, 2004, we had 1,271 employees in research and development in 15 locations globally.

Competition

        Our markets for products and services are highly competitive, and we expect competition to persist and intensify. We face competition from both large and emerging software companies that offer similar products targeted at businesses within our markets. Some of these companies have greater resources than we do, and we compete with these companies primarily on:

  •
  Product functionality, technology, integration, performance and price;

  •
  Industry-specific products and industry-expert service;

  •
  Ease of use and installation;

  •
  Cost benefits;

  •
  Sales and marketing efforts;

  •
  Support efforts and

  •
  New products.

        Historically, many ERP software vendors have targeted market segments:

  •
  Small Company Market Segment—In the small market segment our primary competitors are Epicor, IFS, Mapics, Microsoft, QAD and Sage Group plc.

  •
  Mid-Market Company Market Segment—In the mid-market segment our primary competitors are chinadotcom / Ross, Epicor, Geac, IFS, Intentia, Lawson, Mapics and QAD.

  •
  Large Company Market Segment—In the large company market segment our primary competitors are Oracle, PeopleSoft and SAP.

        In recent years, competitors who were focused on narrow product segments that compete with our extension products, such as i2 Technologies, Siebel and Manugistics, have begun to target customers in the extended ERP mid-market company segment.

        We believe that the number of ERP software vendors will continue to decline as the market consolidates around larger vendors who offer complete end-to-end solutions to customers at reasonable prices. Consolidation may occur through established companies developing their own products, through acquisitions, or through cooperative relationships between companies. This consolidation could lead to increased price competition and other forms of competition.

Intellectual Property Rights

        We regard certain aspects of our operations, products and documentation as proprietary. We have in excess of 70 U.S. and foreign patents and, patent applications and 340 U.S. and foreign trademarks and registered trademarks that relate to our products. We believe that certain trademarks (including: SSA, SSA GLOBAL, SSA GLOBAL TECHNOLOGIES, SSA GLOBAL and design, SSA GLOBAL FORWARD FASTER and design, FORWARD FASTER, ONEPOINT SUPPORT, BAAN, BAAN and design, MANMAN, INTERBIZ, EXE and design, INFINIUM, INFINIUM and design, BPCS, PRMS, MASTERPIECE and WAREHOUSE BOSS) are of material importance to our product lines. None of the material trademarks are of limited duration. Although protection of our patents and related technologies is an important component of our business strategy, none of the individual patents is material to our company as a whole.

        We rely on a combination of patent, copyright, trademark and trade secret laws and other measures to protect our proprietary rights. We also rely on contractual restrictions in our agreements with customers, employees and others to protect our intellectual property rights. In certain foreign countries, effective copyright and trade secret protection may be unavailable or the laws of these other jurisdictions may not protect our products and intellectual property rights to the same extent as the laws of the United States. Failure to obtain or maintain appropriate patent, copyright or trade secret protection either in the United States or in certain foreign countries, for any reason, may have a material adverse effect on our business, operating results and financial condition. See "Risk Factors—Risks Relating to Our Business and Our Indebtedness—We may not be able to protect our intellectual property rights, which may cause us to incur significant costs in litigation and an erosion in the value of our brands and products."

        We believe our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we cannot assure you that third parties will not assert infringement claims against us in the future with respect to current or future products or that any such assertion will not require us to enter into royalty arrangements or result in costly and time-consuming litigation.

Employees

        As of July 31, 2004, we had 3,702 employees, including 806 in sales and marketing, 1,271 in research and development, 1,171 in services and customer support and 454 in administration. Our performance depends in significant part on our ability to attract, train and retain highly qualified personnel. None of our employees are affiliated with a union; however, our employees in Germany, the Netherlands and other countries are represented by workers' councils which must approve any changes in conditions of employment, including salaries and benefits. See "Risk Factors—Risks Relating to Our Business and Our Indebtedness—Some of our non-U.S. employees are represented by workers' councils or are employed subject to local laws that are less favorable to employers than the laws of the United States." We have not experienced significant work stoppages or employee related problems that have had a material impact on our operations. We consider our relations with our employees to be satisfactory.

Properties/Facilities

        All of our offices and facilities are leased and include certain locations retained from the Infinium, Ironside, Elevon, Baan, EXE, Arzoon and Marcam acquisitions. We lease approximately 792,700 square feet of office space, of which approximately 321,000 is in the United States. We occupy or sublease approximately 95% of the 792,700 square feet of our leased office space.

        Our corporate headquarters and executive offices are in Chicago, Illinois, where we lease approximately 62,800 square feet of space in two facilities. The lease of our main facility expires July 31, 2010. Additionally, we lease approximately 471,700 square feet of office space in countries outside the United States, used primarily as research and development, support, sales and services offices. Expiration dates of leases on these offices range through May 31, 2014. Additional domestic facilities include offices located in San Mateo, California; Golden, Colorado; Miami, Florida; Alpharetta, Georgia; Framingham, Massachusetts; Hyannis, Massachusetts; Newton, Massachusetts; Grand Rapids, Michigan; Minneapolis, Minnesota; Las Vegas, Nevada; Princeton, New Jersey; Long Island, New York; Dallas, Texas; Salt Lake City, Utah; Herndon, Virginia; and Seattle, Washington. Leased facilities of significant size located abroad and used primarily for sales, marketing, customer support, development and administrative functions include facilities located in Toronto, Canada; Hyderabad, India; Tokyo, Japan; Sydney, Australia; Barneveld, Netherlands; Frimley, United Kingdom and Sao Paulo, Brazil.

        The location of each of our facilities in excess of 25,000 square feet is set forth below:

Country, City	Facility Description
United States, Chicago	Support, Human Resources, Services, Research and Development, Financial and Accounting and Legal
United States, Hyannis	Support, Human Resources, Services, Research and Development, Financial and Accounting and Legal
United States, Newton	Support, Human Resources, Services, Research and Development, Financial and Accounting and Legal
United States, Grand Rapids	Support
United States, Dallas	Support, Human Resources, Services, Research and Development, Financial and Accounting and Legal
Germany, Hannover	Support, Human Resources, Services, Research and Development, Financial and Accounting and Legal
Netherlands, Barneveld	Support, Human Resources, Services, Research and Development, Financial and Accounting and Legal
India, Hyderabad	Research and Development

        Our facilities are suitable for their respective uses and, in general, are adequate to support our current and anticipated volume of business. We believe that suitable additional space will be available on commercially reasonable terms to accommodate expansion of our operations.

Legal Proceedings

        Certain of our Baan subsidiaries are party to certain labor and product liability litigation, substantially all of which was commenced prior to acquisition. This litigation consists of approximately 35 individual claims in approximately 20 jurisdictions. In accordance with SFAS No. 5, we had accrued $16.4 million as of July 31, 2004, for the litigation in respect of which we believe a loss is probable and reasonably estimable. We believe we have good defenses in connection with many of these claims and intend to vigorously contest such claims or seek to reach settlements to the extent appropriate. We believe the reserve amount is sufficient for the ultimate resolution of all current Baan-related litigation. There can be no assurance that this will be the case.

        On February 27, 2004, Peavey Electronics Corporation, or Peavey, filed a complaint in the Circuit Court of Lauderdale County, Mississippi against Baan U.S.A., Inc., or Baan USA. The complaint includes claims that Baan USA breached its warranties and obligations under the software license and support agreement and the professional services agreement entered into by the parties. In addition, the complaint includes claims of fraud, fraudulent misrepresentation and negligent misrepresentation against Baan USA. These claims are based on allegations by Peavey of defects and deficiencies in, and failed implementation of, Baan USA's software. Peavey is claiming losses of $28.5 million, which Peavey claims is the amount spent by Peavey on the software and implementation, including license and consulting fees. On April 1, 2004, Baan USA filed a motion to dismiss Peavey's complaint, as well as an answer to the complaint claiming a number of defenses. We believe we have meritorious defenses in connection with the claims alleged by Peavey and intend to vigorously contest such claims.

        We are and may from time to time in the future become subject to certain other legal proceedings and claims which arise in the normal course of business. These routine litigation matters are settled or defended, depending on the circumstances of each claim. While any legal proceeding has elements of uncertainty, we do not believe, based on historical experience and current facts, that the amount of any liability incurred in connection with these types of claims would have a material effect on our financial condition or on the results of our operations.

MANAGEMENT

        The following table sets forth certain information regarding our directors and executive officers as of July 31, 2004. Each of the individuals has served as a member of the Board of Directors or as an executive officer, as the case may be, since the date indicated below in his biographical data.

Name	Age	Position
Michael Greenough	54	Chairman of the Board, President and Chief Executive Officer
Graeme Cooksley	55	Executive Vice President—Sales and Marketing
Stephen P. Earhart	56	Executive Vice President and Chief Financial Officer
Kirk Isaacson	49	Executive Vice President, General Counsel and Secretary
John R. Walles	48	Executive Vice President—Operations
John W. Barter(1)(2)	57	Director
James N. Chapman	42	Director
William E. Ford(1)(3)	43	Director
Michael M. Green(1)	46	Director
Marcus C. Hansen(2)(3)	58	Director
Pieter Korteweg	62	Director
Marc F. McMorris(2)	36	Director
Mark Neporent(3)	47	Director
Raymond H. Wechsler	59	Director

(1)
Member of the Nominating and Governance Commitee.

(2)
Member of the Audit Committee.

(3)
Member of the Compensation Committee.

Biographies

        Michael Greenough joined us in May 2001 as President, Chairman and Chief Executive Officer. From October 1998 to April 2001, he was Chief Operating Officer of Constellation Software, Inc., a vertical market application software company with annual revenues of over $100 million. From 1990 to 1998, Mr. Greenough was general manager of Geac Commercial Systems, a sizable part of a combined billion-dollar supplier of software to multiple vertical markets. From 1984 to 1990, Mr. Greenough was Regional Vice President of Operations at Jonas & Erickson, which was placed in receivership in 1990. In 1990, Geac acquired the assets of Jonas & Erickson out of receivership. Prior to 1984, Mr. Greenough worked as an accountant for over fifteen years and was a partner at William Eisenberg & Co, a public accounting firm.

        Graeme Cooksley joined our predecessor in 1990 and was promoted in August 2001 to the position of Executive Vice President. From February 1998 to August 2001, Mr. Cooksley served as President of our Asia/Pacific/Japan and, for a portion of this period, our South American operations. From 1990 to 1998, he served as Managing Director of SSA New Zealand Ltd., a subsidiary of our predecessor, System Software Associates, whose assets we acquired out of bankruptcy. Mr. Cooksley has twenty-five years of operations and sales experience in the computer industry, beginning with his ownership of Thompson and Ward, a midrange P.C. business that was later purchased by Powercorp Ltd. Mr. Cooksley served as general manager of Powercorp from 1988 to 1990.

        Stephen P. Earhart joined us in June 2003 as Executive Vice President and Chief Financial Officer. From 1978 to May 2003, Mr. Earhart worked at Motorola, Inc. where he most recently served as Senior Vice President of Corporate Finance. Prior to that, he served as Senior Vice President of Finance for the

General Systems Sector of Motorola where he helped create the financial infrastructure and control systems that allowed the business to successfully grow from $3 billion to $13 billion in revenue.

        Kirk Isaacson joined us in July 2000. In May 2003, Mr. Isaacson was promoted to his current position as Executive Vice President and General Counsel. From July 2000 to May 2003, he was Vice President and General Counsel. From November 1990 to July 2000, Mr. Isaacson served as Vice President and General Counsel of our predecessor, System Software Associates, whose assets we acquired out of bankruptcy. Prior to that, Mr. Isaacson had over ten years of legal and related business experience in the computer industry, including seven years at Unisys Corporation and over three years at Digital Equipment Corporation.

        John R. Walles joined us in August 2000, and in May 2003, Mr. Walles became Executive Vice President of Operations. From August 2000 to April 2003, Mr. Walles was Senior Vice President and Chief Financial Officer. From May 1994 to May 2000, Mr. Walles was Vice President and Chief Financial Offer of Composites One, a distribution organization serving the composites industry, and GLS Corporation, a manufacturing and transportation services organization serving the plastics industry. During his tenure with Composites One (previously GLS Corporation), Mr. Walles helped grow the company through a combination of organic and acquisition initiatives. Prior to working at Composites One and GLS Corporation, Mr. Walles, from 1991 to 1993, served as Treasurer and Senior Finance Officer of IIT Research Institute, a supplier of software and engineering services primarily to the U.S. Government as well as other governmental agencies globally. From 1979 to 1990, Mr. Walles held a number of operational and financial positions with AAR Corp., a global supplier of equipment and logistics support to the aviation industry.

        John W. Barter joined us as a director in January 2004. He served as a director of Kestrel Solutions, Inc., from October 1998 to May 2001 and as CFO of Kestrel Solutions, Inc. from January 2000 to May 2001. Mr. Barter was employed from 1977 until his retirement in December 1997 with AlliedSignal, Inc. in various financial and executive capacities. From July 1988 to September 1994 he served as Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., and from October 1994 to December 1997 he served as Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. Mr. Barter is a director of the following public companies: BMC Software, Inc., Bottomline Technologies, Inc. and SRA International, Inc. Kestrel Solutions Inc. was a privately owned early-stage company created to develop and bring to market a new product in the telecommunications industry, which filed a voluntary petition for bankruptcy protection in October 2002.

        James N. Chapman joined us in August 2004 as a director. Mr. Chapman is associated with Regiment Capital Advisors, LLC, which he joined in January 2003. Prior to joining Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as hedge funds, across a range of industries. From December 1996 to December 2001, Mr. Chapman worked for The Renco Group, Inc. Mr. Chapman was a founding principal of Fieldstone Private Capital Group from August 1990 through 1996. Mr. Chapman worked for Bankers Trust Company from July 1985 to August 1990, including in the BT Securities capital markets area. Mr. Chapman serves as a member of the board of directors of Anchor Glass Container Corporation, Coinmach Service Corp., Davel Communications, Inc. and Teleglobe International Holdings Ltd., as well as a number of private companies.

        William E. Ford joined us as a director in 2003. Mr. Ford is a Managing Member of General Atlantic Partners, LLC, a private equity investment firm that makes investments in information technology, process outsourcing and communications businesses on a global basis. Mr. Ford has been with General Atlantic since 1991. Mr. Ford also serves as a director of General Atlantic's portfolio companies Archipelago Holdings, Computershare Limited and Multiplan.

        Michael M. Green joined us in 2003 as a director. Mr. Green is currently an advisor to Cerberus. From 2000 to 2003, he was the Managing Partner and CEO of TenX Capital, a private equity firm he founded. Prior to TenX, Mr. Green held various senior positions in the industry including, President and CEO of TriSpan Internet Commerce Solutions, President and CEO of Naviant Technology and various executive positions at General Electric Company. Mr. Green serves as a member of the board of directors of Teleglobe and General Fiber Communications.

        Marcus C. Hansen joined us as a director in 2004. Mr. Hansen retired as President of Lockheed Martin Management & Data Systems (formerly General Electric M&DS), or M&DS, in April 2003. He had held several positions in M&DS from 1977 until his retirement. From 1988 to 1989, Mr. Hansen was assigned as Manager of Aerospace Information Technology, a component of GE Aerospace in Valley Forge, Pennsylvania. From 1989 to 1992, he served as General Manager of Engineering at Ocean and Radar Systems in Syracuse, New York. Mr. Hansen then served as Vice President of Technical Operations at Government Electronic Systems in Moorestown, New Jersey, from 1992 to 1994. In 1994, he returned to M&DS as Vice President, Requirements Management System and became President in 1997.

        Pieter Korteweg joined us as a director in 2004. Mr. Korteweg is currently a senior advisor to Cerberus and Anthos Consult BV. From 2002 to April 2004, he served as Chairman of the Supervisory Board of Pensions and Insurance Supervisory Authority of the Netherlands and as Vice-Chairman of the Supervisory Board of De Nederlandsche Bank. From 1987 to 2002, Mr. Korteweg was President and Chief Executive Officer of the Group Executive Committee of Robeco Group in Rotterdam. From 1981 to 1986, he was Treasurer-General at the Netherlands Ministry of Finance. In addition, Mr. Korteweg served as a professor of economics from 1971 to 1998. He serves as Chairman of the Supervisory Boards of the Dutch Central Bureau of Statistics, DaimlerChrysler Nederland BV and certain Netherlands subsidiaries of Cerberus' portfolio companies, including TLGB Holdings Nederland BV and Teleglobe Netherlands BV.

        Marc F. McMorris joined us as a director in 2003. Mr. McMorris is a Managing Member of General Atlantic Partners, LLC, a private equity investment firm that makes investments in information technology, process outsourcing and communications businesses on a global basis. Mr. McMorris has been with General Atlantic since 1999. Prior to joining General Atlantic, he served as a Vice President in the High Technology group of Goldman, Sachs & Co.

        Mark A. Neporent joined us in 2000 as a director. Mr. Neporent is Managing Director and Chief Operating Officer of Cerberus. Prior to joining Cerberus in 1998, Mr. Neporent was a partner of Schulte Roth & Zabel LLP, a New York City-based law firm, where he was part of the firm's Business Reorganization and Finance Group doing extensive work on behalf of Cerberus. Mr. Neporent has 22 years of experience in the distressed securities, bankruptcy and high-yield finance business. Mr. Neporent is a director of AMC Financial Corp., EXCO Holdings Inc., Tandem Solutions, Inc. and MCI.

        Raymond H. Wechsler joined us in August 2004 as a director. Mr. Wechsler is chairman and chief executive officer of American Equity Partners, Inc., a firm he founded in 1992 to specifically focus on investments and restructurings of distressed and underperforming businesses. He has managed the distressed portfolio or selected portfolio companies for private equity firms and he is currently an advisor to Cerberus. Mr. Wechsler has held senior management positions including chief executive officer and president or chief financial officer of various entities, such as Accessory Place, AT&T International, ERC Industries, Jos. A. Bank, Mueller Industries, Protect Services Industries, RCA International, Tandem Staffing Solutions and United Press International, among others. He also was Administrative Trustee of the Towers Financial Corporation Administrative Trust, and is currently a director of various Cerberus portfolio companies including Airway Industries, Galaxy Cable, Mervyn's and Netco Communications.

        Prior to the consummation of this offering, we intend to increase our Board of Directors to eleven, with the additional director being a designee of General Atlantic. The composition of our Board of Directors, audit committee and compensation committee will meet all required standards of the SEC and The Nasdaq National Market.

Summary Compensation Table

        The following table sets forth the cash and non-cash compensation for fiscal 2004 and 2003 and the twelve months ended July 31, 2002 awarded to or earned by our chief executive officer and our four other most highly compensated executive officers at July 31, 2004.

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compensation(3)	Securities Underlying Options/SARs	Other All Compensation
Michael Greenough President, Chairman and Chief Executive Officer	2004 2003 2002	$500,000 500,000 400,000	$744,480 843,767 598,125	$36,000 38,500 27,450	— — —	— — —
Graeme Cooksley Executive Vice President—Sales and Marketing	2004 2003 2002	$390,000 390,000 390,000	$372,240 421,884 507,962	$36,000 36,000 36,000	— — —	— — —
Stephen P. Earhart(4) Executive Vice President and Chief Financial Officer	2004 2003 2002	$300,000 300,000 —	$248,160 53,412 —	— — —	— — —	— — —
Kirk Isaacson Executive Vice President, General Counsel and Secretary	2004 2003 2002	$260,000 260,000 260,000	$231,002 332,592 119,019	— — —	— — —	— — —
John R. Walles Executive Vice President—Operations	2004 2003 2002	$200,000 200,000 200,000	$248,160 281,255 244,380	— — —	— — —	— — —

(1)
Executive compensation for 2002, 2003 and 2004 is for the twelve months ended July 31 of each year.

(2)
Includes bonus amounts earned during the fiscal year periods.

(3)
Includes housing allowance for Mr. Greenough and Mr. Cooksley.

(4)
Stephen Earhart joined us in June 2003. The salary amount reflected above for the year of hire represents an annualized amount.

Special Bonus

        Upon the consummation of this offering, we will pay certain members of management a bonus in the aggregate amount of approximately $5.5 million. Of this amount, Messrs. Greenough, Cooksley, Earhart, Isaacson and Walles will receive $2,217,695, $572,966, $429,942, $151,667 and $264,014, respectively, and the remainder will be paid to certain of our other management employees. The special management bonus is being paid to both reward management for their efforts in helping to consummate this offering and to balance the economic effect of the $150.0 million special dividend to be paid to the holders of our Series A Convertible Preferred Stock upon the consummation of this offering.

        In addition, Mr. Greenough will receive a one-time payment of $957,170 in exchange for his agreement, effective upon the consummation of this offering, to the elimination of the deferred bonus payment provided for under his current employment agreement. See "—Employment Agreements—Michael Greenough."

Stock Option Grants

Option Grants in Fiscal 2004

        There were no option grants to Mr. Greenough, Mr. Cooksley, Mr. Earhart, Mr. Isaacson or Mr. Walles in fiscal 2004.

Aggregated Option Exercises in Fiscal 2004 and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at July 31, 2004		Value of Unexercised In-the-Money Options at July 31, 2004(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael Greenough	—	—
Graeme Cooksley	—	—
Stephen P. Earhart	—	—
Kirk Isaacson	—	—
John R. Walles.	—	—

(1)
These amounts have been determined by multiplying the aggregate number of options by the difference between the midpoint of the range set forth on the cover of this prospectus and the exercise price for the options. The midpoint of the range set forth on the cover of this prospectus does not represent our estimate or projection of the future stock price.

Compensation of Directors

        Our Chairman and the directors which have been designated by our owners do not receive compensation for their service in such capacity. Our independent directors receive a one-time option grant for            shares of our common stock upon joining our Board of Directors and are paid an annual retainer of $50,000 for serving as a director and an additional annual retainer of $25,000 for serving as the chair of our audit committee. John W. Barter and Marcus C. Hansen are currently serving as independent directors, and Mr. Barter qualifies as an Audit Committee financial expert as defined in the SEC's rules. In addition to his annual retainer fees, Mr. Barter received a $100,000 one-time acceptance fee in connection with his appointment as a director and chairman of our audit committee and will receive a bonus payment of $50,000 in connection with his service on the audit committee. All directors are entitled to reimbursement for reasonable travel and accommodation expenses in connection with the performance of their duties as directors and board committee members.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        There are no compensation committee interlocks (i.e., no executive officer of ours serves as a member of the board of directors or compensation committee of another entity which has an executive officer serving on our Board of Directors or our compensation committee).

Employment Agreements

  Michael Greenough

        Mr. Greenough's employment agreement extends through December 31, 2006, and will be automatically renewed annually each January 1st unless his employment agreement is terminated at any time as discussed below. His agreement provides for an annual base salary of $500,000 and an annual target bonus of at least $500,000 but not more than $800,000, as determined by the Board, but subject to the attainment of performance goals. Mr. Greenough's annual target bonus for fiscal 2004 was $600,000. However, the actual amount of any annual bonus payable to Mr. Greenough with respect to a fiscal year shall be determined by the Board in its sole discretion. Mr. Greenough is also provided a housing allowance.

        Mr. Greenough's employment agreement entitled him to receive, on or before July 31, 2003, options to purchase              shares of common stock at an exercise price per share equal to $             . These options were granted to Mr. Greenough on July 31, 2003. Mr. Greenough has registration rights with respect to any shares acquired upon exercise of these options, which entitle him to sell, in any registration of shares of common stock on behalf of our controlling stockholders, the percentage of such shares equal to the aggregate percentage of the shares proposed to be registered by our controlling stockholders in such registration in relation to the aggregate amount of shares of common stock owned by our controlling stockholders. To the extent the number of shares included in a registration is subject to cutback, such cutbacks shall be made pro rata as between Mr. Greenough, on the one hand, and our controlling stockholders, on the other hand.

        Prior to the amendment to his employment agreement discussed below, Mr. Greenough is entitled to receive a deferred bonus payment if he terminates his employment without "good reason" (as defined in the employment agreement) prior to January 3, 2007. The purpose of the deferred bonus payment is to reward Mr. Greenough for his services prior to and during the term of his current employment agreement. The deferred bonus payment is the lesser of (a) the fair market value of five percent of our outstanding common stock or (b) (i) $5.0 million, if Mr. Greenough terminates his employment on or before January 3, 2005; (ii) $7.0 million, if Mr. Greenough terminates his employment after January 3, 2005, but on or before January 3, 2006; and (iii) $9.0 million, if Mr. Greenough terminates his employment after January 3, 2006, but on or before January 3, 2007. If Mr. Greenough terminates his employment after January 3, 2007, he would not be entitled to receive a deferred bonus amount. However, effective upon the consummation of this offering, Mr. Greenough's employment agreement will be amended to eliminate his right to receive a deferred bonus payment in exchange for a one-time payment of $957,170.

        If we terminate Mr. Greenough other than for "cause" or if he resigns for "good reason," each as defined in his employment agreement, subject to Mr. Greenough signing a release of all claims against us, he would be entitled to continuation of his base salary for one year and payment of an amount equal to his average annual bonus for the prior three-year period (or shorter period) preceding termination payable in 12 equal installments, as well as vesting of unvested shares under options. Upon such a termination of employment, Mr. Greenough would have the right to sell to us all (and not less than all) of the shares acquired through the exercise of options, within 30 days of the later of (i) the date of termination of employment or (ii) 6 months and one day after the shares were acquired after exercise of the options or, if a loan was used to purchase the shares (which is not a recourse obligation of Mr. Greenough), 6 months and one day after the loan is paid in full. The price per share of the shares sold by Mr. Greenough would be the fair market value per share on the date of the sale to us. Fair market value means, in the event that shares of common stock are listed on an established national or regional stock exchange, are admitted to quotation on the National Association of Security Dealers Automated Quotation System, or are publicly traded on an established securities market, the closing price of the shares of common stock on such exchange or system or in such market (the highest such closing price if there is more than one such exchange or market on the relevant date) for the business day as of which such determination is being made. In the event that the shares are not listed, quoted or publicly traded or even if listed, quoted or publicly traded, the price cannot be determined, fair market value shall be determined by our Board of Directors, in its good faith business judgment. If Mr. Greenough's employment agreement is not renewed at the end of the term, he would be entitled to receive $100,000, provided that he signs a release of all claims against us. Mr. Greenough would not be prohibited from entering into a consulting or other form of employment arrangement with us following a termination of his employment.

  Graeme Cooksley

        Pursuant to his employment agreement, Mr. Cooksley's employment will continue until it is terminated at any time. His agreement provides for an annual base salary and an annual target bonus, which were $390,000 and $300,000, respectively, in fiscal 2004. Mr. Cooksley is provided a housing allowance of up to $3,000 per month.

        If Mr. Cooksley is terminated by us other than for "cause" or if he resigns for "good reason," each as defined in his employment agreement, Mr. Cooksley would receive the equivalent of either (a) twelve months base salary or (b) the minimum statutory severance payment obligation pursuant to Australian law, whichever is greater.

  Stephen P. Earhart

        Pursuant to his employment agreement, Mr. Earhart's employment will continue until it is terminated at any time. His agreement provides for an annual base salary and an annual target bonus, which were $300,000 and $200,000, respectively, in fiscal 2004. Mr. Earhart's employment agreement entitles him to receive, pursuant to the terms and conditions of our equity incentive plan, options to purchase              shares of common stock at an exercise price per share equal to $                    . These options were granted to Mr. Earhart on July 31, 2003.

        If Mr. Earhart is terminated by us for any reason other than "cause" or if he resigns for "good reason," each as defined in his employment agreement, he would receive a severance payment equal to his annual base salary, including an amount equal to his average annual bonus for the prior three-year period (or shorter period) preceding termination.

  Kirk J. Isaacson

        Pursuant to his employment agreement, Mr. Isaacson's employment extends for one year, with automatic renewal annually unless his employment agreement is terminated at any time as discussed below. Mr. Isaacson's agreement provides for an annual base salary and an annual target bonus, which were $260,000 and $190,000, respectively, in fiscal 2004.

        If Mr. Issaacson is terminated other than for "cause" or if he resigns for "good reason," each as defined in his employment agreement, he would receive his base salary, unpaid accrued vacation and benefits for 12 months after termination.

  John Walles

        Pursuant to his employment agreement, Mr. Walles' employment will continue until it is terminated at any time. His agreement provides for an annual base salary and an annual target bonus, which were $200,000 and $200,000, respectively, in fiscal 2004.

        If Mr. Walles is terminated for any reason other than for "cause" or if he resigns for "good reason," each as defined in his employment agreement, he would receive his base salary, unpaid accrued vacation and benefits for three months after termination.

        For each of Messrs. Cooksley, Earhart, Isaacson and Walles, their annual bonuses for fiscal 2005 will be based (i) 30% on revenue achievement to budget, (ii) 40% on profit achievement to budget (using EBITDA as the profit measure), (iii) 20% on operating cash flow achievement to budget and (iv) 10% on strategic objectives specific to such executive. See "—Summary Compensation Table" for the annual bonuses paid to each executive in prior years.

  Equity Incentive Plan

        The SSA Global Technologies, Inc. 2003 Equity Incentive Plan, or the Plan, is administered by a Committee appointed by the Board. The Plan allows for the granting of up to             shares of Common Stock, including options to acquire shares to be issued upon consummation of this offering. During any calendar year, no employee may be granted options to acquire more than             shares of stock. As of                    , 2004,             shares were outstanding under the Plan.

        The Plan will expire on July 15, 2013, although our Board may amend or terminate the plan at any time.

        In the event a change in control occurs while a participant is employed by us, the option shares shall vest and become exercisable in full immediately prior to the effective date of the change in control. However, vesting shall not be accelerated if (i) the option is assumed by the successor entity or (ii) the option is replaced with a cash incentive program. Option shares neither exercised nor assumed shall terminate upon the consummation of the change in control.

        Under the Plan, the four forms of stock option agreements, other than for Michael Greenough (as discussed below), that have been entered into by employees are: (i) the stock option agreements for key employees hired prior to April 30, 2003, (ii) the stock option agreements for non-key employees hired prior to April 30, 2003, (iii) the stock option agreements for key employees hired on or after April 30, 2003 and (iv) the stock option agreements for non-key employees hired on or after April 30, 2003. Under the agreements listed in clauses (i) and (ii), fifty percent of the option, or 2/48th of the option in the case of Stephen Earhart's agreement, vests and is exercisable immediately on the day it is granted, and the balance of the unvested portion of the option vests over a four-year period such that 1/48th of the option vests and becomes fully exercisable on the last day of each calendar month. Under the agreements listed in clauses (iii) and (iv), the option vests over a four-year period such that 1/48th of the option vests and becomes fully exercisable on the last day of each calendar month. All options expire on the tenth anniversary of the day they are granted, unless terminated earlier.

  Termination Provisions

        If a key employee participant is terminated by us other than for "cause," as defined in the stock option agreement, or if the key employee participant terminates his or her employment for "good reason," as defined in the stock option agreement, any unvested portion of the option would become immediately vested and exercisable and all vested options could be exercised at any time before the earlier of expiration and ninety days of the date of termination of employment.

        If a non-key employee participant is terminated by us for other than "cause," as defined in the stock option agreement, or if a non-key employee participant terminates his or her employment with us, the portion of the option exercisable on the date of termination could be exercised at any time before the earlier of expiration and ninety days of the date of termination of employment.

        If any participant is terminated by us for "cause," the unexercised portion of the option would terminate immediately.

        If any participant is terminated for any reason, we have the right at any time after the termination, and after at least six months and one day after the date that the participant acquires his or her option shares or, if he or she purchases the option shares with a loan from us, then six months and one day after the date that he or she pays back the loan in full, on ninety days' prior written notice, to purchase all, but not less than all, of the option shares owned by the participant for a price per share equal to (a) in the event that we terminated the participant's employment for "cause," or if the participant terminated his or her employment for other than "good reason," in each case prior to the fourth anniversary of the day the option is granted, the option exercise price paid by the participant, or (b) in the event that employment terminates on or after the fourth anniversary of the grant date or terminates for any other reason, the fair market value per share of our common stock on the date the purchase right is exercised.

  Options Provisions for Michael Greenough

        If Mr. Greenough is terminated by us other than for "cause," as defined in his employment agreement, or if he terminates his employment for "good reason," also as defined in his employment agreement, any unvested options would become immediately vested and exercisable and could be exercised at any time before expiration and within one year of the date of termination. Furthermore, Mr. Greenough may at any time within 30 days after the later of termination of his employment for the reasons listed above and at least six months and one day after the date that he acquires his option shares or, if he purchases the option shares with a loan from us, then six months and one day after the date that he pays back the loan in full, require us to purchase all, but not less than all, of his option shares for a price equal to the fair market value per share of our common stock on the repurchase date. If Mr. Greenough dies, his legal representatives shall have the right to require us to purchase Mr. Greenough's option shares on the foregoing terms.

        If we do not renew Mr. Greenough's employment agreement at the end of its term, his unvested options will terminate and he will have the earlier of 30 days following termination of his employment and the end of the option term in which to exercise his vested options.

        Although some of our employment contracts with our executive officers (including Mr. Greenough) contemplate that we may make loans to them to acquire option shares, we have not made any such loans nor will we do so to the extent we will be precluded by the Sarbanes-Oxley Act of 2002 from making such loans.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our common stock and Series A Convertible Preferred Stock as of                , 2004 by:

  •
  each person who is known by us to beneficially own 5% or more of our outstanding common stock or Series A Convertible Preferred Stock;

  •
  each of our directors; and

  •
  each of our executive officers named in the Summary Compensation Table and all of our current directors and executive officers as a group.

        Unless otherwise indicated in the footnotes to the table, each stockholder has sole voting and investment power with respect to shares beneficially owned and all addresses are in care of our company. Shares under "Shares of Common Stock Acquirable Within 60 Days" include shares underlying options that are vested as of, or that will vest within 60 days of,                   , 2004. All primary share amounts and percentages reflect beneficial ownership determined pursuant to Rule 13d-3 under the Exchange Act.

        The following table gives effect to the    -for-    split of our common stock to occur prior to this offering.

	Beneficial Ownership Prior to Offering
Name and Address of Beneficial Owner	Shares of Common Stock	Shares of Common Stock Acquirable Within 60 Days	Percentage of Total Common Stock (%)	Shares of Series A Convertible Preferred Stock	Percentage of Series A Convertible Preferred Stock (%)	Percentage of Total Common Stock After Offering (%)
Stephen Feinberg(1)(2)				2,250,000	75%		(4)
Entities affiliated with General Atlantic(3)				750,000	25%		(5)
Michael Greenough
Graeme Cooksley
Stephen P. Earhart
John R. Walles
Kirk Isaacson
John W. Barter
James N. Chapman
William E. Ford(3)
Michael Green
Marcus C. Hansen
Pieter Korteweg
Marc F. McMorris(3)
Mark Neporent
Raymond H. Wechsler
Directors and executive officers as a group (14 persons, including those listed above)

*
Denotes beneficial ownership of less than 1% of the total common stock.

(1)
Prior to the consummation of this offering, SSA Investor, LLC owns             shares of our common stock and 1,397,500 shares of our Series A Convertible Preferred Stock; SSA Warrant Holdings, LLC owns             shares of our common stock and 477,320 shares of our Series A Convertible Preferred Stock; Ableco, L.L.C. owns             shares of our common stock and 64,480 shares of our Series A Convertible Preferred Stock; Cerberus Partners, L.P. owns             shares of our common stock and 80,140 shares of our Series A Convertible Preferred Stock; Cerberus Institutional Partners, L.P. owns             shares of our common stock and 130,560 shares of our Series A Convertible Preferred Stock; and Madeleine L.L.C. owns             shares of our common stock and 100,000 shares of our Series A Convertible Preferred Stock. Stephen Feinberg exercises sole voting and investment authority over all securities of our company owned by SSA Investor, LLC, SSA Warrant Holdings, LLC, Ableco, L.L.C., Cerberus Partners, L.P., Cerberus Institutional Partners, L.P. and Madeleine L.L.C. Thus, pursuant to Rule 13d-3 under the Exchange Act, Stephen Feinberg is deemed to beneficially own                  shares of our common stock.

(2)
The address for Stephen Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, New York 10171.

(3)
Prior to the consummation of this offering, General Atlantic Partners 76, L.P. ("GAP 76") owns             shares of our common stock and 698,717 shares of our Series A Convertible Preferred Stock; General Atlantic Partners 77, L.P. ("GAP 77") owns             shares of our common stock and 748 shares of our Series A Convertible Preferred Stock; GAP Coinvestment Partners II, L.P. ("GAPCO II") owns                          shares of our common stock and 40,895 shares of our Series A Convertible Preferred Stock; GapStar, LLC ("GAPStar") owns             shares of our common stock and 8,627 shares of our Series A Convertible Preferred Stock; and GAPCO GmbH & Co. KG ("GAPCO KG") owns             shares of our common stock and 1,013 shares of our Series A Convertible Preferred Stock. General Atlantic is the general partner of each of GAP 76 and GAP 77 and the sole member of GapStar. The general partners of GAPCO II are also managing members of General Atlantic. The general partner of GAPCO KG is GAPCO Management GmbH ("Management GmbH"). The managing members of General Atlantic direct the voting and disposition of shares owned by GAPCO KG. Messrs. Ford and McMorris are managing members of General Atlantic, and Mr. Ford is a general partner of GAPCO II. Messrs. Ford and McMorris disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein. The address of GAP 76, GAP 77, GAPCO II, GapStar, General Atlantic and Messrs. Ford and McMorris is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address of GAPCO KG and Management GmbH is c/o General Atlantic Partners GmbH, Koenigsallee 62, 40212 Dusseldorf, Germany.

(4)
Includes          shares of common stock to be issued upon conversion of the Series A Convertible Preferred Stock upon the consummation of this offering and          shares of common stock to be issued in the debt-to-equity exchange. See "Description of Certain Indebtedness—Promissory Notes."

(5)
Includes          shares of common stock to be issued upon conversion of the Series A Convertible Preferred Stock upon the consummation of this offering and          shares of common stock to be issued in the debt-to-equity exchange. See "Description of Certain Indebtedness—Promissory Notes."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Preferred Stock Issuances

        We issued 3,000,000 shares of our Series A Convertible Preferred Stock at an accreted value of $100 per share on April 2, 2003. Upon the consummation of this offering, all of these shares of Series A Convertible Preferred Stock will convert into          shares of our common stock. Funds and accounts managed by Cerberus or its affiliated management companies, collectively referred to as the Cerberus Stockholders, acquired 2,250,000 of such shares in exchange for all of their then existing equity holdings and the forgiveness of $10.0 million of outstanding indebtedness owed by us. Investment entities affiliated with General Atlantic, collectively referred to as the General Atlantic Stockholders, acquired 750,000 of such shares for a purchase price of $75 million.

        We intend to use a portion of the proceeds from this offering to pay a $150.0 million special cash dividend to holders of our Series A Convertible Preferred Stock. See "Use of Proceeds." The payment of such dividend does not effect any of the other terms of the Series A Convertible Preferred Stock prior to its conversion into common stock, including the liquidation preference.

Common Stock Issuances

        On February 25, 2004, we filed an amendment to our Certificate of Incorporation that reclassified each share of Series A Convertible Preferred Stock outstanding at the time of the amendment into one share of Series A Convertible Preferred Stock and 0.11 shares of common stock, which resulted in the issuance of 330,000 shares of common stock.

Registration Rights Agreement

        On April 2, 2003, we entered into a registration rights agreement with the Cerberus Stockholders and the General Atlantic Stockholders.

        Demand Registration Rights.    The Cerberus Stockholders and the General Atlantic Stockholders have demand registration rights, subject to the following limitations: (i) in no event are we required to effect a demand registration until an initial public offering of common stock; (ii) in no event are we required to effect a demand registration unless the aggregate market price is at least $10,000,000; and (iii) subject to certain requirements pursuant to the registration rights agreement, in no event are we required to effect, in the aggregate, more than two demand registrations for the General Atlantic Stockholders and more than five demand registrations for the Cerberus Stockholders. In addition, if the Cerberus Stockholders or the General Atlantic Stockholders request that we file a registration statement on Form S-3 for a public offering of all or any portion of their shares of registrable securities, we are required to use our reasonable best efforts to register for public sale the registrable securities specified in such request.

        Incidental Registration Rights.    If, after an initial public offering of equity securities, we propose to register any of our securities under the Securities Act (other than in a registration on Form S-4 or S-8 and other than pursuant to the preceding paragraph), we will notify all holders of registrable securities of our intention and upon the request of any holder, subject to certain restrictions, effect the registration of all securities requested by holders to be so registered.

        Pursuant to the registration rights agreement, we will pay all registration expenses and indemnify each holder of registrable securities with respect to each registration which has been effected.

Promissory Notes

        On December 19, 2002 we issued a subordinated promissory note to Madeleine L.L.C., a Cerberus affiliate, in the principal amount of $116.4 million and repaid $8.0 million in December 2002, leaving a balance of $108.4 million at December 31, 2002. On April 2, 2003, we sold a 25%

interest in the company for $75.0 million to various investment entities affiliated with General Atlantic, represented by Series A Convertible Preferred Stock. We used a portion of the proceeds from the issuance of the Series A Convertible Preferred Stock to repay approximately $39.2 million of the subordinated promissory note and cancelled $10.0 million of indebtedness in exchange for $10.0 million of Series A Convertible Preferred Stock, leaving a balance of $59.2 million outstanding under such note. In August 2003, we borrowed $10.0 million from Madeleine L.L.C., increasing the amount outstanding under the subordinated promissory note to $69.2 million. Interest on the subordinated promissory note is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the subordinated promissory note is December 31, 2007. The subordinated promissory note is subordinate in right of payment to the prior payment in full of indebtedness which we designate as "senior indebtedness." As of July 31, 2004, we had approximately $69.7 million outstanding on the note together with interest accrued thereon.

        In connection with the Baan acquisition, on July 18, 2003, we issued a promissory note in the principal amount of $97.6 million to Madeleine L.L.C., a Cerberus affiliate, and four promissory notes in the aggregate principal amount of $32.5 million to the following investment entities affiliated with General Atlantic: GAP 76, GAP 77, GAPCO II, GapStar and GAPCO KG. Interest on the promissory notes accrues at a rate of 1.23% per annum until maturity. The maturity date of each of the promissory notes is November 15, 2005. As of July 31, 2004, we had an aggregate of approximately $131.8 million outstanding on the notes together with interest accrued thereon. $32.0 million of these notes will be repaid with the proceeds of this offering. In addition, $50.0 million of the indebtedness outstanding under these notes will be subject to the debt-to-equity exchange to be effected upon the consummation of this offering.

        In connection with the EXE acquisition, on December 18, 2003, we issued a subordinated promissory note to Madeleine L.L.C., a Cerberus affiliate, in the principal amount of $23.0 million. Interest on the subordinated promissory note is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the note is December 18, 2005. The note is subordinate in right of payment to the prior payment in full of indebtedness which we designate as "senior indebtedness." As of July 31, 2004, we had approximately $23.2 million outstanding on the note together with interest accrued thereon.

        On January 20, 2004, we issued five subordinated promissory notes in the aggregate principal amount of approximately $7.7 million to investment entities affiliated with General Atlantic. The interest rate on the notes is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of each of the promissory notes is January 20, 2006. The notes are subordinate in right of payment to the prior payment in full of indebtedness which we designate as "senior indebtedness." As of July 31, 2004, we had an aggregate of approximately $7.7 million outstanding on the notes together with interest accrued thereon.

        Upon the consummation of this offering, we intend to modify the terms of approximately $150.0 million of indebtedness owed by us to Madeleine L.L.C. and investment entities affiliated with General Atlantic to provide for an interest rate of LIBOR plus 2.75%, a three-year term and a senior unsecured ranking. See "Description of Certain Indebtedness—Promissory Notes."

Employment Agreements

        See "Management—Employment Agreements."

Management Bonus

        See "Management—Special Bonus."

DESCRIPTION OF CAPITAL STOCK

General

        The following description of our capital stock gives effect to the amendment and restatement of our certificate of incorporation and bylaws and the conversion of our Series A Convertible Preferred Stock into          shares of common stock, all of which will occur upon the consummation of this offering. See "Prospectus Summary—The Offering" for a summary of the items reflected in the description of our capital stock.

        Upon the consummation of this offering, our authorized capital stock will consist of             shares of common stock, par value $0.01 per share, of which             shares are issued and outstanding, and                  shares of preferred stock, par value $0.01 per share.

Common Stock

        Upon the consummation of this offering, there will be             shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option or outstanding options and assuming the consummation of the debt-to-equity exchange). All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock that will be issued on completion of this offering will be fully paid and nonassessable.

        The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors. We do not intend to pay dividends on our common stock for the foreseeable future. Our Board of Directors may, at its discretion, modify or repeal our dividend policy. Future dividends, if any, with respect to shares of our common stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our Board of Directors may deem relevant. Accordingly, we cannot assure you that we will pay dividends in the future or at all. See "Dividend Policy." In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

        Our Board of Directors has the authority, by adopting resolutions, to issue 4,000,000 shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions. Our certificate of incorporation authorizes our Board of Directors to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock.

Limitations on Directors' Liability

        Our certificate of incorporation and bylaws indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law, or the DGCL. The DGCL permits a corporation to limit or eliminate a director's personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which were (i) in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders' derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for the common stock is The Bank of New York.

Listing

        We propose to list our common stock on The Nasdaq National Market, subject to official notice of issuance, under the symbol "SSAG."

Provisions of our Certificate of Incorporation and Our Bylaws and Delaware Law That May Have an Anti-Takeover Effect

        Certificate of Incorporation and Bylaws. Certain provisions in our certificate of incorporation and our bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

        Prior to the consummation of this offering, we may amend and restate our certificate of incorporation to include provisions that:

  •
  permit us to issue up to             shares of preferred stock in one or more series and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series; and

  •
  limit stockholders' ability to call special meetings.

        These provisions, if adopted, may discourage, delay or prevent a merger or acquisition at a premium price.

        The foregoing provisions, if adopted, of our certificate of incorporation and our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management. See "Risk Factors—Risks Related to the Offering—Certain provisions of our charter documents and agreements and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price".

        Delaware Takeover Statute.    We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" (as defined below) with any "interested stockholder" (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 of the DGCL defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

SHARES ELIGIBLE FOR FUTURE SALES

        Prior to this offering, there has been no market for our common stock. Based on the number of shares outstanding at             , 2004, upon completion of this offering, we will have outstanding an aggregate of             shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and the occurrence of the debt-to-equity exchange. If the underwriters exercise their over-allotment option in full, assuming no exercise of outstanding options and the occurrence of the debt-to-equity exchange, we will have             shares of common stock outstanding. See "Prospectus Summary—The Offering" for a summary of the items reflected in the calculation of shares outstanding. All of the shares we sell in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144, may generally only be sold in compliance with the limitations of Rule 144, which is summarized below. The remaining     %, or             shares of our common stock that are outstanding after this offering, will be restricted shares under the terms of the Securities Act. All of these shares are subject to lock-up agreements as described in "Underwriting." Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below.

  Sales of Restricted Securities

        Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, each of which is summarized below.

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person who has beneficially owned restricted shares for at least one year and has complied with the requirements described below would be entitled to sell a specified number of shares within any three-month period. That number of shares cannot exceed the greater of one percent of the number of shares of common stock then outstanding, which will equal approximately             shares immediately after this offering, or the average weekly trading volume of our common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 reporting the sale. Sales under Rule 144 are also restricted by manner of sale provisions, notice requirements and the availability of current public information about us. Rule 144 also provides that our affiliates who are selling shares of our common stock that are not restricted shares must comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

        Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, these shares may be sold upon the expiration of the lock-up period described below.

        Rule 701 provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our equity incentive plans may be resold, to the extent not restricted by the terms of the lock-up agreements, by persons, other than affiliates, beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144, without compliance with its one-year minimum holding period. As of              , 2004, options to purchase a total of             shares of common stock were outstanding, all of which will be exercisable upon consummation of this offering and are subject to lock-up agreements as described below.

        As a result of "lock-up" agreements and the provisions of Rules 144 and 701, additional shares may be available for sale in the public market no less than 180 days and no more than 210 days after the date of this prospectus subject, in some cases, to volume limits.

  Additional Registration Statements

        We intend to file one or more registration statements under the Securities Act within 180 days after this offering to register up to             shares of our common stock underlying outstanding stock options or reserved for issuance under our equity incentive plan. These registration statements will become effective upon filing, and shares covered by these registration statements will be eligible for sale in the public market immediately after the effective dates of these registration statements, subject to any limitations on exercise under the equity incentive plan and the lock-up agreements described in "Underwriting."

        Our majority stockholders have certain demand registration rights and incidental registration rights pursuant to a Registration Rights Agreement we entered into with them. See "Certain Relationships And Related Transactions—Registration Rights Agreement." All holders of registrable securities will have agreed not to exercise their registration rights subject to certain other exceptions, until 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or announce material news or a material event relating to us or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in each case the expiration of the "lock-up" period will be automatically extended until the expiration of the 18-day period beginning on the date of the release or the earnings results or the announcement of the material news or material event, as applicable, unless Goldman, Sachs & Co. waives, in writing, such an extension.

  Effects of Sales of Shares

        Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. The price of our common stock will change after the offering. The market price of the common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  •
  variations in operating results;

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  changes in, or our ability to meet, financial estimates by securities analysts;

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  changes in market valuations of companies in the software industry;

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  announcements by us or our competitors relating to significant contracts or customers, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  our success or failure to implement our expansion plans;

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  increases or decreases in reported holdings by insiders or mutual funds;

  •
  additions or departures of key personnel;

  •
  changes in dividend policy;

  •
  future sales of common stock; and

  •
  stock market price and volume fluctuations generally.

        See "Risk Factors—The price of our common stock may fluctuate significantly, and you could lose all or part of your investment."

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a summary of the material provisions of the instruments evidencing our material indebtedness. It does not include all of the provisions of our material indebtedness, copies of which have been filed as exhibits to our registration statement filed in connection with this offering.

Promissory Notes

        We issued a subordinated promissory note to Madeleine L.L.C., a Cerberus affiliate, in the principal amount of $116.4 million on December 19, 2002 and repaid $8.0 million in December 2002, leaving a balance of $108.4 million at December 31, 2002. On April 2, 2003, we sold a 25% interest in the company for $75.0 million to various investment entities affiliated with General Atlantic, represented by Series A Convertible Preferred Stock. We used a portion of the proceeds from the issuance of the Series A Convertible Preferred Stock to repay approximately $39.2 million of the subordinated promissory note and cancelled $10.0 million of indebtedness in exchange for $10.0 million of Series A Convertible Preferred Stock, leaving a balance of $59.2 million outstanding under such note. In August 2003, we borrowed $10.0 million from Madeleine L.L.C., increasing the amount outstanding under the subordinated promissory note to $69.2 million. Interest on the subordinated promissory note is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the subordinated promissory note is December 31, 2007. The subordinated promissory note is subordinate in right of payment to the prior payment in full of indebtedness which we designate as "senior indebtedness." As of July 31, 2004, we had approximately $69.7 million outstanding on the note together with interest accrued thereon.

        In connection with the Baan acquisition, on July 18, 2003, we issued a promissory note in the principal amount of $97.6 million to Madeleine L.L.C., a Cerberus affiliate, and four promissory notes in the aggregate principal amount of $32.5 million to the following investment entities affiliated with General Atlantic: GAP 76, GAPCO II, GapStar and GAPCO KG. Interest on the promissory notes accrues at a rate of 1.23% per annum until maturity. The maturity date of each of the promissory notes is November 15, 2005. As of July 31, 2004, we had an aggregate of approximately $131.8 million outstanding on the notes together with interest accrued thereon. $32.0 million of these notes will be repaid with the proceeds of this offering. In addition, simultaneously with the consummation of this offering, Madeleine L.L.C. and certain entities affiliated with General Atlantic have agreed to exchange $50.0 million of indebtedness outstanding under these notes for        shares of our common stock (at an assumed initial price of         per share, the midpoint of the price range set forth on the cover page of this Prospectus), allocated pro rata among the parties based on the amount of indebtedness owed to such parties under the notes.

        On October 31, 2003, we issued a non-interest bearing promissory note in the principal amount of approximately $2.8 million as payment for our early termination of a lease for a Baan facility in Herndon, Virginia. The promissory note is payable in twenty-five equal monthly installments of $110,000.

        In connection with the EXE acquisition, on December 18, 2003, we issued a subordinated promissory note to Madeleine L.L.C., a Cerberus affiliate, in the principal amount of $23.0 million. Interest on the subordinated promissory note is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the note is December 18, 2005. The note is subordinate in right of payment to the prior payment in full of indebtedness which we designate as "senior indebtedness." As of July 31, 2004, we had approximately $23.2 million outstanding on the note together with interest accrued thereon.

        On January 20, 2004, we issued five subordinated promissory notes in the aggregate principal amount of approximately $7.7 million to investment entities affiliated with General Atlantic. The interest rate on the notes is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of each of the promissory notes is January 20, 2006. The notes are subordinate in right of payment to the prior payment in full of indebtedness which we designate as "senior indebtedness." As of July 31, 2004, we had an aggregate of approximately $7.7 million outstanding on the notes together with interest accrued thereon.

        On March 16, 2004, we issued a non-interest bearing promissory note in the principal amount of $3.6 million as payment for our early termination of a lease for the Elevon headquarters facility in San Francisco, California. The promissory note is payable in thirty-six equal installments of $100,000.

        On June 4, 2004, in connection with the Arzoon acquisition, we issued subordinated convertible notes in the aggregate principal amount of $12.0 million to Arzoon and certain of its investors. The interest rate on the notes is 5% per annum, payable quarterly in arrears on the first day of each calendar quarter, until maturity, conversion or repayment. The maturity date on the promissory notes is June 4, 2007. Upon a change of control of our company where our successor is a publicly traded company or our initial public offering, or the initial public offering of our successor company if it is a privately-held company when it acquires us, each noteholder has the right to convert any portion of the amount then outstanding on such note into shares of our common stock at a conversion price of $284.80 per share, subject to antidilution adjustment. As of July 31, 2004, we had an aggregate of approximately $12.1 million outstanding on the notes together with interest accrued thereon.

        Upon the consummation of this offering, we intend to modify the terms of approximately $150.0 million of indebtedness owed by us to Madeleine L.L.C. and investment entities affiliated with General Atlantic to provide for an interest rate of LIBOR plus 2.75%, a three-year term and a senior unsecured ranking.

Standby Letter of Credit

        On May 6, 2003, we obtained a $1.2 million standby letter of credit from a commercial lender and pledged $1.3 million in cash collateral (restricted cash) to replace an expiring letter of credit. The letter of credit renews annually at a reduced amount until the final expiration in July 2010. Our obligation and our related restricted cash balance was $1.0 million at July 31, 2004.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

        The following summary describes the material United States federal income and estate tax consequences of the ownership of common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as United States expatriates, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid United States federal income tax, and investors in pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of common stock are urged to consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

        If a partnership holds the common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding the common stock are urged to consult their tax advisors.

        As used herein, a "U.S. Holder" of common stock means a holder that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (X) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (Y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a holder that is not a U.S. Holder.

Dividends

        Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete Internal Revenue Service, or IRS, Form W-8BEN (or other applicable form) and certify under penalties of perjury, that such holder is not a United States person or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

        A Non-U.S. Holder of common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder (ii) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the company is or has been a "United States real property holding corporation" for United States federal income tax purposes. The Company believes it is not, has not been and does not anticipate becoming a "United States real property holding corporation" for United States federal income tax purposes.

        An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Federal Estate Tax

        Common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

        A Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

        Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of common stock within the United States or conducted through United States related financial intermediaries unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

        We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Credit Suisse First Boston LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Credit Suisse First Boston LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Lazard Frères & Co. LLC
Piper Jaffray & Co.

Total

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional       shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase             additional shares.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $       per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $       per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        We and our officers, directors and principal stockholders have agreed with the underwriters not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event relating to us; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible For Future Sales" for a discussion of certain transfer restrictions.

        Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        An application will be made to quote the common stock on The Nasdaq National Market under the symbol "SSAG".

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from SSA Global in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The Nasdaq National Market, in the over-the-counter market or otherwise.

        Each underwriter has represented that: (1) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 Financial Services and Markets Act of 2000, or the FSMA, received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us; and (3) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

        No underwriter has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the shares in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to shares which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal, or holding of securities (whether as principal or as agent).

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

        Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law.

        A prospectus in electronic format will be made available on the website maintained by one of more of the lead managers of this offering and may also be made available on websites maintained by other underwriters. In addition, one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $        million.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

        Certain legal matters in connection with the offering of the common stock will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York, and Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of SSA Global and its subsidiaries as of July 31, 2004 and 2003 and for fiscal 2004, 2003 and 2002 included in this prospectus have been audited by Grant Thornton LLP, independent registered public accounting firm with respect to SSA Global, as stated in their report included herein.

        The consolidated financial statements of Infinium and its subsidiaries as of September 30, 2002 and 2001 and for each of the three years in the period ended September 30, 2002, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm with respect to Infinium and its subsidiaries, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Ironside and its subsidiaries as of March 31, 2003 and for the period ended March 31, 2003, included in this prospectus, have been audited by Grant Thornton LLP, independent registered public accounting firm with respect to Ironside, as stated in their report included herein. The consolidated financial statements of Ironside and its subsidiaries as of March 31, 2002 and for the year ended March 31, 2002, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants with respect to Ironside and its subsidiaries, given on the authority of said firm as experts in auditing and accounting.

        The combined consolidated financial statements of Baan UK, Ltd., Baan U.S.A., Inc., and Baan Global B.V. (collectively "Baan") as of June 30, 2003 and March 31, 2003 and 2002, and for the three-month period ended June 30, 2003 and years ended March 31, 2003 and 2002, included in this prospectus and registration statement, have been audited by Ernst & Young Accountants, an independent registered public accounting firm with respect to Baan, as stated in their report included herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Elevon and its subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors with respect to Elevon, as stated in their report included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of EXE and its subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus and registration statement have been audited by Ernst & Young LLP, an independent registered public accounting firm with respect to EXE as set forth in their report included herein. We have included the EXE financial statements in this prospectus and registration statement in reliance upon Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information about us and the common stock being offered in this prospectus, we refer you to the registration statement and the exhibits and schedules thereto. Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. Our SEC filings and the registration statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the SEC at 450 West Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains our SEC filings. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page
SSA Global Technologies, Inc.
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-4
Consolidated Balance Sheets at July 31, 2004 and 2003	F-5
Consolidated Statements of Operations for the Years Ended July 31, 2004 and 2003 and the Nine Months Ended July 31, 2002	F-7
Consolidated Statement of Changes in Stockholders' Equity (Deficit) for the Years Ended July 31, 2004 and 2003 and the Nine Months Ended July 31, 2002	F-8
Consolidated Statements of Cash Flows for the Years Ended July 31, 2004 and 2003 and the Nine Months Ended July 31, 2002	F-9
Notes to Consolidated Financial Statements	F-10
Infinium Software, Inc.
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-58
Consolidated Balance Sheets at September 30, 2002 and 2001	F-59
Consolidated Income Statements for the Years Ended September 30, 2002, 2001 and 2000	F-60
Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended September 30, 2002, 2001 and 2000	F-61
Consolidated Statements of Cash Flows for the Years Ended September 30, 2002, 2001 and 2000	F-62
Notes to Consolidated Financial Statements	F-63
Ironside Technologies Inc.
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-88
Report of Independent Accountants	F-89
Consolidated Balance Sheets at March 31, 2003 and 2002	F-90
Consolidated Statements of Operations for the Years Ended March 31, 2003 and 2002	F-91
Consolidated Statements of Mandatorily Redeemable Convertible Preferred Shares, Shareholders' Deficit and Comprehensive Loss for the Year Ended March 31, 2003 and 2002	F-92
Consolidated Statements of Cash Flows for the Years Ended March 31, 2003 and 2002	F-93
Notes to Consolidated Financial Statements	F-94

Baan UK, Ltd., Baan U.S.A., Inc. and Baan Global, B.V.
Combined Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-113
Combined Consolidated Balance Sheets as of June 30, 2003 and March 31, 2003 and 2002	F-114
Combined Consolidated Statements of Operations for the Three Months Ended June 30, 2003, Three Months Ended June 30, 2002 (unaudited) and the Years Ended March 31, 2003 and 2002	F-115
Combined Consolidated Statements of Cash Flows for the Three Months Ended June 30, 2003, Three Months Ended June 30, 2002 (unaudited) and the Years Ended March 31, 2003 and 2002	F-116
Combined Consolidated Statements of Stockholders' Equity (Deficit) for the Three Months Ended June 30, 2003 and for the Years Ended March 31, 2003 and 2002	F-117
Notes to Combined Consolidated Financial Statements	F-118
Elevon, Inc.
Audited Consolidated Financial Statements:
Independent Auditors' Report	F-155
Consolidated Balance Sheets at December 31, 2002 and 2001	F-156
Consolidated Statements of Operations for the Years Ended December 31, 2002, 2001 and 2000	F-157
Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 2002, 2001 and 2000	F-158
Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000	F-159
Notes to Consolidated Financial Statements	F-160
Interim Consolidated Financial Statements (unaudited):
Condensed Consolidated Balance Sheets at June 30, 2003 and December 31, 2002	F-176
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2003 and 2002	F-177
Condensed Consolidated Statements of Cash Flows for the Six-Month Periods Ended June 30, 2003 and 2002	F-178
Notes to Condensed Consolidated Financial Statements	F-179

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SSA Global Technologies, Inc.

        We have audited the accompanying consolidated balance sheets of SSA Global Technologies, Inc. and Subsidiaries (a Delaware corporation) (the "Company") as of July 31, 2004 and July 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the year ended July 31, 2004, the year ended July 31, 2003 and the nine months ended July 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2004 and July 31, 2003 and the results of their operations and their cash flows for the year ended July 31, 2004, the year ended July 31, 2003 and the nine months ended July 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note B to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on August 1, 2002.

/s/ GRANT THORNTON LLP
Chicago, Illinois October 22, 2004

SSA Global Technologies, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

July 31, 2004 and 2003
(in millions)

	July 31, 2004	Pro Forma Effect of Certain Offering Related Transactions (excluding the effects of the offering proceeds) July 31, 2004 (See Note R)	July 31, 2003
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$106.1	$—	$65.1
Restricted cash	1.0	1.0	1.2
Accounts receivable, less allowance for doubtful accounts of $28.6 and $28.9 as of July 31, 2004 and July 31, 2003, respectively	161.4	161.4	148.2
Deferred tax assets	7.7	7.7	7.2
Prepaid expenses	23.9	23.9	11.6
Other current assets	5.4	5.4	8.1

Total current assets	305.5	199.4	241.4
Property and equipment, net	14.2	14.2	16.9
Capitalized software costs and acquired technology, net	38.2	38.2	31.8
Goodwill	330.9	330.9	314.6
Customer lists, net	133.2	133.2	138.7
Patents, net	10.7	10.7	11.0
Deferred tax assets	3.0	7.3	—
Other long-term assets	7.5	7.5	7.6

Total assets	$843.2	$741.4	$762.0

See accompanying notes to consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS (continued)

July 31, 2004 and 2003
(in millions, except par value amounts and number of shares)

	July 31, 2004	Pro Forma Effect of Certain Offering Related Transactions (excluding the effects of the offering proceeds) July 31, 2004 (See Note R)	July 31, 2003
		(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt—other	$2.7	$2.7	0.5
Accounts payable and other accrued liabilities	133.6	133.6	158.7
Accrued compensation and related benefits	56.4	56.4	47.4
Deferred revenue	202.8	202.8	190.1
Income taxes payable	3.6	3.6	2.9
Dividend payable	—	43.9	—

Total current liabilities	399.1	443.0	399.6
Long-term obligations:
Long-term debt—related parties	227.0	177.0	183.3
Long-term debt—other	16.5	14.2	0.2
Other long-term obligations	6.2	6.1	5.5

Total long-term obligations	249.7	197.3	189.0
Deferred revenue	46.4	46.4	17.1
Deferred tax liabilities	—	—	29.4

Total liabilities	695.2	686.7	635.1
Commitments and contingencies	—	—	—
Stockholders' equity:
Common stock, $0.01 par value, 12.0 million shares authorized at July 31, 2004 and July 31, 2003, 330,000 shares issued and outstanding at July 31, 2004, no shares issued and outstanding at July 31, 2003	—	—	—
Preferred stock, $0.01 par value, 4.0 million shares authorized, 3.0 million issued and outstanding as Series A Convertible Preferred Stock at July 31, 2004 and July 31, 2003, accreted value of $337.9 million and $309.1 million at July 31, 2004 and July 31, 2003, respectively	—	—	—
Additional paid-in capital	209.4	261.8	177.0
Deferred stock compensation	(22.7)	(11.5)	(32.1)
Retained deficit	(24.5)	(181.4)	(15.7)
Accumulated other comprehensive loss	(14.2)	(14.2)	(2.3)

Total stockholders' equity	148.0	54.7	126.9

Total liabilities & stockholders' equity	$843.2	$741.4	$762.0

See accompanying notes to consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended July 31, 2004, year ended July 31, 2003 and
nine months ended July 31, 2002 (in millions)

	Year ended July 31, 2004		Year ended July 31, 2003	Nine months ended July 31, 2002
Revenues:
License fees		$158.8	$94.0	$48.1
Support		322.5	143.8	70.3
Services and other		156.5	58.8	40.5

Total revenues		637.8	296.6	158.9
Cost of revenues:
Cost of license fees		35.4	15.1	3.1
Cost of support, services and other		175.8	69.5	45.4

Total cost of revenues		211.2	84.6	48.5

Gross margin		426.6	212.0	110.4

Operating expenses:
Sales and marketing		157.0	69.5	38.5
Research and development		95.2	41.9	20.4
General and administrative		97.0	40.8	19.7
Amortization of goodwill and other intangible assets		23.4	6.0	20.8
Restructuring charge		3.1	2.8	3.7

Total operating expenses		375.7	161.0	103.1

Operating income		50.9	51.0	7.3

Other income (expense):
Interest expense—related parties		(13.7)	(9.4)	(4.9)
Interest income (expense)—other		0.1	(0.9)	(1.6)
Other income (expense)		0.6	1.0	(0.5)

Total other income (expense)		(13.0)	(9.3)	(7.0)

Income before provision (benefit) for income taxes		37.9	41.7	0.3
Provision (benefit) for income taxes		17.9	(10.6)	0.3

Net income		20.0	52.3	—
Dividends on redeemable preferred stock		—	2.0	2.1
Preferred stock dividends		28.8	9.1	—

Net income (loss) to common stockholders		$(8.8)	$41.2	$(2.1)

Earnings per common share:
Basic		$6.01	$15.26	$—

Diluted		$3.24	$15.26	$—

Earnings per preferred share:
Basic		$6.01	$15.26	$—

Pro forma earnings per common share:
Basic	$

Diluted	$

Pro forma earnings per preferred share:
Basic	$

See accompanying notes to consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

Year ended July 31, 2004, year ended July 31, 2003 and nine months ended July 31, 2002
(in millions)

			Series A convertible preferred stock
	Common stock							Accumulated other comprehensive income (loss)
					Additional paid-in capital	Deferred stock compensation	Retained earnings (deficit)		Total stockholders' equity (deficit)
	Shares	Amount	Shares	Amount
Balance at October 31, 2001	0.8	$—	—	$—	$—	$—	$(54.8)	$2.3	$(52.5)
Net income	—	—	—	—	—	—	—	—	—
Other comprehensive loss, net of tax
Change in foreign currency translation	—	—	—	—	—	—	—	(1.3)	(1.3)

Total comprehensive loss, net of tax									(1.3)
Dividends—Redeemable Series A Preferred Stock	—	—	—	—	—	—	(2.1)	—	(2.1)

Balance at July 31, 2002	0.8	$—	—	$—	$—	$—	$(56.9)	$1.0	$(55.9)

Net income	—	—	—	—	—	—	52.3	—	52.3
Other comprehensive income, net of tax
Change in foreign currency translation	—	—	—	—	—	—	—	(3.3)	(3.3)

Total comprehensive income, net of tax									49.0
Step acquisition by majority shareholder (described in note J)	—	—	—	—	28.7	—	—	—	28.7
Dividends—Redeemable Series A Preferred Stock	—	—	—	—	—	—	(2.0)	—	(2.0)
Cancellation of common shares	(0.8)	—	—	—	—	—	—	—	—
Issuance of stock options	—	—	—	—	32.1	(32.1)	—	—	—
Issuance of Series A Convertible Preferred Stock	—	—	3.0	—	106.9	—	—	—	106.9
Imputed interest on related party loan	—	—	—	—	0.2	—	—	—	0.2
Preferred stock dividends	—	—	—	—	9.1	—	(9.1)	—	—

Balance at July 31, 2003	—	$—	3.0	$—	$177.0	$(32.1)	$(15.7)	$(2.3)	$126.9
Net income	—	—	—	—	—	—	20.0	—	20.0
Other comprehensive income, net of tax
Change in minimum pension liability	—	—	—	—	—	—	—	(0.2)	(0.2)
Change in foreign currency translation	—	—	—	—	—	—	—	(11.7)	(11.7)

Total comprehensive income, net of tax									8.1
Amortization of deferred stock compensation	—	—	—	—	—	9.4	—	—	9.4
Issuance of common stock	0.3	—	—	—	—	—	—	—	—
Imputed interest on related party loan	—	—	—	—	3.6	—	—	—	3.6
Preferred stock dividends	—	—	—	—	28.8	—	(28.8)	—	—

Balance at July 31, 2004	0.3	$—	3.0	$—	$209.4	$(22.7)	$(24.5)	$(14.2)	$148.0

See accompanying notes to consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31, 2004, year ended July 31, 2003 and
nine months ended July 31, 2002 (in millions)

	Year ended July 31, 2004	Year ended July 31, 2003	Nine months ended July 31, 2002
Cash flows from operating activities:
Net income	$20.0	$52.3	$—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	7.0	2.4	1.1
Amortization of goodwill and other intangible assets	23.4	6.0	20.8
Amortization of capitalized software costs and acquired technology	13.3	3.3	0.4
Amortization of financing fees	1.3	1.0	0.3
Capitalized interest—related parties	1.7	1.5	0.7
Imputed interest on related party promissory note	3.6	0.2	—
Imputed interest—other	0.3	—	—
Write-down of assets due to restructuring	0.3	—	—
Provision for doubtful accounts	3.4	3.7	2.8
Provision (benefit) for deferred income taxes	16.6	(24.9)	—
Write-off of acquired in-process research and development	1.1	—	—
Tax adjustments relating to acquisitions	—	12.4	1.5
Non-cash stock compensation	9.4	—	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	10.9	(23.5)	(16.8)
Prepaid expenses	(9.8)	3.9	(1.1)
Other current assets	4.5	1.9	(0.9)
Accounts payable and other accrued liabilities	(78.0)	(22.5)	5.1
Accrued compensation and related benefits	4.1	7.6	2.9
Deferred revenues	18.5	21.6	4.7
Income taxes payable	(0.4)	2.6	(0.9)

Net cash provided by operating activities	51.2	49.5	20.6
Cash flows from investing activities:
Acquisition of interBiz	—	—	(25.0)
Acquisition of Infinium, net of cash acquired	—	(69.0)	—
Acquisition of Ironside, net of cash acquired	—	(1.7)	—
Acquisition of Baan, net of cash acquired	1.3	(120.8)	—
Acquisition of Elevon, net of cash acquired	—	(2.2)	—
Acquisition of EXE, net of cash acquired	(25.4)	—	—
Acquisition of Arzoon, net of cash acquired	(1.5)	—	—
Acquisition of Marcam, net of cash acquired	(19.4)	—	—
Purchase of property and equipment	(1.6)	(3.4)	(0.6)
Capitalized software costs	(2.3)	(0.9)	—
Capitalized customer lists	(2.5)	—	—
Other	(0.2)	—	—

Net cash used in provided by investing activities	(51.6)	(198.0)	(25.6)
Cash flows from financing activities:
Borrowings under promissory notes—related parties	—	130.1	—
Borrowings under subordinated loans—related parties	40.7	116.4	25.0
Borrowings under credit facility—related parties	—	2.5	7.2
Borrowings under credit facility—other	—	1.1	3.1
Borrowings under notes payable—other	—	—	12.5
Payments under promissory notes—other	(1.7)	—	—
Payments under subordinated loans—related parties	—	(74.4)	—
Payments under credit facility—related parties	—	(31.2)	(14.2)
Payments under credit facility—other	—	(12.9)	(6.4)
Payments under notes payable—other	—	(12.5)
Payments of debts—other	(0.5)	(0.7)	(0.4)
Capitalized financing fees	—	(6.7)	—
Establishment of letter of credit	—	(1.2)	—
Establishment of restricted cash	—	—	(12.5)
Release of restricted cash	0.2	12.5	—
Issuance of preferred stock—related parties	—	75.0	—

Net cash provided by financing activities	38.7	198.0	14.3
Effect of exchange rate changes on cash	2.7	(1.4)	0.2

Net increase in cash and equivalents	41.0	48.1	9.5
Cash and cash equivalents at beginning of period	65.1	17.0	7.5

Cash and cash equivalents at end of period	$106.1	$65.1	$17.0

See accompanying notes to consolidated financial statements.

SSA Global Technologies, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

July 31, 2004 and July 31, 2003

NOTE A—NATURE OF OPERATIONS

        SSA Global Technologies, Inc. ("SSA Global" or the "Company") is a leading provider of extended enterprise resource planning ("ERP") solutions for manufacturing, services and public organizations worldwide. SSA Global's customers include companies with revenues from fifty million to multi-billion dollar "Fortune 100" corporations. The Company derives its revenues from the sales, service and support of application software that are either sold directly or resold through a third-party alliance. In addition to core ERP applications, SSA Global offers a full range of integrated extended solutions including corporate performance management, customer relationship management ("CRM"), supply chain management and supplier relationship management. Headquartered in Chicago, Illinois, SSA Global markets, sells and supports its applications from its offices, as well as its affiliates, serving approximately 13,300 customers as of July 31, 2004, that represent companies in over ninety countries. SSA Global™ is the new corporate brand for product lines and subsidiaries of SSA Global Technologies, Inc. The Company commenced operations on August 1, 2000 after acquiring certain assets of System Software Associates, Inc.

        On April 5, 2002, the Company acquired the supply chain management, financial management and human resources management product lines of interBiz, the eBusiness Applications division of Computer Associates International, Inc.

        On December 20, 2002, the Company acquired Infinium Software, Inc. ("Infinium"). Infinium Software provides Web-integrated enterprise business applications for the IBM eServer iSeries.

        On June 19, 2003, the Company acquired Ironside Technologies, Inc. ("Ironside"), a global provider of business-to-business electronic commerce solutions for the manufacturing and distribution markets.

        On July 18, 2003, the Company acquired the Baan Group by acquiring shares in the former holding companies of the Baan subsidiaries ("Baan"). Baan has a 25-year history in the ERP industry.

        On July 22, 2003, the Company acquired Elevon, Inc. ("Elevon"), a global provider of e-Business and collaborative commerce solutions for medium and large-sized customers.

        On December 19, 2003, the Company acquired supply chain provider EXE Technologies ("EXE").

        On June 4, 2004, the Company acquired the assets of Arzoon, Inc. ("Arzoon"), a provider of integrated logistics and global trade management technolgy.

        On June 30, 2004, the Company acquired the Marcam division ("Marcam") of Invensys Systems, Inc. and certain of its affiliates. Marcam offers operational-level solutions designed for process manufacturers.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The consolidated financial statements presented herein reflect the financial position of the Company at July 31, 2004 and July 31, 2003. In addition, the financial statements include the results of operations, changes in stockholders equity (deficit) and cash flows for the fiscal periods ended July 31, 2004, July 31, 2003 and July 31, 2002.

        As of July 31, 2002, the Company changed its fiscal year from October 31 to July 31 to be consistent with management's reporting cycle. References throughout these financial statements to fiscal 2004, 2003 and 2002 are to the twelve months ended July 31, 2004, the twelve months ended July 31, 2003 and the nine months ended July 31, 2002, respectively.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. In addition, the consolidated financial statements include the operating results of the acquired subsidiaries since their dates of acquisition (described in note C).

Cash and Cash Equivalents

        Cash and cash equivalents consist of deposits with banks and short-term investments purchased with original maturities of three months or less. Such investments are stated at cost, which approximates fair value.

Accounts Receivable and Allowance for Doubtful Accounts

        The majority of the Company's accounts receivable are due from entities in the manufacturing, services and public sectors. Credit is extended based on an evaluation of a customer's financial condition and collateral is not required. The Company maintains an allowance for doubtful accounts based on management's estimate of receivables that will not be collected. Generally, management determines the allowance based on the assessment of the realization of receivables using historical information and current economic trends, including assessing the probability of collection from customers. The Company writes off receivables when they are determined to be uncollectible. Payments subsequently received on such receivables are credited to the allowance for doubtful accounts. Bad debt expense is included within general and administrative expenses.

        The allowance for doubtful accounts at July 31, 2004, July 31, 2003 and July 31, 2002 and the activity in the periods then ended is as follows:

	July 31, 2004	July 31, 2003	July 31, 2002
	(in millions)
Balance at beginning of period	$28.9	$25.7	$8.6
Allowance related to acquisitions	4.1	23.7	17.4
Additions to allowance	3.4	3.7	2.8
Foreign currency translation	1.1	0.1	0.2
Deductions—write-offs	(8.9)	(24.3)	(3.3)

Balance at end of period	$28.6	$28.9	$25.7

        For fiscal 2003, the write-offs relate primarily to write-offs related to the interBiz acquisition that were previously included in the allowance for doubtful accounts established at the acquisition date.

        The Company records an allowance for doubtful accounts for receivables acquired in business combinations based on estimated uncollectible receivables at the acquisition date. Subsequent write-offs of acquired receivables are recorded against the allowance for doubtful accounts. Subsequent changes of estimates to the allowance for doubtful accounts related to acquired receivables are reflected as changes in bad debt expense.

Property and Equipment

        Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which is typically three years to seven years. Leasehold improvements are amortized over the shorter of the life of the assets or the related lease term. Capital leases are recorded at the present value of the future minimum lease payments at the date of lease inception and are amortized over the shorter of the life of the assets or the related lease term. Depreciation and amortization expense was approximately $7.0 million, $2.4 million and $1.1 million in fiscal 2004, 2003 and 2002, respectively.

        Repairs and maintenance are charged to expense as incurred. Gains and losses resulting from sales or retirements are recorded as incurred, at which time related capitalized costs and accumulated depreciation are removed from the accounts.

        The Company evaluates potential impairments of property and equipment when significant events or changes occur that indicate that the carrying amount of an asset may not be recoverable. To date, no such impairment has been recorded.

        Property and equipment consisted of the following at July 31, 2004 and 2003:

	July 31, 2004	July 31, 2003
	(in millions)
Computer equipment	$14.8	$8.3
Furniture and fixtures	8.2	5.1
Leasehold improvements	6.0	7.6

	29.0	21.0
Less: Accumulated depreciation and amortization	14.8	4.7

	14.2	16.3
Land	—	0.6

Total property and equipment, net	$14.2	$16.9

Capitalized Software Cost and Acquired Technology

        The Company capitalizes internally developed software costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"). SFAS 86 requires product development costs to be charged to expense as incurred until technological feasibility is attained. The Company's internally developed software costs include application and tools development, testing, translation and localization costs incurred in producing software to be licensed to customers. Technological feasibility is attained when the Company's software has completed system testing and has been determined viable for its intended use. The time between the attainment of technological feasibility and completion of software development has been short with immaterial amounts of capitalizable development costs incurred in fiscal 2002. Accordingly, the Company did not capitalize any development costs in fiscal 2002. The Company records software acquired through technology purchases and business combinations only if the related software under development has reached technological feasibility or if there are alternative future uses for the software. (See note C.)

        Capitalized software and acquired technology are amortized over the estimated useful life of the software, generally two years for capitalized software and three to seven years for acquired technology. Amortization expense was $13.3 million, $3.3 million and $0.4 million in fiscal 2004, 2003 and 2002, respectively. Accumulated amortization was $17.0 million and $3.7 million at July 31, 2004 and July 31, 2003, respectively.

        The value of acquired in-process research and development ("IPR&D") projects and technologies which have no alternative future use and which have not reached technological feasibility at the date of acquisition are expensed as incurred. Acquired IPR&D is included in research and development expenses in the consolidated statements of operations. To date, such amounts have not been significant.

Goodwill

        The excess of purchase price over the fair value of the net assets of acquired businesses ("goodwill") was being amortized on a straight-line basis over a three-year period through July 31, 2002. Amortization expense in fiscal 2002 related to goodwill was $19.8 million.

        On August 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," ("SFAS 142") which requires that goodwill no longer be amortized and that goodwill be tested annually for impairment or more frequently if events and circumstances warrant. If impairment exists, the carrying amount of goodwill will be reduced. As a result, effective August 1, 2002, the Company is no longer amortizing goodwill; rather, it performs an annual impairment test. The Company performs its annual impairment test for goodwill as of May 31 each year. SFAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount, including goodwill, on an annual basis to determine if there is potential impairment. The Company has determined it has one reporting unit (the Company as a whole) for purposes of this test. The Company determined that its reporting units are equivalent to its operating segments (see note M) for SFAS 142 purposes, but no reliable measure of fair value could be made below the enterprise level. Fair value of the reporting unit is determined using valuation methods including discounted cash flows, comparable company analysis and recent transaction analysis. If the fair value of the reporting unit exceeds its carrying value (stockholders' equity), goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. An impairment test was completed in fiscal 2004 and 2003 and indicated no impairment of goodwill.

Customer Lists and Patents

        The fair value of the customer lists acquired are amortized on a straight-line basis over their estimated useful lives ranging from two to ten years. Amortization expense was $21.2 million, $5.9 million and $1.0 million in fiscal 2004, 2003 and 2002, respectively. Accumulated amortization was $28.1 million and $6.9 million at July 31, 2004 and July 31, 2003, respectively.

        The fair value of patents acquired is being amortized on a straight-line basis over estimated useful lives ranging from three to ten years. Amortization expense was $2.2 million, $0.1 million and $0 in fiscal 2004, 2003 and 2002, respectively. Accumulated amortization was $2.3 million and $0.1 million at July 31, 2004 and July 31, 2003, respectively.

Impairment of Long-Lived Assets

        The Company assesses the impairment of long-lived assets, including property and equipment and identifiable intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. When the Company determines that the carrying value of such assets may not be recoverable, it measures recoverability based on the undiscounted cash flows expected to be generated by the related asset or asset group. If the Company determines that a long-lived asset or asset group is not recoverable, it records an impairment loss equal to the difference between the carrying amount of the asset or asset group and fair value of the asset or asset group. The Company generally measures fair value of an asset or asset group based on the projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in its current business model. In addition, at each reporting date, the Company compares the net realizable value of capitalized software development costs to the unamortized capitalized costs. To the extent the unamortized capitalized costs exceed the net realizable value, the excess amount is written off. The Company did not record an impairment provision in any of the fiscal years presented in these financial statements.

Fair Value of Financial Instruments

        The carrying value of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximates fair value based on their short-term nature.

        The fair value of long-term debt, excluding capital lease obligations, is estimated based on prevailing market rates of interest on similar debt instruments and on the current rates offered to the Company for debt of the same remaining maturity. The fair value of long-term debt, except for the $130.1 million 1.23% promissory notes, approximates the carrying value of each debt instrument at July 31, 2004 and 2003, respectively, since each was issued at a market rate of interest and such rate is still representative of market interest. The fair value of the $130.1 million 1.23% promissory notes at July 31, 2004 was approximately $126.7 million, while at July 31, 2003, the fair value approximated the carrying value due to the proximity to the issuance date.

Product Warranty Reserve

        The Company provides for the estimated cost of product warranties (included within "accounts payable and other accrued liabilities" on the Balance Sheet) based on specific warranty claims received, provided that it is probable that a liability exists, and the claim can be reasonably estimated. The product warranty reserve at July 31, 2004, July 31, 2003 and July 31, 2002 and the activity in the periods then ended is as follows:

	July 31, 2004	July 31, 2003	July, 31 2002
	(in millions)
Balance at beginning of period	$18.5	$2.1	$4.9
Warranty reserve related to acquisitions	2.9	16.5	—
Warranty expense	1.1	0.5	(2.3)
Warranty claim payments	(6.1)	(0.6)	(0.5)

Balance at end of period	$16.4	$18.5	$2.1

Restructuring costs

        Restructuring costs (included within "accounts payable and other accrued liabilities" on the Balance Sheet) are primarily comprised of severance costs and related benefits, costs to eliminate or vacate duplicate facilities and costs to terminate certain contractual commitments.

        Restructuring costs incurred in conjunction with the acquisitions have been accounted for under EITF 95-3, "Recognition of Liabilities in connection with Purchase Business Combinations" ("EITF 95-3") and have been recognized as a liability assumed in the purchase business combination. Prior to January 1, 2003, the Company accounted for restructuring costs not related to acquisitions in accordance with Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)."

        The Company adopted Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146") on January 1, 2003. SFAS 146 superceded EITF 94-3 and requires that a liability for a cost associated with an exit plan or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of a company's commitment to an exit plan. SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3 and also establishes that fair value is the objective for initial measurement of the liability. Accordingly, for exit or disposal activities since December 31, 2002, the Company records liabilities as they are incurred as a restructuring charge in the statements of operations. Restructuring costs are based on plans that have been committed to by management. Restructuring cost estimates may change as additional information becomes available and as management finalizes execution of the restructuring plan. Changes to the estimates of executing the plans accounted for under EITF 95-3 are recorded as an adjustment to goodwill within one year of the acquisition date and to the results of operations thereafter. Changes in estimates to restructuring plans accounted for under SFAS 146 are recorded in the Company's results of operations as an adjustment to restructuring charges.

Accounting Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Comprehensive Income (Loss)

        Comprehensive income (loss) is the change in equity of a business enterprise from non-stockholder transactions impacting stockholders' equity (deficit) that are not included in the statement of operations and are reported as a separate component of stockholders' equity (deficit). Other comprehensive income (loss) includes the change in foreign currency translation adjustments and is reported net of tax.

Foreign Currency Translation

        The functional currencies for substantially all of the Company's foreign subsidiaries are their local currencies. The foreign subsidiaries' balance sheets are translated into U.S. dollars at the period end exchange rates and results of operations are translated at weighted average exchange rates for the period. Translation adjustments resulting from this process are recorded directly in stockholders' equity (deficit) and will be included in the determination of net income (loss) only upon sale or liquidation of the subsidiaries.

        Transaction gains and losses are recognized in the results of operations based on the difference between the foreign exchange rates on the transaction date and on the settlement date. There were net foreign exchange gains of $0.7 million and $0.9 million in fiscal 2004 and 2003, respectively, and a net foreign exchange loss of $0.5 million in fiscal 2002. These foreign currency exchange gains (losses) are included in the accompanying consolidated statements of operations in "other income (expense)."

Revenue Recognition and Deferred Revenue

        The Company derives revenue from three primary sources: software license fees, support and services and other. License fee revenues include revenues from licensing of our software products and third-party software products. Support revenues consist of revenues from maintaining, supporting and providing periodic unspecified upgrades. Services and other revenue include consulting and education services, hardware and reimbursed expenses. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions" and other authoritative accounting literature.

        The Company recognizes license fee revenue when a non-cancelable, contingency-free license agreement has been signed, the product has been delivered, fees from the arrangement are fixed or determinable, and collection is probable. The Company does not generally offer rights of return or acceptance clauses. If a software license contains rights of return or customer acceptance criteria, recognition of the software revenue is deferred until the earlier of customer acceptance or the expiration of the acceptance period or cancellation of the right of return. Typically, payments for software licenses are due within six months of the agreement date. The Company considers the license fee to be fixed or determinable if the fee is not subject to refund or adjustment and is payable within twelve months of the agreement date based on the Company's collection history on such arrangements. If the arrangement fee is not fixed or determinable, the Company recognizes the revenue as amounts become due and payable. When software license agreements call for payment terms of twelve months or more from the agreement date, software revenue is recognized as payments become due and all other conditions for revenue recognition have been satisfied.

        Revenue arrangements with resellers are typically recognized when the Company meets the preceding criteria and the reseller has no right of return.

        The Company typically enters into multiple element arrangements, which include both license and maintenance agreements. The Company licenses its software on a perpetual or time-based (i.e., term) basis. Revenue is allocated to each element based upon its fair value as determined by vendor-specific objective evidence ("VSOE"). VSOE of fair value for all elements of an arrangement is based upon the normal pricing when those products and services are sold separately.

Perpetual Licenses

        For software licenses and maintenance fees received prior to August 1, 2003, VSOE was based on normal pricing when comparable products were sold separately. Effective August 1, 2003 the Company implemented a policy whereby maintenance services are a fixed percentage of the quoted perpetual license fee. In addition, an optional annual maintenance renewal fee is quoted in the contract. The Company considers actual maintenance renewals as a percentage of the original license fee to ensure that the stated policy is reflective of VSOE. When VSOE of fair value exists for both the perpetual license and maintenance elements, the Company recognizes the license portion immediately upon satisfaction of the terms mentioned above. Revenue for maintenance services is deferred and recognized over the period in which the service is provided. When the fair value of a delivered element (i.e., software licenses) has not been established, the residual method is used to record revenue if the fair value of all undelivered elements is determinable. Under the residual method, the fair value of an undelivered element (maintenance agreement) is deferred and the remaining portion of the fee is allocated to the delivered element (perpetual license fees) and is recognized as revenue. When the Company provides services deemed to be essential to the functionality of the software products licensed or the licensed software requires significant production, modification or customization, the Company recognizes revenue on a percentage-of- completion basis in accordance with SOP 81-1, "Accounting for Performance of Construction Type and Certain Production Type Contracts." In these cases, software license revenue is deferred and recognized based on labor hours incurred to date compared to total estimated labor hours for the contract.

        Effective August 1, 2003, in light of recent changes in the Company's customer contracting trends and the acquisition of substantial businesses, the Company no longer sells a sufficient number of perpetual software licenses without maintenance and, thus was no longer able to establish VSOE of fair value for perpetual software license fees. Accordingly, the Company began using the residual method of revenue recognition for multiple element arrangements including perpetual license agreements. The residual method for multiple element contracts requires VSOE for only the undelivered elements of the arrangement. Prior to August 1, 2003 the Company was able to determine VSOE on all elements of the arrangements. The impact of this changes did not have a material effect on Company's consolidated financial statements.

Term Licenses

        The Company provides term licenses to a small percentage of its customers. The length of multi-year term licenses ranges from two to five years.

        Prior to August 1, 2003, the Company was able to determine the VSOE of fair value of maintenance on multi-element, multi-year term license contracts. Accordingly, the Company recognized revenue for multi-year term licenses using the residual method.

        Effective August 1, 2003, the Company implemented a policy under which multi-year term licenses are to be sold with a support period equaling the term of the license. As a consequence, the Company determined that it would no longer be providing sufficient separate annual support renewals to its customers for multi-year term contracts and, therefore, would not have VSOE of the fair value of support. Accordingly, effective August 1, 2003, the Company recognized the full value of the multi-element, multi-year term license contracts on a ratable basis over the length of the contract.

        Support revenue consists of maintaining, supporting and providing periodic unspecified upgrades. Revenue from these services is recorded as deferred revenue and recognized ratably over the maintenance period. The Company provides consulting and education services, which are separately priced and are generally not essential to the functionality of the Company's software products. Services and other revenue include consulting and education services and hardware revenue. Revenue from these services is recognized separately from license fee revenue because the arrangements qualify as "service transactions" as defined by SOP 97-2. The more significant factors considered in determining whether the elements constitute multiple units of accounting for revenue recognition purposes include the nature of the services (i.e., consideration of whether the services are essential to the functionality of the licensed product), availability of services from vendors and timing of payments on the realizability of the software license fee. Revenues for consulting or education services are recognized as services are performed. In the event services are billed or paid in advance of work being performed, the amount is initially recorded as deferred services revenue and recognized as the work is performed. Revenue from resale of equipment is recognized upon shipment to the customer provided the above criteria are met.

        The components of deferred revenue are as follows (in millions):

	July 31, 2004	July 31, 2003
Deferred Revenue—current:
Customer support	$177.8	$181.1
Services	8.9	5.7
Software	16.1	3.3

Total	$202.8	$190.1

	July 31, 2004	July 31, 2003
Deferred Revenue—long term:
Customer support	$44.2	$16.3
Services	—	—
Software	2.2	0.8

Total	$46.4	$17.1

        Revenues from sales of third party products are recorded on a "gross" basis, in accordance with Emerging Issues Task Force ("EITF") Issue 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent," ("EITF 99-19"), as the Company has determined it meets the requirements for the "gross" revenue presentation since it acts as the principal in the transactions.

        In August 2003, the Company adopted FASB Emerging Issues Task Force ("EITF") No. 01-14, "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred," ("EITF 01-14"). EITF 01-14 requires that reimbursements received for out-of-pocket expenses incurred to be recorded as revenue. Prior to adoption of EITF 01-14, the Company recorded revenue and cost of services revenue, net of reimbursable expenses. The Company has reclassified prior period financial statements to conform to the current year presentation for comparative purposes. Reimbursable out-of-pocket expenses of $8.2 million, $4.3 million and $1.9 million in fiscal 2004, 2003 and 2002, respectively, are now reflected as services revenue and cost of services. The adoption of EITF 01-14 did not have a significant impact on our services gross margin percentage and had no effect on net income.

        In November 2002, the EITF reached a consensus on EITF Issue 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). EITF 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material effect on our consolidated financial position, results of operations or cash flows.

        The principal components of the cost of license fee revenue are commissions paid to independent affiliates, royalties paid to third parties, amortization of capitalized software and warranty costs. Commissions payable to independent affiliates who resell the Company's software and royalties payable to third party software vendors are recorded when a sale is completed, which coincides with the timing of revenue recognition in most cases. The principal components of the cost of services and other revenue are salaries paid to the Company's client support and professional services personnel, as well as amounts paid to independent services professionals and an allocation of overhead expenses.

Advertising

        All advertising costs are expensed as incurred. Advertising expenses were $6.6 million, $4.0 million and $2.5 million in fiscal 2004, 2003 and 2002, respectively.

Accounting for Stock-Based Compensation

        Effective July 31, 2003, the Company implemented a stock-based equity incentive plan that is more fully described in note K. The Company accounts for stock-based awards granted to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations and it complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

        Under APB 25, the Company recognizes compensation expense for the difference, if any, between the fair value of the Company's shares and the exercise price on the grant date over the period during which an employee is required to provide services in order to earn (vest) in the award. The Company recognizes the difference between the fair value of the shares subject to an option and its exercise price as an increase to additional paid-in capital, with a corresponding increase to deferred stock compensation expense, which is recorded as a reduction of total stockholders' equity (deficit). Non-cash stock compensation expense in fiscal 2004 was comprised as follows (in millions):

2004
Cost of support, services and other	$0.3
Sales and marketing	3.4
Research and development	0.2
General and administrative	5.5

$9.4

        The Company granted stock options under the Plan (described in note K) to certain employees on July 31, 2003. The majority of the options granted were 58% vested at the date of grant. Due to the transferability and termination provisions (described in note K), absent an initial public offering of the Registrant's common stock ("IPO"), the options essentially vest in full on December 31, 2006. Accordingly, the Company did not recognize compensation expense for options granted during fiscal 2003, and would not have recognized compensation cost under the fair value method prescribed by SFAS 123. On July 31, 2003, the Company recorded deferred stock-based compensation expense of approximately $32.1 million as a component of stockholders' equity for options granted on that date. The Company will recognize expense on those option grants over the remaining vesting period on a straight-line basis as the options fully vest at the end of the service period. There is no material difference between reported net income and pro forma net income for fiscal 2003.

        The Company accounts for this plan using the intrinsic value method under the recognition and measurement principles of APB 25 and related interpretations. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation in fiscal 2004, 2003 and 2002 (in millions):

	2004	2003	2002
Net income as reported	$20.0	$52.3	$—
Add:
Stock-based employee compensation cost, net of related tax included in net income, as reported	5.8	—	—
Deduct:
Total stock-based employee compensation expense determined using the fair-value based method for all awards, net of related taxes	(6.5)	—	—

Pro forma net income	$19.3	52.3	—

Basic earnings per common share:
As reported	$6.01	$15.26	$—
Pro forma	$5.80	$15.26	$—
Diluted earnings per common share:
As reported	$3.24	$15.26	$—
Pro forma	$4.26	$15.26	$—
Basic earnings per preferred share:
As reported	$6.01	$15.26	$—
Pro forma	$5.80	$15.26	$—

Income Taxes

        The Company provides for income taxes under the asset and liability method. Under this method deferred income taxes are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax bases of existing assets and liabilities using tax rates expected in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Recent Accounting Pronouncements

        In June 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("SFAS 146") was issued. SFAS 146 supersedes EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 provides guidance on the recognition and measurement of liabilities associated with disposal activities and was effective as of January 1, 2003. Under SFAS 146, companies record the fair value of exit or disposal costs when they are incurred rather that at the date of a commitment to an exit or disposal plan. The Company adopted SFAS 146 on January 1, 2003.

        On August 1, 2002, the Company adopted SFAS 142, which requires that goodwill no longer be amortized and that goodwill be tested annually for impairment or more frequently if events and circumstances warrant. The following pro forma financial information reflects net income (loss) as if goodwill was not subject to amortization in fiscal 2002:

July 31, 2002
(in millions except per share amounts)
Reported net income	$—
Add back: goodwill amortization, net of tax	13.1

Adjusted net income	$13.1

Basic earnings per common share:
Reported net income	$—
Goodwill amortization	3.77

Adjusted net income	$3.77

Diluted earnings per common share:
Reported net income	$—
Goodwill amortization	3.77

Adjusted net income	$3.77

Basic earnings per preferred share:
Reported net income	$—
Goodwill amortization	—

Adjusted net income	$—

        There were no dilutive securities requiring the presentation of diluted earnings (loss) per share for the nine months ended July 31, 2002.

        On August 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS 144"). SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," and elements of APB 30, "Reporting the Results of Operations—Reporting the Effects on Disposal of a Segment of a Business and Extraordinary, Unusual or Infrequently Occurring Events and Transactions." SFAS 144 establishes a single accounting model for long-lived assets to be disposed of while maintaining many of the provisions relating to impairment testing and valuation. The adoption of SFAS 144 did not have material impact on the Company's consolidated financial statements.

        In November 2002, Financial Accounting Standards Board ("FASB") Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"), was issued. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002, but has certain disclosure requirements effective for years ending after December 15, 2002. The adoption of the accounting requirements of this statement did not impact the Company's financial condition, results of operations or cash flows. The adoption requirements of this statement resulted in additional disclosures related to the Company's product warranty reserve.

        In December 2003, the FASB issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities," or FIN 46R, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the entity. FIN 46R replaces Interpretation No. 46, "Consolidation of Variable Interest Entities," which was issued in January 2003. FIN 46R applies to interests in variable interest entities, or VIE, created after December 31, 2003. For variable interests created before January 1, 2004, the interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. As we have no investment in or contractual relationship or other business relationship with a variable interest entity, we have determined that the adoption of the provisions of FIN 46R did not have a material effect on our financial condition, results of operations or cash flows.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 149 amends SFAS 133 for decisions made: 1) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133; 2) in connection with other FASB projects dealing with financial instruments; and 3) regarding implementation issues raised in relation to the application of the definition of a derivative, particularly regarding the meaning of an "underlying" and the characteristics of a derivative that contain financing components. The statement is generally effective for contracts entered into or modified after June 30, 2003 and is to be applied prospectively. The Company has determined that the adoption of the provisions of SFAS 149 did not have a material effect on its financial condition, results of operations or cash flows.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity"("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements, either, as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that the adoption of the provisions of SFAS 150 did not have a material effect on its financial condition, results of operations or cash flows.

        In March 2004, in its consensus on Issue 03-6, "Participating Securities and the Two-Class Method Under FASB Statement No. 128" ("EITF 03-6"), the Emerging Issues Task Force ("EITF") expanded the notion of participation rights in calculating earnings per share from previous practice. EITF 03-6 does not focus on a security holder's contractual rights to ultimately receive the undistributed earnings and net assets of the company upon redemption or liquidation. Instead, it defines participation rights based solely on whether the holder would be entitled to receive any dividends if the entity declared them during the period, even if those earnings would not actually be distributed from an economic or practical perspective and even if the company has legal or contractual limitations on its ability to pay dividends.

        Under EITF 03-6, all securities that meet the definition of a participating security, regardless of whether the securities are convertible, non-convertible, or potential common stock securities, will be considered for inclusion in the computation of basic earnings per share using the two-class method. The application of the two-class method may also have an impact on the diluted earnings per share calculation due to the need to consider each type of potential common shares in the proper sequence to arrive at maximum dilution. The Company has adopted EITF 03-6 and has presented earnings per share under the two-class method for all earnings per share calculations presented throughout its consolidated financial statements.

NOTE C—ACQUISITIONS

        On April 5, 2002, the Company entered into an asset purchase agreement with Computer Associates International, Inc. Under the terms of the asset purchase agreement, the Company acquired all of the rights, title, and interest in all assets and properties of the interBiz division related to certain ERP, finance and supply chain software in exchange for approximately $25.0 million, consisting of an initial payment of $12.5 million financed through subordinated debt, and a $12.5 million, 7% note due April 5, 2003 due to the previous owner of interBiz. The note was paid in April 2003 (discussed in note I). The purpose of this acquisition was to strengthen the Company's market share in the industrial sector. The purchase price was allocated to the net assets acquired based on their estimated fair values, as shown in the table at the end of this note. Acquired technology and customer lists are being amortized over three years and five years, respectively. The weighted average amortization period for these intangibles is 4.6 years. Approximately $0.9 million of the goodwill is deductible for Federal income tax purposes over 15 years.

        On December 20, 2002, the Company acquired all of the issued and outstanding common shares of Infinium. Under the terms of the acquisition agreement, Infinium shareholders received the right to $7.00 in cash for each share of Infinium common stock upon the closing of the transaction. The aggregate purchase price was approximately $108.3 million, funded principally by subordinated debt, including acquisition costs of approximately $13.4 million. Acquisition costs relate to financial advisory fees, legal fees and stock option payouts. The purpose of the acquisition was to expand the Company's market position in process manufacturing with financial and human resources applications while providing capabilities serving the gaming, hospitality and healthcare industries. The purchase price was allocated to the net assets acquired based on their estimated fair values as shown in the table at the end of this note. Acquired technology and customer lists are being amortized over three years and seven years, respectively. The weighted average amortization period for these intangibles is 5.5 years. Pursuant to EITF No. 95-3, "Recognition of Liabilities in Connection With a Purchase Business Combination" ("EITF 95-3"), included in this allocation are restructuring and exit charges of approximately $6.1 million relating to employee severance and costs associated with the elimination of excess facilities (described in note G). None of the goodwill will be deductible for Federal income tax purposes.

        On June 19, 2003, the Company completed its acquisition of Ironside. Under the terms of the acquisition agreement, the Company acquired all of the outstanding capital stock of Ironside in exchange for approximately $5.9 million in cash. The purchase price included acquisition costs of approximately $0.9 million that consisted primarily of financial advisory and legal fees. The purpose of the acquisition was to extend the Company's portfolio of customer relationship and supplier relationship products. The purchase price was allocated to the net assets acquired based on their estimated fair values as shown in the table at the end of this note. Acquired technology and customer lists are being amortized over four years and five years, respectively. The weighted average amortization period for these intangibles is 4.6 years. Pursuant to EITF 95-3, included in this allocation are restructuring and exit charges of $1.7 million related to employee severance and costs associated with the elimination of excess facilities (described in note G). None of the goodwill will be deductible for Federal income tax purposes.

        On July 18, 2003, the Company acquired all of the issued and outstanding common shares of Baan. The aggregate purchase price was approximately $130.8 million, financed through subordinated debt. The purchase price included acquisition costs of approximately $2.0 million that consisted primarily of financial advisory and legal fees. The purpose of the acquisition was to expand the Company's presence in discrete manufacturing and serving industries like automotive, aerospace and defense. The Baan acquisition also provided the Company with extension solutions, including logistics and customer relationship management. The purchase price was allocated to the net assets acquired based on their estimated fair values as shown in the table at the end of this note. Acquired technology, customer contracts and patents are being amortized over four to five years, eight years and five years, respectively. The weighted average amortization period for these intangibles is 7.1 years. Pursuant to EITF 95-3, included in this allocation are restructuring and exit charges of $48.6 million related to employee severance, costs associated with the elimination of excess facilities and costs to terminate certain contractual commitments (described in note G). None of the goodwill will be deductible for Federal income tax purposes.

        The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made upon the completion of resolution of income tax uncertainties. In addition, the Baan Acquisition Agreement contains provision for indemnification of pre-acquisition claims and working capital settlements. These claims must be submitted by the parties by January 18, 2005. Amounts received or paid by the Company will be treated as an increase or decrease in the Baan purchase price.

        On July 22, 2003, the Company acquired all the issued and outstanding common shares of Elevon. Under the terms of the acquisition agreement, Elevon shareholders received the right to $1.30 in cash for each share of Elevon common stock upon the closing of the transaction. The aggregate purchase price was approximately $23.5 million. The purpose of the acquisition was to add customers to the Company's manufacturing and service client base. The purchase price included acquisition costs of approximately $3.0 million, which consisted of financial advisory fees, legal fees and stock option payouts. The purchase price was allocated to the net assets acquired based on their estimated fair values as shown in the table at the end of this note. Acquired technology and customer lists are being amortized over five to seven years and four years, respectively. The weighted average amortization period for these intangibles is 4.5 years. Pursuant to EITF 95-3, included in this allocation are restructuring and exit charges of $1.8 million, net of adjustments, related to employee severance (described in note G). None of the goodwill will be deductible for federal income tax purposes.

        On December 19, 2003, the Company acquired supply chain provider EXE Technologies. Under the terms of the acquisition agreement, a subsidiary of SSA Global merged into EXE Technologies and all holders of EXE outstanding common stock received $7.10 per share in cash for a total acquisition price of approximately $52.8 million. The purpose of the acquisition was to enhance the existing supply chain product functionality within the Company's portfolio of solutions. The purchase price included acquisition costs of approximately $5.4 million, which consisted of financial advisory fees and legal fees. The purchase price was allocated to the net assets acquired based on their estimated fair values as shown in the table at the end of this note. Acquired technology and customer lists are being amortized over three years and nine years, respectively. The weighted average amortization period for these intangibles is 4.3 years. Pursuant to EITF 95-3, included in this allocation are restructuring and exit charges of $9.0 million related to costs associated with the elimination of excess facilities and costs to terminate certain contractual commitments (described in note G). None of the goodwill will be deductible for federal income tax purposes. The purchase price allocation is preliminary and a final determination of required purchase accounting adjustments will be made upon the completion of a final analysis of deferred tax assets and liabilities and final estimates of involuntary termination and facility related costs.

        In June 2004, the Company acquired two entities for $21.4 million in cash and $12.0 million in subordinated convertible notes.

  •
  Arzoon is a leading provider of integrated logistics and global trade management technology.

  •
  Marcam is a provider of operational-level enterprise resource planning solutions for process manufacturers.

        The Marcam purchase price is subject to a working capital adjustment that is expected to be settled in fiscal 2005. Amounts received or paid by the Company will be treated as an increase or decrease in the Marcam purchase price and are expected to be immaterial. Goodwill recognized in these transactions was $10.5 million and $18.5 million for Arzoon and Marcam, respectively. The goodwill recorded in conjunction with both transactions is expected to be deductible for Federal income tax purposes. Values assigned to acquired technology, customer lists, patents and in-process research and development are as follows (in millions):

	Arzoon	Marcam
Acquired technology	$2.9	$2.2
Customers lists	1.1	8.9
Patents	0.3	1.6
In-process research and development	—	1.1

	$4.3	$13.8

        The fair values of these assets were determined using fair value methods. The acquisition prices were allocated, including revisions to estimated restructuring costs for Baan, Elevon and EXE, as follows (in millions):

	interBiz	Infinium	Ironside	Baan	Elevon	EXE
Cash, cash equivalents and marketable securities	$—	$20.9	$3.4	$9.3	$18.2	$25.3
Accounts receivable, net of allowance	24.1	9.2	1.1	57.9	1.5	17.8
Prepaid and other current assets	0.9	1.6	—	8.3	1.1	2.3
Deferred tax asset	—	5.3	—	—	—	—
Property and equipment, net	0.2	4.9	0.1	7.0	0.6	3.0
Other assets	—	2.5	—	6.1	0.9	1.2
Accounts payable and other accrued expenses	(1.8)	(7.5)	(0.8)	(88.8)	(2.2)	(14.8)
Deferred revenue—current portion	(32.4)	(25.6)	(1.7)	(76.2)	(5.3)	(10.4)
Short-term debt	—	—		(1.2)	(1.1)	—
Deferred revenue—long-term	—	(1.4)	—	—	(1.0)	—
Long-term debt and other long-term obligations	—	(0.3)	—	(8.3)	(2.4)	(2.3)

Fair value of net assets acquired	(9.0)	9.6	2.1	(85.9)	10.3	22.1
Less liabilities assumed	—	6.1	1.7	48.6	1.8	9.0

Subtotal	(9.0)	3.5	0.4	(134.5)	8.5	13.1
Acquired technology	3.0	8.6	0.9	19.1	1.6	12.3
Customer lists	12.0	30.5	1.4	90.9	4.9	3.3
Patents	—	—	—	11.1	—	—
Goodwill	19.0	80.5	4.1	190.2	11.0	30.0
Deferred tax liabilities	—	(14.8)	(0.9)	(46.0)	(2.5)	(5.9)

Acquisition price	$25.0	$108.3	$5.9	$130.8	$23.5	$52.8

Cash paid	$12.5	$108.3	$5.9	$130.8	$23.5	$52.8

        The acquisitions were accounted for using the purchase method of accounting and, accordingly, the results of operations of these companies are included in the Company's statements of consolidated income since the date of acquisition. Each acquisition consummated by the Company has resulted in a significant portion of the purchase price being allocated to goodwill. Factors that contributed to this include the nature of the business acquired, which did not have a significant amount of tangible net assets and the value created for the Company by expanding its product lines and customer base.

        The following unaudited pro forma results of operations data for the twelve months ended July 31, 2004 and 2003 were prepared in accordance with SFAS 141 and assume the Infinium, Ironside, Baan, Elevon and EXE acquisitions occurred on August 1, 2002:

	2004	2003
	(in millions, except per share amount)
Total revenues	$664.1	$694.5
Net income (loss)	13.4	(44.1)
Basic earnings (loss) per common share	$4.02	$(12.87)
Diluted earnings (loss) per common share	$2.17	$(12.87)
Basic earnings (loss) per preferred share	$4.02	$(12.87)

NOTE D—CAPITALIZED SOFTWARE COSTS AND ACQUIRED TECHNOLOGY

       Capitalized software costs and acquired technology and accumulated amortization at July 31, 2004 and 2003 are as follows:

	July 31, 2004	July 31, 2003
	(in millions)
Capitalized software costs:
Obtained through acquisitions	$50.6	$33.2
Purchased software	1.3	—
Effect of step acquisition by majority shareholder	1.4	1.4
Capitalized development costs	1.9	0.9

Total capitalized software and acquired technology costs	55.2	35.5
Less: Accumulated amortization	17.0	3.7

Capitalized software costs and acquired technology, net	$38.2	$31.8

Estimated amortization expense (in millions):
Fiscal year ending July 31, 2005	$15.9
Fiscal year ending July 31, 2006	12.6
Fiscal year ending July 31, 2007	7.8
Fiscal year ending July 31, 2008	1.6
Fiscal year ending July 31, 2009	0.2
Fiscal year ending July 31, 2010 and thereafter	0.1

NOTE E—GOODWILL AND OTHER INTANGIBLE ASSETS

        The following summarizes the carrying amounts of acquired intangible assets and related amortization as of July 31, 2004 and 2003 and related amortization expense:

	July 31, 2004
	Customer Lists	Patents
	(in millions)
Gross carrying amount	$161.3	$13.0
Less: Accumulated amortization	28.1	2.3

	$133.2	$10.7

Aggregate amortization expense:
Fiscal year ended July 31, 2004	$23.4

	July 31, 2003
	Customer Lists	Patents
	(in millions)
Gross carrying amount	$145.6	$11.1
Less: Accumulated amortization	6.9	0.1

	$138.7	$11.0

Aggregate amortization expense:
Fiscal year ended July 31, 2003	$6.0

Aggregate amortization expense:
Fiscal year ended July 31, 2002	$20.8

Estimated amortization expense (in millions):
Fiscal year ending July 31, 2005	$25.5
Fiscal year ending July 31, 2006	25.4
Fiscal year ending July 31, 2007	24.4
Fiscal year ending July 31, 2008	21.1
Fiscal year ending July 31, 2009	18.3
Fiscal year ending July 31, 2010 and thereafter	29.2

        The changes in carrying amount of goodwill for fiscal 2004 and 2003 are as follows:

July 31, 2004
(in millions)
Balance at beginning of period	$314.6
Fiscal 2004 acquisitions	59.0
Deferred tax adjustments	(55.3)
Working capital settlement	(1.3)
Purchase price allocation adjustments—fiscal 2003 acquisitions	13.9

Balance at end of period	$330.9

July 31, 2003
(in millions)
Balance at beginning of year	$44.1
Fiscal 2003 acquisitions	273.2
Effect of step acquisition by majority shareholder	21.4
Deferred tax adjustment	(24.1)

Balance at end of year	$314.6

        The purchase price allocation adjustments related to the 2003 acquisitions include adjustments to original estimates for restructuring charges, unfavorable contracts and legal contingencies for Infinium, Baan and Elevon.

NOTE F—INCOME TAXES

        The provision for income tax expense (benefit) consists of the following for fiscal 2004, 2003 and 2002 (in millions):

	2004	2003	2002
Federal:
Current	$—	$11.3	$—
Deferred	(22.2)	(23.4)	—

Total Federal	(22.2)	(12.1)	—
State—Current	0.2	0.4	—
Foreign:
Current	1.1	2.6	0.3
Deferred	38.8	(1.5)	—

Total Foreign	39.9	1.1	0.3

Provision for income tax expense (benefit)	$17.9	$(10.6)	$0.3

        The effective income tax rate on pretax earnings (loss) differed from the U.S. federal statutory rate for the following reasons in fiscal 2004, 2003 and 2002:

	2004	2003	2002
U.S. federal statutory rate	34.0%	34.0%	34.0%
Restoration of deferred tax assets which previously had a 100% valuation allowance	(9.2)	(54.8)	—
Losses for which no deferred tax benefit recorded	28.7	6.1	78.6
Income available to offset against post acquisition NOL's which have full valuation allowance	—	(4.5)	(12.6)
State taxes, net of federal benefit	(5.4)	(5.5)	—
Other, including foreign exchange and rate differentials	(0.9)	(0.7)	—

Effective tax rate	47.2%	(25.4)%	100.0%

        Significant components of deferred income taxes at July 31, 2004 and 2003, are as follows:

	July 31, 2004	July 31, 2003
	(in millions)
Current deferred tax assets
Allowance for doubtful accounts	$2.0	$—
Accrued warranties, vacation and other	5.0	2.3
Deferred revenues	8.3	6.2
Other	1.3	1.0

	16.6	9.5
Valuation allowance	(8.9)	(2.3)

Net current deferred tax assets	7.7	7.2

Noncurrent deferred tax assets (liabilities)
Goodwill	7.8	9.3
Intangible assets amortization	(30.1)	(36.3)
Restructuring costs and other	27.8	32.7
Domestic net operating losses	129.6	47.0
Foreign net operating losses	177.6	168.8
Capital loss carryforward	10.2	9.7
Executive compensation and stock options	7.6	—
AMT, foreign and other tax credits	3.3	7.3
Other	3.8	3.4

	337.6	241.9
Valuation allowance	(334.6)	(271.3)

Net noncurrent deferred tax assets (liabilities)	3.0	(29.4)

Total deferred tax assets (liabilities)	$10.7	$(22.2)

        The Company has net operating loss carryforwards ("NOLs") at July 31, 2004 for U.S. federal income tax purposes of approximately $341.0 million. The NOLs will expire over time through 2024. The utilization of a portion of these tax losses may be restricted under Section 382 of the Internal Revenue Code (the "Code") to the extent they relate to acquired businesses. Under Section 382 of the Code, if an ownership change occurs, such as an acquisition, the Company's ability to utilize NOLs may be subject to restriction. As of July 31, 2004, the Company had $277.0 million of NOLs which are related to acquired businesses which are subject to Section 382 restrictions, with an annual limit of $9.2 million available for use. Because of the annual utilization limit, some or all of these NOLs may expire unused if the Company does not generate sufficient taxable income to utilize them in future periods.

        The Company has NOLs from foreign subsidiaries of approximately $527.0 million at July 31, 2004. Of these carryforwards, $285.0 million expire at various dates through 2014, and the remaining $242.0 million may be carried forward indefinitely.

        At July 31, 2004, preacquisition NOLs were approximately $692.0 million. In addition, the Company has research and development, foreign tax credits and capital loss carryforwards of $35.0 million available, which expire at various dates through 2021.

        The Company evaluates the valuation allowance on a country-by-country basis. Prior to fiscal 2003, a valuation allowance was considered necessary on all deferred tax assets. At July 31, 2003, the Company determined that it is more likely than not that it will have future taxable income to utilize the deferred tax assets in certain tax jurisdictions. In these countries, the deferred tax valuation allowance was reduced or reversed upon that determination. Approximately $298.0 million of the valuation allowances as of July 31, 2004 related to deferred tax assets established in connection with acquisitions including NOLs subject to Section 382 limitation. Any subsequent reductions of this valuation allowance will be applied first to reduce goodwill or other noncurrent intangible assets of related acquired businesses. During fiscal 2003 and fiscal 2004, the Company reduced goodwill by $24.1 million and $55.3 million, respectively, for utilization of acquired deferred tax assets with full valuation allowances established at the acquisition date.

NOTE G—RESTRUCTURING

Fiscal 2004

        In June 2004, in conjunction with the acquisition of Marcam, the Company recorded a restructuring cost of $5.7 million. The costs related to reducing headcount by approximately 47 employees and eliminating costs associated with certain office space. This cost was recorded as a component of goodwill. The following table summarizes the components of the restructuring accrual at July 31, 2004:

	2004 Restructuring Cost	Payments	Balance at July 31, 2004
	(in millions)
Severance and benefits	$3.0	$(0.7)	$2.3
Office space	2.7	—	2.7

	$5.7	$(0.7)	$5.0

        These charges are expected to be expended or settled by June 2005.

        The Company incurred $3.1 million in restructuring charges in fiscal 2004 related to the global restructuring plan. Approximately $2.4 million related to severance and employee benefits costs and $0.7 million related to office space and was charged to expense in fiscal 2004.

        The Company recorded original restructuring costs of $11.3 million and a subsequent adjustment of $2.3 million in conjunction with the acquisition of EXE. The restructuring was done in order to eliminate duplicate facilities caused by the acquisition and costs to terminate certain contractual commitments. This cost was recorded as a component of the EXE goodwill balance. On May 27, 2004, the Company renegotiated the EXE Dallas lease in order to terminate its obligations to lease unoccupied space in exchange for $6.0 million in cash and stock appreciation rights. The stock appreciation rights entitle the holder to 8,778 shares of the Company's common stock upon consummation of an initial public offering. If any stock appreciation rights remain outstanding on May 27, 2006, the Company will be required to repurchase them for $284.80 per stock appreciation right, or a maximum of $2.5 million, in cash. This obligation is presented as long-term debt at fair value since it is mandatorily redeemable. The adjustment column represents a reclassification of approximately $2.3 million to long-term debt—other for the stock appreciation rights. The following table summarizes the components of this restructuring accrual at July 31, 2004:

	2004 Restructuring Cost	Payments	Adjustments	Balance at July 31, 2004
	(in millions)
Office space	$10.2	$(6.6)	$(2.3)	$1.3
Contractual commitments	1.1	(0.5)	—	0.6

	$11.3	$(7.1)	$(2.3)	$1.9

        These charges are expected to be settled by December 2004.

Fiscal 2003

        During fiscal 2003, the Company's management approved the global restructuring plan to reduce the Company's operating expenses. Restructuring and related charges consisted of severance-related costs for the termination of approximately 100 employees. The following table summarizes the components of this restructuring accrual at July 31, 2004:

	2003 Restructuring Cost	Payments	Balance at July 31, 2003	Additional Restructuring Cost	Payments	Adjustments	Balance at July 31, 2004
	(in millions)
Severance and benefits	$2.8	$(1.0)	$1.8	$2.4	$(2.2)	$(0.3)	$1.7
Office space	—	—	—	0.7	(0.7)	—	—

	$2.8	$(1.0)	$1.8	$3.1	$(2.9)	$(0.3)	$1.7

        The remainder of these charges is expected to be expended or settled by January 2005.

        In December 2002, in conjunction with the Infinium acquisition, the Company recorded a restructuring cost of $6.1 million. The cost related to reducing worldwide headcount by approximately 70 employees and eliminating costs associated with certain office space. This cost was recorded as a component of the Infinium goodwill balance. The following table summarizes the components of this restructuring accrual at July 31, 2004:

	2003 Restructuring Cost	Payments	Balance at July 31, 2003	Payments	Balance at July 31, 2004
	(in millions)
Severance and benefits	$4.0	$(3.7)	$0.3	$(0.3)	$—
Office space	2.1	(1.8)	0.3	(0.3)	—

	$6.1	$(5.5)	$0.6	$(0.6)	$—

        In June 2003, in conjunction with the acquisition of Ironside, the Company recorded a restructuring cost of $1.7 million. The cost related to reducing worldwide headcount by approximately 20 employees and eliminating costs associated with certain office space. This charge was recorded as a component of the Ironside goodwill balance. The following table summarizes the components of this restructuring accrual at July 31, 2004:

	2003 Restructuring Cost	Payments	Balance at July 31, 2003	Payments	Balance at July 31, 2004
	(in millions)
Severance and benefits	$1.1	$(0.5)	$0.6	$(0.6)	$—
Office space	0.6	(0.6)	—	—	—

	$1.7	$(1.1)	$0.6	$(0.6)	$—

        In July 2003, in conjunction with the Baan acquisition, the Company recorded restructuring costs of $48.6 million, after adjustment. The charge includes costs for the displacement of approximately 800 employees, the shut down of facilities worldwide and costs to terminate certain contractual commitments. This cost was recorded as a component of the Baan goodwill balance. On October 31, 2003, the Company issued a promissory note in the principal amount of approximately $2.8 million as payment for the Company's early termination of a lease for a Baan facility in Herndon, Virginia. The promissory note is payable in 25 equal monthly installments of $110,000. As the note has no stated interest rate, the Company discounted the note at 8% per annum to $2.5 million ($1.7 million at July 31, 2004) and records interest expense on the payments monthly. The adjustment column reflects a reclassification of approximately $2.8 million (before discounting) to long-term debt for the promissory note. Other adjustments include foreign exchange differences. The following table summarizes the components of this restructuring accrual at July 31, 2004:

	2003 Restructuring Cost	Payments	Balance at July 31, 2003	Payments	Adjustments	Balance at July 31, 2004
	(in millions)
Severance and benefits	$33.0	$(0.6)	$32.4	$(28.1)	$1.4	$5.7
Office space	9.2	(0.1)	9.1	(3.7)	(3.1)	2.3
Contractual commitments	7.8	—	7.8	(9.2)	3.1	1.7

	$50.0	$(0.7)	$49.3	$(41.0)	$1.4	$9.7

        The Company has settled its remaining liabilities at July 31, 2004.

        In July 2003, the Company recorded restructuring cost of $6.5 million in conjunction with the acquisition of Elevon. The restructuring was done in order to eliminate duplicate facilities caused by the acquisition and to improve operating efficiencies. In addition, the cost included severance for a workforce reduction that represented approximately 40 employees. This cost was recorded as a component of the Elevon goodwill balance. In March 2004, the Company issued a promissory note in the principal amount of $3.6 million as payment for our early termination of a lease for an Elevon facility in San Francisco, California. The promissory note is payable in 36 equal monthly installments of $100,000. As the note has no stated interest rate, the Company discounted this note at 8% per annum to $3.2 million ($2.6 million at July 31, 2004) and record interest expense on the payments monthly. The obligation is presented as long-term debt and is classified as both current and long-term reflecting the due dates of the payments. The adjustment column reflects a reclassification of $3.6 million (before discounting) to long-term debt for the promissory note. The following table summarizes the components of this restructuring accrual at July 31, 2004:

	2003 Restructuring Cost	Payments	Balance at July 31, 2003	Payments	Adjustments	Balance at July 31, 2004
	(in millions)
Severance and benefits	$2.5	$(1.1)	$1.4	$(0.7)	$(0.7)	$—
Office space	4.0	—	4.0	—	(4.0)	—

	$6.5	$(1.1)	$5.4	$(0.7)	$(4.7)	$—

NOTE H—ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

        Accounts payable and other accrued liabilities are comprised of the following as of July 31, 2004 and July 31, 2003:

	2004	2003
	(in millions)
Accounts payable	$35.3	$26.9
Accrued restructuring	16.8	55.9
Accrued warranty	16.4	18.5
Accrued expenses	65.1	57.4

	$133.6	$158.7

NOTE I—LONG-TERM OBLIGATIONS

        Long-term debt consists of the following as of July 31, 2004 and July 31, 2003:

	2004	2003
	(in millions)
Promissory notes—related parties	$131.8	$130.1
Subordinated promissory notes—related parties	95.2	53.2

Promissory notes and subordinated promissory notes—related parties	$227.0	183.3

Promissory notes—other	4.3	—
Subordinated convertible notes	12.0	—
Mandatorily redeemable stock appreciation rights	2.3	—
Obligations under capital leases	0.6	0.7

Total long-term debt—other	19.2	0.7
Less current portion of long-term debt—other	(2.7)	(0.5)

Long-term debt—other, net of current portion	$16.5	$0.2

Total long-term debt	$243.5	$183.5

        The following table summarizes the long-term debt at full redemption value, excluding capital lease obligations, maturing in the five years ended July 31, 2009 (in millions):

Year ended July 31, 2005	$2.5
Year ended July 31, 2006	168.6
Year ended July 31, 2007	12.5
Year ended July 31, 2008	69.2

Total long-term obligations maturing in the five years ended July 31, 2009	$252.8

Promissory Notes—Related Parties

        On July 18, 2003, the Company borrowed an aggregate of $130.1 million under five identical promissory notes payable to Madeleine L.L.C., General Atlantic Partners, 76, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, and GAPCO GmbH & Co. KG., which are shareholders of the Company. Interest accrues at the rate of 1.23% per annum and is added to the principal balance until maturity on November 15, 2005. The accrued interest at July 31, 2004 was $1.7 million resulting in a balance of $131.8 million. The Company records imputed interest on these notes at 4%, a market rate of interest available from a third party, and records the excess over the stated interest rate as additional paid-in capital. There are no covenants regarding the financial performance of the Company.

        The promissory notes accrue interest at 1.23% per annum and the interest is added to the principal balance until maturity on November 15, 2005, at which time $133.9 million will be due. At July 31, 2003, the total of principal and accrued interest was $130.1 million, while at July 31, 2004, the total of principal and accrued interest was $131.8 million.

Subordinated Promissory Notes—Related Parties

        Subordinated promissory notes—related parties consist of the following at July 31, 2004 and July 31, 2003 (in millions):

	2004	2003
8% subordinated promissory note payable to Madeleine L.L.C., due December 21, 2007	$69.2	$59.2
8% subordinated promissory note payable to Madeleine L.L.C., due December 18, 2005	23.0	—
8% subordinated promissory note payable to investment entities affilated with General Atlantic Partners, LLC, due January 20, 2006	7.7	—
Unamortized financing fees	(4.7)	(6.0)

Total subordinated promissory notes—related parties	$95.2	$53.2

        Aggregate requirements for subordinated promissory notes—related parties during the next five years from July 31, 2004 are as follows (in millions):

Twelve months ended July 31, 2006	$30.7
Twelve months ended July 31, 2008	69.2

Total amount of subordinated promissory notes—related parties maturing during the next five years	$99.9

        On January 20, 2004, the Company borrowed $7.7 million under subordinated promissory notes payable to five subsidiaries of one of its owners to meet general working capital needs. Interest on the notes is 8% per year and the notes will mature on January 20, 2006. Interest is paid on the last day of each month, therefore no interest was accrued at July 31, 2004. There are no restrictive covenants related to these notes, such as restrictions on paying dividends, making acquisitions, selling assets or requirements to achieve certain financial parameters.

        On December 19, 2003, the Company borrowed $23.0 million under a subordinated promissory note with one of its owners to partially fund the EXE acquisition. Interest on the facility is 8% per year and the loan will mature on December 18, 2005. The accrued interest at July 31, 2004 was $0.2 million. There are no restrictive covenants related to this debt.

        On August 1, 2003, the Company borrowed $10.0 million at 8.0% annual interest under the working capital facility of the subordinated loan with Madeleine L.L.C., a subsidiary of one of the Company's owners, thereby increasing the aggregate amount outstanding under the subordinated promissory note at that time from $59.2 million to $69.2 million. The purpose of the loan was to meet general working capital needs related to the Baan acquisition restructuring. The accrued interest at July 31, 2004 was $0.5 million. There are no restrictive covenants related to this debt.

        On April 2, 2003, the Company amended certain terms of the subordinated promissory note originally dated December 19, 2002 to facilitate the issuance of Current Preferred Stock and extend the maturity date to December 2007. The Company used $39.2 million of the $75.0 million proceeds from the issuance of Current Preferred Stock to partially repay this loan and $35.8 million to repay the then existing credit facility and letter of credit (described in note J). The balance outstanding as of July 31, 2004 and July 31, 2003 was $69.2 million and $59.2 million, respectively.

This balance is offset by financing fees of $1.2 million and $5.5 million that were paid to the lender in December 2002 and April 2003, respectively. These amounts are being amortized over the life of the subordinated promissory note. Amortization of fees was $1.3 million in fiscal 2004 and $0.7 million in fiscal 2003. The unamortized balance was $4.7 million and $6.0 million at July 31, 2004 and July 31, 2003, respectively, resulting in a net subordinated loan balance of $64.5 million and $53.2 million at July 31, 2004 and July 31, 2003, respectively.

        On December 19, 2002, the Company entered into a subordinated loan with Madeleine L.L.C., a subsidiary of one of the Company's owners. The initial proceeds of $116.4 million were used primarily to acquire Infinium (described in note C), to repay a $25.7 million subordinated note dated April 5, 2002, and to provide a $10.0 million working capital facility. Interest of 8% per annum is payable monthly. The loan contains an "Agreement to Subordinate" the rights of the lender if the Company issues "Senior Indebtedness" at some point in the future. Eight million dollars of this loan was repaid in December 2002, leaving a balance of $108.4 million outstanding at December 31, 2002. There are no covenants regarding the financial performance of the Company.

        On April 5, 2002, the Company entered into a $25.0 million subordinated loan with Madeleine L.L.C. At July 31, 2002, the amount outstanding was $25.7 million. The loan was repaid in April 2003.

  Other Long-term Debt

  Mandatorily redeemable stock appreciation rights

        On May 27, 2004, the Company renegotiated the EXE Dallas lease in order to terminate its obligations to lease unoccupied space in exchange for $6.0 million in cash and stock appreciation rights. The stock appreciation rights entitle the holder to 8,778 shares of the Company's common stock, subject to antidilution adjustment, upon consummation of an initial public offering. If any stock appreciation rights remain outstanding on May 27, 2006, the Company will be required to repurchase them for $284.80 per stock appreciation right, or a maximum of $2.5 million. The Company presents this obligation as long-term debt at fair value since it is mandatorily redeemable. As the stock appreciation rights are mandatorily redeemable at $2.5 million and have no stated interest rate, the Company discounted the $2.5 million at 5% per annum ($2.3 million at July 31, 2004) and records interest expense monthly.

  Subordinated convertible notes

        On June 4, 2004, the Company purchased substantially all of the assets of Arzoon for an aggregate purchase price of $14.0 million. Of the $14.0 million, $2.0 million was paid in cash and the remaining $12.0 million was paid by issuing notes convertible into the Company's common stock to Arzoon and certain investors in Arzoon. The interest rate on the notes is 5% per annum, payable quarterly in arrears on the first day of each calendar quarter, until maturity, conversion or repayment. The maturity date on the promissory notes is June 4, 2007. Upon a change of control of our company or our initial public offering, each noteholder has the right to convert any portion of the amount then outstanding on such note into shares of our common stock at a conversion price of $284.80 per share, subject to antidilution adjustment. As of July 31, 2004, the Company had an aggregate of approximately $12.1 million outstanding on the notes together with interest accrued thereon.

        These subordinated convertible notes mature in June 2007.

  Promissory notes—other

        In March 2004, the Company issued a promissory note in the principal amount of $3.6 million as payment for our early termination of a lease for an Elevon facility in San Francisco, California. The promissory note is payable in 36 equal monthly installments of $100,000. As the note has no stated interest rate, the Company discounted this note at 8% per annum to $3.2 million ($2.6 million at July 31, 2004) and record interest expense on the payments monthly.

        On October 31, 2003, the Company issued a promissory note in the principal amount of approximately $2.8 million as payment for our early termination of a lease for a Baan facility in Herndon, Virginia. The promissory note is payable in 25 equal monthly installments of $110,000. As the note has no stated interest rate, the Company discounted the note at 8% per annum to $2.5 million ($1.7 million at July 31, 2004) and record interest expense on the payments monthly.

        Aggregate requirements for subordinated loan—other retirements during the next five years are as follows (in millions):

Twelve months ended July 31, 2005	$2.5
Twelve months ended July 31, 2006	1.7
Twelve months ended July 31, 2007	0.5

Total amount of subordinated loan—other maturing during the next five years	$4.7

Credit Facility

        During 2002, the Company had a $55.4 million loan and security agreement with a group of lenders headed by Ableco Finance, a subsidiary of one of the Company's owners, and Foothill Capital Corporation, a Wells Fargo company. The agreement provided for (i) a maximum revolving loan of $13.4 million, (ii) a term loan of $12.6 million ("Term Loan A"), and (iii) a term loan of $29.4 million ("Term Loan B"). The two lead lenders participated in the revolving loan, Foothill Capital Corporation financed Term Loan A, and Ableco Finance financed Term Loan B. The loan agreement was collateralized by a first priority interest in substantially all of the Company's assets.

        The agreement was amended in July 2002 and reduced the maximum amount of the revolving loan to $11.5 million. The rate of interest charged on the revolving loan was 2.5% above the prime rate of Wells Fargo Bank with a minimum charge of 11.0%. An annual fee of 1.0% was charged on the maximum amount that can be borrowed on the revolving line. Fees of $0.1 million were paid in fiscal 2003. The Company cancelled the revolving line in April 2003.

        The rate of interest charged on Term Loan A and Term Loan B was 15.0% per annum. Principal repayments of $1.0 million under both Term Loan A and Term Loan B were to be made on August 1, 2002, November 1, 2002 and February 1, 2003 and were not made on a timely basis. The Company obtained waivers to defer those payments. The term loans were fully repaid by the Company in April 2003 and the loans were cancelled. Financing fees of $1.3 million were paid to the lenders on the closing date, July 31, 2000. These amounts were amortized over the life of the credit agreement. Amortization of fees was $0.4 million and $0.3 million in fiscal 2003 and 2002, respectively.

        On April 2, 2003, the Company used part of the proceeds from the issuance of Current Preferred Stock (described in note J) to repay Term Loan A and Term Loan B. There were no outstanding amounts due under either agreement at July 31, 2004 or 2003.

Standby Letter of Credit and Restricted Cash

        On May 6, 2003, the Company obtained a $1.2 million Standby Letter of Credit from a commercial bank and pledged $1.3 million in cash collateral (restricted cash) to replace an expiring Letter of Credit. The Letter of Credit renews annually at a reduced amount until the final expiration in July 2010. The amount of the cash collateral was $1.0 million at July 31, 2004 and $1.2 million at July 31, 2003.

Note Payable

        On April 5, 2002, the Company entered into a $12.5 million secured promissory note related to the interBiz acquisition. The note was payable to the previous owner of interBiz. The rate of interest charged on the note is 7% per annum. Under the terms of the sale agreement the Company was required to place $12.5 million in escrow (restricted cash) for repayment of the $12.5 million promissory note. The note was repaid and cancelled during fiscal 2003.

Capital Lease Obligations

        Capital lease obligations represent the present value of future payments under capital leases for computer equipment. At July 31, 2004 and July 31, 2003, the Company had recorded $1.9 million and $2.1 million, respectively, in assets under capital lease and $1.3 million and $1.1 million, respectively, in related accumulated amortization. Amortization of assets under capital leases is included in depreciation and amortization expense.

        The following is a schedule of future minimum lease payments under non-cancelable capital lease obligations, together with the present value of minimum lease payments at July 31, 2004 (in millions):

Twelve months ending July 31, 2005	$0.5
Twelve months ending July 31, 2006	0.1

Total minimum lease payments	0.6
Less amount representing interest	—

Present value of minimum lease payments	0.6
Less current maturities	0.4

Long-term portion	$0.2

  Other Long-term Obligations

  Put Warrants

        On May 21, 2004, the Company entered into a three-year Master Relationship Agreement (MRA) with IBM. In connection with the MRA, the Company issued a warrant to IBM on June 1, 2004 to purchase an amount of common stock equal to $1.0 million divided by the price at which the Company's common stock will be sold in an initial public offering of the Company's common stock or, if an initial public offering is not consummated, $284.80. The warrant vests over one year and expires at the earlier of (i) five years or (ii) six months from the date of termination of the MRA. The warrant has put and call rights for cash beginning in December 2006 in the event the Company has not yet consummated its initial public offering. The Company will record sales and marketing expense over the term of the MRA for the fair value of the warrant of $0.9 million. The warrant is presented as a long-term liability, net of the unamortized expense, due to the holder's put right. As the warrant has no stated interest rate, the Company has discounted the $1.0 million warrant at 5% per annum ($0.9 million at Juy 31, 2004) and records interest expense monthly. The long-term liability, net of the unamortized portion, at July 31, 2004 is $0.1 million.

NOTE J—CAPITAL TRANSACTIONS

Current Structure

        On April 2, 2003, the Company sold a 25% interest in the Company for $75.0 million to investment entities affiliated with General Atlantic Partners, LLC, or General Atlantic, under a Stock Purchase Agreement, in consideration of issuance of 750,000 shares of preferred stock (which will be referred to as "Current Preferred Stock" in these financial statements to distinguish from the similarly named shares which existed prior to April 2, 2003, referred to as "Original Series A Preferred Stock"). The Stock Purchase Agreement requires that the Company use the proceeds from the sale of the Current Preferred Stock to repay all amounts borrowed under the Credit Facility, with interest, and the balance to be used to reduce the amounts borrowed under the $125.0 million subordinated promissory note payable to Madeleine, L.L.C. dated December 19, 2002. Additionally, in conjunction with this agreement, the then existing stockholder agreed to exchange its 150,000 shares of Original Series A Preferred Stock with a book value of $22.2 million, 600,000 shares of common stock, certain rights under a rights agreement, warrants to purchase existing common stock and $10.0 million of outstanding indebtedness under the subordinated promissory note in exchange for the issuance of 2,250,000 shares of Current Preferred Stock. The Current Preferred Stock of the existing shareholders, which represents a 75% interest in the Company, was recorded at book value of the Original Series A Preferred Stock plus the $10.0 million in converted debt less $0.3 in related legal expenses.

        The stockholders entered into a Stockholders Agreement dated April 2, 2003. The Stockholders Agreement restricts the transfer of shares of common stock, Current Preferred Stock or any common stock equivalent and provides for, among other things, first refusal, tag-along, drag-along and preemptive rights, corporate governance rights and obligations and certain other rights and conditions.

        The Company's Certificate of Incorporation was amended on April 2, 2003. The Second Amended and Restated Certificate of Incorporation designates two classes of stock, common stock and preferred stock. There are 12,000,000 shares of common stock, $0.01 par value, authorized, of which none are issued, and 4,000,000 shares of preferred stock authorized, $0.01 par value, of which 3,000,000 shares are issued as Series A Convertible Preferred Stock, or Current Preferred Stock. The Current Preferred Stock ranks senior with respect to the payment of (1) the liquidation payment in the event of a liquidation, (2) the sale payment in the event of a sale transaction, (3) dividends and (4) all other rights preferences and privileges to all classes of common stock. The stockholders have voting rights, and, must approve certain actions including, but not limited to, mergers, acquisitions, creation of indebtedness and payment of dividends or other distributions. Dividends on the Current Preferred Stock accrue at an annual rate equal to 9% of the Current

Preferred Stock's accreted value, which is equal to, per share, $100 (subject to adjustment as defined), plus the amount of dividends which have accrued and not been paid. The dividends compound quarterly. The Current Preferred Stock holders have the right, at their option, at any time, to convert any or all of their Current Preferred Stock into the number of shares of common stock equal to (1) the number of Current Preferred Stock being converted multiplied by (2) the quotient of (a) the sum of the accreted value plus all dividends accrued but unpaid since the previous compounding date, divided by (b) the conversion price of $100 per share, subject to adjustment. Upon the closing of a qualified initial public offering, all the shares of the Current Preferred Stock automatically convert to common stock at the aforementioned conversion ratio.

        Dividends were accrued on the Current Preferred Stock totaling $28.8 million and $9.1 million for fiscal 2004 and 2003, respectively. Current Preferred Stock accumulated dividends totaled $37.9 million and $9.1 million at July 31, 2004 and July 31, 2003, respectively.

        On February 25, 2004, the Company filed an amendment to its Certificate of Incorporation that reclassified each share of Series A Convertible Preferred Stock outstanding at the time of the amendment into one share of Series A Convertible Preferred Stock and 0.11 shares of common stock, which resulted in the issuance of approximately 330,000 shares of common stock.

        On June 4, 2004, the Company amended its Certificate of Incorporation to clarify that dividends are only to be calculated and accrued as a change in the accreted value of the preferred stock, eliminating the ability to pay these dividends in cash, while retaining the ability to pay additional dividends in cash.

Previous Structure

        On April 10, 2000, the Company was incorporated and capitalized through the authorization of 1,000 shares of common stock. On July 28, 2000, the certificate of incorporation was amended and restated to authorize 5,000,000 shares of common stock and 415,000 shares of preferred stock, of which 206,065 shares were initially designated as Original Series A Preferred Stock.

        On July 31, 2000, the Company issued 150,000 shares of Original Series A Preferred Stock, 600,000 shares of common stock, a warrant to purchase up to 200,000 shares of common stock at an exercise price of $0.01 per share (the "Investor Warrant"), an antidilution warrant to purchase up to 600,000 shares of common stock at an exercise price of $0.01 per share (the "Investor Antidilution Warrant") and an antidilution warrant to acquire 1,364,154 shares of common stock (the "Senior Lender Antidilution Warrant"). The Senior Lender Antidilution Warrant was exerciseable from July 31, 2000 to July 31, 2005. Funds and accounts managed by Cerberus Capital Management, L.P. or its affiliated management companies, collectively referred to as Cerberus, purchased these shares and warrants for $15.0 million. Since all of the warrants were determined to have no material value associated with them at issuance, all of the proceeds were allocated to the Original Series A Preferred Stock.

        The shares of Original Series A Preferred Stock had a liquidation preference of $100 per share plus any accrued dividends. The Original Series A Preferred Stock accrued dividends, payable quarterly in arrears in stock or in cash at the option of the Company, at an annual rate of 15% of the liquidation price per share. The Series A Preferred Stockholders could elect to redeem all of their shares on or after July 31, 2005. Dividends were accrued totaling $2.0 million, $2.1 million and $2.5 million for fiscal 2003, 2002 and 2001, respectively. Accumulated dividends totaled $5.1 million at July 31, 2002. During the period from August 1, 2000 to April 2, 2003, the Company had not paid cash or issued any Original Series A Preferred Stock shares for the dividends accrued.

        On July 31, 2000, the Company issued 200,000 shares of common stock and an antidilution warrant to purchase up to 200,000 shares of common stock at an exercise price of $0.01 per share (the "Management Firm Antidilution Warrant") to induce a certain management firm to enter into a management services agreement. The Management Firm Antidilution Warrant did not become exercisable until the Investor Warrant has been exercised.

        Pursuant to the Asset Purchase Agreement dated July 31, 2000, whereby the Company acquired substantially all of the assets of System Software Associates, Inc., the bankruptcy trustee, the Company issued System Software Associates, Inc., rights to purchase an aggregate of 250,000 shares of common stock, representing a 25% interest in the initial common equity of the Company, and 53,565 shares of Original Series A Preferred Stock (the "Stock Rights") at a price of $120.00 per share. Each right consisted of 4.667 shares of common stock and one share of preferred stock. The purchase price of each right was $120.00.

        On July 31, 2000, the equity structure of the Company was as follows (in shares):

	Common Stock		Preferred Stock	Warrants for Common Stock	Antidilution Warrants for Common Stock	Senior Lender Antidilution Warrants for Common Stock	Common Stock Rights	Preferred Stock Rights
Majority shareholder	600,000		150,000	200,000	600,000	1,364,154
Management firm	200,000				200,000
Bankruptcy trustee	200,000	*					250,000	53,565

*
Shares were unissued but classified as to be issued.

        On May 8, 2002, the majority shareholder of the Company, Cerberus, acquired 200,000 common shares and the Management Firm Antidilution Warrant held by a management firm, which represented a 20% ownership interest. Cerberus paid $2.0 million for this 20% interest. After the transaction, Cerberus became an 80% owner of the Company.

        On January 3, 2003, Cerberus paid System Software Associates, Inc., the bankruptcy trustee, $5.5 million to purchase the final 20% interest consisting of 200,000 shares of unissued common stock and the Stock Rights.

        Since the January 3, 2003 transaction made Cerberus the sole shareholder of the Company, the Company treated both transactions as a step acquisition to be "pushed down" to the Company, in accordance with EITF D-97, "Push-down Accounting". For the May 8, 2002 transaction, the purchase price of $2.0 million was added to $12.1 million, 20% of the estimated net liabilities at the date of acquisition representing a 20% interest in the Company, to arrive at an excess of purchase price over fair value of $14.1 million. The fair value assigned to customer lists and software licenses was $2.9 million and $0.7 million, respectively. The balance of $10.5 million was recorded as goodwill. For the January 3, 2003 transaction, the purchase price of $5.5 million was added to $9.1 million, 20% of the estimated net liabilities at the date of acquisition representing a 20% interest in the Company, to arrive at an excess of purchase price over fair value of $14.6 million. The fair value assigned to customer lists and software licenses was $3.0 million and $0.7 million, respectively. The balance of $10.9 million was recorded as goodwill. These entries were recorded at January 3, 2003 when Cerberus acquired the final 20% interest and became the sole shareholder.

        All of the equity instruments, including common stock, Original Series A Preferred Stock, Investor Warrant, Investor Antidilution Warrant, Senior Lender Antidilution Warrant, Management Firm Antidilution Warrant and Stock Rights were cancelled on April 2, 2003 in conjunction with the Securities Exchange Agreement.

NOTE K—STOCK-BASED COMPENSATION

        The SSA Global Technologies, Inc. 2003 Equity Incentive Plan ("2003 Plan" or the "Plan") became effective on July 31, 2003, the date the Plan was adopted by the Board of Directors and approved by the shareholders of the Company. The Plan provides for the granting of incentive stock options and nonqualified stock options to certain directors, officers and employees of and consultants to the Company or its subsidiaries.

        A committee of the Board of Directors administers the Plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of incentive stock options cannot be less than 100% of fair market value of the common shares on the date of grant or, in the case of incentive stock options granted to holders of more than 10% of voting power, 110% of fair market value of the common shares on the date of grant. The Company may issue nonqualified stock options at an exercise price less than the fair value on the date of grant. The term of the incentive stock options cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of voting power cannot exceed 5 years. The Board of Directors may not amend, modify, or terminate the Plan if the amendment, modification or termination would impair the rights of option holders, without the option holder's prior written consent. The 2003 Plan will terminate on July 15, 2013 unless terminated earlier by the Board of Directors.

        Generally, options under the plan vest ratably from the date of grant over a four-year service period. However, in some circumstances, options may be granted that do not provide for ratable vesting, but rather vest in full at the end of a specified service period. In addition, 526,832 options granted at July 31, 2003 were 58% vested at that date and the vesting period for the remaining 42% of these options ends in December 2006. In the event of a change in control, as defined in the Plan, vesting is generally accelerated and any restrictions lapse immediately prior to the effective date of the change in control in the event a replacement plan or award is not provided by the successor.

        Except as otherwise provided in the award agreement, no option may be exercised more than 90 days after a participant's employment or other service arrangement with the Company terminates for any reason other than death or disability or more than one year after a participant's employment terminates for reason of death or disability.

        The options have transferability restrictions on shares received upon options exercised such that prior to an IPO each optionee may only sell, assign, gift, transfer or dispose of the option shares to the Company. In addition, each of the option agreements provides that, prior to an IPO, until the fourth anniversary of the original grant date, the Company has a call option to repurchase the shares if an optionee's employment is terminated.

        The Board of Directors authorized 600,000 shares available for option grant and granted 566,326 options on July 31, 2003. The majority of the options granted were 58% vested at July 31, 2003. Due to the transferability and termination provisions, absent an IPO, the options effectively vest in full on December 31, 2006. The Company recorded approximately $32.1 million of deferred stock compensation expense at July 31, 2003 for the difference between the $91.01 fair value of the common shares and the $29.92 exercise price of certain of the options granted. The Company is recording this amount as compensation expense over the vesting period of forty-one months.

        During the twelve month period ended July 31, 2004, the Company granted stock options with exercise prices as follows:

Month(s) of Grant	Number of Options	Exercise Price	Fair Value Per Share	Intrinsic Value Per Share
July 2003	526,832	$29.92	$91.01	$61.09
July 2003	39,494	91.15	91.01	—
September and October 2003	29,904	137.92	137.92	—
January 2004 through April 2004	10,000	221.00	221.00	—
June 2004	95,450	239.27	239.27	—

        The intrinsic value per share is being recognized as compensation expense over the applicable vesting period. The fair value of the common stock was determined contemporaneously with the grants.

        The transferability provisions and the Company's call option terminate upon an IPO. Once an IPO is completed the Company will incur a non-cash, non-recurring compensation expense of approximately $11.2 million, assuming an IPO completion date of November 30, 2004, to "catch-up" to the actual vested position at such time.

        Additional information regarding options is as follows:

	Options	Weighted Average Exercise Price
Outstanding at July 31, 2003	566,326	$34.19
Granted	137,854	214.12
Exercised	—	—
Cancelled	(7,064)	106.36

Outstanding at July 31, 2004	697,116	$69.04

        The following table summarizes the options outstanding as of July 31, 2004:

		Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$29.92	524,768	9.00	$29.92	366,244	$29.92
91.15	39,494	9.00	91.15	11,519	91.15
137.92	27,404	9.13	137.92	6,238	137.92
221.00	10,000	9.64	221.00	990	221.00
239.27	95,450	9.88	239.27	3,977	239.27

	697,116	9.13	$69.04	388,968	$36.09

        For purposes of calculating the compensation costs consistent with SFAS 123, the fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 2004 and 2003:

	2004	2003
Expected volatility	—%	—%
Expected dividend yield	—%	—%
Expected risk free interest rate	3.70%	3.17%
Expected life of options	5 years	5 years

        The weighted-average fair value of options granted in fiscal 2004 and 2003 was $36.60 and $61.82, respectively.

Termination provision of employment agreement

        On July 31, 2003, the Company entered into an agreement with its Chief Executive Officer ("CEO") whereby the CEO is entitled to receive a deferred bonus payment if he terminates his employment without "good reason" (as defined in the employment agreement) prior to January 3, 2007. The deferred bonus payment is the lesser of (a) the fair market value of five percent of our outstanding common stock or (b) (i) $5.0 million, if Mr. Greenough terminates his employment on or before January 3, 2005; (ii) $7.0 million, if Mr. Greenough terminates his employment after January 3, 2005, but on or before January 3, 2006; and (iii) $9.0 million, if Mr. Greenough terminates his employment after January 3, 2006, but on or before January 3, 2007.

        If Mr. Greenough terminates his employment without good reason prior to January 3, 2007, or is terminated by us for cause at any time, and, in each case, such termination occurs before the Company's initial public offering, the Company would have the right to purchase all shares he has acquired under the option award at the price paid by him for such shares.

        The Company accrued $6.2 million and $3.0 million under this agreement at July 31, 2004 and July 31, 2003, respectively.

        Also, see note S.

NOTE L—COMMITMENTS AND CONTINGENCIES

        The Company leases office facilities under non-cancelable operating leases, which generally require the Company to pay operating costs, including property taxes, insurance and maintenance. The Company also leases certain computer equipment under noncancelable operating leases. Rent expense under such leases aggregated approximately $21.8 million, $13.3 million and $8.4 million in fiscal 2004, 2003 and 2002, respectively.

        Future minimum annual rental commitments under noncancelable operating leases are as follows (in millions):

Twelve months ending July 31, 2005	$17.6
Twelve months ending July 31, 2006	12.7
Twelve months ending July 31, 2007	8.5
Twelve months ending July 31, 2008	6.7
Twelve months ending July 31, 2009	5.5
Twelve months ending July 31, 2010 and thereafter	16.3

$67.3

Minimum annual sublease rental income commitments are as follows (in millions):
Twelve months ending July 31, 2005	$0.6
Twelve months ending July 31, 2006	0.2
Twelve months ending July 31, 2007	0.2
Twelve months ending July 31, 2008	0.2
Twelve months ending July 31, 2009	0.2
Twelve months ending July 31, 2010 and thereafter	0.3

$1.7

        Certain of the Company's Baan subsidiaries are party to certain labor and product liability litigation, substantially all of which was commenced prior to acquisition. In accordance with SFAS No. 5,"Accounting for Contingencies" the Company accrued $16.4 million in the aggregate at July 31, 2004 for the litigation in respect of which the Company believes a loss is probable and reasonably estimable. The Company believes it has good defenses in connection with many of these claims and intends to vigorously contest such claims or seek to reach settlements to the extent appropriate. The Company believes the reserve amount is sufficient for the ultimate resolution of all current Baan-related litigation. However, there can be no assurance that this will be the case.

        On February 27, 2004, Peavey Electronics Corporation, or Peavey, filed a complaint in the Circuit Court of Lauderdale County, Mississippi against Baan U.S.A., Inc., or Baan USA. The complaint includes claims that Baan USA breached its warranties and obligations under the software license and support agreement and the professional services agreement entered into by the parties. In addition, the complaint includes claims of fraud, fraudulent misrepresentation and negligent misrepresentation against Baan USA. These claims are based on allegations by Peavey of defects and deficiencies in, and failed implementation of, Baan USA's software. Peavey is claiming losses of $28.5 million, which Peavey claims is the amount spent by Peavey on the software and implementation, including license and consulting fees. On April 1, 2004, Baan USA filed a motion to dismiss Peavey's complaint, as well as an answer to the complaint claiming a number of defenses. The Company believes it has meritorious defenses in connection with the claims alleged by Peavey and intends to vigorously contest such claims. The Company has not recorded any reserves associated with this case.

        The Company is and may from time to time in the future become subject to certain other legal proceedings and claims which arise in the normal course of business. These routine litigation matters are settled or defended, depending on the circumstances of each claim. While any legal proceeding has elements of uncertainty, the Company does not believe, based on historical experience and current facts, that the amount of any liability incurred in connection with these types of claims would have a material effect on the Company's financial condition or on the results of the Company's operations.

NOTE M—GEOGRAPHIC SEGMENTS AND ACQUIRED COMPANY INFORMATION

        The Company's chief operating decision maker is its President and CEO. While the President and CEO is apprised of a variety of financial metrics and information, the Company is principally managed on a geographic basis in terms of revenue and segment profit performance. The Company's four geographic business segments are: North America, which consists of the United States and Canada, Europe, Middle East and Africa (EMEA), Asia Pacific, which consists of Asia, the Pacific Rim and Japan, and Latin America, which consists of Mexico and Central and South America. Each segment derives its revenue from sales of enterprise application software and through providing support and services to customers. Assets are not identified with geographic segments, except for long-lived tangible assets managed within each region, because the President and CEO does not evaluate that information to make resource allocation decisions.

        Revenues are defined as revenues generated from unaffiliated customers and are based on the country in which billing originates. The segment profit reported for the geographic segments is computed by subtracting direct costs incurred by the geographic segment from segment revenue. These costs include cost of license fees, cost of support, services and other revenue, cost of direct sales and marketing expense as well as local costs for research and development and general and administrative functions. Corporate expenses include overhead costs and global marketing and research and development costs that are not included in the segment profit measure.

        Accounting policies for each of the reportable segments are the same as those used on a consolidated basis. The following tables present a summary of operating information by geographic segment:

	Fiscal 2004
	North America	Europe, Middle East and Africa (EMEA)	Asia Pacific	Latin America	Total
	(in millions)
Revenues	$271.0	$243.7	$86.5	$36.6	$637.8
Segment profit	$124.4	$40.4	$16.2	$10.2	$191.2

Corporate expenses					(86.1)
Depreciation, amortization, stock option amortization, and in-process research and development					(54.2)

Consolidated operating income					$50.9

	Fiscal 2003
	North America	Europe, Middle East and Africa (EMEA)	Asia Pacific	Latin America	Total
	(in millions)
Revenues	$140.2	$91.9	$47.1	$17.4	$296.6
Segment profit	$78.4	$25.1	$10.6	$4.0	$118.1

Corporate expenses					(55.4)
Depreciation and amortization					(11.7)

Consolidated operating income					$51.0

	Fiscal 2002
	North America	Europe, Middle East and Africa (EMEA)	Asia Pacific	Latin America	Total
	(in millions)
Revenues	$66.6	$48.2	$33.3	$10.8	$158.9
Segment profit	$41.0	$8.4	$7.6	$2.0	$59.0

Corporate expenses					(29.4)
Depreciation and amortization					(22.3)

Consolidated operating income					$7.3

        Revenue attributable to the United States was $254.9 million, $132.5 million and $64.9 million in fiscal 2004, 2003 and 2002, respectively.

        Under the enterprise-wide disclosure requirements of SFAS 131, total revenues by acquired company are as follows for fiscal 2004, 2003 and 2002 (in millions):

	2004	2003	2002
	(in millions)
Revenues by acquired company
SSA Core	$227.0	$255.1	$158.9
Baan	283.4	7.0	—
Infinium	61.4	33.8	—
Ironside, Elevon, EXE, Arzoon and Marcam	66.0	0.7	—

Total revenues	$637.8	$296.6	$158.9

        Financial results for each acquisition are tracked for a complete year following the year of acquisition. Revenues from the interBiz acquisition were $51.4 million for the four months of fiscal 2002 from the April 2002 acquisition date and $114.9 million in fiscal 2003.

        Under the enterprise-wide disclosure requirements of SFAS 131, total long-lived tangible assets by major geographic region reflect the long-lived tangible assets managed within each region. Total long-lived tangible assets by major geographic region are as follows as of July 31, 2004 and July 31, 2003:

	July 31, 2004	July 31, 2003
	(in millions)
Long-lived tangible assets
United States	$6.8	$8.7
Canada	0.1	0.2

Total North America	6.9	8.9
Europe, Middle East, and Africa	3.8	3.9
Asia Pacific	2.4	3.1
Latin America	1.1	1.0

Total long-lived tangible assets	$14.2	$16.9

        No single customer accounted for 10% or more of the consolidated revenues of the Company in fiscal 2003, 2002 or 2001.

NOTE N—EMPLOYEE RETIREMENT PLANS

        The Company has a savings and profit sharing plan (the "SSA 401(k) Plan") covering all eligible employees, which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. Employees are eligible to participate in the SSA 401(k) Plan on the first administratively feasible pay period after start date. The Company matches 25% of an employee's eligible contributions to the 401(k) Plan, up to a maximum match of 8% of eligible compensation for each calendar year. The Company recognized expense for matching cash contributions of $0.9 million, $0.4 million and $0.2 million in fiscal 2004, 2003, and 2002, respectively.

        The Company has two defined benefit plans that it inherited through the Baan acquisition. One plan provides benefits to five former employees of the Company in Germany (the "German Plan"). The benefits are based on the former employees' years of service and compensation before retirement. Therefore, salary increases are not considered in the calculation of the obligation. The German Plan is unfunded and currently has no assets. The second plan provides benefits to employees and former employees of the Company in Japan (the "Japanese Plan"). The Japanese Plan provides benefits to approximately 75 beneficiaries. The benefits are based on the beneficiaries' years of service and compensation. The obligation under the Japanese plan at July 31, 2004 and July 31, 2003 was not significant.

        The following reconciles the changes in benefit obligations and funded status for the German Plan in aggregate for the fiscal year ended July 31, 2004 (in millions):

Change in Benefit Obligation
Benefit obligation at July 31, 2003	$5.1
Actuarial (gain) loss	0.2
Interest cost	0.3
Foreign exchange rate changes	$0.3

Benefit obligation at July 31, 2004	$5.9

Reconciliation of Funded Status to Balance Sheet
Funded status—July 31, 2004	$5.9
Unrecognized actuarial (gain) loss	(0.7)

Accrued pension cost—July 31, 2004	$5.2

Amounts Recognized in the Combined Financial Statements
Accrued benefit liability—July 31, 2004	$5.2
Additional liability	0.5
Accumulated other comprehensive income	0.2

$5.9

        The following actuarial assumptions were calculated on a weighted-average basis and reflect the local economic conditions for the German Plan:

Year Ended July 31, 2004
Weighted-Average Assumptions
Discount rate	5.25%
Expected return on plan assets	—
Rate of compensation increase	1.5%

        Included in "Other assets" in the accompanying combined consolidated balance sheets, the Company holds an investment in an insurance contract with a contract value of $1.9 million. This insurance contract will be used to pay a portion of the benefit payments to two former employees participating in the German Plan.

NOTE O—RELATED PARTY TRANSACTIONS

        As noted elsewhere, the Company has had a number of transactions with its owners, Cerberus and investment entities affiliated with General Atlantic, as it relates to long-term debt and equity financing (also described in notes I and J).

Preferred Stock Issuances

        On April 2, 2003, the Company issued 3,000,000 shares of its Series A Convertible Preferred Stock at an accreted value of $100 per share. Upon the closing of an initial public offering of common stock, all of these shares of preferred stock will convert into shares of common stock. Cerberus acquired 2,250,000 of such shares in exchange for all of their then existing equity holdings and the forgiveness of $10 million of outstanding indebtedness owed by the Company. Investment entities affiliated with General Atlantic, collectively referred to as the General Atlantic Stockholders, acquired 750,000 of such shares for a purchase price of $75 million.

Common Stock Issuances

        On February 25, 2004, the Company filed an amendment to our Certificate of Incorporation that reclassified each share of Series A Convertible Preferred Stock outstanding at the time of the amendment into one share of Series A Convertible Preferred Stock and 0.11 shares of common stock, which resulted in the issuance of 330,000 shares of common stock.

Registration Rights Agreement

        On April 2, 2003, the Company entered into a registration rights agreement with Cerberus and the General Atlantic Stockholders.

        Demand Registration Rights.    Cerberus and the General Atlantic Stockholders have demand registration rights, subject to the following limitations: (i) in no event is the Company required to effect a demand registration until an initial public offering of common stock; (ii) in no event is the Company required to effect a demand registration unless the aggregate market price is at least $10,000,000; and (iii) subject to certain requirements pursuant to the registration rights agreement, in no event is the Company required to effect, in the aggregate, more than two demand registrations for the General Atlantic Stockholders and more than five demand registrations for Cerberus. In addition, if Cerberus or the General Atlantic Stockholders request that the Company file a registration statement on Form S-3 for a public offering of all or any portion of their shares of registrable securities, the Company is required to use its reasonable best efforts to register for public sale the registrable securities specified in such request.

        Incidental Registration Rights.    If, after an initial public offering of equity securities, the Company proposes to register any of our securities under the Securities Act (other than in a registration on Forms S-4 or S-8 and other than pursuant to the preceding paragraph), management will notify all holders of registrable securities of its intention and upon the request of any holder, subject to certain restrictions, effect the registration of all securities requested by holders to be so registered.

        Pursuant to the registration rights agreement, the Company will pay all registration expenses and indemnify each holder of registrable securities with respect to each registration which has been effected.

Promissory Notes

        On December 19, 2002 the Company issued a subordinated promissory note to Madeleine L.L.C., a Cerberus affiliate, in the principal amount of $116.4 million and repaid $8.0 million in December 2002, leaving a balance of $108.4 million at December 31, 2002. On April 2, 2003, the Company sold a 25% interest for $75.0 million to various investment entities affiliated with General Atlantic, represented by preferred stock. The Company used a portion of the proceeds from the issuance of the preferred stock to repay approximately $39.2 million of the subordinated promissory note and cancelled $10.0 million of indebtedness in exchange for $10.0 million of Current Preferred Stock, leaving a balance of $59.2 million outstanding under such note. In August 2003, the Company borrowed $10.0 million from Madeleine L.L.C., increasing the amount outstanding under the subordinated promissory note to $69.2 million. Interest on the subordinated promissory note is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the subordinated promissory note is December 31, 2007. The subordinated promissory note is subordinate in right of payment to the prior payment in full of indebtedness which the Company designates as "senior indebtedness." As of July 31, 2004, the Company had approximately $69.7 million outstanding on the note together with interest accrued thereon.

        In connection with the Baan Acquisition, on July 18, 2003, the Company issued a promissory note in the principal amount of $97.6 million to Madeleine L.L.C., a Cerberus affiliate, and four promissory notes in the aggregate principal amount of $32.5 million to the following investment entities affiliated with General Atlantic: GAP 76, GAP 77, GAPCO II, GapStar and GAPCO KG. Interest on the promissory notes accrues at a rate of 1.23% per annum until maturity. The Company records imputed interest on these notes at 4%, a market rate of interest available from a third party. The maturity date of each of the promissory notes is November 15, 2005. As of July 31, 2004, the Company had an aggregate of approximately $131.8 million outstanding on the notes together with interest accrued thereon.

        In connection with the EXE Acquisition, on December 18, 2003, we issued a subordinated promissory note to Madeleine L.L.C., a Cerberus affiliate, in the principal amount of $23.0 million. Interest on the subordinated promissory note is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of the note is December 18, 2005. The note is subordinate in right of payment to the prior payment in full of indebtedness which the Company designates as "senior indebtedness." As of July 31, 2004, the Company had approximately $23.2 million outstanding on the note together with interest accrued thereon.

        On January 20, 2004, the Company issued five subordinated promissory notes in the aggregate principal amount of approximately $7.7 million to investment entities affiliated with General Atlantic. The interest rate on the notes is 8% per annum, payable monthly in arrears on the last day of each month, until maturity. The maturity date of each of the promissory notes is January 20, 2006. The notes are subordinate in right of payment to the prior payment in full of indebtedness which the Company designates as "senior indebtedness." As of July 31, 2004, the Company had an aggregate of approximately $7.7 million outstanding on the notes together with interest accrued thereon.

Management Services Agreement

        The Company entered into a management services agreement with one of its former stockholders, Gores Technology Group ("Gores") on July 31, 2000. The agreement expired on January 31, 2002. Gores acted as a restructuring manager to effectuate a turnaround of the acquired SSA assets. In return, Gores received a monthly fee from the Company. In addition, the Company issued stock and warrants to Gores (see note J). The Company expensed approximately $200,000 and $1,200,000 during the periods ended July 31, 2002 and October 31, 2001, respectively.

        The Company's owners are represented on our Board of Directors. Normal travel expenses to attend meetings are reimbursed by the Company.

NOTE P—OTHER FINANCIAL INFORMATION

        Supplemental disclosures of cash flow information follow for fiscal 2004, 2003 and 2002 (in millions):

	2004	2003	2002
Cash paid during the period for:
Interest—Related Parties	$6.9	$9.4	$3.7
Interest—Other	0.7	1.3	1.7
Income taxes	2.1	1.3	1.2
Non-cash investing and financing activities:
Capitalized leases	$—	$0.4	$—
Stock dividends accrued on preferred stock	28.8	11.1	2.1
Issuance of note for portion of purchase price of interBiz	—	—	12.5
Securities and indebtedness exchanged for preferred stock	—	32.2	—
Leases settled by issuance of promissory notes	6.4	—	—
Convertible debt issued in acquisition	12.0	—	—
Stock appreciation rights issued	2.3	—	—
Put warrant issued	0.9	—	—
Minimum pension liability	0.2	—	—

        As a result of the acquisitions of the remaining 40% interest held by minority shareholders by the majority shareholder, push-down accounting was followed and the basis of certain assets was stepped up in fiscal 2003. These acquisitions led to an increase in customer lists, software licenses and goodwill of $5.9 million, $1.4 million and $21.4 million, respectively. The offsetting entry was to increase additional paid-in capital by $28.7 million.

        The Company issued 330,000 common shares on February 25, 2004, in connection with an amendment to the Company's Certificate of Incorporation that reclassified each share of Series A Convertible Preferred Stock into one share of such stock and 0.11 shares of common stock.

NOTE Q—EARNINGS PER SHARE

        The Company calculates earnings per share using the two-class method. Under the two-class method, net income or loss for the period is allocated between common stock and the Current Preferred Stock (described in note J) on the basis of the weighted average number of shares outstanding during the period.

        Basic earnings per common share is based on the weighted average number of common shares and warrants for common shares (at a nominal conversion price of $0.01) outstanding. Warrants for common shares are included in basic weighted average shares outstanding because such items are exercisable for nominal consideration.

        For fiscal year 2003, 2002 and 2001, basic earnings per common shares also includes the effect of 330,000 common shares issued on February 25, 2004, in connection with an amendment to the Company's Certificate of Incorporation that reclassified each share of Current Preferred Stock (described in note J) into one share of such stock and 0.11 shares of common stock.

        Basic earnings per preferred share is based on inclusion of Current Preferred Stock (described in note J). Preferred shares are included in basic earnings per preferred share because such shares participate in the undistributed earnings of the Company.

        Diluted earnings per common share is based on the combination of basic shares outstanding and potentially dilutive shares. For fiscal 2003, potentially dilutive shares consisted only of outstanding stock options. The options were outstanding for one day in fiscal 2003. For fiscal 2004, potentially dilutive shares consisted only of outstanding stock options. The Company had outstanding stock options of 697,116 at July 31, 2004 and 566,326 at July 31, 2003. Approximately 290,150 and 590 shares were included in the computation of diluted earnings per common share at July 31, 2004 and 2003, respectively since inclusion of the shares has a dilutive effect.

        The following table sets forth the computations of basic and diluted earnings per common share and basic earnings per preferred share for fiscal 2004, 2003 and 2002:

	Year ended July 31, 2004	Year ended July 31, 2003	Nine months ended July 31, 2002
	(in millions, except share and per share amounts)
Net income	$20.0	$52.3	$—
Distributed earnings	—	—	—

Undistributed earnings	$20.0	$52.3	$—

Denominator for basic earnings per share—weighted average common shares	330,000	2,427,436	3,476,154
Effect of dilutive securities—stock-based compensation	281,444	590	—

Denominator for diluted earnings per share—weighted average common shares	611,444	2,428,026	3,476,154

Denominator for basic earnings per share—weighted average preferred shares	3,000,000	1,000,000	—

Earnings per common share
Basic	$6.01	$15.26	$—

Diluted	$3.24	$15.26	$—

Earnings per preferred share
Basic	$6.01	$15.26	$—

        The effect of the subordinated convertible notes, the stock appreciation rights and the put warrants were excluded from the diluted earnings per share computation as their effect was anti-dilutive.

NOTE R—PRO FORMA BALANCE SHEET AND EARNINGS PER SHARE

        The Company has presented pro forma balance sheet and earnings per share information in accordance with the rules of the Securities and Exchange Commission to reflect the planned distributions to owners upon the consummation of the initial public offering of common stock and other changes in capitalization that will occur as a result of the Company's IPO. This pro forma information does not include the effect of the IPO and use of proceeds from the IPO or the EXE acquisition.

        The column shown on the Consolidated Balance Sheets entitled "Pro Forma Effect of Certain Offering Related Transactions (excluding the effects of the offering proceeds)" has been included to present the following:

  •
  Effect of the conversion of preferred shares to common shares that would occur in the consolidated balance sheet as of July 31, 2004 if the securities offering had been completed as of that date

  •
  Impact of the stock option expense created due to the termination of the transferability and termination provisions included in the option agreements as a result of the IPO (described in note K).

  •
  Payment of a special cash dividend of $150.0 million (see note S)

  •
  Conversion of $50.0 million of indebtedness into common stock (see note S)

  •
  Conversion of the mandatorily redeemable stock appreciation rights into common stock as a result of the IPO (See note I)

  •
  Reclassification of the put warrants to stockholders' equity as a result of the IPO (See note I)

        The following table summarizes the pro forma effect of these transactions (in millions):

		Adjustments
	Historical July 31, 2004	Preferred Stock Conversion	Stock Option Compensation	Special Cash Dividend	Debt-to-Equity Conversion	Stock Appreciation Rights and Put Warrants	Pro Forma July 31, 2004
Cash	$106.1	$—	$—	$(106.1)	$—	$—	$—
Other current assets	199.4	—	—	—	—	—	199.4

Total current assets	305.5	—	—	(106.1)	—	—	199.4
Deferred tax assets	3.0	—	4.3	—	—	—	7.3
Other non-current assets	534.7	—	—	—	—	—	534.7

Total Assets	$843.2	$—	$4.3	$(106.1)	$—	$—	741.4

Dividends payable	$—	$—	—	$43.9	$—	$—	$43.9
Other current liabilities	399.1	—	—	—	—	—	399.1

Total current liabilities	399.1	—	—	43.9	—	—	443.0
Long-term debt — related parties	227.0	—	—	—	(50.0)	—	177.0
Other long-term liabilities	69.1	—	—	—	—	(2.4)	66.7

Total liabilities	695.2	—	—	43.9	(50.0)	(2.4)	686.7
Common stock	—	—	—	—	—	—	—
Preferred stock	—	—	—	—	—	—	—
Additional paid-in capital	209.4	—	—	—	50.0	2.4	261.8
Deferred stock compensation	(22.7)	—	11.2	—	—	—	(11.5)
Retained deficit	(24.5)	—	(6.9)	(150.0)	—	—	(181.4)
Accumulated other comprehensive loss	(14.2)	—	—	—	—	—	(14.2)

Total stockholders' equity	148.0	—	4.3	(150.0)	50.0	2.4	54.7

Total liabilities and stockholders' equity	$843.2	$—	$4.3	$(106.1)	$—	$—	$741.4

        Pro forma earnings per share data on the consolidated statements of operations has been included to reflect the following:

  •
  The number of shares whose proceeds would be necessary to pay the $150.0 million special dividend payable to the holders of the Series A Convertible Preferred Stock (See note S)

  •
  The conversion of $50.0 million of indebtedness into common stock (See note S)

NOTE S—POST BALANCE SHEET EVENTS

        On August 31, 2004 the Board of Directors authorized a further 250,000 shares available for option grant.

        On October 18, 2004 the Board of Directors authorized a further 500,000 shares available for option grant.

        On October 18, 2004 the Board of Directors authorized the following transactions that would become effective upon the consummation of the proposed IPO:

•
Payment of a special cash dividend of $150.0 million to holders of the Series A Convertible Preferred Stock.

•
Repayment of $32.0 million of outstanding debt (note I) from the proceeds of the offering.

•
Conversion of $50.0 million of indebtedness (note I) into shares of the common stock (precise number will be determined upon pricing of the offering).

•
Modification of the terms of the remaining debt (approximately $150.0 million—note I) to provide for an interest rate of LIBOR plus 2.75%, a three year term and a senior unsecured ranking.

•
Amendment of Mr. Greenough's employment agreement to eliminate his right to receive a deferred bonus payment in exchange for a one-time payment of $957,170.

•
Management will receive special bonuses amounting to $5.5 million (including $2.2 million to Mr. Greenough).

•
Up to 200,000 stock options will be granted to employees of the Company upon consummation of the proposed IPO.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of Infinium Software, Inc.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Infinium Software, Inc. and its subsidiaries at September 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in Note 21, the Company was acquired by SSA Global Technologies, Inc. on December 20, 2002.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
October 25, 2002, except for Note 21,
as to which the date is December 20, 2002

Infinium Software, Inc.

Consolidated Balance Sheets

September 30, 2002 and 2001

	2002	2001
	(in thousands, except per share data)
Assets
Current assets
Cash and cash equivalents	$24,843	$13,210
Marketable securities at fair market value	511	2,076
Accounts receivable, less allowance for doubtful accounts of $438 and $1,876 at September 30, 2002 and 2001, respectively	6,447	6,841
Prepaid expenses and other current assets	1,195	2,499
Net current assets of discontinued operations	—	233

Total current assets	32,996	24,859
Property and equipment, net	5,316	6,958
Capitalized software development costs, net	477	1,122
Other assets	2,738	2,358

Total assets	$41,527	$35,297

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$2,232	$4,345
Accrued expenses	9,015	13,599
Income taxes payable	283	282
Lease obligations, short-term portion	231	239
Deferred revenue	26,272	27,588

Total current liabilities	38,033	46,053
Lease obligations, long-term portion	302	524
Deferred revenue	1,430	1,400

Total liabilities	39,765	47,977
Commitments and contingencies (Note 20)
Common stock, $0.01 par value; authorized 40,000 shares, issued 13,663 and 13,365 shares at September 30, 2002 and 2001, respectively	137	134
Additional paid-in capital	39,546	38,936
Deferred stock-based compensation	(154)	(297)
Accumulated deficit	(37,341)	(51,362)
Accumulated other comprehensive loss	(229)	(69)

	1,959	(12,658)
Less: Treasury stock at cost, 96 and 171 shares at September 30, 2002 and 2001, respectively	(197)	(22)

Total stockholders' equity (deficit)	1,762	(12,680)

Total liabilities and stockholders' equity (deficit)	$41,527	$35,297

The accompanying notes are an integral part of these consolidated financial statements.

Infinium Software, Inc.

Consolidated Income Statements

Years Ended September 30, 2002, 2001 and 2000

	2002	2001	2000
	(in thousands, except per share data)
Revenue
Software license fees	$10,700	$10,363	$20,473
Services revenue	55,992	66,347	76,108

Total revenue	66,692	76,710	96,581

Operating costs and expenses
Cost of software license fees	1,582	8,157	7,101
Cost of services	16,873	21,944	35,410
Research and development	10,239	16,165	21,296
Sales and marketing	17,405	27,182	36,102
General and administrative	7,541	16,431	15,620

Total operating costs and expenses	53,640	89,879	115,529

Income (loss) from operations	13,052	(13,169)	(18,948)
Other income, net	93	22	6,104
Gain on sale of subsidiary	337	—	—

Income (loss) from continuing operations before provision for (benefit from) income taxes	13,482	(13,147)	(12,844)
Provision for (benefit from) income taxes	(539)	(2,284)	6,860

Net income (loss) from continuing operations	14,021	(10,863)	(19,704)
Discontinued operations
Loss from operations of ASP segment	—	(11,658)	(8,112)
Loss from disposal of ASP segment	—	(1,811)	—

Net income (loss)	$14,021	$(24,332)	$(27,816)

Income (loss) per share data
Basic income (loss) per share from continuing operations	$1.07	$(0.84)	$(1.56)

Diluted income (loss) per share from continuing operations	$0.98	$(0.84)	$(1.56)

Basic and diluted loss per share from ASP segment	$—	$(1.04)	$(0.64)

Basic income (loss) per share	$1.07	$(1.88)	$(2.20)

Diluted income (loss) per share	$0.98	$(1.88)	$(2.20)

Weighted average shares outstanding—basic	13,153	12,941	12,668

Weighted average shares outstanding—diluted	14,361	12,941	12,668

The accompanying notes are an integral part of these consolidated financial statements.

Infinium Software, Inc.

Consolidated Statements of Stockholders' Equity (Deficit)

Years Ended September 30, 2002, 2001 and 2000

	Common Shares Issued	Common Stock	Additional Paid-In Capital	Deferred Stock Compensation	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock At Cost	Total Stockholders' Equity (Deficit)	Comprehensive Income (Loss)
	(in thousands)
Balance at September 30, 1999	12,607	$126	$36,306	—	$1,188	$(257)	$(2,020)	$35,343
Stock issued in connection with Dexton acquisition	320	3	1,837					1,840
Treasury stock reissued upon exercise of stock options and employee stock purchase plan			184		(248)		1,810	1,746
Comprehensive loss
Net loss for the year					(27,816)			(27,816)	$(27,816)
Unrealized gain on marketable equity securities						525		525	525
Cumulative translation adjustment						25		25	25

Comprehensive loss									$(27,266)

Balance at September 30, 2000	12,927	129	38,327	—	(26,876)	293	(210)	11,663
Issuance of restricted stock	430	4	855	(859)				—
Executive option compensation			62	(62)				—
New shares issued for employee stock purchase plan	8	1	11					12
Treasury stock reissued for employee stock purchase plan			36		(154)		210	92
Purchase of treasury stock at cost							(22)	(22)
Amortization of deferred stock compensation				269				269
Cancellation of restricted stock			(355)	355				—
Comprehensive loss
Net loss for the year					(24,332)			(24,332)	(24,332)
Unrealized loss on marketable equity securities							(571)	(571)	(571)
Cumulative translation adjustment							209	209	209
Comprehensive loss									$(24,694)

Balance at September 30, 2001	13,365	134	38,936	(297)	(51,362)	(69)	(22)	(12,680)
Issuance of restricted stock	296	3	231	(234)
Stock issued for employee stock purchase plan			57				7	64
Purchase of treasury stock at cost							(205)	(205)
Amortization of deferred stock compensation				275				275
Cancellation of restricted stock			(102)	102			(8)	(8)
Exercise of stock options	2		424				31	455
Comprehensive income
Net income for the year					14,021			14,021	14,021
Unrealized loss on marketable equity securities						(53)		(53)	(53)
Cumulative translation adjustment						(107)		(107)	(107)

Comprehensive income									$13,861

Balance at September 30, 2002	13,663	$137	$39,546	(154)	$(37,341)	$(229)	$(197)	$1,762

The accompanying notes are an integral part of these consolidated financial statements.

Infinium Software, Inc.

Consolidated Statements of Cash Flows

Years Ended September 30, 2002, 2001 and 2000

	2002	2001	2000
	(in thousands)
Cash flows from operating activities
Net income (loss)	$14,021	$(24,332)	$(27,816)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Loss from discontinued operations	—	11,658	8,112
Loss on disposal of discontinued operations	—	1,811	—
Depreciation and amortization	3,090	11,123	8,680
Write-down of goodwill and intangibles	—	3,937	—
Loss on disposal of fixed assets	62	546	—
Write-down of marketable securities	58	331	—
Noncash compensation	275	270	—
Allowance for doubtful accounts	387	217	(271)
Deferred income taxes	—	—	7,295
Gain on sale of Dexton	(337)	—	—
Changes in operating assets and liabilities, net of effects from corporate acquisitions
Accounts receivable	(375)	8,807	1,404
Prepaid expenses and other current assets	1,149	1,955	(325)
Other assets	(350)	—	(163)
Accounts payable	(1,243)	(2,473)	(1,233)
Accrued expenses	(3,306)	(2,360)	1,519
Income taxes payable	30	(149)	(315)
Deferred revenue	(866)	(7,204)	(1,574)

Net cash provided by (used in) continuing operations	12,595	4,137	(4,687)
Net cash used in discontinued operations	(1,647)	(5,836)	(14,886)

Net cash provided by (used in) operating activities	10,948	(1,699)	(19,573)

Cash flows from investing activities
Proceeds from sale of Dexton	5	—	—
Purchase of marketable securities	—	(4,123)	(4,148)
Sale of marketable securities	1,453	4,219	25,713
Purchase of property and equipment	(454)	(658)	(2,877)
Capitalization of internal software development costs	(265)	(2,353)	(1,557)
Corporate acquisitions, net of cash acquired	—	—	(4,575)

Net cash provided by (used in) investing activities	739	(2,915)	12,556

Cash flows from financing activities
Proceeds from the exercise of stock options and employee stock purchase plan	519	104	1,746
Payments on capital lease obligations	(230)	(143)	—
Purchase of treasury stock	(213)	(22)	—

Net cash provided by (used in) financing activities	76	(61)	1,746

Effect of foreign exchange rate on cash and cash equivalents	(130)	220	(163)
Net increase (decrease) in cash and cash equivalents	11,633	(4,455)	(5,434)

Cash and cash equivalents, beginning of year	13,210	17,665	23,099

Cash and cash equivalents, end of year	$24,843	$13,210	$17,665

Supplemental cash flow information
Cash paid during the year for
Interest	$133	$117	$25
Income taxes paid, net of refunds received	(584)	(2,089)	(785)
Supplemental disclosure of noncash investing and financing activities
Equipment purchased under capital leases	$—	$338	$—
Common stock issued in acquisition	—	—	1,840
Note payable incurred in acquisition	—	—	1,500
Issuance of restricted stock	234	859	—

The accompanying notes are an integral part of these consolidated financial statements.

Infinium Software, Inc.

Notes to Consolidated Financial Statements

September 30, 2002, 2001 and 2000

1.    The Company

        Founded in 1981, Infinium ("Infinium" or the "Company") develops, markets and supports enterprise-level business software applications. The Company's software products automate the financial management, human resource management and materials management functions of organizations in a broad range of industries worldwide. The Company also offers a specialized manufacturing system designed to manage process-manufacturing operations. The Company offers products that are designed for IBM eServer iSeries (formerly the IBM AS/400) computers and the AdvaNTage Human Resources and Payroll products for the Microsoft Windows NT operating system. The Company's products can be deployed in a number of different networking environments, including local area networks, wide area networks, intranets and the Internet.

2.    Summary of Significant Accounting Policies

  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned domestic and foreign subsidiaries. All intercompany transactions and balances have been eliminated from the consolidated financial statements. Certain prior year amounts have been reclassified to conform with current year presentation. The Company's fiscal year-end is September 30. References to 2002, 2001, and 2000 refer to the fiscal year ended September 30, unless otherwise noted.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. These estimates include assessing the collectibility of accounts receivable, the realization of deferred tax assets and useful lives for amortization periods of tangible and intangible assets, among others. The markets for the Company's products are characterized by intense competition, rapid technological development and frequent product introduction, all of which could impact the future realizability of the Company's assets. Actual results could differ from these estimates.

  Revenue Recognition

        The Company recognizes software license fee revenues in accordance with the provisions of AICPA Statement of Position ("SOP") 97-2, Software Revenue Recognition, AICPA Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions ("SOP 98-9") and their related interpretations. The Company licenses software under noncancelable contractual license agreements and provides related professional services, including support, training, consulting and implementation. Revenue from software license fees is recognized when there is evidence of an arrangement, the product has been delivered, fees are fixed or determinable, and collection of the related receivable is reasonably assured. The Company does not generally offer rights of return, acceptance clauses and price protection to its customers. Typically, the Company's software license fees are due within a six-month period from the date of contract. Revenues from sales of third party products are recorded net of royalties, in accordance with Emerging Issue Task Force ("EITF") Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. Generally, the Company's software products do not require significant modification or customization. Installation of the products is normally routine and is not essential to the functionality of the product. The Company's sales frequently include maintenance contracts and professional services with the sale of its software licenses. The Company has established vendor-specific objective evidence of fair value ("VSOE") for its maintenance contracts and professional services, which is determined based upon the prices charged to customers when these elements are sold separately. Maintenance revenues, including those sold with the initial license fee, are deferred based on VSOE, typically determined by the renewal rate of the annual maintenance contract, and recognized ratably over the maintenance contract period. Consulting and training service revenues, including those sold with license fees, are recognized as the services are performed based on their established VSOE. The amount of revenue allocated to the licenses sold with services and/or maintenance is determined using the "residual method" of accounting. Under the residual method, the total value of the arrangement is allocated first to the undelivered elements based on their VSOE with the remainder being allocated to license fees.

  Cash, Cash Equivalents and Marketable Securities

        The Company invests its excess cash primarily in securities of government agencies, high-grade commercial paper and mutual funds that invest primarily in the securities of government agencies. These investments are subject to minimal credit and market risk. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Marketable securities include equity investments and securities purchased with an original maturity of greater than three months.

        The Company accounts for its investments under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires that, except for debt securities classified as held-to-maturity, investments in debt and equity securities should be reported at fair value. At September 30, 2002 and 2001, all of the Company's investments are classified as available-for-sale.

  Property and Equipment

        Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Property and equipment held under capital leases, which involve a transfer of ownership at the end of the lease term, are amortized over the estimated useful life of the asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

  Impairment of Intangible Assets, Goodwill and Other Long-Lived Assets

        The Company reviews identifiable intangibles and other long-lived assets for impairment annually or sooner if events or changes in circumstances indicate that the carrying amount may not be recoverable. Factors the Company considers important which could trigger the impairment review include:

  •
  significant underperformance relative to historical or projected future operating results;

  •
  significant negative industry or economic trends;

  •
  significant decline in our stock price for a sustained period;

  •
  significant decline in our technological value as compared to the market; and

  •
  our market capitalization relative to net book value.

        If such circumstances exist, the Company evaluates the carrying value of long-lived assets to determine if impairment exists based upon estimated undiscounted future cash flows over the remaining useful life of the assets and comparing that value to the carrying value of the assets. If the carrying value of the asset is greater than the estimated future cash flows, the asset is written down to the estimated fair value. The Company determines the estimated fair value of the assets on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. In determining expected future cash flows, assets are grouped at the lowest level for which cash flows are identifiable and independent of cash flows from other asset groups. Cash flow estimates contain management's best estimates, using appropriate and customary assumptions and projections at the time.

  Concentration of Credit Risk

        Financial instruments that potentially expose the Company to concentrations of credit risk include cash and accounts receivable. To minimize this risk, the Company generally requires a cash deposit upon contract signing. In addition, the Company maintains reserves for potential credit losses. Such losses, in the aggregate, have not exceeded management expectations. At times, the Company may maintain cash balances in excess of federally insured limits.

  Research and Development and Capitalized Software Development Costs

        Research and development expenses, other than certain software development costs, are charged to expense as incurred. In accordance with the provisions of SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, the Company capitalizes certain software development costs upon technological feasibility. Amortization of capitalized software development costs is provided upon commercial release of the products at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight-line basis over the estimated economic life of the software, which the Company has determined to be 18 to 36 months (Note 9).

        Costs of software applications developed or obtained for internal use that are incurred during the applications' development stage are capitalized in accordance with AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Such costs eligible for capitalization have not been significant to date.

  Foreign Currency Translation

        Balance sheet accounts of the Company's foreign operations are translated from foreign currencies into U.S. dollars at period-end exchange rates while income and expenses are translated using average rates during the year. Translation gains or losses related to net assets located outside of the United States of America are shown as a component of accumulated other comprehensive loss in stockholders equity (deficit). Gains or losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) are reflected in other income, net in the consolidated statement of operations.

  Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted statutory tax rates in effect in the year in which the differences are expected to reverse. A deferred tax asset is established for the expected future benefit of net operating loss and credit carry-forwards. Under SFAS No. 109, Accounting for Income Taxes, the Company cannot recognize a deferred tax asset for the future benefit of its net operating losses, tax credits and temporary differences unless the Company can establish that it is "more likely than not" that the deferred tax asset would be realized. Due to the Company's history of net losses, the Company has not recognized a tax asset and has recorded a full valuation allowance against its otherwise recognizable deferred tax asset, in accordance with SFAS No. 109. Future events could cause management to conclude that it is more likely than not that the Company will realize a portion of the deferred tax asset. Upon reaching such a conclusion, the valuation allowance will be reduced and some or the entire deferred tax asset will be recognized.

  Income (Loss) Per Share

        Basic earnings income (loss) per share is determined by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is determined by dividing net income (loss) applicable to common stockholders by the weighted average number of common shares and common share equivalents outstanding during the period. Common share equivalents result from the assumed exercise of outstanding stock options, the proceeds of which are then assumed to have been used to repurchase outstanding common stock using the treasury stock method. Common share equivalents are included in the calculation of loss per share only when dilutive. Options to purchase 0.8 million, 2.5 million and 2.6 million shares at September 2002, 2001 and 2000, respectively, have been excluded from the calculation of diluted loss per share, as their effect would have been anti-dilutive. In 2001 and 2000, the Company excluded the common share equivalents from the calculation of diluted loss per share as their inclusion would be anti-dilutive since the Company experienced net losses in both years. In 2002, the Company excluded the common share equivalents from the calculation of diluted earnings per share as their inclusion would be anti-dilutive since the exercise price of the individual stock grants did not exceed the Company's average stock price for the year.

        The computation of basic and diluted income (loss) per share for the years ended September 30, 2002, 2001 and 2000 is as follows (in thousands, except per share data):

	Fiscal Year Ended September 30,
	2002			2001			2000
	Income	Shares	Per Share	(Loss)	Shares	Per Share	(Loss)	Shares	Per Share
Basic income (loss) per share
Income (loss) available to common stockholders	$14,021	13,153	$1.07	$(24,332)	12,941	$(1.88)	$(27,816)	12,668	$(2.20)
Effect of dilutive securities Stock options	—	1,013	—	—	—	—	—	—	—
Restricted stock	—	195	—	—	—	—	—	—	—

Diluted income (loss) per share
Income (loss) available to common stockholders	$14,021	14,361	$0.98	$(24,332)	12,941	$(1.88)	$(27,816)	12,668	$(2.20)

  Stock Compensation

        The Company's employee stock plans are accounted for in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations, which includes FASB Interpretation ("FIN") No. 44, Accounting for Certain Transactions involving Stock Compensation—an Interpretation of APB Opinion No. 25. In October 1996, the Company adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its employee stock plans.

        Had compensation cost for the Company's option plans, employee stock purchase plan and restricted stock plan been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been as follows:

	Fiscal Year Ended September 30,
	2002	2001	2000
	(in thousands, except per share data)
Net income (loss)
As reported	$14,021	$(24,332)	$(27,816)
Pro forma	12,386	(24,879)	(30,295)
Basic income (loss) per share
As reported	$1.07	$(1.88)	$(2.20)
Pro forma	0.94	(1.92)	(2.39)
Diluted income (loss) per share
As reported	$0.98	$(1.88)	$(2.20)
Pro forma	0.86	(1.92)	(2.39)

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes method with the following assumptions used for grants during the applicable period: dividend yield of 0.0 percent for all periods; risk-free interest rates (weighted average) of 4.06 percent, 5.00 percent, and 6.37 percent for options granted during the year ended September 30, 2002, 2001, and 2000, respectively; weighted average expected option term of five years for all periods; and volatilities of 87 percent for the year ended September 30, 2002, 80 percent for the year ended September 30, 2001, and 77 percent for the year ended September 30, 2000. The fair value of shares purchased under the Employee Stock Purchase Plan is based on the number of shares purchased and the pre-discounted purchase price. The fair value of options canceled in connection with the issuance of restricted stock were valued at the time of cancellation using an expected option life of 1.75 years for vested options and 2 years for unvested options.

  Comprehensive Income (Loss)

        Comprehensive income for the Company includes net income or loss, the effects of currency translation, which are charged or credited to the cumulative translation adjustment account within stockholders' equity, and the unrealized gain (loss) on investments available-for-sale, which is recorded within stockholders' equity. Comprehensive income for all periods presented is included in the consolidated statement of stockholders' equity.

  Recently Issued Accounting Standards

        During the third quarter of fiscal 2002, the Company adopted EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred. EITF Issue No. 01-14 requires reimbursements received for out-of-pocket expenses to be reported as revenue in the income statement. Prior to adoption of EITF Issue No. 01-14, the Company recorded revenue and operating expenses net of reimbursable expenses. The Company's financial results of operations for prior periods have been reclassified to conform to the new presentation. In accordance with EITF Issue No. 01-14, reimbursable expenses of $1,625, $2,640 and $3,847 for the years ended September 30, 2002, 2001 and 2000, respectively, are now reflected as revenue and cost of revenue. This change had no effect on operating income or net income for any period presented.

        In May 2002, the FASB issued SFAS No. 145, Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002, which is effective for certain transactions occurring after May 15, 2002 and for financial statements issued on or after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that statement, SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS No. 145 also rescinds SFAS No. 44, Accounting for Intangible Assets of Motor Carriers. SFAS No. 145 amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The adoption of SFAS No. 145 on May 15, 2002 did not have a material impact on the Company's consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This Statement is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company is currently assessing the impact that the adoption of SFAS No. 146 will have on our financial statements and plan to adopt this standard on January 1, 2003.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition of a voluntary change to the fair-value-method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statement about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. As provided for in SFAS No. 123, the Company has elected to apply APB No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based compensation plans. APB No. 25 does not require options to be expensed when granted with an exercise price equal to fair market value. The Company is complying with the disclosure requirements of SFAS No. 148.

3.    Cash Equivalents and Marketable Securities

        Following is a summary of the fair market value of available-for-sale securities, by balance sheet classification, as of September 30, 2002 and 2001:

	September 30,
	2002	2001
	(in thousands)
Cash equivalents
State government obligations	$1,000	$5,326
Money market funds	16,481	3,166
Corporate debt obligations/securities	400	—
Marketable securities
State government obligations	—	1,905
Corporate debt obligations/securities	511	171

	$18,392	$10,568

        Cash equivalents and marketable securities are carried at fair market value, which approximates amortized cost. The contractual maturities of all available-for-sale securities classified as cash equivalents are less than three months. A majority of the available-for-sale securities classified as marketable securities have contractual maturities of less than one year. All of the Company's marketable securities are classified as current at September 30, 2002 and 2001 as these funds are highly liquid and are available to meet working capital needs and to fund current operations. The Company also holds investments in equity securities that are marked to market value in accordance with SFAS No. 115. Gross unrealized gains in these equity securities were $31 thousand and $599 thousand as of September 30, 2002 and 2001, respectively. The Company periodically evaluates the carrying value of its investments for other than temporary impairment. During fiscal years 2002 and 2001, the Company recorded charges of $58 thousand and $331 thousand, respectively, to reflect the other than temporary decline in fair value of one of these equity investments below its initial cost basis. The investee company for which the impairment charge was recorded has experienced a significant decline in operating and financial results during the past two years, in comparison to the results forecasted at the time this investment was purchased by the Company. This charge is included in the consolidated income statement classification other income, net. It is reasonably possible that the Company may incur additional impairment charges for this investment in future reporting periods.

4.    Balance Sheet Components

  Prepaid Expenses

        Prepaid expenses and other current assets consist of the following:

	September 30,
	2002	2001
	(in thousands)
Prepaid rents and insurance	$374	$1,080
Prepaid commissions and royalties	485	742
Nontrade receivables	116	401
Other prepaid expenses and current assets	220	276

	$1,195	$2,499

  Property and Equipment, Net

        Property and equipment, net, consists of the following:

		September 30,
	Useful Life	2002	2001
		(in thousands)
Computer equipment	2 to 5 years	$18,738	$18,913
Furniture and fixtures	5 years	3,440	3,594
Leasehold improvements	Lease term	4,607	4,615
Land		287	287

		27,072	27,409
Less accumulated depreciation and amortization		(21,756)	(20,451)

		$5,316	$6,958

        During fiscal year 2001, the Company recorded a $6.1 million fixed asset write-off related to its discontinued ASP segment. This write-off, largely consisting of leasehold improvements, was determined to be unrecoverable in September 2001 in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

        Depreciation expense of property, plant and equipment for the years ended September 30, 2002, 2001 and 2000 amounted to $2.0 million, $4.1 million, and $4.2 million, respectively. Depreciation expense related to the Company's discontinued ASP segment were $994 thousand and $264 thousand for fiscal years 2001 and 2000, respectively.

  Capitalized Software Development Costs, Net

        Capitalized software development costs, net, consist of the following:

	September 30,
	2002	2001
	(in thousands)
Internal development costs	$27,802	$27,537
Purchased from third parties	3,865	3,865

	31,667	31,402
Less accumulated amortization	(31,190)	(30,280)

	$477	$1,122

        During fiscal year 2000, the Company acquired Dexton Information Systems, B.V. ("Dexton"), which resulted in the capitalization of $2.1 million of software (Note 6). Purchased software of $214 thousand is classified in other assets on the consolidated balance sheet at September 30, 2002.

        Amortization expense of capitalized software development costs for the years ended September 30, 2002, 2001 and 2000 amounted to $1.1 million, $6.8 million, and $3.6 million, respectively. Included in software amortization costs for fiscal year 2001 is the write-off of $1.6 million of Dexton acquired technology and $2.7 million of charges associated with a change in the Company's estimated useful life of capitalized software (Note 9).

  Accrued Expenses

        Accrued expenses consist of the following:

	September 30,
	2002	2001
	(in thousands)
Employee compensation and benefits	$2,879	$3,564
Accrued royalties	23	462
Accrued professional fees	952	587
Dexton acquisition payable	—	1,000
Other	5,161	7,986

	$9,015	$13,599

5.    Other Income, Net

        Other income, net, consists of the following:

	Fiscal Year Ended September 30,
	2002	2001	2000
	(in thousands)
Interest income	$256	$748	$1,233
Interest expense	(83)	(117)	(25)
Write-down of marketable equity security to market value	(78)	(331)	—
Foreign exchange gain (loss)	(2)	(278)	26
Legal settlement	—	—	4,870

	$93	$22	$6,104

6.    Acquisition

        On January 13, 2000, the Company acquired all of the outstanding capital stock of Dexton, a privately held supplier of Web-based customer relationship management solutions located in the Netherlands. The operating results of this acquired business have been included in the consolidated statement of operations from the date of acquisition. The purchase price of $7.6 million was comprised of $3.5 million in cash, a $500 thousand payment made in January 2001, and a $1.0 million payment due in January 2002, the issuance of 320 thousand shares of Infinium common stock and acquisition expenses of $749 thousand. The acquisition was accounting for as a purchase. Consequently, the purchase price was allocated to the acquired assets and assumed liabilities, based on their fair value at the date of acquisition, as follows:

(in thousands)
Net tangible assets acquired	$460
Intangible assets acquired
Customer base	716
Workforce	802
Current technology	2,162
Goodwill	3,449

Total	$7,589

7.    Divestiture of Subsidiary

        On March 20, 2002, the Company sold the stock of its wholly-owned Netherlands subsidiary for proceeds of $5 thousand in cash and the buyer's assumption of net liabilities of $332 thousand. This transaction resulted in a gain of $337 thousand. As part of the agreement, the Company retained certain intellectual property rights which may give rise to royalty revenue over the next 33 months. The Company has not recorded any royalty revenue related to this license agreement. The subsidiary's results of operations were not material compared to the Company's consolidated results of operations, and therefore, pro forma results are not presented.

8.    Impairment of Long-Lived Assets

        The Company reviews long-lived assets, including goodwill, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. If an impairment is indicated, the asset is written down to its estimated fair value. During fiscal year 2001, the Company wrote down $4.7 million of impaired long-lived assets associated with the acquisition of Dexton, which was comprised of $721 thousand of goodwill, $2.4 million of intangibles and $1.6 million of acquired technology. Additionally, $525 thousand and $347 thousand of goodwill associated with the acquisition of iT-Soft and Cort Directions, Inc., respectively, were written off. Based on the declining historical and forecasted operating results of Dexton, iT-Soft and Cort, the estimated value of these assets to the Company has decreased. Based on the Company's expectation of future undiscounted net cash flows, these assets have been written down to their net realizable value. All of the above charges have been recorded in general and administrative expenses, with the exception of acquired technology, which has been recorded in cost of software license fees.

9.    Change in Estimated Useful Life of Capitalized Software

        At the beginning of the third quarter of fiscal year 2001, the Company determined that, because of a declining sales environment for certain of its products and faster production of product updates, certain capitalized software development costs on the balance sheet as of April 1, 2001 should be amortized prospectively over 18 months as opposed to the three-year life previously used. This resulted in additional amortization expense of $2.3 million for the year ended September 30, 2001. At the beginning of the fourth quarter, due to similar circumstances, the Company determined that certain other capitalized software development costs on the balance sheet as of July 1, 2001 should also be amortized prospectively over 18 months as opposed to the three-year life previously used. This resulted in additional amortization expense of $416 thousand for the year ended September 30, 2001.

10.    Restructuring and Other Special Items

        During fiscal 2001, the Company executed a plan to reduce its workforce as part of a continued company wide cost-cutting effort. As a result of this action, 136 employees were involuntary terminated, representing 28 percent of the Company's workforce. Severance costs and related employee termination benefit costs of $2.2 million associated with these terminations had been recorded as a restructuring charge in fiscal year 2001. During fiscal year 2000, the Company recorded $1.9 million of expenses related to an 18 percent reduction in its workforce. These costs have been included in the Company's consolidated statement of operations as follows, based on employee function:

	September 30,
	2001	2000
	(in thousands)
Cost of service and license fees	$428	$539
Research and development	663	563
Sales and marketing	659	558
General and administrative	462	199

	$2,212	$1,859

        During the twelve months ended September 30, 2002, the Company did not make any adjustments to the restructuring accrual. As of September 30, 2002 and 2001, the Company had accrued liability balances of $0 and $970 thousand, respectively, relating to these severance costs.

        In addition to the above amounts, the Company recorded severance and benefits costs of $1.1 million associated with the termination of four executives of the Company during fiscal year 2001. Of this total charge, $546 thousand was recorded as sales and marketing expenses and $527 thousand was recorded as general and administrative expenses in the Company's consolidated statement of operations. As of September 30, 2002, $1.0 million had been paid out to the former executives, leaving an accrued liability balance of $31 thousand. The remaining balance will be paid out in the first quarter of fiscal year 2003.

        As part of the restructuring plan, the Company consolidated certain facilities. This consolidation led to the write-off of fixed assets in the amount of $546 thousand and the establishment of additional reserves for future lease obligation payments totaling $841 thousand. These charges were recorded in general and administrative expenses during fiscal 2001. As of September 30, 2002, the Company had accrued liabilities of $147 thousand associated with the consolidation of these facilities. Additionally, $177 thousand was recorded for nonfacilities leases and other administrative costs associated with the restructuring during fiscal 2001.

11.    Discontinued Product Lines

        In September 1999, the Company decided to discontinue new release development of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT. The Company provided maintenance and consulting services for existing customers until November 2000. Of the $9.5 million estimated costs related to these actions, $6.3 million, including $5.6 million related to the write-off of capitalized and purchased software due to unamortized capitalized costs exceeding the net realizable value of those assets and $727 thousand related to the write-off of prepaid royalties for third-party products sold with the discontinued product lines, is included in cost of software license fees. The remaining $3.2 million, including $2.3 million related to impaired receivables and $853 thousand related to the write-off of goodwill associated with the Company's acquisition of Time, is included in general and administrative expenses. The Company will continue to develop new releases and provide maintenance and consulting services for its AdvaNTage Payroll and Human Resources products for Microsoft Windows NT.

        In fiscal year 2000, the Company realized operating losses from its discontinued product line of $5.7 million. Operating expenses of $6.2 million were incurred to provide maintenance and support transition for customers to alternative software platforms and resolve disputes. Expenses for the discontinued lines recorded in cost of service, research and development, and general and administrative were $1.9 million, $2.1 million, and $2.2 million, respectively.

12.    Discontinued Operations

        In September 2001, due to continued historical operating losses from its Application Service Provider ("ASP") business segment and the industry outlook for the ASP business generally, the Company's management decided to discontinue ASP by phasing out of the business segment over a period of six months. As a result, this business segment is classified as a discontinued operation in the consolidated statement of operations. Revenues from the Company's ASP business consist of monthly fees from ongoing services, including hosting, and are recognized daily as earned over the contract term, typically three years. Revenues attributable to the ASP business segment were $2.2 million and $321 thousand for fiscal year 2001 and 2000, respectively. The remaining net assets related to the ASP segment as of September 30, 2001 consist of accounts receivable from customers and current deferred revenue balances. In connection with the discontinuance of ASP, the Company wrote off $6.1 million of leasehold improvements and computers and equipment associated with the ASP business, determined to be unrecoverable in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. This charge has been classified within loss from operations of ASP segment in the consolidated statement of operations for fiscal year 2001.

13.    Legal Settlements

        During the fourth fiscal quarter of 2000, the Company received the benefit of a $4.9 million legal settlement associated with the defense of its intellectual property. The benefit is recorded in "other income, net" in the consolidated income statement. During fiscal 2000, the Company settled disputes associated with its discontinued product line. These amounts are included in general and administrative expenses in the consolidated income statement.

14.    Line of Credit

        In October 2001, the Company entered into a line of credit with a financial institution under which it can borrow up to $3 million, based on certain asset-based balances. The agreement, which extended to December 31, 2002, contained certain financial covenants, including a prohibition against the payment of dividends, as well as minimum net deficit targets ranging from $19 million in 2001 to $10 million in May 2002. The Company did not borrow under this line of credit. The interest rate on any funds that are borrowed would be at prime plus 1 percent.

15.    Income Taxes

        The components of the provision for (benefit from) income taxes are as follows:

	Fiscal Year Ended September 30,
	2002	2001	2000
	(in thousands)
Current
Federal	$(606)	$(2,155)	$(1,169)
State	—	—	67
Foreign	67	(129)	(135)

Total current	(539)	(2,284)	(1,237)

Deferred
Federal	—	—	7,499
State	—	—	370
Foreign	—	—	228

Total deferred	—	—	8,097

	$(539)	$(2,284)	$6,860

        The income tax provision (benefit) differs from an amount computed by applying the U.S. statutory federal income tax rate to pretax income as follow:

	Fiscal Year Ended September 30,
	2002	2001	2000
	(in thousands)
Statutory federal income tax	$4,586	$(9,049)	$(7,125)
State income tax	(71)	(397)	(225)
Foreign tax rate differential	38	—	76
Decrease in reserves	(123)	(2,284)	—
Other	391	(1,123)	115
Increase (decrease) in valuation allowance	(5,360)	10,569	14,019

	$(539)	$(2,284)	$6,860

        Deferred tax assets and liabilities are composed of the following:

	September 30,
	2002	2001
	(in thousands)
Deferred tax assets
Net operating loss and tax credit carryforwards	$16,485	$19,700
Intangible assets	1,928	1,705
Deferred revenue	—	1,676
Accrued expenses and reserves not currently deductible	1,173	1,961
Other	21	265

Total deferred tax assets	19,607	25,307

Deferred tax liabilities
Prepaid expenses deducted currently	317	372
Capitalized software development costs	62	347

Total deferred tax liabilities	379	719

Total net deferred tax assets	19,228	24,588
Less valuation allowance	(19,228)	(24,588)

	$—	$—

        Under SFAS No. 109, the Company cannot recognize a deferred tax asset for the future benefit of its net operating losses, tax credits and temporary differences unless the Company can establish that it is more likely than not that the deferred tax asset would be realized. Due to the Company's recent history of net losses, the Company cannot establish that it is more likely than not that the deferred tax assets will be realized and therefore has recorded a full valuation allowance against its otherwise recognizable deferred tax asset, in accordance with SFAS No. 109.

        During fiscal year 2001, the Company recorded a benefit of $2.3 million, primarily as a result of the favorable resolution of potential tax liabilities and a decrease of reserves as a result of increased net operating losses.

        As of September 30, 2002, the Company had net operating loss and tax credit carryforwards of approximately $39.9 million and $1.5 million, respectively, which expire at various dates through 2020.

        Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability. The amount of the annual limitation is determined in accordance with Section 382 of the Internal Revenue Code.

        Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries because those earnings are intended to be permanently reinvested. Such earnings would become taxable upon the sale or liquidation of these foreign subsidiaries or upon the remittance of dividends. It is not practical to estimate the amount of additional tax that might be payable on the foreign earnings. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use against the Company's U.S. tax liability. The amount of withholding tax that would be payable upon remittance of the entire amount of undistributed earnings would not be material.

16.    Stockholders' Equity

  Stock Options

        In October 1995, the Board of Directors approved the 1995 Stock Plan ("the 1995 Plan"), which provides for the issuance of up to 3.5 million shares of common stock pursuant to the grant of qualified and nonqualified stock options, stock awards or purchase rights to employees, consultants, directors, and officers of the Company. Additionally, in February 1999, the Company amended the 1995 Plan to provide for the issuance of an additional 1.0 million shares of common stock. The options generally vest over a four-year period and have a term of 10 years. The Compensation Committee is composed of members of the Company's Board of Directors. The option price is set at the fair market value of the Company's stock on the date of the option grant, as determined by the Compensation Committee.

        The Company also has a 1989 Incentive Stock Option Plan ("the 1989 Plan") and a 1984 Incentive Stock Option Plan ("the 1984 Plan"), which authorized options for 2.8 million and 1.4 million shares of common stock, respectively, under terms similar to those described in the preceding paragraph. In conjunction with the approval of the 1995 Plan, the Board of Directors formally terminated the 1989 Plan, and as such no future grants were made under this Plan. Authority to grant additional options under the 1984 Plan has expired.

        In October 1995, the Board of Directors approved the 1995 Non-Employee Director Stock Option Plan ("the Director Plan") under which options to purchase a maximum of 210 thousand shares of the Company's common stock may be granted to nonemployee directors. Under the Director Plan, each nonemployee director will be granted an option to purchase 28 thousand shares of common stock upon first joining the Board of Directors and 4.0 thousand shares at each successive annual meeting of stockholders, beginning at the Company's annual meeting of stockholders for the fiscal year ended September 30, 1996, at an exercise price per share equal to the then fair market value per common share. Options granted under the Director Plan become exercisable in four equal annual installments commencing one year after the date of grant provided that the optionee then remains a director or consultant. The term of each option granted under the Director Plan will be for a period of ten years from the date of the grant.

        At September 30, 2002, the Company had 1.7 million shares of its common stock available for future grant and had reserved 2.5 million shares of its common stock for issuance upon exercise of outstanding stock options under the Plans.

        Transactions under the 1984, 1989, 1995 and the Director Plans during the years ended September 30, 2002, 2001 and 2000 are summarized as follows:

	Fiscal Year Ended September 30,
	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(in thousands, except per share data)
Outstanding at beginning of period	2,688	$3.15	2,581	$6.19	3,264	$7.57
Granted	323	4.27	1,766	1.56	1,324	4.85
Exercised	(178)	2.55	—	—	(266)	5.10
Canceled	(321)	5.06	(1,659)	5.75	(1,741)	7.93

Outstanding at end of period	2,512	3.10	2,688	3.15	2,581	6.19

Options exercisable at end of period	1,155	3.91	731	6.01	1,400	6.78
Weighted average fair value of options granted during the period		$3.00		$0.99		$3.24

        All options were granted at fair market value in fiscal years 2002, 2001 and 2000, except as noted under the section below titled "Executive Compensation."

  Executive Compensation

        On October 4, 2000, the Company issued 200 thousand options to purchase the Company's common stock to an executive of the Company at a price of $2.25 per share. The difference between the market value and the exercise price of the options is recorded as deferred stock-based compensation in the stockholders' equity (deficit) section of the balance sheet. Compensation expense is recorded over the vesting period of the options. Upon termination of the executive's employment during fiscal year 2001, the remaining outstanding options vested immediately, in accordance with the terms of the executive's original employment agreement. As a result, the remainder of the deferred stock-based compensation was expensed immediately.

        The following table summarizes the employee and director stock options outstanding at September 30, 2002:

Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Shares Exercisable	Weighted Average Exercise Price
	(in thousands, except per share data)
$0.68-$1.75	1,379	7.29	$1.47	406	$1.38
1.76-4.50	458	5.72	3.42	308	3.42
4.51-7.00	610	5.84	5.59	376	5.66
7.01-10.13	15	4.39	7.52	15	7.51
$10.14-$16.13	50	4.01	13.23	50	13.23

	2,512	6.57		1,155	3.91

  1995 Employee Stock Purchase Plan

        On October 2, 1995, the Board of Directors approved the 1995 Employee Stock Purchase Plan (the "Purchase Plan"), which enables eligible employees to purchase shares of the Company's common stock. The Purchase Plan is administered by the Compensation Committee of the Board of Directors. Under the Purchase Plan, eligible employees may purchase common shares during six-month periods. The exercise price per share is 85 percent of the lesser of the market price per share on the first or last business day of the six-month period. The maximum number of shares of common stock that an employee may purchase in any six-month period is 500 shares. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the plan at any time or upon termination of employment. The Company has reserved 1.4 million shares of common stock for issuance under the Purchase Plan. During the years ended September 30, 2002, 2001 and 2000, the Company issued 47 thousand, 89 thousand and 100 thousand shares, respectively. The weighted-average fair value of shares purchased under the Purchase Plan was $0.64 in 2002, $0.52 in 2001 and $1.70 in 2000.

  Stock Repurchase Program

        In February 1998, the Company announced a stock repurchase program for up to $6.0 million of common stock to use to meet requirements of its employee stock option and stock purchase plan. No minimum number or value of shares to be repurchased was fixed nor was a time limit set for the duration of the program. The Company repurchased 191 thousand shares at a cost of $2.9 million and reissued 102 thousand shares during the year ended September 30, 1998. The Company repurchased 622 thousand shares at a cost of $3.0 million for the year ended September 30, 1999, and reissued 301 thousand shares during that same 12-month period. On October 29, 1999, the Company's Board of Directors approved a new stock repurchase program authorizing the Company to repurchase an additional $10 million of common stock to meet requirements of its employee stock option and stock purchase plan. No minimum number or value of shares to be repurchased has been fixed for the new program nor has a time limit as to the duration of the program been established. During fiscal year 2000, the Company did not repurchase additional shares and reissued 366 thousand shares. During fiscal year 2001, the Company issued 430 thousand restricted shares of stock. As part of that plan, the Company repurchased 192 thousand unvested shares from departed employees at $0.01 per share. The Company purchased 210 thousand shares during fiscal 2001 totaling $22 thousand. The Company reissued 82 thousand shares during fiscal 2001.

  Issuance of Restricted Stock

        On January 10, 2001, the Company instituted a Stock Option Exchange Program (the "Program"). Under the provisions of the Program, employees were allowed to exchange any of their stock options for shares of restricted stock on January 31, 2001, in general, at a rate of three options for each share of restricted stock. At January 31, 2001, the Company issued approximately 179,000 shares and canceled approximately 537,000 options. At the close of business on January 31, 2001, the share price of the Company's stock was $2.13 per share. On February 9, 2001, additional restricted stock grants of 225,000 shares were awarded to executive management and an additional 16,000 and 10,000 restricted stock grants were awarded to other employees on January 22, 2001 and March 12, 2001, respectively. The fair market value of the Company's stock was $1.50 per share at the close of business on January 22, 2001 and $1.94 and $1.75 per share at the close of business on February 9, 2001 and March 12, 2001, respectively. The cost of the Program was $382 thousand, and the cost of the additional restricted stock grants was $436 thousand for the awards to executive management and $42 thousand for the awards to other employees. The combined cost of these events approximates $860 thousand, which will be amortized over the vesting period of the restricted stock grants, which range from 21 to 24 months. The Company recognized $215 thousand and $206 thousand in expense during the years ended September 30, 2002 and 2001, respectively.

        On October 26, 2001, additional restricted stock grants of 296,000 shares were awarded to executive management and other employees. The fair market value of the Company's stock was $0.79 per share at the close of business on October 26, 2001. The cost of these additional restricted stock grants was $234 thousand which will be amortized over 36 months. The Company recognized $60 thousand in expense during the year ended September 30, 2002.

        The Company repurchased 149,000 and 211,000 shares of restricted stock during the years ended September 30, 2002 and 2001, respectively. The total amount paid for the restricted stock was $212 thousand and $23 thousand during the years ended September 30, 2002 and 2001, respectively.

17.    Retirement Savings Plan

        The Company has a savings and profit sharing plan covering all eligible employees, which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The Company may, at its option, provide matching contributions of up to 50 percent of each participating employee's contributions to the plan, subject to a maximum of up to 3 percent of compensation. Total contributions by the Company to the plan for the years ended September 30, 2002, 2001, and 2000 were $560 thousand, $413 thousand, and $794 thousand, respectively.

        In June 1996, a Group Personal Pension Plan was established for eligible employees in the United Kingdom, allowing employees to contribute a percentage of their salaries into a personal retirement savings plan. Company contributions to individual plans aggregated $52 thousand, $83 thousand, and $135 thousand for the years ended September 30, 2002, 2001, and 2000, respectively.

        A Registered Retirement Savings Plan was established in August 1997, allowing eligible employees in Canada to contribute a percentage of their compensation into a retirement savings plan. Total contributions by the Company to this plan for the years ended September 30, 2002, 2001, and 2000 were $19 thousand, $21 thousand, and $28 thousand, respectively.

        Contributions for retirement savings plans associated with the Company's entities in Malaysia and the Netherlands were $53 thousand and $51 thousand, respectively, in fiscal year 2001, and $32 thousand and $8 thousand, respectively, in fiscal year 2000.

18.    Segment Information and Geographic Areas

        Effective October 1, 1998, the Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas, and major customers.

        The Company has determined that its reportable business segments are North American Operations (all operations in the United States and Canada, including Infinium, the Cort Payroll Unit and ASP) and International Operations.

        The Company offers enterprise-level business software applications designed to automate back-office and certain front-office operations of its customers. The Company's products can function as stand-alone applications or as integrated suites of applications and may be integrated with products from other vendors. The Company's products are designed to provide users significant functionality as well as the flexibility and ease of use of network-centric computing, while retaining low cost of ownership.

        In the fourth quarter of fiscal year 2001, the Company decided to discontinue its ASP business unit. The Company recorded a charge of $1.8 million associated with the disposal of the ASP segment. Additionally, the Company realized operating losses from its discontinued ASP business of $11.7 million and $8.2 million for the years ended September 30, 2001 and 2000, respectively. Included in the loss from operations of the discontinued segment is a $6.1 million charge for the write-off of fixed asset balances.

        The Company offers through its AdvaNTage Business Unit a comprehensive human resources management system (HRMS) developed for Microsoft's Windows NT operating system, called Infinium AdvaNTage HRMS, an Employee Self Service system and a Web-native enterprise resource management portal called Infinium AdvaNTage e-Resources. The HRMS product suite includes two applications, a payroll and a human resources information system. The Infinium AdvaNTage Payroll system is designed to easily manage the most complex payroll requirements. The Infinium

AdvaNTage HRMS system is designed to be a proactive personnel, benefits, and applicant management tool. The Infinium AdvaNTage e-Resources system is designed to provide a centrally managed business intelligence, recruitment, self service and fully functional human resources solution, delivered over the Internet and through a browser.

        The Infinium AdvaNTage HRMS, Payroll, Employee Self Service and e-Resources systems can be utilized either as separate applications or as an integrated suite. The systems utilize Microsoft SQL server database management systems.

        The following table presents a summary of operating information by business segment for the years ended September 30, 2002, 2001, and 2000:

	Fiscal Year Ended September 30,
	2002	2001	2000
	(in thousands)
Revenue
North American operations
Infinium	$59,319	$64,320	$82,360
Cort payroll unit	2,888	5,230	5,865
ASP	—	2,231	321

Total North American Operations	62,207	71,781	88,546
International operations	4,485	7,160	8,356

Consolidated	66,692	78,941	96,902
Less discontinued operations	—	(2,231)	(321)

Consolidated continuing operations	$66,692	$76,710	$96,581

Operating income (loss)
Infinium	$13,372	$(7,639)	$(11,840)
Cort payroll unit	147	(1,729)	(1,140)
ASP	—	(11,658)	(8,112)

Total North American Operations	13,519	(21,026)	(21,092)
International operations	(467)	(3,801)	(5,968)

Consolidated	13,052	(24,827)	(27,060)
Less discontinued operations	—	11,658	8,112

Consolidated continuing operations	$13,052	$(13,169)	$(18,948)

        The following table presents a summary of identifiable assets by business segment at September 30, 2002 and 2001:

	September 30,
	2002	2001
	(in thousands)
Identifiable assets
North American Operations
Infinium	$39,714	$31,794
Cort payroll unit	241	435
ASP-Discontinued Operations	—	233

Total North American Operations	39,955	32,462
International operations	1,572	2,835

Consolidated	$41,527	$35,297

        Geographically, revenues are reflected in the geographic areas from which the sales are made. Fiscal years 2001 and 2000 revenues from discontinued operations of $2.2 million and $321 thousand, respectively, are included in United States balances. Information related to the Company's revenues from unaffiliated customers in different geographical areas is as follows:

	Fiscal Year Ended September 30,
	2002	2001	2000
	(in thousands)
Revenues
United States	$61,171	$70,105	$85,925
United Kingdom	3,080	4,235	5,958
Canada	1,036	1,675	2,619
Other	1,405	2,926	2,400

Consolidated	$66,692	$78,941	$96,902

        Information related to the Company's long-lived assets by geographical area is as follows:

	September 30,
	2002	2001
	(in thousands)
Long-lived assets
United States	$8,225	$10,241
United Kingdom	297	61
Canada	—	76
Other	9	60

Consolidated	$8,531	$10,438

        No single customer accounted for more than 10 percent of the Company's consolidated revenues for the years ended September 30, 2002, 2001, and 2000.

19.    Related Party Transactions

  Life Insurance Trusts

        One current principal stockholder and two former principal stockholders of the Company have split-dollar life insurance policies (the Policies). The Policies are owned by various trusts. The trusts have executed Collateral Assignment Agreements for the benefit of the Company. Under the Collateral Assignment Agreements, the Company originally paid the annual premiums under the Policies. Effective October 1, 1996, the Collateral Assignment Agreements for the two former principal stockholders were amended so that the trusts (rather than the Company) were obligated from that date to make all premium payments under the Policies. In March 1998, the Company paid the last premium payments required under the current principal stockholder's Policies to make them self-funding as of that date. The Company has made no premium payments under the Policies for the years ended September 30, 2002, 2001 and 2000, respectively. The premium payments made under the Policies were recorded as advances to the trusts and are secured by the cash surrender value of related insurance policies. Cash advances in excess of the cash surrender value of the related insurance policies were expensed when advanced. Total advances due from the trusts amounted to $2.1 million at September 30, 2002 and are included in other assets on the consolidated balance sheet. The Collateral Assignment Agreements can be terminated (i) by the applicable trust on 30 days' written notice to the Company, (ii) upon the failure of the applicable trust to make annual premium payments, (iii) at the applicable trust's election to receive a release of the assignment of the Policies from the Company, or (iv) by the Company if the cash surrender value declines and the Company is not willing to accept substitute collateral. Upon termination of the Collateral Assignment Agreement, the trust must immediately repay to the Company the amounts of premium advances made by the Company. If a Collateral Assignment Agreement is not terminated and the principal stockholder dies, the death benefits will be paid first to the Company to the extent of the advances.

  Other

        During fiscal year 2000, the Company entered into a consulting agreement with Wianno Ventures which is controlled by a relative of an executive officer of the Company. The Company incurred and paid $122 thousand in fees for services rendered. Management believes the services rendered and fees incurred are based on terms and conditions which occur during the normal course of business.

20.    Commitments and Contingencies

  Leases

        The Company has several operating lease agreements primarily involving real estate and computers and equipment. The Company also has a capital lease involving computer equipment. These leases are noncancelable and expire on various dates through 2003 except for the

Company's Lexington, Massachusetts, facility lease, which expires in 2003; Hyannis, Massachusetts, facility lease, which expires in 2005; Alpharetta, Georgia, facility lease, which expires in 2003; London, England, facility lease, which expires in 2014; Lisle, Illinois, facility lease, which expires in 2005; Las Vegas, Nevada, facility lease, which expires in 2004; Irvine, California, facility lease, which expires in 2005; Markham, Ontario facility lease which expires in 2006; and a computer equipment lease that expires in 2005.

        The following is a schedule by year of future minimum lease payments under capital and operating leases, together with the present value of the net minimum lease payments as of September 30, 2002:

Fiscal Year	Capital Leases	Operating Leases
	(in thousands)
2003	$325	$2,926
2004	231	2,138
2005	152	1,478
2006	—	667
2007	—	552
Thereafter	—	3,958

Total future minimum lease payments	708	$11,719

Less amount representing interest	(175)

Present value of net minimum lease payments	533
Less current maturities of capital lease obligations	(231)

Capital lease obligations, less current portion	$302

        Total rent expense for operating leases was $3.3 million, $5.8 million, and $5.7 million for the years ended September 30, 2002, 2001 and 2000, respectively. Total interest paid for capital leases was $83 thousand, $117 thousand and $25 thousand for fiscal years 2002, 2001 and 2000, respectively. Accumulated amortization related to equipment leased under capital leases was $488 and $294 thousand as of September 30, 2002 and 2001, respectively.

  Legal Matters

        From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business, including litigation related to the discontinuance of its NT product lines. The Company believes that it is not a party to any legal proceedings which individually or in the aggregate, would have a material adverse effect on the Company's results of operations or financial position.

21.    Subsequent Event

        The Company was acquired by SSA Global Technologies, Inc. ("SSA") on December 20, 2002. All outstanding shares of the Company were purchased for $7.00 in cash. The Company's common stock is no longer be publicly traded or quoted on the NASDAQ Small Cap Market.

        In connection with the merger with SSA, each outstanding option under the Company's (i) 1989 Stock Option Plan, as amended, (ii) Amended and Restated 1995 Stock Plan and/or (iii) 1995 Non-Employee Director Stock Option Plan was canceled, whether or not vested or exercisable and regardless of the exercise price, and converted into the right to receive a cash payment equal to the product of (1) the number of shares underlying the option and (2) the amount by which $7.00 is greater than the per share exercise price of the option. As of the closing of the acquisition by SSA, each outstanding stock option, as well as all of the Company's stock incentive plans, were terminated.

        In connection with the merger with SSA, each outstanding option to purchase the Company's common stock under the 1995 Employee Stock Purchase Plan was canceled and converted into the right to receive a cash payment equal to the product of (1) the number of shares underlying the options and (2) $2.1485.

        As part of the acquisition by SSA, the Company's savings and profit sharing plans were eliminated and subsequently rolled into SSA's plans.

        In connection with the merger with SSA, the Company agreed to sell its rights to receive repayments of $1.3 million related to the premiums paid for the split-dollar life insurance policies to the principal stockholder. The sale would occur immediately before the closing of the merger with SSA. The price to be paid to the Company is the present value of the right to receive the payments on the death of the principal stockholder plus any applicable taxes withheld. The advances to the two former principal stockholders of $800 thousand would still be due by the trusts of the two former principal stockholders.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
SSA Global Technologies

        We have audited the accompanying consolidated balance sheet of Ironside Technologies, Inc. and Subsidiaries as of March 31, 2003, and the related consolidated statement of operations, mandatorily redeemable convertible preferred shares, shareholders' deficit and comprehensive loss, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ironside Technologies, Inc. and Subsidiaries as of March 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ GRANT THORNTON LLP

Chicago, Illinois
October 4, 2003

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders
Ironside Technologies, Inc.

        In our opinion, the accompanying consolidated balance sheet as of March 31, 2002 and the related consolidated statements of operations, of mandatorily redeemable convertible preferred shares, shareholders' deficit and comprehensive loss and of cash flows for the year ended March 31, 2002 present fairly, in all material respects, the financial position, results of operations and cash flows of Ironside Technologies, Inc. at March 31, 2002 and for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California
May 17, 2002

Ironside Technologies, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

March 31,

(In thousands)

ASSETS	2003	2002
CURRENT ASSETS
Cash and cash equivalents	$4,759	$10,958
Accounts receivable, net	964	1,310
Prepaid expenses and other current assets	215	449

Total current assets	5,938	12,717
PROPERTY AND EQUIPMENT, NET	313	1,088
RESTRICTED CASH	56	135
OTHER NONCURRENT ASSETS	148	145

TOTAL ASSETS	$6,455	$14,085

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
Accounts payable	$393	$581
Accrued liabilities	688	1,434
Deferred revenue	1,268	1,985
Current portion of capital lease obligations	60	80

Total current liabilities	2,409	4,080
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION	65	108
DEFERRED TAX LIABILITY	8,654	5,765

Total liabilities	11,128	9,953

COMMITMENTS AND CONTINGENCIES (NOTE I)	—	—
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES, no par value; unlimited authorized shares; 77,755 shares issued and outstanding at March 31, 2003 and 2002; aggregate liquidation preferences of $84,618 and $79,356 at March 31, 2003 and 2002, respectively	93,833	86,104

SHAREHOLDERS' DEFICIT
Common shares, no par value; unlimited authorized shares; 4,040 shares issued and outstanding at March 31, 2003 and 2002	—	—
Additional paid-in capital	—	—
Deferred stock-based compensation	(61)	(103)
Accumulated other comprehensive income	8	13
Accumulated deficit	(98,453)	(81,882)

Total shareholders' deficit	(98,506)	(81,972)

TOTAL LIABILITIES, MANDATORILY REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS' DEFICIT	$6,455	$14,085

The accompanying notes are an integral part of these statements.

Ironside Technologies, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended March 31,

(In thousands)

	2003	2002
Revenues
License	$1,636	$4,280
Services and maintenance	3,472	7,721

Total revenues	5,108	12,001
Cost of revenues
License	73	455
Services and maintenance	1,722	5,035

Total cost of revenues	1,795	5,490

Gross profit	3,313	6,511
Operating expenses
Research and development	2,957	4,307
Sales and marketing	4,575	11,456
General and administrative	1,786	5,065

Total operating expenses	9,318	20,828

Loss from operations	(6,005)	(14,317)
Interest income	121	472
Interest expense	(36)	(45)
Other expense	(37)	(84)

Loss before provision for income taxes	(5,957)	(13,974)
Provision for income taxes	(2,885)	(2,551)

Net loss	(8,842)	(16,525)
Accretion of mandatorily redeemable convertible preferred shares to redemption value	(7,729)	(7,322)

Net loss attributable to common shareholders	$(16,571)	$(23,847)

The accompanying notes are an integral part of these statements.

Ironside Technologies, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED SHARES, SHAREHOLDERS' DEFICIT AND COMPREHENSIVE LOSS

Two years ended March 31, 2003

(In thousands)

	Mandatorily redeemable convertible preferred shares
			Common shares				Accumulated other comprehensive income (loss)
					Additional paid-in capital	Deferred stock-based compensation		Accumulated deficit	Total shareholders' deficit
	Shares	Amount	Shares	Amount
Balance at April 1, 2001	77,755	$78,782	4,040	$—	$9,737	$(8,469)	$27	$(63,133)	$(61,838)
Stock-based compensation	—	—	—	—	(4,641)	8,366	—	—	3,725
Accretion of mandatorily redeemable convertible preferred shares to redemption value	—	7,322	—	—	(5,098)	—	—	(2,224)	(7,322)
Issuance of common stock warrants	—	—	—	—	2	—	—	—	2
Components of comprehensive loss
Net loss	—	—	—	—	—	—	—	(16,525)	(16,525)
Currency translation adjustment	—	—	—	—	—	—	(14)	—	(14)

Total comprehensive loss									(16,539)

Balance at March 31, 2002	77,755	86,104	4,040	—	—	(103)	13	(81,882)	(81,972)
Stock-based compensation	—	—	—	—	—	42	—	—	42
Accretion of mandatorily redeemable convertible preferred shares to redemption value	—	7,729	—	—	—	—	—	(7,729)	(7,729)
Components of comprehensive loss
Net loss	—	—	—	—	—	—	—	(8,842)	(8,842)
Currency translation adjustment	—	—	—	—	—	—	(5)	—	(5)

Total comprehensive loss									(8,847)

Balance at March 31, 2003	77,755	$93,833	4,040	$—	$—	$(61)	$8	$(98,453)	$(98,506)

The accompanying notes are an integral part of this statement.

Ironside Technologies, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended March 31,

(In thousands)

	2003	2002
Cash flows from operating activities
Net loss	$(8,842)	$(16,525)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	720	1,905
Foreign exchange gain	(5)	(4)
Loss (gain) on disposal of property and equipment	28	(7)
Stock-based compensation	42	3,725
Deferred taxes	2,889	2,551
Common stock warrants issued to customers/partners	—	2
Allowance for doubtful accounts	81	(347)
Net changes in operating assets and liabilities
Accounts receivable	283	589
Prepaid expenses and other current assets	234	1,984
Other noncurrent assets	(3)	7
Accounts payable	(188)	(2,152)
Accrued liabilities	(746)	(212)
Deferred revenue	(717)	(619)

Net cash used in operating activities	(6,224)	(9,103)
Cash flows from investing activities
Decrease in restricted cash	79	58
Purchase of property and equipment	(27)	(136)
Proceeds from disposal of property and equipment	—	46

Net cash provided by (used in) investing activities	52	(32)
Cash flows from financing activities
Proceeds from issuance of Class D mandatorily redeemable preferred shares and warrants to purchase such shares, net of issuance costs	—	—
Repayment of capital lease obligations	(63)	(121)

Net cash used in financing activities	(63)	(121)
Effect of exchange rate changes on cash	36	(12)

Decrease in cash and cash equivalents during the year	(6,199)	(9,268)
Cash and cash equivalents, beginning of year	10,958	20,226

Cash and cash equivalents, end of year	$4,759	$10,958

The accompanying notes are an integral part of these statements.

Ironside Technologies, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2003 and 2002

(In thousands)

NOTE A—DESCRIPTION OF BUSINESS

        Ironside Technologies, Inc. (the "Company") was incorporated on February 22, 1996, under the laws of the Province of Ontario, Canada. The Company reincorporated in Yukon, Canada on October 16, 1998. The Company is a provider of Internet-based software applications and related services for manufacturers and distributors ("sellers") designed to facilitate and enhance business-to-business e-commerce. The Company's solutions enable sellers to quickly and efficiently leverage their existing enterprise business systems and the Internet to connect electronically with multiple buyers, while maintaining the traditional sales channels around which their enterprise infrastructure was built. With the Company's products and services, sellers can interact more closely and efficiently with their customers, suppliers and other business partners through exchange of real-time product and process information. The Company's primary markets are North America and Europe.

        The Company has sustained net losses and negative cash flows from operations since inception. For the year ended March 31, 2003, the Company incurred a loss from operations of $6,005 and negative cash flows of $6,224. Management anticipates operating losses and negative cash flows to continue in the foreseeable future and losses will continue due to costs and expenses related to product development, marketing and other promotional activities and the costs of selling and implementing the Company's products. Certain costs are discretionary and can be reduced if working capital decreased significantly.

        The Company's ability to meet its obligations in the ordinary course of business is dependent on its ability to achieve profitable operations and/or raise additional financing through public or private equity financing or other sources of financing to fund operations. However, there is no assurance the Company will achieve profitable operations or that it will be able to raise adequate financing from other sources. Management believes its current funds will be sufficient to enable the Company to meet its planned expenditures through at least March 31, 2004. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures as not to require additional financial resources, if such resources are not available on terms acceptable to the Company.

        On June 18, 2003, SSA Global Technologies purchased all of the assets of the Company and combined the Company into a subsidiary of SSA Global Technologies. This purchase resulted in a purchase price of $6,250, including the assumption of liabilities for the shareholders of the Company. As a result of the transaction, all of the stock of the Company was terminated, including all options and warrants outstanding at the time of acquisition.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The Company's financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. All financial and share numbers have been rounded to the nearest thousand throughout the consolidated financial statements. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Foreign Currency Translation

        The Company's functional currency is the United States dollar, except as noted below. Foreign-denominated non-monetary assets, liabilities and operating items of the Company are measured in United States dollars at the exchange rate prevailing at the respective transaction dates. Monetary assets and liabilities denominated in foreign currencies are measured at exchange rates prevailing at the balance sheet date. Resulting re-measurement adjustments are included in the accompanying consolidated statements of operations.

        The functional currency of the Company's subsidiaries in Europe are the subsidiaries' local currencies. Accordingly, the Company applies the current exchange rate to translate the subsidiaries' assets and liabilities and the weighted-average exchange rate to translate the subsidiaries' revenues, expenses, gains and losses into United States dollars. Translation adjustments are included as a separate component of other comprehensive loss within shareholders' deficit in the accompanying consolidated financial statements.

Revenue Recognition

        The Company derives revenues from licensing of its software and related services, which include implementation services and training services.

        The Company generally recognizes revenue under the residual method as prescribed by Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition," and SOP No. 98-9, "Modification of SOP 97-2 With Respect to Certain Transactions," whereby revenue is allocated to each undelivered element based upon vendor-specific objective evidence of fair value, and the residual amount is then allocated to the delivered element. The license fee revenues are recognized when delivery has occurred, there is persuasive evidence of an arrangement, there is a fixed or determinable fee, and collectibility is reasonably assured.

        For contracts involving significant implementation or customization essential to the functionality of the Company's product, the license and service revenues are recognized under the percentage-of-completion method using labor hours incurred as the measure of progress towards completion. Provisions for estimated contract losses are recognized in the period in which the loss becomes probable and can be reasonably estimated.

        License revenues from reseller arrangements are recognized when collectibility is reasonably assured, generally upon receipt of payment from the reseller relating to sales to third parties. The Company's agreements with its customers and resellers do not contain product return rights.

        Services and maintenance revenues consist of professional services and maintenance fees. Professional services primarily consist of software implementation and training. Professional services revenues are recognized as such services are performed. Services revenues from maintenance agreements, which include services such as technical product support and an unspecified number of product upgrades, are recognized ratably over the term of the agreement, generally one year.

Accounts Receivable

        The majority of the Company's accounts receivable are due from companies in the consumer and industrial products industries. Credit is extended based on an evaluation of a customer's financial condition and collateral is generally not required. Accounts receivable are due according to the terms of the contract and are stated at amounts due from customers, net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company and the condition of the general economy and industry as a whole. The Company writes off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Warranty Costs

        The Company warrants its products will perform substantially in accordance with the products' specifications. Provisions for estimated expenses related to product warranties are made when a product defect is identified and the costs to rectify the defect can be reasonably estimated. At March 31, 2003 and 2002, these amounts were insignificant.

Cash and Cash Equivalents

        Cash and cash equivalents consist of short-term investments that are highly liquid, readily convertible into cash, have original or remaining maturity of three months or less at the time of purchase, and money-market funds.

Fair Value of Financial Instruments

        The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short period to receipt or payment of cash.

Restricted Cash

        At March 31, 2003 and 2002, cash balances of approximately $56 and $135, respectively, were restricted from withdrawal and held by a bank in the form of certificates of deposit. These certificates of deposit serve as collateral supporting the outstanding balance of certain capital lease obligations.

Concentration of Credit Risk and Business Risk

        The Company's financial instruments exposed to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its accounts for cash and cash equivalents primarily with one major low credit risk financial institution in Canada. Deposits with this financial institution may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

        The Company performs ongoing credit evaluations of its customers' financial condition, generally requires no collateral and maintains an allowance for potential credit losses based upon the expected collectibility of accounts receivable. The following customers individually accounted for more than 10% of accounts receivable and revenue for the respective fiscal periods:

	Accounts receivable as of March 31,		Revenue for the years ended March 31,
	2003	2002	2003	2002
Customer A	—%	—%	30%	29%
Customer B	11	—	16	19
Customer C	10	13	—	—
Customer D	15	12	—	—

        The Company is subject to risks and challenges similar to other companies in a comparable stage of development. These risks include, but are not limited to, successful development, commercialization, integration and market acceptance of products, expansion of direct and indirect sales channels, maintaining strategic relationships and the ability to obtain adequate financing to support growth.

Property and Equipment

        Property and equipment are recorded at historical cost and depreciated on a straight-line basis over the estimated useful lives of the assets, ranging between two and four years. Leasehold improvements are amortized on a straight-line basis over the term of the lease or estimated useful lives, whichever is shorter.

Software Development Costs

        Software development costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Software development costs are capitalized after technological feasibility has been established. The period between the achievement of technological feasibility, which the Company defines as the establishment of a working model, until the general availability of such software to customers has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs since its inception.

Valuation of Long-Lived Assets

        The Company periodically evaluates the carrying value of its long-lived assets, including, but not limited to, property and equipment, and other assets. The carrying value of a long-lived asset is considered impaired when the undiscounted cash flow from such asset is separately identifiable and estimated to be less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of would be determined in a similar manner, except that fair market values would be reduced by the cost of disposal.

Income Taxes

        The Company provides for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using enacted tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Stock-Based Compensation

        The Company accounts for stock-based awards to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, deferred stock-based compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's shares and the exercise price. Deferred stock-based compensation is amortized and expensed in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 28. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and its interpretations.

        If compensation cost for options granted under the 1998 Plan, the 2000 Plan and the executive employment agreements had been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts below for the years ended March 31, 2003 and 2002, respectively:

	2003	2002
Net loss attributable to common shareholders, as reported	$(16,571)	$(23,847)
Add:
Stock-based employee compensation expense included in net earnings as reported, net of tax	42	3,725
Deduct:
Total stock-based employee compensation expense determined under the fair value method, net of tax	(674)	(4,658)

Net loss—SFAS No. 123 adjusted	$(17,203)	$(24,780)

Advertising Costs

        The Company expenses the cost of advertising as incurred. The Company incurred advertising costs of $958 and $1,118 for the years ended March 31, 2003 and 2002, respectively.

Comprehensive Income (Loss)

        The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income and its components in the financial statements. Foreign currency translation adjustments are included in the Company's components of comprehensive income (loss), which are excluded from net loss.

Recent Accounting Pronouncements

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for exit or disposal activities initiated after December 31, 2002. SFAS No. 146 addresses the classification of certain costs resulting from exit or disposal activities. As this pronouncement is effective for exit and disposal initiated after January 1, 2003, the Company will comply with this pronouncement beginning in 2003, if and when the Company has such exit and disposal activities.

        SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation. This standard also amends disclosure provisions to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company does not currently plan to adopt the fair value method. However, the Company adopted the disclosure provisions of SFAS No. 148, which became effective for financial statements for fiscal years ending after December 15, 2002.

Reclassifications

        Certain prior-year amounts have been reclassified to conform to the current-year presentation.

NOTE C—BALANCE SHEET COMPONENTS

Property and Equipment

	March 31,
	2003	2002
Computer equipment and software	$2,442	$2,494
Furniture and fixtures	1,270	1,543
Leasehold improvements	827	852

	4,539	4,889
Less accumulated depreciation and amortization	4,226	3,801

	$313	$1,088

        Amortization and depreciation expense of property and equipment totaled $720 and $1,905 for the years ended March 31, 2003 and 2002, respectively. Property and equipment include $656 of fixed assets under capital leases at March 31, 2003 and 2002. Accumulated amortization under capital leases was $650 and $516 at March 31, 2003 and 2002, respectively.

Accrued Liabilities

	March 31,
	2003	2002
Salaries and benefits	$342	$848
Legal	30	193
Other	316	393

	$688	$1,434

Accounts Receivable

	March 31,
	2003	2002
Trade	$957	$1,430
Less allowance for doubtful accounts	65	146

	892	1,284
Sales tax receivable	72	26

	$964	$1,310

        The following table shows the activity in the allowance for doubtful accounts:

	2003	2002
Beginning balance	$(146)	$(593)
Accounts charged off, net of recoveries	81	447

Ending balance	$(65)	$(146)

NOTE D—MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES

        Mandatorily redeemable convertible preferred shares ("preferred shares") consist of the following:

	Shares
	Authorized	Issued and outstanding	Liquidation value	Redemption value
Class A	Unlimited	18,799	$6,268	$11,317
Class B	Unlimited	16,630	7,333	11,499
Class C-1	Unlimited	30,065	32,752	32,752
Class C-2	Unlimited	4,209	4,588	4,588
Class D	Unlimited	8,052	33,677	33,677

Balance at March 31, 2003		77,755	$84,618	$93,833

         In April 2000, the Company issued 8,052,170 Class D preferred shares at a price of $3.32 per share. Each Class D preferred share may be converted without payment of any additional consideration into the number of common shares determined by multiplying each Class D preferred share by the ratio determined by dividing $3.32 by the Class D conversion price. The Class D conversion price was initially $3.32 per common share. However, the Class D financing contained a beneficial conversion feature which provided for an adjustment to the conversion price in the event that the Company did not complete an initial public offering by December 31, 2000. As Company did not complete an initial public offering by December 31, 2000, the conversion price of the Class D preferred shares was adjusted by dividing the initial conversion price of $3.32 by 1.1. The difference between the initial fair value and the fair value based on the adjusted conversion rate resulted in a charge of $2,673, recorded as a dividend.

        The terms of the respective classes of preferred shares are as follows:

Liquidation Preferences

        In the event of any liquidation, dissolution or winding up of the Company, the holders of the Class A, Class B, Class C-1, Class C-2 and Class D preferred shares shall be entitled to receive an amount equal to $0.3334, $0.4410, $0.8315, $0.8315 and $3.32 per share, respectively, plus any declared but unpaid dividends. In addition, the holders of Class C-1, Class C-2 and Class D preferred shares shall be entitled to receive an amount equal to an 8% annual cumulative dividend thereon from the date of issuance of Class C-1, Class C-2 and Class D preferred shares, before any payment will be made to the holders of Class A and Class B preferred shares and the holders of common shares. Should the Company's assets be insufficient to satisfy the liquidation preferences of the holders of Class A, Class B, Class C-1, Class C-2 and Class D preferred shares, the funds will be distributed ratably firstly among the holders of Class C-1, Class C-2 and Class D preferred shares, secondly among the holders of Class B preferred shares, and thirdly among the holders of Class A preferred shares. Any assets remaining following the distribution of the liquidation preferences to the preferred shares holders will be distributed ratably among the holders of Class B, Class C-1, Class C-2 and Class D preferred shares and the holders of the common shares, with the holders of preferred shares being deemed to have converted into common shares immediately prior to the liquidation event. As a result of the acquisition, all preferred shares were cancelled and the shares were redeemed as a part of the purchase agreement.

Conversion

        Each class of preferred shares is convertible at the option of the holder without the payment of any additional consideration, at any time, into such number of fully paid and non-assessable common shares at the respective conversion rate for each class of preferred share. The conversion rate per share for Class A, Class B, Class C-1, Class C-2 and Class D preferred shares is 1:1, 1:1.21, 1:1, 1:1.33 and 1:1.1, respectively. These conversion rates are subject to adjustment, as defined, and essentially provides adjustments for holders of the preferred shares in the event of dilutive issuances, stock splits, combinations or other capitalizations.

        Each Class A, Class B, Class C-1, Class C-2 and Class D preferred share shall automatically convert into common shares, based on the then-effective conversion price, at the earlier of the following events: (1) closing of an initial public offering in the United States of America or Canada, covering the offer and sale of common shares for account of the Company in which: (a) the net proceeds of the Company from such offering is not less than $30 million; (b) the common shares of the Company are quoted on the NASDAQ National Market, or listed for trading on the Toronto Stock Exchange, or the Canadian Venture Exchange; and (c) the offering price per common share is not less than $4.98 per share; or (2) a liquidation event, a vote of shareholders or a qualification event occurs as defined under each of the terms for each class of shares.

Voting

        Each preferred share of Class A, Class B, Class C-1, Class C-2 and Class D entitles the holder thereof to the number of votes per share equal to the number of common shares into which each preferred share of Class A, Class B, Class C-1, Class C-2 and Class D is convertible and votes together as a single class with the holders of common shares.

Dividends

        The holders of Class A, Class B, Class C-1, Class C-2 and Class D preferred shares are entitled to participate in dividends on common shares, when and if declared by the Board of Directors, based on the number of common shares held on an as-if-converted basis.

Redemption

        Holders of Class A, Class B, Class C-1, Class C-2 and Class D preferred shares may elect to have the Company redeem their shares from them, subject to certain restrictions, after March 31, 2005. In the event of redemption, each holder of Class A, Class B, Class C-1, Class C-2 and Class D preferred shares would receive an amount equal to the sum of the consideration originally paid and an 8% annual cumulative dividend thereon from the date of issuance.

Warrants and Options for Preferred Shares

        The Company issued warrants and options, the fair values of which have been estimated using the Black-Scholes option pricing model at the date of grant, using the contractual terms of the respective instruments and the following assumptions: risk-free interest rate of 5.2% in 1997 and 1998, 6.2% in 1999 and 6.5% in 2000, no expected dividends and volatility of 75%.

Date of issuance	Class	Number of warrants/ options	Exercise price	Fair Value
	(in thousands, except per share data)
July 1997	A	480	$0.9100	$137
September 1998	B	8,315	0.4410	825
October 1999	C-1	601	0.8315	345
April 2000	D	322	3.3200	472

        In connection with the issuance of Class A preferred shares, the Company issued brokers' warrants for no additional consideration in July 1997. The warrants expire on the date which is 24 months from the date upon which the Company becomes a reporting issuer in the Province of Ontario, Canada. The fair value of the warrants was treated as a share issuance cost and charged directly to additional paid-in capital. The warrants automatically convert to warrants to purchase common shares at a 1:1 ratio upon the effective date of an initial public offering.

        In connection with subscription agreements signed in September 1998, the Class B preferred shareholders had the option to purchase additional Class B preferred shares no later than ten business days after the audited financial statements for the year ended March 31, 1999, were delivered to such investors. This option was not exercised prior to expiration. The net Class B proceeds were allocated between mandatorily redeemable preferred shares and the option based on the relative value of each instrument. The fair value ascribed to the option of $825 was charged directly to additional paid-in capital.

        In connection with the issuance of Class C-1 preferred shares, the Company issued brokers' warrants in October 1999, for no additional consideration. The brokers' warrants expire five years from the date of grant. The fair value of the warrants was treated as share issuance costs and charged directly to additional paid-in capital at issuance. The warrants automatically convert to warrants to purchase common shares at a 1:1 ratio upon the effective date of an initial public offering.

        In connection with the issuance of Class D preferred shares, the Company issued brokers' warrants in April 2000, for no additional consideration. The brokers' warrants expire five years from the date of grant. The fair value of the warrants was treated as a share issuance cost and charged directly to additional paid-in capital. The warrants automatically convert to warrants to purchase common shares at a 1:1 ratio upon the effective date of an initial public offering.

        As a result of the subsequent purchase of the Company by SSA Global Technologies, all of the stock of the Company was cancelled and redeemed. In addition, the warrants and options for the stock have been cancelled.

NOTE E—COMMON SHARES

        As of March 31, 2003 and 2002, the Company has reserved for issuance of common shares as follows (in thousands):

Conversion of Class A shares	18,799
Conversion of Class B shares	20,103
Conversion of Class C-1 shares	30,065
Conversion of Class C-2 shares	5,612
Conversion of Class D shares	8,857
Exercise of warrants issued for Class A shares	480
Exercise of warrants issued for Class C-1 shares	601
Exercise of warrants issued for Class D shares	322
Common stock warrants	250
Common stock options	18,180

Total shares reserved for issuance	103,269

        The Company is authorized to issue an unlimited number of common shares. The holders of common shares are entitled to one vote per share held on all matters to be voted upon by the shareholders of the Company. Subject to the preferences applicable to any outstanding preferred shares, the holders of common shares are entitled to receive ratably such dividends, if any, as declared by the Board of Directors.

Warrants for Common Stock

        During 2001, the Company issued warrants to purchase 200,000 shares of the Company's common stock in connection with contracts entered into with a partner. The warrants were exercisable at $4.00 per share and expired in November 2001. Using the Black-Scholes option pricing model, the fair value of these warrants was estimated at approximately $27, recorded as a marketing expense. The following assumptions were used to determine the fair value of the warrants: dividend yield of -0-%, contractual term of one year, risk-free interest rate of 5.59% and volatility of 75%.

        During 2001, the Company issued warrants to purchase 100,000 shares of the Company's common stock in connection with contracts entered into with a customer. The warrants were exercisable at $4.00 per share and expired in November and December 2001. Using the Black-Scholes option pricing model, the fair value of these warrants was estimated at approximately $12, recorded as a reduction of revenue. The following assumptions were used to determine the fair value of the warrants: dividend yield of -0-%, contractual term of one year, risk-free interest rates of 5.56% and 5.90% and volatility of 75%.

        During 2002, the Company issued warrants to purchase 250,000 shares of the Company's common stock in connection with contracts entered into with a customer. The warrants were exercisable at $2.00 per share and expired one year from the date of issuance, in June 2002. Using the Black-Scholes option pricing model, the fair value of these warrants was estimated at approximately $2, recorded as a reduction of revenue. The following assumptions were used to determine the fair value of the warrants: dividend yield of -0-%, contractual term of one year, risk-free interest rate of 3.67% and volatility of 75%. These are included in the disclosures in note F.

        As a result of the subsequent purchase of the Company by SSA Global Technologies, all of the stock of the Company was cancelled and redeemed. In addition, the warrants and options for the stock have been cancelled.

NOTE F—EMPLOYEE BENEFIT PLANS

401(k) Savings Plan

        The Company has a 401(k) savings plan (the "US Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the US Plan, participating employees may elect to contribute up to 20% of their eligible compensation, subject to certain limitations. All employees on the United States of America payroll of the Company are eligible to participate in the US Plan. The Company is not required to contribute to the US Plan and has made no contributions since the US Plan's inception.

Registered Retirement Savings Plan

        The Company has a group registered retirement savings plan (the "Canadian Plan") which is a defined contribution plan in which all employees on the Canadian payroll of the Company are eligible to participate. Under the Canadian Plan, participating employees may elect to contribute up to 18% of their eligible compensation, subject to certain limitations. The Company is not required to contribute to the Canadian Plan and has made no contributions since the Canadian Plan's inception.

Group Personal Pension Plan

        The Company has a group personal pension plan (the "UK Plan") which is a defined contribution plan in which all employees on the United Kingdom payroll are eligible to participate. Under the UK Plan, participating employees may elect to contribute up to 40% of their eligible compensation, subject to certain limitations. The Company is required to contribute up to 5% of each participant's eligible compensation under the UK Plan.

        The UK Plan commenced in February 2000. Company contributions for the years ended March 31, 2003 and 2002, were $12 and $19, respectively.

Stock Option Plans

        In 1997, the Company established a stock option plan, as amended by the Board of Directors on September 18, 1998 (the "1998 Plan"). Under the 1998 Plan, options to purchase common shares may be granted to employees, directors and advisors of the Company, at the discretion of the Board of Directors.

        The Company's Board of Directors adopted a 2000 stock option plan (the "2000 Plan") which was approved by the shareholders in October 2000. The 2000 Plan provides for the granting of incentive stock options and non-qualified stock options to employees, directors and consultants.

        The Board of Directors administers the 2000 Plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of incentive stock options cannot be less than 100% of the fair market value of the common shares on the date of grant or, in the case of incentive stock options granted to holders of more than 10% of voting power, less than 110% of the fair market value of the common shares on the date of grant. The term of an incentive stock option cannot exceed ten years and the term of an incentive stock option granted to a holder of more than 10% of voting power cannot exceed five years.

        The Board of Directors may not, without the adversely affected optionee's prior written consent, amend, modify or terminate the 2000 Plan if the amendment, modification or termination would impair the rights of option holders. The 2000 Plan will terminate in 2010 unless terminated earlier by the Board of Directors.

        Generally, the options under the 1998 Plan and 2000 Plan vest at 25% on the one-year anniversary from date of award, with the remaining amount vesting quarterly over the following three years. Upon termination of employment with the Company, all unvested options are canceled immediately. Upon retirement of employees or directors of the Company, the options are canceled three months after the retirement date. The options under the 1998 Plan expire at the later of five years from the date of grant or six months after an initial public offering, or immediately after the closing of an amalgamation, consolidation or merger of the Company, wherein the Company is not the continuing entity or has less than 80% voting power of the continuing entity. The options under the 2000 Plan expire at the earlier of ten years from the date of award or 90 days after the date that employment is terminated with the Company. The fair value of the Company's common shares is determined by the Board of Directors.

        The following table summarizes the stock option plan activity:

	Options outstanding	Weighted-average exercise price
Balance at April 1, 2001	14,505	$0.89
Granted	2,014	0.07
Cancelled	(8,832)	1.16

Balance at March 31, 2002	7,687	0.36
Granted	4,736	0.02
Exercised	(11)	0.05
Cancelled	(726)	0.06

Balance at March 31, 2003	11,686	0.22

        The options outstanding and exercisable by exercise price at March 31, 2003, are as follows:

	Options outstanding
				Options exercisable
		Weighted- average remaining contractual life (years)
Exercise price	Number of shares		Weighted- average exercise price	Number of shares exercisable	Weighted- average exercise Price
$0.01	4,172	4.5	$0.01	1,060	$0.01
$0.07	1,389	3.7	0.07	457	0.07
$0.11	4,664	1.9	0.11	4,589	0.11
$0.83	678	0.8	0.83	672	0.83
$2.00	783	2.2	2.00	737	2.00

	11,686	2.6	$0.22	7,515	$0.34

        At March 31, 2003, approximately 7,515 options were exercisable at a weighted-average exercise price per share of $0.34. At March 31, 2002, approximately 5,511 options were exercisable at a weighted-average exercise price per share of $0.44.

NOTE F—EMPLOYEE BENEFIT PLANS

Fair Value Disclosure

        The fair value of each option grant has been estimated on the date of grant using the minimum value method of the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended March 31:

	2003	2002
Risk-free interest rate	2.91%	4.49%
Expected life (in years)	4.50	4.50
Dividend yield	—	—
Weighted-average fair value of options granted (per share)	$0.01	$0.04
Volatility	0%	0%

Options Issued to Service Providers

        The Company uses the Black-Scholes option pricing model to value options granted to consultants and service providers. The total estimated fair value of these grants during the periods presented was not significant and was expensed over the applicable vesting periods.

Deferred Stock-Based Compensation

        In connection with certain stock options granted during the year ended March 31, 2001, the Company recorded deferred stock-based compensation for the estimated difference between the exercise price of the options and their deemed fair value of $14,357, amortized over the four-year vesting period of the options. Amortization of stock-based compensation totaled $42 and $3,725 for the years ended March 31, 2003 and 2002, respectively.

Stock Option Exchange

        On February 6, 2002, the Company made an offer to exchange all outstanding stock options to purchase shares of the Company's common stock held by eligible employees for new stock options to be granted under the Company's 2000 Plan, upon the terms and subject to the conditions set forth in the offer to exchange. An eligible employee refers to all employees of the Company or one of its subsidiaries who were employees at the time the offer expired, on March 7, 2002. The number of shares of common stock subject to the new stock options will be equal to the number of shares of common stock subject to the unexercised stock options tendered by such eligible employees and accepted for exchange and canceled. Pursuant to the offer, the Company accepted, for cancellation, stock options to purchase approximately 4,610 shares of the Company's common stock at a weighted-average exercise price of $1.26. Subject to the terms and conditions of the offer, the Company expected to grant new stock options to purchase shares of the Company's common stock on September 13, 2002, at an exercise price equal to the fair market value of the Company's common stock on that date. These new options were granted to those employees who were employed by the Company, as of September 13, 2002, or were terminated due to non-performance-related job actions.

Stock Options Issued to Executives

        Pursuant to employment agreements between the Company and two senior executives, the executives have an option to purchase 968 additional common shares of the Company outside of the Company's stock option plan. These options were granted in 1998 and are exercisable at a price of $0.01.

NOTE G—INCOME TAXES

        The components of deferred taxes are as follows for the years ended March 31:

	2003	2002
Deferred tax assets
Depreciation and amortization	$915	$1,325
Deferred revenue	328	469
Reserves	345	794
Net investment tax credit	100	185
Net operating loss carryforwards	20,460	17,480

Total deferred tax assets	22,148	20,253
Valuation allowance	(22,148)	(20,253)

Net deferred tax assets	—	—
Part VI.1 tax	8,654	5,765

Net deferred tax liability	$8,654	$5,765

        The Company has established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. The valuation allowance increased $1,895 and $1,588 for the years ended March 31, 2003 and 2002, respectively.

        The deferred tax asset relating to Canadian tax items was valued by taking into account scheduled rate reductions under recent Canadian and provincial (Ontario) tax legislation.

        If a benefit is ultimately realized from the deferred tax asset, the portion which relates to certain financing costs is credited to paid-in capital rather than income.

        As of March 31, 2003, the Company has available net operating loss carry-forwards for Canadian and United Kingdom purposes of $50,727 and $7,318, respectively. The Canadian net operating loss carry-forwards expire in the years ending March 31, 2003 through March 31, 2010, if not utilized, and the United Kingdom net operating losses do not expire. The extent to which these carry-forwards can be used to offset future taxes may be limited under certain restrictions that may apply on any change in the control of the Company and could adversely affect the amounts and benefits to be derived therefrom.

        In the event the Company pays the cumulative dividends recorded on the preferred shares to the preferred shareholders upon redemption or liquidation, under Canadian tax laws, the payment will result in a tax liability for the Company of 25% to 67% of the dividends paid (Part VI.1 tax).

Accordingly, the potential effects of this tax liability have been recorded as a provision for income taxes and a deferred tax liability has been recorded on the accompanying consolidated balance sheets.

NOTE H—SUPPLEMENTAL CASH FLOW INFORMATION

	Year ended March 31,
	2003	2002
Cash paid for interest	$36	$25
Accretion of mandatorily redeemable convertible preferred shares to redemption value	7,729	7,322
Issuance of warrants to purchase common shares in connection with revenue agreements	—	2

NOTE I—COMMITMENTS

        The Company leases its facilities and certain equipment under non-cancelable operating leases which expire at various dates through 2007. Total rent expense for the years ended March 31, 2003 and 2002, was $952 and $1,609, respectively.

        Future minimum lease payments due under operating leases at March 31, 2003, are as follows:

2004	$878
2005	878
2006	378
2007	306
2008	256

$2,696

NOTE J—CAPITAL LEASE OBLIGATIONS

        Future minimum lease payments due under capital leases at March 31, 2003, are as follows:

Years ending March 31,
2004	$58
2005	42
2006	31
2007	21

152
Less imputed interest on capital lease obligations	27

125
Less current portion	60

Capital lease obligations, less current portion	$65

        The amount of interest expense related to office equipment and computer equipment under capital leases was $30 and $25 in 2003 and 2002, respectively.

NOTE K—SEGMENT INFORMATION

        The Company operates in one segment, business-to-business electronic commerce solutions. Revenue and asset information by geographic area is as follows:

Revenue by Customer Location

	Years ended March 31,
	2003	2002
North America
Canada	$178	$243
United States of America	3,283	8,107

	3,461	8,350
Europe
United Kingdom	1,060	928
Other European countries	587	2,723

	1,647	3,651

	$5,108	$12,001

Long-Lived Assets

	Years ended March 31,
	2003	2002
Canada	$157	$661
United States of America	83	348
United Kingdom	49	48
Other European countries	24	31

	$313	$1,088

NOTE L—RESTRUCTURING

        During fiscal year 2002, the Company announced a restructuring, that resulted in charges of $1,344. The restructuring included the elimination of several regional offices and termination of 114 employees across all departments of the organization. All employees affected by the restructuring were terminated during fiscal year 2002, and all termination benefits were paid during the year. Restructuring charges included $968 of severance and benefits, as well as $376 of facilities and other charges. Liabilities associated with the restructuring at March 31, 2002 are $127, and relate to losses associated with leases on facilities vacated in 2002 as a part of the restructuring, all of which were paid in fiscal year 2003.

NOTE M—SUBSEQUENT EVENT

        On June 18, 2003, SSA Global Technologies purchased all of the assets of the Company for a purchase price of $6,250, that included the assumption of certain liabilities. At closing, all of the shares of the Company, including the shares of redeemable preferred shares, were redeemed and the shareholders were paid in cash for their shares. In addition, all warrants and options for common stock were canceled.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder of:
Baan UK, Ltd.,
Baan U.S.A., Inc., and
Baan Global B.V.

        We have audited the accompanying combined consolidated balance sheets of Baan UK, Ltd., Baan U.S.A., Inc., and Baan Global B.V. (collectively the "Company") as of June 30, 2003 and March 31, 2003 and 2002, and the related combined consolidated statements of operations, stockholder's deficit, and cash flows for the three-month period ended June 30, 2003 and years ended March 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined consolidated financial position of Baan UK, Ltd., Baan U.S.A., Inc., and Baan Global B.V. at June 30, 2003 and March 31, 2003 and 2002, and the combined consolidated results of their operations and their cash flows for the three-month period ended June 30, 2003 and years ended March 31, 2003 and 2002, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the combined consolidated financial statements, effective April 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

Rotterdam, May 19, 2004

/s/ Ernst & Young Accountants

BAAN UK, LTD., BAAN U.S.A., INC. and BAAN GLOBAL, B.V.
COMBINED CONSOLIDATED BALANCE SHEETS

		March 31,
	June 30, 2003
		2003	2002
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$49,842	$50,090	$36,549
Accounts receivable, net of allowance for doubtful accounts of $21,341 as of June 30, 2003, $20,119 as of March 31, 2003 and $23,618 as of March 31, 2002	59,790	70,918	102,395
Due from related parties	247,493	184,994	265,183
Prepaid expenses and other current assets	12,121	13,994	19,871

Total current assets	369,246	319,996	423,998
Property and equipment, net	7,113	9,465	9,986
Goodwill	79,624	79,624	70,520
Intangible assets, net	108,698	115,851	153,566
Other assets	40,947	41,206	42,411

Total assets	$605,628	$566,142	$700,481

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
Accounts payable	$22,268	$41,775	$38,466
Accrued liabilities	18,924	20,409	44,404
Accrued compensation and related expenses	17,568	19,960	23,744
Income taxes payable	2,555	2,873	2,558
Restructuring provision	4,088	2,832	2,450
Credit facility from related party	505,980	401,945	440,079
Short-term deferred revenues	117,178	132,308	129,260

Total current liabilities	688,561	622,102	680,961
Long-term deferred revenues	6,360	10,893	2,871
Restructuring provision	2,089	4,685	2,718
Legal and loss contract provisions	84,092	82,108	83,117
Other liabilities	5,710	5,418	3,488

Total liabilities	786,812	725,206	773,155
Commitments and contingencies
Stockholder's deficit:
Common stock—Baan U.S.A., Inc., $0.01 par value, 60,000 shares authorized, 1,000 shares issued and outstanding	—	—	—
Common stock—Baan UK Ltd., GBP 1.00 par value, 5,051,500 shares authorized, issued and outstanding	7,173	7,173	7,173
Common stock—Baan Global B.V., €100 par value, 6,900 shares authorized, 1,380 shares issued and outstanding	122	122	122
Additional paid-in capital	878,779	878,853	879,005
Accumulated deficit	(1,072,751)	(1,055,691)	(968,395)
Deferred stock-based compensation	(325)	(474)	(1,003)
Accumulated other comprehensive income	5,818	10,953	10,424

Total stockholder's deficit	(181,184)	(159,064)	(72,674)

Total liabilities and stockholder's deficit	$605,628	$566,142	$700,481

See accompanying notes to combined consolidated financial statements

BAAN UK, LTD., BAAN U.S.A., INC. and BAAN GLOBAL, B.V.
COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended June 30, 2003	3 Months Ended June 30, 2002 (unaudited)	Year Ended March 31, 2003	Year Ended March 31, 2002
	(In thousands)
Revenues:
Third-party revenues	$73,949	$72,785	$264,575	$286,070
Related party revenues	4,423	4,812	15,200	9,684

Total revenues	78,372	77,597	279,775	295,754
Costs and expenses:
Cost of revenues	26,388	27,448	105,707	119,533
Sales and marketing expense	23,665	24,581	98,786	123,148
Research and development expense	12,872	13,672	51,595	61,415
General and administrative expense	16,758	18,249	64,828	66,959
Restructuring charges	—	—	13,383	3,353
Amortization of goodwill and other intangible assets	7,152	7,152	28,611	99,531
Impairment of tangible assets and goodwill	1,304	—	—	644,682

Total costs and expenses	88,139	91,102	362,910	1,118,621

Operating loss	(9,767)	(13,505)	(83,135)	(822,867)
Interest income (expense), net	523	(27)	226	382
Related party interest expense, net	(3,086)	(580)	(2,373)	(199)
Other income (expense), net	(1,819)	(3,205)	(249)	2,580

Loss before provision for income taxes	(14,149)	(17,317)	(85,531)	(820,104)
Income tax provision	2,911	441	1,765	1,548

Net loss	$(17,060)	$(17,758)	$(87,296)	$(821,652)

See accompanying notes to combined consolidated financial statements

BAAN UK, LTD., BAAN U.S.A., INC. and BAAN GLOBAL, B.V.
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

	3 Months Ended June 30, 2003	3 Months Ended June 30, 2002 (unaudited)	Year Ended March 31, 2003	Year Ended March 31, 2002
	(In thousands)
Operating activities:
Net loss	$(17,060)	$(17,758)	$(87,296)	$(821,652)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	1,164	1,306	5,485	6,839
Amortization of goodwill and other intangible assets	7,152	7,152	28,611	99,531
Impairment of goodwill	—	—	—	644,682
Impairment of property and equipment	1,304	—	—	—
(Gain) loss on sales of property and equipment	210	—	337	(73)
Stock-based compensation	75	104	377	303
Pension costs	(90)	(121)	(486)	—
Changes in operating assets and liabilities:
Accounts receivable	11,021	858	31,451	12,372
Accounts payable and accrued liabilities	(20,643)	(180)	(20,743)	(44,405)
Accrued compensation and related expenses	(2,308)	920	(3,812)	5,886
Income taxes receivable and payable, net	(175)	(602)	263	1,859
Restructuring provision	(1,419)	(620)	2,201	1,085
Deferred revenues	(19,508)	(1,883)	11,008	28,700
Legal and loss contract provisions	—	649	(2,797)	(40,064)
Other assets and liabilities	2,129	(6,553)	9,053	(539)

Net cash used in operating activities	(38,148)	(16,728)	(26,348)	(105,476)
Investing activities:
Sale proceeds from property and equipment, net of disposal costs	—	—	—	170
Capital expenditures	(107)	(914)	(3,848)	(4,704)

Net cash used in investing activities	(107)	(914)	(3,848)	(4,534)
Financing activities:
Proceeds from (payments to) related party credit facility	101,629	(12,871)	(37,265)	(3,830)
Proceeds from (funding to) related party non operating receivable	(63,530)	37,689	81,058	122,501
Principal payments on capital lease obligations	(38)	(10)	(74)	(10)

Net cash provided by financing activities	38,061	24,808	43,719	118,661
Effect of foreign exchange rate changes on cash and cash equivalents	(54)	227	18	(8)

Net (decrease) increase in cash and cash equivalents	(248)	7,393	13,541	8,643
Cash and cash equivalents at beginning of period	50,090	36,549	36,549	27,906

Cash and cash equivalents at end of period	$49,842	$43,942	$50,090	$36,549

Supplemental disclosures:
Cash paid for interest	$(520)	$(42)	$(245)	$(381)

Cash paid (received) for income taxes, net of refunds	$3,230	$1,063	$1,447	$(298)

See accompanying notes to combined consolidated financial statements

BAAN UK, LTD., BAAN U.S.A., INC. and BAAN GLOBAL, B.V.
COMBINED CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Deferred Stock- based Compensation	Foreign Currency Translation Adjustments	Additional Minimum Pension Liability	Total Stockholder's Equity (Deficit)
	(In thousands)
Balances at April 1, 2001	$7,295	$878,737	$(146,743)	$(1,038)	$12,675	$—	$750,926
Comprehensive loss:
Net loss	—	—	(821,652)	—	—	—	(821,652)
Foreign currency translation	—	—	—	—	(2,251)	—	(2,251)

Total comprehensive loss							(823,903)

Deferred stock-based compensation	—	412	—	(412)	—	—	—
Amortization of stock-based compensation	—	—	—	303	—	—	303
Stock option forfeitures	—	(144)	—	144	—	—	—

Balances at March 31, 2002	$7,295	$879,005	$(968,395)	$(1,003)	$10,424	$—	$(72,674)
Comprehensive loss:
Net loss	—	—	(87,296)	—	—	—	(87,296)
Additional minimum pension liability	—	—	—	—	—	(486)	(486)
Foreign currency translation	—	—	—	—	1,015	—	1,015

Total comprehensive loss							(86,767)

Deferred stock-based compensation	—	22	—	(22)	—	—	—
Amortization of stock-based compensation	—	—	—	377	—	—	377
Stock option forfeitures	—	(174)	—	174	—	—	—

Balances at March 31, 2003	$7,295	$878,853	$(1,055,691)	$(474)	$11,439	$(486)	$(159,064)
Comprehensive loss:
Net loss	—	—	(17,060)	—	—	—	(17,060)
Additional minimum pension liability	—	—	—	—	—	(90)	(90)
Foreign currency translation	—	—	—	—	(5,045)	—	(5,045)

Total comprehensive loss							(22,195)

Amortization of stock-based compensation	—	—	—	75	—	—	75
Stock option forfeitures	—	(74)	—	74	—	—	—

Balances at June 30, 2003	$7,295	$878,779	$(1,072,751)	$(325)	$6,394	$(576)	$(181,184)

See accompanying notes to combined consolidated financial statements

BAAN UK, LTD., BAAN U.S.A., INC. and BAAN GLOBAL, B.V.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Three Months Ended June 30, 2003

Fiscal Years Ended March 31, 2003 and 2002

Three Months Ended June 30, 2002 (unaudited)

1. Basis of Presentation, Business, and Summary of Significant Accounting Policies

  Basis of Presentation

        Baan UK, Ltd., Baan U.S.A., Inc. and Baan Global B.V. (formerly Invensys International, B.V.) and their wholly and majority owned subsidiaries (collectively the "Company" or "Baan"), were purchased by SSA Global Technologies, Inc. ("SSA") on July 18, 2003. Prior to July 18, 2003, the Company was ultimately wholly owned by Invensys plc ("Invensys") through various wholly owned subsidiaries of Invensys. The financial statements of the Company have been presented on a combined consolidated basis herein due to their common ownership, operations and management.

        The Company's combined consolidated financial statements include the assets, liabilities, and goodwill resulting from Invensys's acquisition of the Company on a pushdown basis of accounting. As of August 1, 2000, Invensys began consolidating the financial statements of the Company, and accordingly the Company adjusted its combined consolidated assets and liabilities to their estimated fair values on that date. The aggregate purchase price was approximately $722.9 million, including $19.5 million of transaction costs. The acquisition of Baan was accounted for under the purchase method of accounting. Goodwill of approximately $830.6 million and other intangible assets of approximately $260.7 million were recorded in the Company's combined consolidated balance sheet based on the application of push down accounting. In connection with the acquisition, $56.6 million of in-process research and development was expensed immediately, in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method an Interpretation of FASB Statement No. 2" because the purchased research and development had no alternative future uses and had not reached technological feasibility.

        The combined consolidated financial statements of the Company reflect certain allocated support costs incurred by Invensys. These costs include executive, legal, accounting, tax, auditing, cash management, purchasing, human resources, safety, health and environmental, information management, investor relations and other corporate services. Allocations and charges included in the Company's combined consolidated financial statements were based on either a direct cost pass-through for items directly identified as related to the Company's activities; a percentage allocation for such services provided based on factors such as sales, net assets, or cost of sales; or a relative weighting of geographic activity. Management believes that the allocation method is a reasonable reflection of the utilization of services provided or the benefit received by the Company.

        The combined consolidated financial statements are stated in United States dollars and are prepared under accounting principles generally accepted in the United States of America.

  Unaudited Interim Financial Information

        The accompanying combined consolidated financial statements contain unaudited interim combined consolidated statements of operations and cash flows for the three months ended June 30, 2002. These unaudited interim combined consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of the Company's management, the unaudited interim combined consolidated financial statements have been prepared on the same basis as the audited combined consolidated financial statements and include all adjustments necessary for the fair presentation of the Company's results of operations and its cash flows for the three months ended June 30, 2002.

  Description of Business

        The Company provides enterprise business management software for an open systems, client / server computing environment. The Company's products address an organization's entire value chain, from front office functions (such as interaction with customers and sales) to the more traditional back-office operations (such as order management and inventory control) associated with Enterprise Resource Planning ("ERP"). The Company sells and supports its products through its corporate headquarters in Barneveld, The Netherlands and Herndon, Virginia, United States; Business Support Centers in the Netherlands, the United States, the United Kingdom and India; and direct and indirect distribution channels.

  Principles of Combination and Consolidation

        The combined consolidated financial statements include the financial statements of Baan UK, Ltd., Baan U.S.A., Inc., and Baan Global B.V. and their wholly and majority owned subsidiaries which are consolidated with these entities. All significant intercompany transactions and balances have been eliminated.

  Use of Estimates

        The preparation of the combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of long-lived assets, goodwill and intangible assets, valuation allowances for receivables, deferred income tax assets and obligations related to employee benefits, litigation and other contingencies. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

        Cash and cash equivalents with various restrictions and pledges as to their usage amounted to $1.0 million, $44,000 and $0 as of June 30, 2003, March 31, 2003 and March 31, 2002, respectively. These restrictions are primarily bank guarantees required in conjunction with certain leases.

  Accounts Receivable

        Accounts receivable are comprised of receivables arising from recognized or deferred revenues. Unbilled receivables included in accounts receivable were $11.1 million, $18.5 million and $33.4 million as of June 30, 2003, March 31, 2003 and March 31, 2002, respectively. The Company's receivables are unsecured.

        The Company maintains an allowance for doubtful accounts at an amount it considers to be a sufficient estimate of losses resulting from collecting less than the full payment on its receivables. In judging the adequacy of the allowance for doubtful accounts, the Company considers multiple factors including historical bad debt experience, the general economic environment, and the aging of the receivables.

  Investments

        Investments in which the Company owns at least 20% of the voting securities but does not have a controlling interest are accounted for using the equity method. The Company has one investment (40% ownership) that is accounted for using the equity method. The total investment balance included in "Other assets" in the accompanying combined consolidated balance sheets was $325,000, $328,000 and $397,000 as of June 30, 2003, March 31, 2003 and March 31, 2002, respectively. Insignificant losses on this investment are included in "Other income (expense), net" in the accompanying combined consolidated statements of operations.

  Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Property and equipment under capital leases are recorded at the present value of minimum lease payments at inception of the lease.

        Depreciation and amortization on property and equipment are calculated using the straight-line method over the estimated useful lives of the assets of two to four years for computer equipment and software and three to ten years for furniture and fixtures and office equipment. Property and equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

  Goodwill and Other Intangible Assets

        The Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") as of April 1, 2002. Prior to the adoption of SFAS 142, goodwill and other intangible assets were amortized on a straight-line basis over the expected periods to be benefited which were 12 years and range from 3 to 10 years, respectively. Goodwill and other intangible assets are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such events or changes in circumstances include but are not limited to a significant industry downturn, a significant decline in the market value of the Company or significant reductions in projected future cash flows. Determination of recoverability is based on the sum of the undiscounted cash flows expected to result from the use of the assets and their eventual disposition. An impairment loss for intangible assets including goodwill related to those assets that management expects to hold and use are based on the fair value of such assets. Prior to adoption of SFAS 142, there was an impairment charge of $644.7 million to goodwill recorded during the year ended March 31, 2002 in accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). See Note 5 for details of the impairment charge.

        Subsequent to the adoption of SFAS 142, the Company no longer amortizes goodwill but tests for impairment of goodwill on an annual basis and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Goodwill and intangible assets determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. Additionally, intangible assets that did not meet the criteria for recognition apart from goodwill were reclassified to goodwill upon adoption.

        SFAS 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144").

        In connection with the Company's annual SFAS 142 goodwill impairment evaluation, the Company identified one reporting unit and determines the carrying value of the reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to that reporting unit. The Company determines the fair value of the reporting unit and compares it to the carrying amount of the reporting unit. To the extent the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company is required to perform the second step of the impairment test, as this is an indication that the reporting unit goodwill may be impaired. In this second step, the Company compares the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, "Business Combinations" ("SFAS 141"). The residual fair value after the allocation is the implied fair value of the reporting unit goodwill.

        The Company performed the goodwill impairment test on April 1, 2002 (date of adoption) and on their annual impairment test date of March 31. None of the impairment tests indicated any goodwill was further impaired.

  Impairment of Long-Lived Assets

        Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

        In the three month period ended June 30, 2003, the Company recorded an impairment charge related to property and equipment of $1.3 million, which was related to abandoned leasehold improvements.

  Research and Development

        Expenditures for research and development are expensed as incurred. Under FASB Statement No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"), costs incurred in the research and development of software products are expensed as incurred until technological feasibility is attained, at which time such costs may be capitalized until software development is complete.

        With regard to software development projects initiated and ongoing during the reporting periods of these financial statements, the time between the attainment of technological feasibility and completion of software development has been short with immaterial amounts of development costs incurred during this period. Accordingly, the Company did not capitalize any development costs in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002.

  Software Developed or Obtained for Internal Use

        The Company accounts for software obtained for internal use in accordance with the American Institute of Certified Public Accountants' Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed for Internal Use," which requires that certain costs relating to the purchase or development of internal use software should be capitalized. The Company has not experienced significant costs related to internal use software for the periods presented.

  Other Assets

        In the accompanying combined consolidated balance sheets, "Other current assets" primarily consist of non-trade receivables, prepaid expenses and deposits. "Other assets" primarily consist of the assets of the Baan U.S.A., Inc. Trust (the "Trust"). The Trust has been established to set aside assets to be used in payment of certain legal proceedings as discussed further in Note 12. The sole asset of the Trust consists of a promissory note from a related party, Siebe, Inc., with a $35.0 million principal balance plus accrued interest as of June 30, 2003, March 31, 2003 and March 31, 2002. The Company has recorded a corresponding $35.0 million liability as of June 30, 2003, March 31, 2003 and March 31, 2002 in "Credit facility from related party" in the combined consolidated balance sheet. See further discussion of the credit facility in Note 6.

  Revenue Recognition

        The Company derives revenues from the sale of software licenses and providing maintenance and other professional services, which primarily consists of implementation, consulting and training. The Company recognizes revenue in accordance with SOP 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," and other authoritative accounting literature.

        The Company recognizes revenue from license contracts, when a non-cancelable, non-contingent license agreement has been signed, the software product has been delivered, no uncertainties exist surrounding product acceptance, fees from the agreement are fixed and determinable, and collection is probable. Most of the Company's license agreements include one or more elements to be delivered at a future date. As evidence of the fair value of the undelivered elements does not exist, revenue is deferred and recognized ratably over the remaining term of the maintenance period if the one undelivered element is maintenance. If there are other undelivered elements such as services, revenue is deferred until all elements have been delivered or until the only undelivered element is maintenance, at which time the revenue is recognized ratably over the remaining maintenance term.

        Where the Company enters into an arrangement to provide services deemed essential to the functionality of the software, such as providing significant customization of the software products, the entire arrangement fee is recognized in accordance with the provisions of SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." The Company generally applies the percentage-of-completion method because it is able to make reasonably dependable estimates relative to contract costs and the extent of progress toward completion. However, if the Company cannot make reasonably dependable estimates, it applies the completed-contract method. If total cost estimates exceed revenues, the Company accrues for the estimated loss on the arrangement.

        If provided in a license agreement, acceptance provisions grant customers a right of refund or replacement only if the licensed software does not perform in accordance with its published specifications. The Company believes the likelihood of non-acceptance in these situations is remote and recognizes revenue when all other criteria of revenue recognition are met. If such a determination cannot be made, revenue is recognized upon the earlier of receipt of written acceptance or when the acceptance period has lapsed.

        When sold separately, maintenance revenue is recognized ratably over the term of the maintenance agreement, typically one year.

        Service revenue consists of implementation, consulting and training services that are typically charged on a time and materials basis and are recognized as the services are performed. Revenues from certain fixed price contracts are recognized on a percentage of completion basis, which involves the use of estimates. If the Company does not have a sufficient basis to measure the progress towards completion, revenue is recognized when the project is completed or when final acceptance is received from the customer.

        Deferred revenue is comprised of deferred maintenance, license and professional service revenues and primarily represents amounts collected prior to complete performance of maintenance services and amounts received or billed in advance of satisfying revenue recognition criteria.

        As the Company routinely sells multiple elements in a single arrangement and has not established the fair value of these elements, all revenues are combined on a single line in the accompanying combined consolidated statements of operations.

  Warranties

        The Company's software products are generally warranted to perform substantially as described in the associated product documentation for a period of 90 days. The Company's services are generally warranted to be performed consistent with industry standards for a period of 60 days from delivery. In the event there is a failure of such product or service, the Company generally is obligated to correct the product or service to conform to the appropriate standards or, if the Company is unable to do so, the customer is entitled to seek a refund of the purchase price of the product or service.

        The Company provides for the estimated cost of product and service warranties based on specific warranty claims received, provided that it is probable that a liability exists, and provided the cost to repair or otherwise satisfy the claim can be reasonably estimated. The amount of the reserve recorded is equal to the estimated costs to repair or otherwise satisfy the claim. If existing claims are settled for amounts which differ from the Company's estimates, or if the estimated monetary value of the future warranty claims were to increase or decrease, revisions to the estimated warranty liability would be required and the warranty expense could change from current levels. The Company's warranty accruals were $1.2 million, $1.1 million and $1.3 million as of June 30, 2003, March 31, 2003 and March 31, 2002, respectively, and are recorded as a component of "Accrued liabilities" in the accompanying combined consolidated balance sheets. Warranty expense has not been material in any period presented.

  Advertising Costs

        Advertising costs are expensed as incurred. Advertising expense is included in "Sales and marketing expense" in the accompanying combined consolidated statements of operations and totaled $1.4 million, $3.8 million, $10.3 million and $16.7 million in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002, respectively.

  Restructuring Activities

        The Company records provisions for employee separation and exit costs based on estimates prepared at the time management approves the restructuring plans. At each reporting date, the Company evaluates its accruals for exit costs and employee separation to ensure that the accruals are still appropriate. In certain circumstances, accruals are no longer required because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company unexpectedly and did not receive severance or were redeployed due to circumstances not foreseen when the original plans were initiated. The Company reverses accruals when it is determined they are no longer required. If a formal restructuring plan does not exist, restructuring costs are expensed as incurred.

        FASB Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146") is effective for restructuring plans initiated after January 1, 2003. Prior to January 1, 2003, the Company accounted for costs associated with an exit or disposal activity in accordance with Emerging Issues Task Force ("EITF") Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity" ("Issue 94-3").

  Income Taxes

        Income taxes are accounted for under the asset and liability method. The Company's primary tax jurisdictions are the Netherlands, the United States and the United Kingdom as well as various other tax jurisdictions that the Company operates in throughout the world. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that it is more likely than not that some portion of the deferred tax assets will not be realized.

  Interest Income (Expense), Net

        "Interest income (expense), net," consists of the following in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 (in thousands):

	3 Months Ended June 30, 2003	3 Months Ended June 30, 2002	Year Ended March 31, 2003	Year Ended March 31, 2002
Interest income	$578	$84	$558	$382
Interest expense	(55)	(111)	(332)	—

	$523	$(27)	$226	$382

  Related Party Interest Expense, Net

        "Related party interest expense, net," consists of the following in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 (in thousands):

	3 Months Ended June 30, 2003	3 Months Ended June 30, 2002	Year Ended March 31, 2003	Year Ended March 31, 2002
Related party interest expense	$(3,150)	$(4,572)	$(19,020)	$(35,086)
Related party interest income	64	3,992	16,647	34,887

	$(3,086)	$(580)	$(2,373)	$(199)

  Other Income (Expense), Net

        "Other income (expense), net" consists primarily of gains or losses arising from foreign currency transactions and sales and disposals of property and equipment. "Other income (expense), net" consists of the following in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 (in thousands):

	3 Months Ended June 30, 2003	3 Months Ended June 30, 2002	Year Ended March 31, 2003	Year Ended March 31, 2002
Foreign currency gain (loss)	$(989)	$(3,205)	$(1,216)	$2,826
Gain (loss) on sale of property and equipment	(210)	—	(337)	73
Other	(620)	—	1,304	(319)

	$(1,819)	$(3,205)	$(249)	$2,580

  Comprehensive Income (Loss)

        "Comprehensive income (loss)" includes all changes in stockholder's equity (deficit) during a period, except those resulting from investments by and distributions to owners. The Company's comprehensive loss is comprised of net loss, foreign currency translation adjustments and changes to the additional minimum pension liability. Tax effects of the components of other comprehensive loss are not considered material for any periods presented.

  Foreign Currency Translation

        The functional currencies of Baan UK, Ltd., Baan U.S.A., Inc. and Baan Global B.V. are the British pound, the United States dollar and the Euro, respectively.

        Assets and liabilities of the Company's subsidiaries are translated from their respective functional currencies (usually the local currency) to United States dollars at period-end exchange rates. Income and expense items are translated at the average rates of exchange during the period. Gains and losses arising from the translation of the financial statements of the Company's subsidiaries are reported as a separate component of "Accumulated other comprehensive income" in the accompanying combined consolidated balance sheets.

        The effects of foreign currency transactions are included in "Other income (expense), net" in the accompanying combined consolidated statements of operations.

  Concentrations of Business and Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company places its cash equivalents with high credit-quality financial institutions and invests its excess cash primarily in money market instruments. The Company has established guidelines relative to credit ratings and maturities that seek to maintain safety and liquidity. The Company sells products and services to various companies across several industries throughout the world in the ordinary course of business. The Company routinely assesses the financial strength of its customers and maintains allowances for anticipated losses.

  Fair Value of Financial Instruments

        The amounts reported for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the short-term maturity of these instruments.

  Stock-Based Compensation

        The Company accounts for its participation in Invensys stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company has provided pro forma disclosures of net loss as if the fair value based method of accounting for these plans, as prescribed by FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"), had been applied, as amended by FASB Statement No. 148, "Accounting for Stock-Based Compensation-Transaction and Disclosure and Amendment of FASB Statement No. 123" ("SFAS 148"). The intrinsic value method results in compensation expense for the difference between the exercise price and the fair market value at the measurement date, if any.

        The Company has four stock option schemes. These include the Siebe plc 1993 Share Option Scheme (the "Siebe Scheme"), the Invensys 1998 Senior Executive Share Option Scheme (the "Senior Executive Scheme"), the Invensys Savings Related Share Option Scheme (the "Invensys Scheme") and the Invensys Overseas Savings Related Share Option Scheme (the "Invensys Overseas Scheme"). No stock-based compensation expense was recorded for the Siebe Scheme nor the Senior Executive Scheme as management does not expect options to vest due to performance conditions required under the plans. Similarly, no stock-based compensation expense was recorded in pro forma net loss, as required under SFAS 123, as performance conditions were not expected to be met.

        The following table illustrates the effect on net loss, if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands):

	3 Months Ended June 30, 2003	3 Months Ended June 30, 2002	Year Ended March 31, 2003	Year Ended March 31, 2002
Net loss, as reported	$(17,060)	$(17,758)	$(87,296)	$(821,652)
Add back stock-based compensation expense included in reported net loss, Invensys Scheme	11	14	53	16
Invensys Overseas Scheme	64	90	324	287

Total expense reported in net loss	75	104	377	303
Subtract total stock-based compensation expense determined under fair value based method, Invensys Scheme	(29)	(35)	(137)	(42)
Invensys Overseas Scheme	(180)	(233)	(831)	(698)

Total expense determined under fair value method	(209)	(268)	(968)	(740)

Pro forma net loss	$(17,194)	$(17,922)	$(87,887)	$(822,089)

  Guarantees

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires certain guarantees to be recorded at fair value and requires a guarantor to make disclosures, even when the likelihood of making any payments under the guarantee is remote. For those guarantees and indemnifications that do not fall within initial recognition and measurement requirements of FIN 45, the Company must continue to monitor the conditions that are subject to the guarantees and indemnifications, as required under existing generally accepted accounting principles, to identify if a loss has been incurred. If the Company determines that it is probable that a loss has been incurred, any such estimable loss would be recognized. The initial recognition and measurement requirements do not apply to the provisions contained in the majority of the Company's software license agreements that indemnify licensees of the Company's software from damages and costs resulting from claims alleging that the Company's software infringes the intellectual property rights of a third party. The Company has historically received only a limited number of requests for payment under these provisions and has not been required to make material payments pursuant to these provisions. The Company has not identified any losses that are probable under these provisions and, accordingly, the Company has not recorded a liability related to these indemnification provisions.

  Recently Issued Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46") and in December 2003 issued a revision to FIN 46. FIN 46 expands upon and strengthens existing accounting guidance as to when a company should consolidate the financial results of another entity. FIN 46 requires "variable interest entities" as defined to be consolidated by a company if that company is subject to a majority of expected losses of the entity or is entitled to receive a majority of expected residual returns of the entity, or both. The company that is required to consolidate a variable interest entity is referred to as the entity's primary beneficiary. The interpretation also requires certain disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest.

        The consolidation and disclosure requirements apply immediately to variable interest entities created after January 31, 2003. For all variable interest entities created prior to February 1, 2003, FIN 46 is effective for periods ending after March 15, 2004, except for entities that are considered Special Purpose Entities, to which the provisions apply as of December 31, 2003.

        The Company is not the primary beneficiary of any variable interest entities created after January 31, 2003, nor does the Company expect the final adoption of this statement to have a material impact on its financial position or results of operations.

2. Liquidity and Capital Resources

        The Company does not have a recent history of profitable operations, and its current cash flow from operations is not sufficient to meet its working capital and capital expenditure requirements.

        Historically, the Company has been dependent upon its former parent company, Invensys, to meet its operating funding which was achieved through a line of credit. The Company has received a commitment to fund its operations from SSA upon the date of acquisition of the Company by SSA. See further discussion of this funding in Note 13.

3. Restructuring Activities

        In August 2000, the Company announced a plan to reduce its workforce and consolidate certain facilities, resulting from the acquisition of the Company by Invensys. See Note 5 for further discussion regarding the acquisition. Exit costs primarily consisted of future minimum lease payments on vacated facilities and facility closure costs. Future cash payments related to the remaining lease obligations are expected to be made through 2009. During the year ended March 31, 2002, the Company revised its estimate related to its remaining lease obligations due to an unexpected loss of a sub-tenant. Employee separation costs consisted primarily of severance payments. As part of this undertaking, the Company planned and actually eliminated approximately 1,075 employee positions worldwide from various business functions and job classes. The Company accrued a restructuring liability of $20.0 million related to these actions as part of the purchase price allocation performed pursuant to the Invensys acquisition. The following table sets forth the Company's remaining restructuring provision, which is included in "Current liabilities—restructuring provision" and "Restructuring provision" in the accompanying combined consolidated balance sheets (in thousands):

	Termination Benefits	Exit Costs	Total
Restructuring reserve	$14,204	$5,792	$19,996
Foreign currency exchange	(270)	(257)	(527)
Cash payments	(13,934)	(1,488)	(15,422)

Balance as of March 31, 2001	—	4,047	4,047
Foreign currency exchange	—	36	36
Cash payments	—	(2,268)	(2,268)
Revised estimate of lease obligations expense	—	3,353	3,353

Balance as of March 31, 2002	—	5,168	5,168
Foreign currency exchange	—	67	67
Cash payments	—	(620)	(620)

Balance as of June 30, 2002	—	4,615	4,615
Foreign currency exchange	—	(24)	(24)
Cash payments	—	(1,809)	(1,809)

Balance as of March 31, 2003	—	2,782	2,782
Foreign currency exchange	—	18	18
Cash payments	—	(220)	(220)

Balance as of June 30, 2003	$0	$2,580	$2,580

        In November 2002, the Company announced a plan to reduce its workforce and consolidate certain facilities and recognized a liability for exit costs and a plan of termination. The purpose of this plan was to realign its business to focus on core markets and reduce costs. Exit costs primarily consisted of future minimum lease payments on vacated facilities and facility closure costs. Future cash payments related to the remaining lease obligations are expected to be made through 2009. Employee separation costs consisted primarily of severance. As part of this undertaking, the Company planned and actually eliminated approximately 340 employee positions worldwide from various business functions and job classes. The Company recorded a restructuring charge of $13.4 million related to these actions to "Restructuring charges" in the accompanying combined consolidated statements of operations. The following table sets forth the Company's remaining restructuring provision, which is included in "Current liabilities—restructuring provision" and

"Restructuring provision" in the accompanying combined consolidated balance sheets (in thousands):

	Termination Benefits	Exit Costs	Total
Restructuring reserve	$10,536	$2,847	$13,383
Foreign currency exchange	104	1	105
Cash payments	(8,647)	(106)	(8,753)

Balance as of March 31, 2003	$1,993	$2,742	$4,735
Foreign currency exchange	61	—	61
Cash payments	(1,051)	(148)	(1,199)

Balance as of June 30, 2003	$1,003	$2,594	$3,597

4. Property and Equipment

        "Property and equipment, net" consists of the following as of June 30, 2003, March 31, 2003 and March 31, 2002 (in thousands):

	June 30, 2003	March 31, 2003	March 31, 2002
Property and equipment:
Computer equipment and software	$22,691	$22,865	$20,111
Furniture and fixtures	2,685	2,744	2,305
Leasehold improvements	3,660	4,555	3,311
Office equipment	2,694	2,754	2,313

Total property and equipment, at cost	31,730	32,918	28,040
Less accumulated depreciation and amortization	(24,617)	(23,453)	(18,054)

	$7,113	$9,465	$9,986

        Total depreciation and amortization for the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 were $1.2 million, $1.3 million, $5.5 million and $6.8 million, respectively.

        The Company is obligated under capital leases covering property and equipment that expire at various dates during the next three years. As of June 30, 2003, March 31, 2003 and March 31,

2002, the gross amount of property and equipment and related accumulated amortization recorded under capital leases were as follows (in thousands):

	June 30, 2003	March 31, 2003	March 31, 2002
Property and equipment under capital leases	$461	$452	$42
Less accumulated amortization	(133)	(95)	(21)

	$328	$357	$21

        Amortization of assets held under capital leases is included within depreciation expense, which was approximately $38,000, $26,000, $74,000 and $10,000 in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002, respectively.

5. Goodwill and Other Intangible Assets

        During the year ended March 31, 2002, the Company performed an assessment of the carrying values of its long-lived assets, including goodwill and other intangible assets pursuant to SFAS 121. The assessment was performed because sustained economic conditions had impacted the Company's operations and expected future revenues. Economic conditions at that time suggested that these conditions could continue for the foreseeable future. As a result, the Company recorded an impairment charge of $644.7 million related to goodwill. The impairment charge for goodwill reflects the amounts by which the carrying values of these assets exceeded their estimated fair value determined by discounting estimated future net cash flows.

        The impairment test performed upon the adoption of the provisions of SFAS 142 on April 1, 2002, and the annual impairment test at March 31, 2003 did not result in any additional goodwill impairment charge.

        Summarized below are the effects on net loss as if the Company had followed the non-amortization provisions of SFAS 142 for all periods presented (in thousands):

Year Ended March 31, 2002
Net loss, as reported	$(821,652)
Assembled workforce amortization	1,707
Goodwill amortization	69,213

Adjusted net loss	$(750,732)

        The changes in the carrying amount of goodwill during the three month period ended June 30, 2003, the year ended March 31, 2003 and the year ended March 31, 2002 are as follows (in thousands):

Total
Balance as of April 1, 2001	$784,415
Amortization	(69,213)
Impairment	(644,682)

Balance as of March 31, 2002	70,520
Adoption of SFAS 142 reclassification of intangibles	9,104

Balance as of March 31, 2003 and June 30, 2003	$79,624

        Intangible assets represent those allocated to the Company in the purchase price allocation resulting from the Invensys acquisition on a pushdown basis of accounting. The Company does not possess intangible assets not subject to amortization. The Company amortizes technology-based intangibles over 3-10 years, marketing-based intangibles over 5-10 years, and customer-based intangibles over 4-5 years. Intangible assets for each balance sheet period presented consisted of the following (in thousands):

	June 30, 2003
	Carrying Amount	Accumulated Amortization	Intangibles, Net
Amortized intangible assets:
Technology-based	$170,578	$(73,840)	$96,738
Marketing-based	12,789	(3,805)	8,984
Customer-based	8,780	(5,804)	2,976

	$192,147	$(83,449)	$108,698

	March 31, 2003
	Carrying Amount	Accumulated Amortization	Intangibles, Net
Amortized intangible assets:
Technology-based	$170,578	$(67,511)	$103,067
Marketing-based	12,789	(3,479)	9,310
Customer-based	8,780	(5,306)	3,474

	$192,147	$(76,296)	$115,851

	March 31, 2002
	Carrying Amount	Accumulated Amortization	Intangibles, Net
Amortized intangible assets:
Technology-based	$182,527	$(45,039)	$137,488
Marketing-based	12,789	(2,175)	10,614
Customer-based	8,780	(3,316)	5,464

	$204,096	$(50,530)	$153,566

        Aggregate amortization expense for intangibles was $7.2 million, $7.2 million, $28.6 million and $30.3 million for the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002, respectively.

        Estimated aggregate amortization expense for the next five years is as follows (in thousands):

2004	$28,550
2005	$27,152
2006	$26,226
2007	$13,243
2008	$6,740

6. Credit Facility from Related Party

        The Company maintained a revolving credit facility with its former parent company, Invensys, and various subsidiaries of Invensys, which were used to fund the operations of the Company. Interest expense was charged to the Company based on the outstanding debt balance at the local entity using the local statutory interest rates which ranged from 0% to 5.2% during the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002. The credit facility had no maturity date, varying payment terms by entity and was callable at any time by Invensys or the Company. The outstanding balance on the revolving credit facility was $506.0 million, $401.9 million and $440.1 million as of June 30, 2003, March 31, 2003 and March 31, 2002, respectively.

        Subsequent to June 30, 2003 approximately $255 million of the credit facility from related party was forgiven by the related party in conjunction with the recapitalization of Baan U.S.A., Inc. and Baan UK, Ltd. The remainder of the credit facility was paid as part of the acquisition price, on July 18, 2003, in conjunction with the acquisition of the Company by SSA. Also, in conjunction with the acquisition of the Company by SSA, the Company entered into a funding arrangement with SSA. See further discussion of this funding in Note 13.

7. Commitments

        The Company leases office facilities under non-cancelable operating leases, which generally require the Company to pay operating costs, including property taxes, insurance and maintenance. The Company also leases certain computer equipment under non-cancelable operating leases. Computer equipment leases require the return of the equipment or payment of residual values at the end of the lease term. Such residual values, which approximate fair values, are not material to the combined consolidated financial statements.

        Rental expense for operating leases totaled approximately $4.8 million, $4.5 million, $18.4 million and $16.5 million in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002, respectively.

        Future minimum lease payments under non-cancelable operating leases and future minimum capital lease payments as of June 30, 2003 consist of the following (in thousands):

Year ending June 30:	Capital Leases	Operating Leases
2004	$143	$9,592
2005	122	6,170
2006	96	4,660
2007	—	3,463
2008	—	2,224
Thereafter	—	1,740

Total minumum lease payments	$361	$27,849

Less amounts representing interest	(20)

Net minimum lease payments	$341
Less current installments of obligations under capital leases	(143)

Obligations under capital leases, excluding current installments	$198

8. Income Taxes

        The Company is headquartered in the Netherlands but operated in various countries with different tax laws and tax rates. A substantial portion of the activities of the Company is carried out outside the Netherlands.

        The provision for income taxes for the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 consisted of the following components (in thousands):

	3 Months Ended June 30, 2003	3 Months Ended June 30, 2002	Year Ended March 31, 2003	Year Ended March 31, 2002
Current:
Domestic:
The Netherlands	$1,761	$38	$152	$143
United States	—	—	—	317
United Kingdom	—	—	—	—
Foreign	1,133	386	1,545	1,061
United States state and local	17	17	68	27

	2,911	441	1,765	1,548
Deferred:
Domestic:
The Netherlands	—	—	—	—
United States	—	—	—	—
United Kingdom	—	—	—	—
Foreign	—	—	—	—
United States state and local	—	—	—	—

	—	—	—	—

Provision for income taxes	$2,911	$441	$1,765	$1,548

        The current provision for income taxes primarily consists of income taxes from several profitable entities within the Company and withholding taxes incurred by the Netherlands companies and United States companies. Although the Company incurs losses on a combined consolidated basis, such losses normally cannot be offset against cross-border profits, resulting in a current tax charge.

        The provision for income taxes differs from the amount computed by applying the 34.5% statutory income tax rate to the Company's income before taxes for the three month period ended

June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 as follows (in thousands):

	3 Months Ended June 30, 2003	3 Months Ended June 30, 2002	Year Ended March 31, 2003	Year Ended March 31, 2002
Loss before provision for income taxes	$(14,149)	$(17,317)	$(85,531)	$(820,104)
The Netherlands statutory rate (34.5%)	34.5%	34.5%	34.5%	34.5%
Expected provision at the Netherlands statutory rate	(4,881)	(5,974)	(29,508)	(282,936)
Losses not benefited	7,941	7,794	33,378	42,558
Non deductible goodwill expenses	—	—	—	246,294
Other	(149)	(1,379)	(2,105)	(4,368)

Provision for income taxes	$2,911	$441	$1,765	$1,548

        The geographic breakout of the loss before provision for income taxes for the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 is as follows (in thousands):

	3 Months Ended June 30, 2003	3 Months Ended June 30, 2002	Year Ended March 31, 2003	Year Ended March 31, 2002
The Netherlands	$(19,392)	$(8,503)	$(35,617)	$(507,471)
United States	(15,763)	(4,676)	(8,384)	(200,799)
United Kingdom	1,617	(809)	(10,909)	(55,318)
Foreign	19,389	(3,329)	(30,621)	(56,516)

Total loss before provision for income taxes	$(14,149)	$(17,317)	$(85,531)	$(820,104)

        Significant components of the Company's deferred tax assets and liabilities as of June 30, 2003, March 31, 2003 and March 31, 2002 consisted of the following (in thousands):

	June 30, 2003	March 31, 2003	March 31, 2002
Deferred tax assets:
Intangible assets	$42,700	$42,700	$41,277
Property and equipment	2,203	2,203	1,217
Deferred revenue	41,742	51,817	55,622
Net operating loss	260,799	249,523	206,733
Accrued expenses	5,077	4,920	8,377
Other	239	256	1,072

Total deferred tax assets	352,760	351,419	314,298
Valuation allowance	(294,670)	(290,303)	(240,024)

Net deferred tax assets	$58,090	$61,116	$74,274
Deferred tax liabilities:
Intangible assets	(38,453)	(40,983)	(54,325)
Property and equipment	(3,135)	(3,139)	(3,192)
Legal claim provision	(13,843)	(13,843)	(13,843)
Accrued expenses	(2,659)	(3,151)	(2,914)

Total deferred tax liabilities	(58,090)	(61,116)	(74,274)

Total net deferred tax assets	$—	$—	$—

        The valuation allowance increased by $50.3 million from March 31, 2002 to March 31, 2003 and by $4.4 million from March 31, 2003 to June 30, 2003. The total net increase in the valuation allowance is primarily related to the net increase of net operating loss carryforwards. Management does not believe future taxable income will be sufficient to realize the net deferred tax assets, and accordingly a full valuation allowance has been provided on deferred tax assets.

        As of June 30, 2003, the Company had net operating loss carryforwards of approximately $726.7 million. Some of these losses expire over time and may have other restrictions on usage. The largest tax losses are in the United States, the Netherlands, Germany, the United Kingdom, Denmark, Sweden and Japan, amounting to $258.6 million, $209.5 million, $44.5 million, $40.5 million, $20.2 million, $17.2 million and $15.6 million, respectively. The tax losses in the United States can be carried forward for twenty years except for losses generated before August 1997, which can be carried forward for fifteen years. The tax losses in Denmark can be carried forward indefinitely except for those generated before 2002, which can be carried forward five years. The tax losses in Japan can be carried forward for five years. Tax losses in the remaining jurisdictions listed above have no expiration date.

        In the United States, certain entities (Baan U.S.A., Inc and Caps Logistics, Inc.) were included in an United States consolidated federal income tax return with Invensys Inc., the former parent in the United States, which is not part of these combined consolidated financial statements. No formal tax sharing agreement was in place. For the three month period ended June 30, 2003, the year ended March 31, 2003 and the year ended March 31, 2002, these entities recorded losses of approximately $14.3 million, $6.6 million and $93.6 million, respectively, which were included in the consolidated income tax returns. For these years, unused consolidated group losses were allocated to the U.S. companies. These surrendered losses totaled approximately $0, $6.3 million and $47.4 million for the three month period ended June 30, 2003, the year ended March 31, 2003 and the year ended March 31, 2002, respectively, which resulted in a total surrender of losses for the period April 1, 2001 through June 30, 2003 of approximately $53.7 million.

        In the United Kingdom, the losses of certain entities (Baan U.K. Limited, Baan Limited, Coda Group plc and Compact 3000) were surrendered to other group companies under the group relief regime. No formal tax sharing agreement was in place. For the three month period ended June 30, 2003, the year ended March 31, 2003 and the year ended March 31, 2002, the U.K. entities surrendered losses of approximately $0, $8.6 million and $5.0 million, respectively. The total surrendered losses for the period April 1, 2001 through June 30, 2003 were approximately $13.6 million. The U.K. companies were not paid for the tax benefit of these losses.

        In Australia, the losses of Baan Australia Pty Limited have been surrendered to other group companies by way of Loss Transfer Notices. No formal tax sharing agreement was in place. The total surrendered losses for the period April 1, 2002 through June 30, 2003 were approximately $4.4 million. Baan Australia Pty Limited was paid approximately $500,000 for the use of these losses.

        The Company has an income tax receivable amount of $1.0 million recorded within "Other assets" in the accompanying combined consolidated balance sheets as of June 30, 2003, March 31, 2003 and March 31, 2002.

9. Employee Benefit Plans

        The Company has two defined benefit pension plans. One plan provides benefits to five former employees of the Company in Germany (the "German Plan"). The benefits are based on the former employees' years of service and compensation before retirement. Therefore, salary increases are not considered in the calculation of the obligation. The German Plan is unfunded and currently has no assets. The second plan provides benefits to employees and former employees of the Company in Japan (the "Japanese Plan"). During the periods presented in the combined consolidated financial statements, the Japanese Plan provided benefits to between approximately 49 and 87 beneficiaries. The benefits are based on the beneficiaries' years of service and compensation.

        The following reconciles the changes in benefit obligations and funded status for the two plans in aggregate for the three month period ended June 30, 2003, the year ended March 31, 2003 and the year ended March 31, 2002:

	3 Months Ended June 30, 2003	Year Ended March 31, 2003	Year Ended March 31, 2002
Change in Benefit Obligation
Benefit obligation at beginning of period	$5,027	$3,376	$3,299
Service cost	—	61	49
Interest cost	67	223	189
Benefits paid	—	(54)	(47)
Actuarial (gain) loss	—	489	(16)
Termination benefits	—	28	47
Expenses, taxes and premiums paid	—	(1)	(1)
Settlements	—	—	(89)
Foreign exchange rate changes	250	905	(55)

Benefit obligation at end of period	$5,344	$5,027	$3,376

Change in Plan Assets
Fair value of plan assets at beginning of period	$189	$146	$180
Employer contribution	—	82	110
Settlements	—	—	(89)
Benefits paid	—	(54)	(47)
Expenses, taxes and premiums paid	—	(1)	—
Foreign exchange rate changes	1	16	(8)

Fair value of plan assets at end of period	$190	$189	$146

Reconciliation of Funded Status to Balance Sheet
Funded status	$(5,154)	$(4,839)	$(3,230)
Unrecognized actuarial (gain) loss	—	493	(36)

Accrued pension cost	$(5,154)	$(4,346)	$(3,266)

Amounts Recognized in the Combined Financial Statements
Accrued benefit liability	$(5,154)	$(4,346)	$(3,266)
Additional liability	(576)	(486)	—
Accumulated other comprehensive income	576	486	—

	$(5,154)	$(4,346)	$(3,266)

        The following actuarial assumptions were calculated on a weighted-average basis and reflect the local economic conditions for each country's respective defined benefit plans, where a significant pension liability exists:

	3 Months Ended June 30, 2003	Year Ended March 31, 2003	Year Ended March 31, 2002
Weighted-Average Assumptions
German Plan
Discount rate	5.25%	5.25%	6.00%
Expected return on plan assets	—	—	—
Rate of compensation increase	—	—	—
Japanese Plan
Discount rate	1.50%	1.50%	1.50%
Expected return on plan assets	0.40%	0.40%	0.00%
Rate of compensation increase	2.20%	2.20%	2.20%

        Benefit expense included within the accompanying combined consolidated statements of operations for the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 are comprised of the following:

	3 Months Ended June 30, 2003	3 Months Ended June 30, 2002	Year Ended March 31, 2003	Year Ended March 31, 2002
Components of Net Periodic Benefit Cost
Service cost	$—	$15	$61	$49
Interest cost	67	56	223	189
Expected return on assets	—	—	—	—
Special termination benefits	—	7	28	47
Settlements	—	—	—	(89)

Net periodic benefit cost	$67	$78	$312	$196

        Included in "Other assets" in the accompanying combined consolidated balance sheets, the Company holds an investment in an insurance contract with a contract value of $1.9 million. This insurance contract will be used to pay a portion of the benefit payments to two former employees participating in the German Plan.

        The Company has various savings plans that qualify as deferred salary arrangements under the laws of the applicable jurisdictions. Under the savings plans, participating employees may defer a portion of their pretax earnings, up to the annual contribution limits established. The Company's matching contributions to the savings plans totaled $1.0 million, $0.9 million, $3.6 million and $3.3 million in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002, respectively, and were expensed as incurred.

        Certain employees of Baan UK, Ltd. were included in a defined benefit pension plan of a subsidiary of Invensys in the United Kingdom. Upon acquisition of the Company by SSA, the pension benefit obligation attributed to these employees will remain the responsibility of Invensys. Accordingly, the Company has accounted for the contributions made to this plan as a defined contribution plan.

10. Stockholder's Equity (Deficit) and Stock-based Compensation

  Stockholder's Equity (Deficit)

        The Company has never paid cash dividends.

  Stock-based Compensation

        On January 28, 2002, Invensys offered options to employees under a Save-As-You-Earn (SAYE) scheme at a lower exercise price than existing SAYE options, thus triggering variable plan accounting for the options issued under previous SAYE grants. Variable plan accounting for such plans is discussed in EITF Issue 00-23, "Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25, Accounting for Stock Issued to Employees," and FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation," which reached the consensus that an employer's offer to enter into a new contract at a lower exercise price than existing options causes variable plan accounting for all existing options subject to the offer. Variable plan accounting requires a compensation charge to be recognized in the statement of operations over the vesting period of the options and, thereafter until the option is exercised, forfeited or cancelled based on the difference between the exercise price and the fair value of the underlying stock at the date of exercise. This consensus applies to new contracts offered after January 24, 2002, and the compensation charge under variable plan accounting for existing options is based on the intrinsic value of the options at the measurement date.

  Siebe plc 1993 Share Option Scheme

        In 1993, Invensys adopted the Siebe Scheme for certain of its employees and those of its subsidiaries. The Company was a participant in the Siebe Scheme and accounts for its portion of options granted to Company employees in accordance with APB 25. Each option represents the right to acquire one Invensys plc ordinary share. The options were granted with an exercise price less than the fair market value at the time of the grant. The maximum term that the options can be exercised is ten years from the date of the grant. The Siebe Scheme provides that the options are exercisable three years after the date of grant if certain performance conditions are met. Upon termination of an employee (except in the case of death, disability or the like), all vested options must be exercised within 6 months following the termination date. All options held by Company employees became exercisable on the completion date of the sale of the Company to SSA. Option holders who left the Company prior to the completion of the sale of the Company are subject to the normal termination provisions.

        There were no options granted, forfeited, exercised, or exercisable during the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002. During all periods presented, 10,000 options have been outstanding with a weighted average exercise price of 2.71 GBP and a weighted-average remaining contractual life of 6 years as of June 30, 2003. As discussed in Note 1, the Company has not recorded any compensation expense related to the plan as management does not expect the options to vest as performance conditions required under the plans will not be met.

  Invensys 1998 Senior Executive Share Option Scheme

        In 1998, Invensys adopted the Senior Executive Scheme for certain of its employees and those of its subsidiaries. The Company was a participant in the Senior Executive Scheme and accounts for its portion of options granted to Company employees in accordance with APB 25. Each option represents the right to acquire one Invensys plc ordinary share. The options were granted with an exercise price equal to the highest closing price for the three days immediately prior to the grant date. The maximum term that the options can be exercised is ten years from the date of the grant. The Senior Executive Scheme provides that the options are exercisable three years after the date of grant if certain performance conditions are met. Upon termination of an employee (except in the case of death, disability or the like), all vested options must be exercised within 6 months following the termination date. All options held by Company employees, with the exception of certain options granted on December 4, 2002, became exercisable on the completion date of the sale of the Company to SSA. Option holders who left the Company prior to the completion of the sale of the Company are subject to the normal termination provisions.

        As discussed in Note 1, the Company has not recorded any compensation expense related to the plan as management does not expect options to vest as performance conditions required under the plans will not be met.

        A summary of option activity for the Senior Executive Scheme for the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 is as follows:

	3 Months Ended June 30, 2003		3 Months Ended June 30, 2002
	Number of shares	Weighted Average Exercise Price (GBP)	Number of shares	Weighted Average Exercise Price (GBP)
Outstanding at beginning of period	2,231,350	0.9477	53,400	2.0503
Granted during period	—	—	1,684,300	1.0035
Forfeited during period	—	—	—	—
Exercised during period	—	—	—	—

Outstanding at end of period	2,231,350	0.9477	1,737,700	1.0357

Exercisable at end of period	—		—
	Year Ended March 31, 2003		Year Ended March 31, 2002
	Number of shares	Weighted Average Exercise Price (GBP)	Number of shares	Weighted Average Exercise Price (GBP)
Outstanding at beginning of period	53,400	2.0503	25,500	2.7044
Granted during period	2,177,950	0.9207	27,900	1.4525
Forfeited during period	—	—	—	—
Exercised during period	—	—	—	—

Outstanding at end of period	2,231,350	0.9477	53,400	2.0503

Exercisable at end of period	—		—

        There were no options granted during the three month periods ended June 30, 2003 and 2002. The combined consolidated weighted-average fair values and weighted-average exercise prices of options granted for the Senior Executive Scheme for the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 are as follows:

	3 Months Ended June 30, 2003			3 Months Ended June 30, 2002
Exercise Price	Number of Options	Fair Value (GBP)	Exercise Price (GBP)	Number of Options	Fair Value (GBP)	Exercise Price (GBP)
Less than market price	—	—	—	—	—	—
Equal to market price	—	—	—	—	—	—
Greater than market price	—	—	—	1,684,300	0.9500	1.0035

Total	—	—	—	1,684,300	0.9500	1.0035

	Year Ended March 31, 2003			Year Ended March 31, 2002
Exercise Price	Number of Options	Fair Value (GBP)	Exercise Price (GBP)	Number of Options	Fair Value (GBP)	Exercise Price (GBP)
Less than market price	165,900	0.6994	0.6435	—	—	—
Equal to market price	—	—	—	—	—	—
Greater than market price	2,012,050	0.8750	0.9436	27,900	1.4100	1.4525

Total	2,177,950	0.8616	0.9207	27,900	1.4100	1.4525

        The following table summarizes information about stock options outstanding, vested and exercisable the Senior Executive Scheme as of June 30, 2003:

	Options Outstanding			Options Exercisable
Exercise Price Range (GBP)	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (GBP)	Number of Options Exercisable	Weighted Average Exercise Price (GBP)
0.25-0.75	493,650	9.6	0.6382	—	—
0.75-1.25	1,684,300	9.2	1.0035	—	—
1.25-2.00	27,900	8.2	1.4525	—	—
2.00-3.00	25,500	7.1	2.7044	—	—

Total	2,231,350	9.3	0.9477	—	—

  Invensys Savings Related Share Option Scheme

        In 1996, Invensys adopted the Invensys Scheme for substantially all of its employees and those of its subsidiaries in countries selected to participate. The Company was a participant in the Invensys Scheme and accounts for its portion of options granted to Company employees in accordance with APB 25. Each option represents the right to acquire one Invensys ordinary share. During the invitation period, typically consisting of 30 days, an employee is allowed to enter the Invensys Scheme whereby a predetermined amount of the employees' compensation will be maintained within a savings plan to be used for the potential purchase of Invensys ordinary shares. The options become fully vested on the third, fifth or seventh anniversary date of the contract start date provided all payments have been made. The maximum term that the options can be exercised is six months after the normal vesting date if the Company has continuously employed the employee during the life of the option. Upon termination of an employee (except in the case of death, disability or the like), all vested options must be exercised within 6 months following the termination date. All options held by Company employees became exercisable on the completion date of the sale of the Company to SSA. Option holders who left the Company prior to the completion of the sale of the Company are subject to the normal termination provisions.

        For purposes of presenting pro forma disclosures in Note 1, the Company has computed the fair values of all options granted and amortized their fair value over the vesting period. The fair value was determined using the Black-Scholes single-option pricing model and the weighted average assumptions indicated in the table below. Based on that model, the total aggregate fair value of options granted was $78,000 and $211,000 for the year ended March 31, 2003 and the year ended March 31, 2002, respectively. The Company did not grant any options for the three month period ended June 30, 2003 and the three month period June 30, 2002.

	Year Ended March 31, 2003	Year Ended March 31, 2002
Risk free interest rate	4.00%	4.00%
Expected life of regular options	3 and 5 years	3, 5 and 7 years
Expected volatility	137.30%	124.94%
Expected dividend yield	—	—

        A summary of stock option activity for the Invensys Scheme for the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 is as follows:

	3 Months Ended June 30, 2003		3 Months Ended June 30, 2002
	Number of shares	Weighted Average Exercise Price (GBP)	Number of shares	Weighted Average Exercise Price (GBP)
Outstanding at beginning of period	313,162	0.8057	217,012	1.0302
Granted during period	—	—	—	—
Forfeited during period	(28,317)	0.7629	(3,705)	1.2800
Exercised during period	—	—	—	—

Outstanding at end of period	284,845	0.8091	213,307	1.0259

Exercisable at end of period	—		—

	Year Ended March 31, 2003		Year Ended March 31, 2002
	Number of shares	Weighted Average Exercise Price (GBP)	Number of shares	Weighted Average Exercise Price (GBP)
Outstanding at beginning of period	217,012	1.0302	162,550	1.2800
Granted during period	110,973	0.4300	142,678	0.9000
Forfeited during period	(14,823)	1.2800	(88,216)	1.2800
Exercised during period	—	—	—	—

Outstanding at end of period	313,162	0.8057	217,012	1.0302

Exercisable at end of period	—		—

        There were no options granted during the three month periods ended June 30, 2003 and 2002.

        The combined consolidated weighted-average fair values and weighted-average exercise prices of options granted for the Invensys Scheme for the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 are as follows:

	Year Ended March 31, 2003			Year Ended March 31, 2002
Exercise Price	Number of Options	Fair Value (GBP)	Exercise Price (GBP)	Number of Options	Fair Value (GBP)	Exercise Price (GBP)
Less than market price	110,973	0.5478	0.4300	142,678	1.2675	0.9000
Equal to market price	—	—	—	—	—	—
Greater than market price	—	—	—	—	—	—

Total	110,973	0.5478	0.4300	142,678	1.2675	0.9000

        The following table summarizes information about stock options outstanding, vested and exercisable for the Invensys Scheme as of June 30, 2003:

	Options Outstanding			Options Exercisable
Exercise Price Range (GBP)	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (GBP)	Number of Options Exercisable	Weighted Average Exercise Price (GBP)
0.25-0.75	100,938	4.2	0.4300	—	—
0.75-1.25	129,777	3.5	0.9000	—	—
1.25-2.00	54,130	2.4	1.2800	—	—

Total	284,845	3.5	0.8057	—	—

  Invensys Overseas Savings Related Share Option Scheme

        In 2000, Invensys adopted the Invensys Overseas Scheme for substantially all of its employees and those of its subsidiaries in countries selected to participate. The Company was a participant in the Invensys Overseas Scheme and accounts for its portion of options granted to Company employees in accordance with APB 25. Each option represents the right to acquire one Invensys ordinary share. During the invitation period, typically consisting of 30 days, an employee is allowed to enter the Invensys Overseas Scheme whereby a predetermined amount of the employees' compensation will be maintained within a savings plan to be used for the potential purchase of Invensys plc ordinary shares. The options become fully vested on the third or fifth anniversary date the contract start date provided all payments have been made. The maximum term that the options can be exercised is six months after the normal vesting date if the Company has continuously employed the employee during the life of the option. Upon termination of an employee (except in the case of death, disability or the like), all vested options must be exercised, within 6 months following the termination date. All options held by Company employees became exercisable on the completion date of the sale of the Company to SSA. Option holders who left the Company prior to the completion of the sale of the Company are subject to the normal termination provisions.

        For purposes of presenting pro forma disclosures in Note 1, the Company has computed the fair values of all options granted and amortized their fair value over the vesting period. The fair value was determined using the Black-Scholes single-option pricing model and the weighted-average assumptions indicated in the table below. Based on that model, the total aggregate fair value of options granted was $318,000 and $1.1 million for the year ended March 31, 2003 and the year ended March 31, 2002, respectively. The Company did not grant any options during the three month period ended June 30, 2003 or the three month period ended June 30, 2002.

	Year Ended March 31, 2003	Year Ended March 31, 2002
Risk free interest rate	3.75%	4.00%
Expected life of regular options	3 and 5 years	3 and 5 years
Expected volatility	149.91%	121.57%
Expected dividend yield	0%	0%

        A summary of stock option activity for the Invensys Overseas Scheme for the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002 is as follows:

	3 Months Ended June 30, 2003		3 Months Ended June 30, 2002
	Number of shares	Weighted Average Exercise Price (GBP)	Number of shares	Weighted Average Exercise Price (GBP)
Outstanding at beginning of period	2,810,144	0.8353	1,885,317	1.1200
Granted during period	—	—	—	—
Forfeited during period	(397,224)	0.5965	(78,925)	0.9850
Exercised during period	—	—	—	—

Outstanding at end of period	2,412,920	0.8738	1,806,392	1.1258

Exercisable at end of period	—		—
	Year Ended March 31, 2003		Year Ended March 31, 2002
	Number of shares	Weighted Average Exercise Price (GBP)	Number of shares	Weighted Average Exercise Price (GBP)
Outstanding at beginning of period	1,885,317	1.1200	1,172,799	1.2800
Granted during period	1,240,528	0.4466	800,791	0.9078
Forfeited during period	(315,701)	0.9850	(88,273)	1.2800
Exercised during period	—	—	—	—

Outstanding at end of period	2,810,144	0.8353	1,885,317	1.1200

Exercisable at end of period	—		—

        The combined consolidated weighted-average fair values and weighted-average exercise prices of options granted for the Invensys Overseas Scheme for the year ended March 31, 2003 and the year ended March 31, 2002 are as follows:

	Year Ended March 31, 2003			Year Ended March 31, 2002
Exercise Price	Number of Options	Fair Value (GBP)	Exercise Price (GBP)	Number of Options	Fair Value (GBP)	Exercise Price (GBP)
Less than market price	—	—	—	800,791	0.2566	0.9078
Equal to market price	—	—	—	—	—	—
Greater than market price	1,240,528	0.2566	0.4300	—	—	—

Total	1,240,528	0.2566	0.4300	800,791	0.2566	0.9078

        The following table summarizes information about options outstanding, vested and exercisable for the Invensys Overseas Scheme as of June 30, 2003:

	Options Outstanding			Options Exercisable
Exercise Price Range (GBP)	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (GBP)	Number of Options Exercisable	Weighted Average Exercise Price (GBP)
0.25-0.75	1,047,265	3.9	0.4300	—	—
0.75-1.25	481,360	2.8	0.9000	—	—
1.25-2.00	884,295	1.9	1.2800	—	—

Total	2,412,920	2.0	0.8353	—	—

11. Related Party Transactions

        As discussed in Note 6, the Company maintained a revolving credit facility with the former parent company, Invensys. Net interest expense due to Invensys related to this revolving credit facility amounted to $3.1 million, $0.6 million, $2.4 million and $0.2 million in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002, respectively.

        As discussed in Note 1, the combined consolidated financial statements of the Company reflect certain allocated support costs incurred by Invensys. These costs include executive, legal, accounting, tax, auditing, cash management, purchasing, human resources, safety, health and environmental, information management, investor relations and other corporate services. Such allocations and corporate charges totaled approximately $2.3 million, $3.2 million, $12.8 million, and $2.2 million in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003, and the year ended March 31, 2002, respectively.

        The Company sells software and services in the normal course of business to affiliated companies. The Company's net revenues from sales to affiliated companies amounted to $4.4 million, $4.8 million, $15.2 million, and $9.7 million in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002, respectively.

        The Company entered into a trademark agreement in respect of the use of intellectual property developed and owned by Invensys. Total royalties recognized as expense related to this agreement are included in the cost of revenues line item in the combined consolidated statements of operations and amounted to $0, $0.6 million, $2.6 million, and $2.0 million in the three month period ended June 30, 2003, the three month period ended June 30, 2002, the year ended March 31, 2003 and the year ended March 31, 2002, respectively.

        The Company's surplus funds are included in certain Invensys deposit accounts and comprise the balance in "Due from related parties" in the accompanying combined consolidated balance sheets.

12. Contingencies

        Certain of the below mentioned legal proceedings were filed against Baan Company N.V. and not specifically Baan UK, Ltd., Baan USA, Inc. and Baan Global, B.V. However, the Company has remained liable for certain of these matters and has accordingly recorded provisions in the accompanying combined consolidated balance sheets as necessary for individual matters including expected legal costs to be incurred in conjunction with these matters.

        Prior to August 2000, KCI Konecranes plc, Finland ("KCI"), a former customer of the Company, filed suit against the Company. The nature of this suit revolves around the alleged failure of the Company to properly implement certain software purchased by KCI. The Company filed a counterclaim against KCI for the improper termination of the associated license and implementation agreements. The Company accrued a provision for loss contingencies associated with this suit as of March 31, 2003 and March 31, 2002. Subsequent to June 30, 2003, this suit was settled. The provision as of June 30, 2003, March 31,2003 and March 31, 2002 approximated the settlement amount.

        The Company accrued a provision for loss contingencies associated with a guarantee made to a previous shareholder of Baan Company N.V., in connection with litigation between the previous shareholder and Danzas. As part of the acquisition of the Company by SSA, Invensys retained the responsibility for any payment made upon resolution of this lawsuit. The provision has been recorded in the accompanying combined consolidated balance sheets as of June 30, 2003, March 31, 2003 and March 31, 2002.

        Beginning in October 1998, the Company was named in several class action lawsuits that were subsequently consolidated and filed by certain shareholders and former shareholders against the Company and some of its then current or former officers and directors in the United States District Court of the District of Columbia. The nature of this lawsuit revolves around the alleged violation by the Company of United States securities laws by making purportedly false and misleading statements about the Company's operations during the period from January 1997 through October 1998. Subsequent to June 30, 2003, the court approved a settlement. The provision as of June 30, 2003, March 31, 2003 and March 31, 2002 approximated the Company's portion of the settlement. As part of the acquisition of the Company by SSA, Invensys retained the responsibility for any payment made upon resolution of this lawsuit.

        In September 1999, the Company and some of its then current or former officers and directors were named as defendants in a lawsuit entitled Ratliff v. Baan Company N.V. et al., which was filed in the United States District Court for the Northern District of Georgia. The nature of this lawsuit revolves around purported claims for breach of contract, violation of United States securities laws, violation of the Georgia Securities Act and intentional and negligent misrepresentation, all in connection with the Company's acquisition in September 1998 of CAPS Logistics, Inc. The Company has accrued a provision for loss contingencies associated with this suit as of June 30, 2003, March 31, 2003 and March 31, 2002. As part of the acquisition of the Company by SSA, Invensys retained the responsibility for any payment made upon resolution of this lawsuit.

        In December 2000, a group of the Company's shareholders filed a lawsuit entitled Ronner, et al. v. Baan, et al., in the District Court of Arnhem, the Netherlands. The nature of this lawsuit revolves around the alleged violation by the Company of Dutch securities laws by making purportedly false and misleading statements about the Company's operations. The lawsuit was stayed until the earlier of a resolution of the shareholder class action lawsuit described above or March 2004. In March 2004, the lawsuit was reactivated and Baan Company N.V. is preparing a response to the complaint. The Company has accrued a provision for loss contingencies associated with this suit as of June 30, 2003, March 31, 2003 and March 31, 2002. As part of the acquisition of the Company by SSA, Invensys retained the responsibility for any payment made upon resolution of this lawsuit.

        On February 27, 2004, Peavey Electronics Corporation, or Peavey, filed a complaint in the Circuit Court of Lauderdale County, Mississippi against Baan U.S.A., Inc., or Baan U.S.A. The complaint includes claims that Baan U.S.A. breached its warranties and obligations under the software license and support agreement and the professional services agreement entered into by the parties. In addition, the complaint includes claims of fraud, fraudulent misrepresentation and negligent misrepresentation against Baan U.S.A. These claims are based on allegations by Peavey of defects and deficiencies in, and failed implementation of, Baan U.S.A.'s software. Peavey is claiming losses of $28.5 million, which Peavey claims is the amount spent by Peavey on the software and implementation, including license and consulting fees. On April 1, 2004, Baan U.S.A. filed a motion to dismiss Peavey's complaint, as well as an answer to the complaint claiming a number of defenses. As the Company cannot determine the outcome of this matter or estimate the amount or range of potential loss that may be incurred by the Company, no amount has been provided as of June 30, 2003.

        In addition to the legal proceedings described above, the Company has recorded provisions relating to certain loss contracts and other legal proceedings. In addition, the Company has been subject to various other legal proceedings and claims, either asserted or unasserted, which have arisen in the ordinary course of business. Management does not believe that an unfavorable outcome of any of these legal matters is either probable or reasonably estimable as of June 30, 2003, March 31, 2003 or March 31, 2002.

13. Subsequent Events

        The Company was purchased from Invensys by SSA, a provider of enterprise solutions for process manufacturing, discrete manufacturing, consumer services and public companies worldwide and which is jointly owned by Cerberus Capital Management, L.P. and investment entities affiliated with General Atlantic Partners, LLC. The acquisition was consummated on July 18, 2003 for cash consideration of approximately $130 million, subject to certain adjustments contained in the definitive agreements.

        Invensys retained the responsibility to resolve certain contingencies related to the Company that were not carried forward to SSA including the Danzas litigation, Ratliff litigation, Ronner litigation and shareholder suits described in Note 12.

        As of July 18, 2003, the Company entered into an Assignment Agreement with Invensys to assign the assets of the Trust to Invensys for consideration of $35.0 million. See further discussion of the Trust in Note 1.

        In July 2003, in conjunction with SSA's acquisition of the Company, the Company terminated approximately 800 employees, closed certain facilities worldwide and terminated certain contractual commitments to gain efficiencies from the consolidated operations of SSA and the Company.

        As discussed in Note 6, subsequent to June 30, 2003, $255 million of the credit facility from a related party was forgiven by the related party in conjunction with the recapitalization of Baan U.S.A., Inc. and Baan UK, Ltd. As part of the recapitalization of Baan UK, Ltd., 41,000,000 new shares of £1 each (approximately $65 million) were authorized and issued. The recapitalization of Baan U.S.A., Inc. resulted in an increase in additional paid-in capital of $190 million. The recapitalizations were completed prior to the consummation of the acquisition of the Company by SSA. SSA paid the remainder of the balance of the Company's credit facility with the former parent company, Invensys, as part of the acquisition price, on July 18, 2003 in conjunction with the acquisition of the Company. Also in conjunction with the acquisition, the Company entered into a revolving credit facility with SSA that will be used to fund the operations of the Company. The credit facility has no maturity date and no formalized payment terms.

INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Elevon, Inc.:

        We have audited the accompanying consolidated balance sheets of Elevon, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Elevon, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 17, 2003

ELEVON, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
	(In thousands, except per share amounts)
ASSETS
Current Assets:
Cash and equivalents	$13,060	$4,583
Short-term investments	7,776	458
Accounts receivable, net of allowance for doubtful accounts of $146 in 2002 and $476 in 2001	4,730	11,431
Prepaid expenses	683	904
Other receivables	705	50

Total current assets	26,954	17,426
Property and equipment, net	865	1,740
Capitalized software, net of accumulated amortization of $53,270 in 2002 and $52,865 in 2001	1,650	4,853
Long-term accounts receivable	624	562
Other assets	370	431

Total assets	$30,463	$25,012

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$859	$2,411
Accrued liabilities	3,171	8,660
Deferred revenue	6,851	11,809

Total current liabilities	10,881	22,880
Deferred revenue	1,286	2,901
Other long-term obligations	1,313	2,818

Total liabilities	13,480	28,599

Commitments and contingencies (see Note 10)
Stockholders' equity (deficit):
Common stock, $.001 par value: 50,000 shares authorized; issued 15,517 shares—December 31, 2002; 14,987 shares—December 31, 2001	16	15
Additional paid-in capital	76,981	76,751
Accumulated other comprehensive income	134	358
Accumulated deficit	(60,148)	(80,711)

Total stockholders' equity/(deficit)	16,983	(3,587)

Total liabilities and stockholders' equity/(deficit)	$30,463	$25,012

See notes to consolidated financial statements

ELEVON, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2002	2001	2000
	(In thousands, except per share amounts)
REVENUES:
License and royalty	$3,632	$8,665	$5,131
Maintenance	19,619	22,110	26,706
Consulting	18,662	18,290	19,585

Total revenues	41,913	49,065	51,422
OPERATING EXPENSES:
Costs of revenues:
Costs of licenses, maintenance and consulting	16,691	18,206	25,696
Amortization of capitalized software	2,807	3,398	4,755
Sales and marketing	9,078	12,459	17,929
Product development	5,949	8,324	13,230
General and administrative	6,077	5,869	10,482
Impairment of capitalized software	365	—	4,799
Restructuring charges	1,136	—	1,905
Special credit	(1,732)	—	—

Total operating expenses	40,371	48,256	78,796
Operating income (loss)	1,542	809	(27,374)
Interest and other income, net	165	777	809
Gain on sale of United Kingdom operations and Elevon 5 intellectual property	18,956	—	—

Income (loss) before income taxes	20,663	1,586	(26,565)
Provision for income taxes	100	100	182

NET INCOME (LOSS)	$20,563	$1,486	$(26,747)

BASIC NET INCOME (LOSS) PER SHARE	$1.34	$0.10	$(1.84)

Shares utilized to compute basic net income (loss) per share	15,332	14,917	14,535

DILUTED NET INCOME (LOSS) PER SHARE	$1.30	$0.10	$(1.84)

Shares utilized to compute diluted net income (loss) per share	15,797	14,958	14,535

See notes to consolidated financial statements

ELEVON, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

						Accumulated Other Comprehensive Income (Loss)
	Common Stock		Treasury Stock
					Additional Paid-in Capital		Accumulated Deficit	Total Stockholders' Equity/(Deficit)
	Shares	Amount	Shares	Amount
	(In thousands, except share amounts)
Balance at December 31, 1999	14,257,185	$14	(26,091)	$(44)	$74,566	$33	$(55,450)	$19,119
Common stock issued under stock option and employee stock purchase plans	403,394	1	26,091	44	1,892			1,937
Comprehensive loss:
Currency translation adjustment						398
Unrealized gain on investments						70
Net loss for 2000							(26,747)
Total comprehensive loss								(26,279)

Balance at December 31, 2000	14,660,579	15	—	—	76,458	501	(82,197)	(5,223)
Common stock issued under stock option and employee stock purchase plans	326,908				293			293
Comprehensive income (loss):
Currency translation adjustment						(150)
Unrealized gain on investments						7
Net income for 2001							1,486
Total comprehensive income								1,343

Balance at December 31, 2001	14,987,487	15	—	—	76,751	358	(80,711)	(3,587)
Common stock issued under stock option and employee stock purchase plans	529,778	1			230			231
Comprehensive income (loss):
Currency translation adjustment						(217)
Unrealized loss on investments						(7)
Net income for 2002							20,563
Total comprehensive income								20,339

Balance at December 31, 2002	15,517,265	$16	—	$—	$76,981	$134	$(60,148)	$16,983

See notes to consolidated financial statements

ELEVON, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2001	2000
	(In thousands)
Cash Flows From Operating Activities:
Net income (loss)	$20,563	$1,486	$(26,747)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	3,741	4,631	6,806
Provision for doubtful accounts	99	(167)	24
Special Credit (Note 4)	(1,732)	—	—
(Gain)/Loss on property retirements	27	(49)	—
Impairment of capitalized software	365	—	4,799
Gain on sale of United Kingdom operations and e5 intellectual property	(18,956)	—	—
Changes in operating assets and liabilities:
Accounts receivable	2,119	(2,128)	7,826
Prepaids and other assets	(622)	(50)	1,617
Accounts payable and accrued liabilities	(2,913)	(3,490)	(3,604)
Deferred revenue	(230)	(547)	(3,608)
Proceeds from divestitures	—	—	946
Disposals of fixed and other assets in divested activities	—	—	1,122
Other	(181)	109	493

Net cash provided (used) by operating activities	2,280	(205)	(10,326)

Cash Flows From Financing Activities:
Proceeds from employee stock purchase plan issuances and stock options exercised	231	293	1,937
Capital lease payments	(141)	(154)	(21)

Net cash provided by financing activities	90	139	1,916

Cash Flows From Investing Activities:
Purchases of short-term and long-term investments	(7,798)	(4,490)	(3,635)
Maturities of short-term investments	458	7,704	500
Sales of short-term investments	—	1,700	10,611
Proceeds from gain on sale of United Kingdom operations and e5 intellectual property, net of expenses of $835	15,065	—	—
Purchases of property and equipment	(554)	(805)	(614)
Purchase of QSP intellectual property	—	(2,000)	—
Additions to capitalized software	(1,086)	(1,708)	(3,441)
Other	22	29	21

Net cash provided by investing activities	6,107	430	3,442

Net Increase (Decrease) in Cash and Cash Equivalents	8,477	364	(4,968)
Cash and Cash Equivalents—Beginning of Period	4,583	4,219	9,187

Cash and Cash Equivalents—End of Period	$13,060	$4,583	$4,219

Supplemental Disclosure:
Cash paid for income taxes	$111	$80	$305

Interest paid on capital leases	$10	$20	$17

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except per share data)

1.    Organization and Summary of Significant Accounting Policies

        Description of the Company.    The Company (hereinafter "Elevon", "Walker" or the "Company") was incorporated in California in 1973 as Walker Interactive Systems, Inc. and reincorporated in Delaware in March 1992. In May 2002 we formally changed our name to Elevon, Inc. We design, develop, market and support, on a worldwide basis, a family of enterprise financial, operational and analytical software products that enable large and medium-sized organizations, higher education institutions and federal, state and government agencies to optimize their business processes, reduce business costs and improve management information needed to run their business. The Company derives its revenues from software licensing, software maintenance and professional consulting services. The Company's e-business solutions and analytic applications are licensed to large and mid-size companies and similarly sized governmental organizations worldwide.

        During 1999, Walker changed its strategic direction to emphasize the e-business solutions and analytical product lines, concentrating on refocusing the Company as a provider of e-business solutions. In 1999 and during 2000, the Board of Directors approved restructuring plans designed to reduce costs and strengthen the Company's position to successfully execute its e-business strategy. In refocusing its resources and efforts on e-business solutions for the enterprise, the Company incurred impairment and restructuring charges and divested its IMMPOWER and Aptos product lines (see Note 3: Impairment and Restructuring Charges and Note 4: Acquisitions and Divestures).

        On September 6, 2002, we sold our United Kingdom operations and our Elevon 5 intellectual property to Novele Limited ("Novele"), located in London, United Kingdom. Under the terms of a share purchase agreement, we sold the stock of our wholly owned subsidiary, Elevon International Limited, to Novele for consideration of $16.5 million. In addition to acquiring the Elevon operations headquartered in the United Kingdom, Novele acquired the QSP ("Elevon 5") intellectual property, which we had previously acquired from the administrative receiver for the QSP Group PLC in November 2001 for $2.0 million in cash. Novele also became an exclusive distributor of the Elevon 2 software in the United Kingdom and certain other territories, pursuant to a software distribution agreement.

        Principles of Consolidation.    The consolidated financial statements include the accounts of Elevon, Inc. and its wholly owned subsidiaries. All inter-company balances and transactions have been eliminated.

        Use of Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

        Significant estimates used in the preparation of consolidated financial statements include:

          (i)    Capitalization and amortization of product development costs. Software development costs are capitalized when technological feasibility is established and are generally amortized over two years, upon release to customers. The decision to commence capitalization and the rate of amortization require estimates of future gross revenues from the product that are dependent upon factors such as market acceptance and the rate of technological change. We perform periodic reviews of such estimates and, if appropriate, revise the amortization rate.

          (ii)    Accruals associated with restructurings and divestures. Commencing in 1999, the Company began to redefine its core business and implemented a significant change in its strategic direction. This has resulted in the divesture of three product lines, the rationalization of international operations, the impairment of certain capitalized software, the consolidation of facilities and the severance of employees. All these actions required estimates, which are periodically reviewed and adjusted, if appropriate, based on the current circumstances.

        The amounts that the Company will ultimately incur or recover could differ materially from the Company's current estimates. The underlying assumptions and facts supporting these estimates could change in 2003 and thereafter.

        Cash and Cash Equivalents.    Cash equivalents are stated at cost, which approximates fair value. All liquid investments with original maturities of three months or less are considered cash, cash equivalents and short-term investments.

        Short Term Investments.    The Company classifies investments that mature in less than one year as short-term investments, and investments that have contractual maturities of more than one year as long-term investments. The Company's short-and long-term investments are classified as available-for-sale and reported at fair value. Net unrealized gains and losses are excluded from earnings and reported net of income taxes as accumulated other comprehensive income in stockholders' equity/ (deficit). Realized gains and losses are computed based on the amortized cost of each security. There were no material gross realized gains or losses from the sale of investments during the three-year period ended December 31, 2002.

        Capitalized Software.    Capitalized software includes certain costs of purchased and internally developed software, and is stated at the lower of cost or net realizable value. Capitalization of internally developed software begins upon the establishment of technological feasibility. Amortization of capitalized development costs begins when the products are available for general release to customers, and is computed as the greater of (i) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues for the product, or (ii) the straight-line method over the remaining estimated economic life of the product. It is possible that these estimates of anticipated future gross revenues, the remaining estimated economic life of the products, or both, could be reduced significantly due to either competitive factors or the rate of technological change.

        Property and Equipment.    Property and equipment is stated at cost. Depreciation is computed primarily utilizing the straight-line method over the estimated useful lives that range from three to ten years. Leasehold improvements are amortized utilizing the straight-line method over the lesser of the estimated useful lives or remaining lease terms.

        Revenue Recognition.    The Company licenses software to end-users under non-cancelable license agreements and provides services such as installation, implementation, training, and software maintenance. Software license revenue for contracts not requiring significant customization services is recognized upon meeting each of the following criteria: an executed agreement has been signed; products have been shipped; the license fee is fixed and determinable; collection of the resulting receivable is probable; and vendor-specific objective evidence exists to allocate the total fee to any undelivered elements of the arrangement. Vendor-specific objective evidence is based on the price generally charged when an element is sold separately, or if not yet sold separately, is established by authorized management. Maintenance revenue is recognized ratably over the maintenance period, generally one year. Revenue from consulting and other services is recognized as the related services are provided.

        Concentration of Credit Risk and Credit Evaluation.    The Company's investment portfolio is diversified and consists of short-term investment grade securities. The Company's accounts receivable are derived from sales to customers located in the United States, Europe/ Middle East/ Africa and Asia Pacific. The Company performs ongoing credit evaluations of its customers' financial condition and maintains reserves for estimated losses.

        During the years ended December 31, 2002 and 2001, revenue generated from products and services provided to ADT Security Services, Inc., a unit of Tyco International Ltd., represented 18.2% and 17.4% of revenue, respectively. The same customer represented 18.2% and 17.6% of accounts receivable as of December 31, 2002 and 2001, respectively. No customer represented in excess of 10% of total revenues or accounts receivable for 2000.

        Translation of Foreign Currencies.    The functional currency of the Company's foreign subsidiaries is the respective local currency. Accordingly, assets and liabilities of the foreign subsidiaries are translated to U.S. dollars at the exchange rates in effect as of the balance sheet date and results of operations for each subsidiary are translated using average rates in effect for the period presented. Gains and losses from translation of foreign subsidiaries' financial statements are reported as a separate component of stockholders' equity. Gains and losses from transactions denominated in currencies other than the functional currencies of the Company or its subsidiaries are included in general and administrative expense and have not been significant.

        Earnings Per Share.    Basic EPS is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and other convertible securities.

        Certain Significant Risks and Uncertainties.    The Company operates in the software industry, and accordingly, can be affected by a variety of factors. For example, management believes that the Company's inability to appropriately manage any of the following areas could have a significant negative effect on the Company's future financial position, results of operations and cash flows: focusing the Company's strategy around the e-business market; market acceptance of the Company's products acquired, developed and under development for the e-business market; fundamental changes in the technology underlying software products; sustained weakness in the economy; development and management of strategic alliances; and the hiring and retention of key employees.

        Recently Issued Accounting Standards.    In June 1998 and June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement

No. 133". These statements define derivatives, require that all derivatives be carried at fair value and provide for hedge accounting when certain conditions are met. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company evaluated the requirements of SFAS No. 133 and concluded that adoption of this statement, effective January 1, 2001, had no impact on the Company's financial position or results of operations.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", but retains the fundamental provisions for recognizing and measuring impairment of long-lived assets to be held and used or disposed of by sale. The Statement also supercedes the accounting and reporting provisions for the disposal of a segment of a business, and eliminates the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 eliminates the conflict between accounting models for treating the dispositions of long-lived assets that existed between SFAS No.121 and the guidance for a segment of a business accounted for as a discontinued operation by adopting the methodology established in SFAS No. 121, and also resolves implementation issues to SFAS No. 121. The Company evaluated the requirements of SFAS No. 144 and concluded that adoption of this statement, effective January 1, 2002, had no impact on the Company's financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" The Company will adopt the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost was recognized at the date of the Company's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provided alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation ("transition provisions"). In addition, SFAS No. 148 amends the disclosure requirements of Accounting Principals Board ("APB") Opinion No. 28, "Interim Financial Reporting," to require pro forma disclosure in interim financial statements by companies that elect to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25, "Disclosure Provisions." The transition methods of SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002. The company continues to use the intrinsic value method of accounting for stock-based compensation. As a result, the transition provisions do not have an effect on the Company's consolidated financial statements. The Company has adopted the disclosure requirements of SFAS No. 148.

        Stock-Based Compensation.    At December 31, 2002 the Company has three stock-based employee compensation plans, which are described more fully in Note 9. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock Based Compensation", to stock-based employee compensation. Refer to Note 9 for the assumptions used in calculating the estimated fair value of the stock options.

	Year Ended December 31,
	2002	2001	2000
Net income (loss):
As reported	$20,563	$1,486	$(26,747)
Deduct: Total stock-based employee compensation	(1,442)	(2,468)	(4,565)

Pro forma	$19,121	$(982)	$(31,312)

Earnings (loss) per share:
Basic as reported	$1.34	$0.10	$(1.84)
Basic Pro forma	$1.25	$(0.07)	$(2.15)
Diluted as reported	$1.30	$0.10	$(1.84)
Diluted Pro forma	$1.21	$(0.07)	$(2.15)

2.    Comprehensive Income (Loss)

        The components of comprehensive income (loss) are as follows:

	Year Ended December 31,
	2002	2001	2000
Net income (loss)	$20,563	$1,486	$(26,747)
Currency translation adjustment	(217)	(150)	398
Unrealized gain/(loss) on investments	(7)	7	70

Total comprehensive income (loss)	$20,339	$1,343	$(26,279)

3.    Impairment and Restructuring Charges

        During the quarters ended June 30 and December 31, 2002, the Board of Directors approved restructuring plans to reduce operating costs and strengthen the Company's position to successfully execute its strategy. The Company recorded a pre-tax restructuring charge totaling $1.1 million, mainly for severance costs related to the involuntary termination of 68 employees in the Company's United States and United Kingdom operations, primarily in the sales, professional services, research and development and customer support departments.

        In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed", the Company periodically evaluates capitalized software carrying amounts against the related estimated net realizable values of the assets. During the second quarter of 2002, this evaluation indicated that the estimated net realizable values of certain assets were not sufficient to recover the associated carrying values and resulted in an impairment charge of $365. The following table summarizes the restructuring and impairment charges incurred in 2002:

	Fiscal 2002 Charges	Asset Writedown	Cash Payments in 2002	Non-Cash Charges in 2002	Balance at December 31, 2002
Employee severance	$1,048	$—	$(773)	$(47)	$228
Legal, outplacement services and other restructuring costs	88	—	(37)	(1)	50
Impairment of capitalized software	365	(365)	—	—	—

	$1,501	$(365)	$(810)	$(48)	$278

        The remaining cash obligations are expected to be paid during the first three quarters of 2003. The remaining liability of $278 is recorded in Accrued Liabilities on the balance sheet as of December 31, 2002.

        During the quarter ended September 30, 2000, the Board of Directors approved a strategic restructuring plan designed to reduce costs and strengthen the Company's position to successfully execute its e-business strategy. The Company recorded a pretax restructuring charge totaling $1.9 million comprised mainly of severance costs related to the involuntary termination of employees in the Company's United States and United Kingdom operations, and costs arising from the consolidation of facilities in San Francisco and Aylesbury, United Kingdom. These severance costs were paid during fiscal 2000 and 2001.

        In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed", the Company periodically evaluates capitalized software carrying amounts against the related estimated net realizable values of the assets. During the third quarter of 2000, this evaluation indicated that the estimated future undiscounted cashflows were not sufficient to recover the carrying values of certain assets and resulted in an impairment charge of $4.8 million, primarily related to the legacy Tamaris product.

4.    Acquisition and Divestitures

  Fiscal 2001 and 2002 Acquisition and Divestiture

        On November 1, 2001, the Company acquired from the administrative receiver of QSP Group PLC ("QSP"), QSP's intellectual property and a consulting contract. QSP, headquartered in Newcastle, United Kingdom, was a global provider of financial systems on mainframe and UNIX platforms to Global 2000 companies and was placed in administrative receivership on October 17, 2001. The acquisition cost of $2.0 million was allocated to the intellectual property and was amortized on a straight line-basis over a two-year period from the date of acquisition. Subsequent to November 1, 2001, the Company hired certain former QSP employees, provided consulting services under the acquired contract, and engaged with the former QSP customer base to establish new relationships. Revenues and costs related to these activities have been included in the Company's consolidated financial statements from November 1, 2001 through September 6, 2002.

        On September 6, 2002, the Company sold its United Kingdom operations and its Elevon 5 intellectual property to Novele Limited ("Novele," now doing business as "Arelon"), located in London, United Kingdom. Under the terms of a share purchase agreement, Elevon sold the stock of its wholly owned subsidiary, Elevon International Limited, to Novele for consideration of $16.5 million. Approximately $15.7 million cash was received at closing. The remaining balance of approximately $800 was due on or before December 31, 2002 subject to certain conditions under the terms of the agreement. We deferred $200 of the gain and subsequently recognized it during the fourth quarter of fiscal 2002 following the completion of certain customer requirements. We have informally agreed with Arelon to extend, on a month-to-month basis, the remaining $600,000, plus interest. In addition to acquiring the Elevon operations headquartered in the United Kingdom, Novele acquired the Elevon 5 intellectual property, which Elevon had acquired from the administrative receiver for QSP in November 2001. Novele also became an exclusive distributor of Elevon 2 and Active Financial Planning ("AFP") software in the United Kingdom and certain other territories, pursuant to a software distribution agreement. Under the terms of the distribution agreement, for the specified territories the Company will receive a royalty based on a percentage applied to actual maintenance revenues and new license sales of the Elevon 2 and AFP products.

        The Company recognized an after-tax gain in respect of the above transaction of $19.0 million, or $1.20 per diluted share, in the consolidated statement of operations for the year ended December 31, 2002. The gain was calculated as follows:

Proceeds received	$15,900
Proceeds receivable	600
Transaction costs	(835)
Net book value of Elevon 5 intellectual property	(1,167)
Elimination of deficit	4,458

$18,956

        The operations and related intellectual property sold had revenues, operating expenses (including amortization) and net income (loss) as follows:

	Twelve Months Ended December 31,
	2002	2001	2000
Total revenue	$12,916	$12,098	$12,758
Total expenses	$11,206	$10,532	$15,978
Net income/(loss) before interest and taxes	$1,710	$1,566	$(3,220)
Diluted net income/(loss) per share	$0.11	$0.10	$(0.21)

  Fiscal 2000 Divestitures

        In October 2000, the Company sold the net assets of its Aptos product line to B-Plan Information Systems Limited ("B-Plan"). The Aptos product line was an integrated suite of client/server financial applications for medium-sized companies and was marketed primarily in the United

Kingdom. The divestiture agreement provided for total consideration of approximately $2.3 million. The Company received an initial payment of approximately $425 in December 2000, and, in October 2001, the Company and B-Plan executed a mutual release from any and all claims associated with the divestiture agreement. Under the terms of the mutual release agreement, B-Plan paid the Company approximately $442, including interest, in November 2001 and is obligated to pay the Company an aggregate of £400 in quarterly installments from April 2002 through January 2006. The first quarterly payment from B-Plan was received in April 2002 and total payments of £75 have been recognized in the financial statements for fiscal 2002 as received.

        In April 2000, the Company sold its stock ownership in Revere Inc. ("Revere") to Gores Technology Group ("GTG"). Revere's main product comprised the IMMPOWER asset management application. The divestiture agreement provided that GTG pay the Company $500 at closing, and, dependent upon the parties reaching mutual agreement on a final determination of Revere's net assets as defined in the divestiture agreement, an additional amount may be due to or from GTG. Management believes no additional amounts are due to or from GTG.

        During the period that the Company owned and operated the divested product lines, reserves were established in the normal course of business to provide for contractual and other obligations. The Company retained certain of those reserves when the product lines were divested to cover certain existing obligations and those that were expected to arise from the change in ownership. During the approximately two-year period since the divestitures, the Company believes that it has discharged substantially all obligations associated with the divestitures through cash payments and negotiation. The residual amount of $1.7 million has been included as a special credit in the consolidated statement of operations during the year ended December 31, 2002.

5.     Short-Term Investments

        Short term investments available-for-sale are summarized as follows:

December 31, 2002	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term investments	$7,780	$—	$(4)	$7,776

December 31, 2001	Amortized Costs	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Short-term investments	$455	$3	$—	$458

6.    Property and Equipment

        Property and equipment at December 31, 2002 and 2001 are comprised of the following:

	December 31,
	2002	2001
Equipment	$4,280	$16,612
Furniture and fixtures	905	1,594
Leasehold improvements	378	884
Property under capital leases	2,698	3,549

	8,261	22,639
Less:
Accumulated depreciation and amortization	(7,396)	(20,899)

Property and equipment, net	$865	$1,740

        Depreciation and amortization expense totaled $934, $1.2 million and $2.1 million for 2002, 2001, and 2000, respectively. Amortization expense for capital leases during the years ending December 31, 2002, 2001 and 2000 totaled $143, $128, and $161, respectively, and additions to equipment under capital leases totaled zero, $136 and $240, respectively. The net book value of property under capital leases as of December 31, 2002, 2001 and 2000 was $62, $205 and $351, respectively. During 2002 assets with a historical cost of $9.7 million and net book value of $16 were written off.

7.    Liabilities

        Accrued liabilities are comprised of the following:

	December 31,
	2002	2001
Salaries, commissions, and other compensation	$965	$2,588
State, foreign and taxes other than on income	486	1,259
Accrued facilities expenses	81	452
Royalties	507	614
Current portion of capital leases	79	71
Restructuring expenses	278	—
Other accrued expenses	775	3,676

	$3,171	$8,660

        Deferred revenue (current) includes deferred software maintenance of $6.6 million and $10.6 million at December 31, 2002 and 2001, respectively.

        Other long-term obligations are comprised of the following:

	December 31,
	2002	2001
Accrued facilities expenses	$1,076	$2,070
Long term portion of capital leases	—	149
Taxes other than on income	237	265
Other	—	334

	$1,313	$2,818

8.    Income Taxes

        The Company's deferred tax balances at December 31, 2002 and 2001 are as follows:

	December 31,
	2002	2001
Deferred Tax Assets:
Deferred revenue recognized for tax	$96	$204
Excess book depreciation over tax depreciation	594	514
Accrued liabilities and reserves	607	1,635
Software development costs capitalized for tax	2,734	3,160
Research and development credits	3,688	3,632
Alternative minimum tax credit carryforwards	488	486
Net operating loss carryforwards	8,110	10,499
Foreign tax credits carryforwards	1,312	1,647
Foreign losses	374	3,855
Capital loss carryover	9,745	4,608
Other	279	295

	28,027	30,535

Valuation allowance	(28,027)	(30,535)

Deferred Tax Assets—net	$—	$—

        The Company established a 100% valuation allowance at December 31, 2002 and 2001 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

        At December 31, 2002, the Company had federal net operating loss carryforwards of approximately $23.0 million which expire in varying amounts from 2008 through 2020, federal research tax credits of $1.5 million which expire in varying amounts from 2005 through 2022 and capital loss carryovers of $24.5 million which expire in varying amounts from 2005 through 2007. Foreign tax credits of $335 expired in 2002, with the remaining credits of $1.3 million expiring in varying amounts between 2003 and 2004. Additionally the Company has California state research tax credits of $3.5 million and alternative minimum tax credits of $488 that have no expiration date. In the event of a future change in corporate ownership, the use of certain carryforwards may be limited or prohibited. Approximately $4.5 million of the net operating loss carryforwards with an associated tax benefit of approximately $1.5 million relates to the benefits of stock option deductions which when recognized will be allocated directly to equity.

        The provision for income taxes (all current) is comprised of:

	2002	2001	2000
State	$39	$24	$52
Foreign	61	76	130

Total	$100	$100	$182

        The effective income tax rate differs from the amount computed by applying the federal statutory income tax rate as follows:

	Year ended December 31,
	2002	%	2001	%	2000	%
Provision (benefit) at statutory rate—Federal	$7,016	34%	$505	34%	$(8,964)	(34)%
State income and capital taxes	301	1%	(24)	(2)%	(1,474)	(5)%
Provision at statutory rates of controlled foreign subsidiaries	(32)	0%	(34)	(2)%	247	1%
Federal research and development credit, net of expired credits	(100)	(1)%	(150)	(10)%	(150)	(1)%
Decrease in tax credits resulting from the expiration and true-up of assessments, changes in tax accounting methods and sale of subsidiary	426	2%	845	57%	1,658	6%
Valuation allowance	(2,508)	(12)%	2,265	42%	6,374	24%
Decrease in net operating losses resulting from the sale of subsidiaries	3,225	16%	—	—	1,513	6%
Decrease in net operating losses resulting from true-up	218	1%	622	152%	1,306	5%
Increase in capital loss carryover resulting from sale of subsidiary	(5,137)	(25)%	(4,573)	(307)%	—	—
Permanent difference on divestiture	(3,777)	(18)%	—	—	—	—
Other, net	468	2%	644	43%	(328)	(1)%

Provision for income taxes	$100	1%	$100	7%	$182	1%

9.    Stock Option and Other Employee Benefit Plans

  401(k) Plan

        The Company has a 401(k) tax-deferred savings plan covering all of its eligible domestic employees. For eligible international employees, the Company contributes to the employees' personal pension plans. Company matching contributions, which are not required by either the domestic or international plans, totaled $615, $636 and $995 in 2002, 2001 and 2000, respectively. Matching contributions are based upon the amount of the employee contribution.

  Stock Option Plans

        Under the Company's employee stock option plans that currently have shares available for grant, 6,350 shares of common stock have been reserved for grant to employees, consultants and directors. For incentive stock options, the exercise price of each option granted is 100% of fair market value on the date of the grant. Non-statutory options may be granted at prices not less than

85% of fair market value at the date of grant. All options have been granted with the exercise price equal to market value of the common stock at the date of grant. Options granted under the plans generally vest over a period of two to four years and expire ten years from the date of grant. Options vest in full upon a change of control, as defined in the 2002 Equity Incentive Plan and the 1995 Nonstatutory Stock Option Plan for Non-Officer Employees.

        At December 31, 2002, 1,801 shares of common stock were available for future option grants.

        A summary of the Company's stock option activity follows:

	Year Ended December 31,
	2002		2001		2000
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding—beginning of period	4,641	$3.63	4,752	$5.30	4,592	$5.71
Granted	299	1.15	1,423	0.89	1,772	4.35
Exercised	(78)	0.85	(2)	0.35	(298)	4.66
Cancelled or expired	(1,070)	3.20	(1,532)	6.28	(1,314)	5.53

Outstanding—end of period	3,792	$3.61	4,641	$3.63	4,752	$5.30

Exercisable—end of period	2,767		2,226		2,151

        The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Outstanding at December 31, 2002	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable at December 31, 2002	Weighted Average Exercise Price
$0.69 to $3.19	2,108	7.9	$1.81	1,431	$1.99
3.31 to 4.94	891	6.9	3.34	663	3.33
5.81 to 7.00	314	4.2	6.60	311	6.60
7.13 to 12.88	401	5.8	9.43	284	9.61
13.13 to 13.75	78	4.0	13.59	78	13.59

	3,792	7.1	$3.61	2,767	$3.94

  Stock Purchase Plan

        The Company has an Employee Stock Purchase Plan, which provides for the sale of up to 2,250 shares to eligible employees by means of payroll deductions. Employees may designate up to 10% of their earnings, as defined, to purchase shares at prices not less than 85% of fair market value, with a limit of 10,000 shares per employee per calendar year. From inception through December 31, 2002, 1,931 shares had been purchased at prices ranging from $0.57 to $11.53 per share.

        The fair value of the employees' purchase rights was estimated using the Black-Scholes option pricing model. The weighted average fair value per share for shares purchased through the

Company's Employee Stock Purchase Plan during 2002, 2001 and 2000 was $0.46, $0.44 and $2.30, respectively.

  Additional Stock Plan Information and Pro forma Results

        SFAS No. 123 requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method in 1995. Under SFAS No. 123, the fair value of the stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes Multiple Option Model with the following weighted average assumptions for the three years ended December 31, 2002, 2001 and 2000:

	Year Ended December 31,
	2002	2001	2000
Dividend yield	0.0%	0.0%	0.0%
Volatility	100.4%	122.7%	309.9%
Risk free interest rate	3.0%	3.5%	5.6%
Expected term, in years	3.8	3.3	3.9

        The weighted average fair values per share at date of grant for options granted during 2002, 2001 and 2000 were $0.90, $0.75 and $4.35, respectively.

        The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. Refer to the table in Note 1 that illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock Based Compensation", to stock-based employee compensation.

10.    Commitments and Contingencies

        The Company has operating leases for office space with varying expiration dates through 2007, and for computer equipment and software with varying expiration dates through 2003. The leases generally provide for minimum annual rentals and payment of taxes, insurance and maintenance costs. Rental expense for operating leases was $3.3 million, $2.9 million and $4.2 million in 2002, 2001 and 2000, respectively.

        Future minimum lease payments under non-cancelable operating leases, net of expected sublease payments, are as follows:

	Facilities	Equipment and Software	Total
2003	$1,918	$479	$2,397
2004	1,923	4	1,927
2005	2,048	1	2,049
2006	1,849	1	1,850
2007	1,312	—	1,312

Total minimum payments	$9,050	$485	$9,535

        In addition, we lease certain software on a month-to-month basis. On an annualized basis, the cost of this leased software would be approximately $250.

        On September 6, 2002 in connection with the sale of our United Kingdom operations, we transferred a lease in The Gate House, Aylesbury, United Kingdom to Novele and contracted to assign a lease in Walker House, Aylesbury, United Kingdom. The assignment of the Walker House lease was based on oral confirmation of consent from the landlord. The share purchase agreement required Novele to provide us with the necessary co-operation and support to enable us to negotiate with the landlord of The Gate House and obtain the release of a guaranty covering this property. However, as of the date of this report, the landlord of The Gate House has not released us from the guaranty, and the landlord of Walker House has not executed a consent to the assignment of the lease to Walker House. We therefore remain contingently liable for the full rent in the event that a third party defaults on The Gate House lease and directly liable for any default on the Walker House lease. The maximum potential liability for the remainder of The Gate House lease, which expires in 2016, would be approximately $5.5 million. The maximum potential liability for the remainder of the Walker House lease, which expires in 2009, would be approximately $1.4 million. No amounts have been accrued in the financial statements as we do not consider it likely that we will be liable for any future payments on these properties.

        The Company is not party to any legal proceedings other than ordinary routine litigation incidental to the Company's business. The Company believes that the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial statements taken as a whole.

11.    Geographic Operations

        The Company's products and services are considered a single reportable segment. Historically, the Company has primarily operated in three geographic areas, North America, Europe/ Middle East/ Africa and Asia Pacific. Following the disposal of our United Kingdom and Elevon5 operations in September 2002, the Company will have insignificant revenues and assets in the Europe/ Middle East/ Africa region. Corporate assets consist of cash and cash equivalents, short- and long-term investments and capitalized software. Geographic data are as follows:

	Year Ended December 31,
	2002	2001	2000
Revenues:
North America	$28,611	$35,329	$36,909
Europe, Middle East and Africa	12,475	12,113	12,909
Asia Pacific	827	1,623	1,604

Total revenues	$41,913	$49,065	$51,422

	Year Ended December 31,
	2002	2001	2000
Identifiable assets:
North America	$7,867	$10,115	$9,696
Europe, Middle East and Africa	63	4,755	3,475
Asia Pacific	47	248	229
Corporate	22,486	9,894	14,160

Total assets	$30,463	$25,012	$27,560

12.    Treasury Stock Acquisitions

        In 1995, the Board of Directors authorized the Company to spend up to $17.5 million for the repurchase of the Company's outstanding common stock. As of December 31, 2002, the Company had acquired 1,060 shares of its common stock at a cost of $11.1 million. As of December 31, 2002 the Company had reissued 1,060 repurchased shares in connection with the Company's employee stock purchase plan, one of its employee stock option plans, and the purchase acquisition of Revere, Inc. No treasury stock acquisitions were made in 2002, 2001 or 2000.

13.    Earnings Per Share

        The Company calculates basic earnings per share ("EPS") and diluted EPS in accordance with "SFAS" No. 128, "Earnings per Share". Basic EPS is computed by dividing net income (loss) by the weighted average number of common shares outstanding for that period. Diluted EPS takes into account the effect of dilutive instruments, such as stock options, and uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted average number of shares outstanding. Diluted EPS for 2000 excludes any effect of such instruments because their inclusion would be antidilutive.

        The following is a summary of the calculation of the number of shares used in calculating basic and diluted EPS:

	Year Ended December 31,
	2002	2001	2000
Shares used to compute basic EPS	15,332	14,917	14,535
Add: effect of dilutive securities	465	41	—

Shares used to compute diluted EPS	15,797	14,958	14,535

        For the purposes of computing diluted earnings per share, weighted average common share equivalents do not include stock options with an exercise price that exceeded the average fair market value of the Company's common stock for the period as the effect would be anti-dilutive. Options to purchase shares of common stock that were excluded from the computation were as follows:

	Year Ended December 31,
	2002	2001	2000
Number of anti-dilutive shares excluded	3,223	4,417	4,661

14.    Selected Quarterly Financial Data (Unaudited)

        Quarterly financial data for the periods indicated are as follows:

	Quarters ended
	March 31,	June 30,(1)	Sept. 30,(2)	Dec. 31,(3)
2002
Revenues	$13,132	$12,085	$10,551	$6,145
Income/(loss) from operations	257	215	1,203	(133)
Income before provision for income taxes	278	237	20,003	145
Net income	253	212	19,778	320
Basic net income per share	$0.02	$0.01	$1.28	$0.02
Diluted net income per share	$0.02	$0.01	$1.27	$0.02
2001
Revenues	$12,634	$12,497	$10,691	$13,243
Income/(loss) from operations	29	244	(28)	564
Income before provision for income taxes	160	340	44	1,042
Net income	135	315	19	1,017
Basic net income per share	$0.01	$0.02	$0.00	$0.07
Diluted net income per share	$0.01	$0.02	$0.00	$0.07

(1)
During the quarter ended June 30, 2002, we recorded a special credit of $1.7 million relating to a reduction in estimated liabilities associated with divested product lines, a $365 charge for the impairment of certain capitalized software, and a restructuring charge of $892 mainly related to employee severance costs.

(2)
During the quarter ended September 30, 2002, we recorded a gain on sale of our United Kingdom and Elevon 5 operations of $18.8 million.

(3)
During the quarter ended December 31, 2002, we recorded a gain on sale of our United Kingdom and Elevon 5 operations of $200 and a restructuring charge of $244, mainly related to employee severance costs.

Elevon, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2003 and December 31, 2002

(In thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,679	$13,060
Short-term investments	9,170	7,776
Accounts receivable, net of allowance for doubtful accounts of $101 at June 30, 2003, and $146 at December 31, 2002	2,127	4,730
Prepaid expenses	485	683
Other receivables	674	705

Total current assets	22,135	26,954
PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION OF $7,090 AT JUNE 30, 2003, AND $7,396 AT DECEMBER 31, 2002	582	865
CAPITALIZED SOFTWARE, NET OF ACCUMULATED AMORTIZATION OF $53,976 AT JUNE 30, 2003, AND $53,270 AT DECEMBER 31, 2002	1,015	1,650
LONG-TERM ACCOUNTS RECEIVABLE	765	624
OTHER ASSETS	304	370

TOTAL ASSETS	$24,801	$30,463

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$947	$859
Accrued liabilities	2,140	3,171
Deferred revenue	5,474	6,851

Total current liabilities	8,561	10,881
DEFERRED REVENUE	997	1,286
OTHER LONG-TERM OBLIGATIONS	1,208	1,313

Total liabilities	10,766	13,480
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS' EQUITY
Common stock, $.001 par value; 50,000 shares authorized; 15,643 shares issued at June 30, 2003, and 15,517 shares issued at December 31, 2002	16	16
Additional paid-in capital	77,126	76,981
Accumulated other comprehensive income	148	134
Accumulated deficit	(63,255)	(60,148)

Total stockholders' equity	14,035	16,983

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,801	$30,463

The accompanying notes are an integral part of these statements.

Elevon, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Six-month periods ended June 30,

(In thousands, except per share amounts)

	Six-month period ended June 30,
	2003	2002
Revenues
License	$482	$2,027
Services	7,608	23,190

Total revenues	8,090	25,217
Operating expenses
Costs of revenues
Cost of licenses, maintenance and consulting	3,754	10,492
Amortization of capitalized software	706	1,933
Sales and marketing	1,586	6,054
Product development	2,220	3,141
General and administrative	1,923	3,600
Restructuring charge	381	892
Impairment of capitalized software	712	365
Special credit (note E)	—	(1,732)

Total operating expenses	11,282	24,745

Operating (loss) income	(3,192)	472
Interest income, net	135	43

(Loss) income before income taxes	(3,057)	515
Provision for income taxes	50	50

Net (loss) income	$(3,107)	$465

Basic net (loss) income per share	$(0.20)	$0.03

Shares used to compute basic net income per share	15,593	15,186

Diluted net income per share		$0.03

Shares used to compute diluted net income per share		15,602

The accompanying notes are an integral part of these statements.

Elevon, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Six-month periods ended June 30,

(In thousands)

	2003	2002
Cash flows from operating activities
Net (loss) income	$(3,107)	$465
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	973	2,477
Provision for doubtful accounts	19	74
Loss on property retirements	47	20
Impairment of capitalized software	—	365
Special credit (note E)	—	(1,732)
Changes in operating assets and liabilities
Accounts receivable	2,584	20
Prepaids and other assets	229	(579)
Accounts payable and accrued liabilities	(1,008)	(213)
Deferred revenue	(1,666)	(65)
Long-term accounts receivable and other assets	(75)	420

Net cash (used in) provided by operating activities	(2,004)	1,252
Cash flows from investing activities
Purchases of short-term and long-term investments	(5,252)	—
Maturities of short-term investments	3,872	458
Purchases of property and equipment	(31)	(449)
Additions to capitalized software	(71)	(848)

Net cash used in investing activities	(1,482)	(835)

Cash flows from financing activities
Proceeds from employee stock purchase plan issuances and stock options exercised	145	126
Capital lease payments	(40)	(66)

Net cash provided by financing activities	105	60

Net (decrease) increase in cash and cash equivalents	(3,381)	477
Cash and cash equivalents, beginning of period	13,060	4,583

Cash and cash equivalents, end of period	$9,679	$5,060

Supplemental disclosure
Cash paid for income taxes	$—	$65

The accompanying notes are an integral part of these statements.

Elevon, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003 and December 31, 2002

(Unaudited)

(Amounts in thousands, except per share data)

NOTE A—SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include all adjustments (consisting only of normal recurring adjustments) which Elevon, Inc. (the "Company") considers necessary for a fair presentation of the financial position, operating results and cash flows for those periods. Results for the interim periods are not necessarily indicative of the results for the entire year. These consolidated financial statements and any notes thereto should be read in conjunction with the audited consolidated financial statements included in the Elevon, Inc. Annual Report on Form 10-K for the year ended December 31, 2002.

NOTE B—EARNINGS PER SHARE

        The Company calculates basic earnings per share ("EPS") and diluted EPS in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Basic EPS is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for that period. Diluted EPS takes into account the effect of dilutive instruments, such as stock options, and uses the average share price for the period in determining the number of common stock equivalents to be added to the weighted-average number of shares outstanding. Common stock equivalents are excluded from the diluted loss per share calculation if the effect would be antidilutive.

NOTE C—COMPREHENSIVE INCOME (LOSS)

        SFAS No. 130 requires disclosure of total non-stockholder changes in equity, which includes unrealized gains and losses on securities classified as available-for-sale under SFAS No. 115, foreign currency translation adjustments accounted for under SFAS No. 52, and minimum pension liability adjustments made pursuant to SFAS No. 87.

        The reconciliation of net income (loss) to comprehensive income (loss) for the six-month periods ended June 30, 2003 and 2002, is as follows:

	Six month-period ended June 30,
	2003	2002
Net (loss) income	$(3,107)	$465
Other comprehensive income (loss)	14	13

Total comprehensive (loss) income	$(3,093)	$478

        Other comprehensive (loss) income is comprised of unrealized gains or losses on available-
for-sale securities for all periods presented.

NOTE D—IMPAIRMENT AND RESTRUCTURING CHARGES

        During the quarters ended June 30, 2003, June 30, 2002 and December 31, 2002, the Board of Directors approved restructuring plans to reduce operating costs and strengthen the Company's position to successfully execute its strategy. During the period ended June 30, 2003, the Company recorded a pretax restructuring charge totaling $318, mainly for severance costs related to the involuntary termination of employees in the Company's United States operations, primarily in the sales, professional services, research and development, and customer support departments.

        The following table shows the restructuring accrual as of December 31, 2002, the additions and the payments made during the six-month period ended June 30, 2003:

	Balance at December 31, 2002	Additions in 2003	Cash payments in 2003	Balance at June 30, 2003
Employee severance	$228	$246	$(322)	$149
Legal, outplacement services and other restructuring costs	50	72	(85)	37

	$278	$318	$(407)	$186

        The remaining cash obligations are expected to be paid during 2003. The remaining liability of $186 is recorded in accrued liabilities as of June 30, 2003.

        In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company periodically evaluates capitalized software carrying amounts against the related estimated net realizable values of the assets. During the second quarter of 2003, this evaluation indicated that the estimated net realizable values of certain assets were not sufficient to recover the associated carrying values and resulted in an impairment charge of $712.

NOTE E—ACQUISITION AND DIVESTITURES

Fiscal 2001 and 2002 Acquisition and Divestiture

        On November 1, 2001, the Company acquired from the administrative receiver of QSP Group PLC ("QSP"), QSP's intellectual property and a consulting contract. QSP, headquartered in Newcastle, United Kingdom, was a global provider of financial systems on mainframe and UNIX platforms to Global 2000 companies and placed in administrative receivership on October 17, 2001. The acquisition cost of $2.0 million was allocated to the intellectual property and amortized on a straight-line basis over a two-year period from the date of acquisition. Subsequent to November 1, 2001, the Company hired certain former QSP employees, provided consulting services under the acquired contract, and engaged with the former QSP customer base to establish new relationships. Revenues and costs related to these activities have been included in the Company's consolidated financial statements from November 1, 2001 through September 6, 2002.

        On September 6, 2002, the Company sold its United Kingdom operations and Elevon 5 intellectual property to Novele Limited ("Novele," now doing business as "Arelon"), located in London, United Kingdom. Under the terms of a share purchase agreement, Elevon sold the stock of its wholly-owned subsidiary, Elevon International Limited, to Novele for consideration of $16.5 million. Approximately $15.7 million cash was received at closing. The remaining balance of approximately $800 was due on or before December 31, 2002, subject to certain conditions under the terms of the agreement. We deferred $200 of the gain and subsequently recognized it during the fourth quarter of fiscal 2002, following the completion of certain customer requirements. The remaining approximately $600, plus interest, was received from Arelon on May 1, 2003. In addition to acquiring the Elevon operations headquartered in the United Kingdom, Novele acquired the Elevon 5 intellectual property, which Elevon had acquired from the administrative receiver for QSP in November 2001. Novele also became an exclusive distributor of Elevon 2 and Active Financial Planning ("AFP") software in the United Kingdom and certain other territories, pursuant to a software distribution agreement. Under the terms of the distribution agreement for the specified territories, the Company will receive a royalty based on a percentage applied to actual maintenance revenues and new license sales of the Elevon 2 and AFP products.

        The Company recognized an after-tax gain in respect to the above transaction of $19.0 million, or $1.20 per diluted share, in the consolidated statement of operations for the year ended December 31, 2002. The gain was calculated as follows:

Proceeds received	$15,900
Proceeds receivable	800
Deferred gain	(200)
Transaction costs	(835)
Net book value of Elevon 5 intellectual property	(1,167)
Elimination of deficit	4,458

$18,956

Fiscal 2000 Divestitures

        In October 2000, the Company sold the net assets of its Aptos product line to B-Plan Information Systems Limited ("B-Plan"). The Aptos product line was an integrated suite of client/server financial applications for medium-sized companies and marketed primarily in the United Kingdom. The divestiture agreement provided for total consideration of approximately $2.3 million. The Company received an initial payment of approximately $425 in December 2000 and, in October 2001, the Company and B-Plan executed a mutual release from any and all claims associated with the divestiture agreement. Under the terms of the mutual release agreement, B-Plan paid the Company approximately $442, including interest, in November 2001 and is obligated to pay the Company an aggregate of £400 in equal quarterly installments from April 2002 through January 2006. Quarterly payments from B-Plan have aggregated £100 through June 30, 2003, and were recognized in the financial statements as received.

        In April 2000, the Company sold its stock ownership in Revere, Inc. ("Revere") to Gores Technology Group ("GTG"). Revere's main product comprised the IMMPOWER asset management application. The divestiture agreement provided that GTG pay the Company $500 at closing and, dependent upon the parties reaching mutual agreement on a final determination of Revere's net assets as defined in the divestiture agreement, an additional amount may be due to or from GTG. Management believes no additional amounts are due to or from GTG.

        During the period the Company owned and operated the divested product lines, reserves were established in the normal course of business to provide for contractual and other obligations. The Company retained certain of those reserves when the product lines were divested to cover certain existing obligations and those expected to arise from the change in ownership. During the approximately two-year period since the divestitures, the Company believes it has discharged substantially all obligations associated with the divestitures through cash payments and negotiation. The residual amount of $1.7 million was included as a special credit in the consolidated statement of operations during the year ended December 31, 2002.

NOTE F—RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations initiated after June 30, 2001, be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but tested at least annually for impairment. The Company has adopted SFAS No. 142 for its fiscal year beginning January 1, 2002. As the Company does not have any goodwill recorded in its consolidated financial statements as of January 1, 2002, the adoption of SFAS No. 142 did not have an impact on the financial position, results of operations or cash flows of the Company.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment of Long-Lived Assets," that addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains the fundamental provisions for recognizing and measuring impairment of long-lived assets to be held and used or disposed of by sale. The statement also supercedes the accounting and reporting provisions for the disposal of a segment of a business and eliminates the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 eliminates the conflict between accounting models for treating the dispositions of long-lived assets that existed between SFAS No. 121 and the guidance for a segment of a business accounted for as a discontinued operation by adopting the methodology established in SFAS No. 121, and also resolves implementation issues to SFAS

No. 121. This statement is effective for fiscal years beginning after December 15, 2001. The Company has adopted SFAS No. 144 for its fiscal year beginning January 1, 2002. The adoption of SFAS No. 144 did not have an impact on the financial position, results of operations or cash flows of the Company.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," that addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force ("EITF") Issue No. 94-3. The Company will adopt, as applicable, the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of the Company's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs, as well as the amounts recognized.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation ("transition provisions"). In addition, SFAS No. 148 amends the disclosure requirements of Accounting Principles Board ("APB") Opinion No. 28, "Interim Financial Reporting," to require pro forma disclosure in interim financial statements by companies that elect to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25, "Disclosure Provisions." The transition methods of SFAS No. 148 are effective for financial statements for fiscal years ending after December 15, 2002. The Company continues to use the intrinsic value method of accounting for stock-based compensation. As a result, the transition provisions do not have an effect on the Company's consolidated financial statements. The Company has adopted the disclosure requirements of SFAS No. 148. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Six-month period ended June 30,
	2003	2002
Net (loss) income	$(3,107)	$465
Deduct total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(291)	(907)

Pro forma	$(3,398)	$(442)

Earnings (loss) per share
Basic as reported	$(0.20)	$0.03
Basic pro forma	(0.22)	(0.03)
Diluted as reported		0.03
Diluted pro forma		(0.03)

NOTE G—SUBSEQUENT EVENT

        On May 8, 2003, the Company entered into an agreement and plan of merger with SSA Global Technologies, Inc. ("SSA"), pursuant to which the Company agreed (1) to sell to a subsidiary of SSA all of the Company's owned intellectual property for a purchase price of $1,754 in cash and (2) immediately thereafter, to merge with another subsidiary of SSA GT, whereupon each of the outstanding shares of the Company's common stock would be converted into the right to receive $1.30 in cash.

        On July 23, 2003, SSA completed its acquisition. SSA acquired 100% ownership of the Company for an aggregate price of approximately $20,466,458 in cash. As a result of this acquisition, each outstanding share of the Company's common stock has been converted into the right to receive $1.30 per share in cash.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and
Board of Directors
EXE Technologies, Inc.

        We have audited the accompanying consolidated balance sheets of EXE Technologies, Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EXE Technologies, Inc. and subsidiaries at December 31, 2001 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.

                      /s/ ERNST & YOUNG LLP

Dallas, Texas
March 28, 2003

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2001	2002
Assets
Current assets:
Cash and cash equivalents	$30,250,156	$20,815,464
Marketable securities, short-term	12,842,683	16,628,465
Accounts receivable, net of allowance for doubtful accounts and adjustments of approximately $3,721,000 and $4,161,000 at December 31, 2001 and 2002, respectively	25,029,162	16,904,889
Other receivables and advances	572,438	329,568
Prepaid and other current assets	2,171,409	2,747,074

Total current assets	70,865,848	57,425,460
Marketable securities, long-term	2,203,891	—
Property and equipment, net	8,424,584	4,432,882
Goodwill, net	5,265,685	5,265,685
Intangible assets, net	1,760,666	1,499,891
Other assets	2,549,794	1,745,532

Total assets	$91,070,468	$70,369,450

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,585,936	$9,094,823
Accrued expenses	11,557,606	11,326,722
Accrued payroll and benefits	1,749,046	1,688,815
Deferred revenue	9,206,736	7,885,223
Current portion of long-term debt and capital lease obligations	435,167	521,458

Total current liabilities	29,534,491	30,517,041
Long-term debt and capital lease obligations, net of current portion	995,973	416,598
Long-term accrued expenses, net of current portion	6,814,018	8,888,841
Minority interest	169,623	198,779
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value: shares authorized—20,000,000; none issued or outstanding	—	—
Common stock, voting, $.01 par value: shares authorized—150,000,000; shares issued—6,684,129 and 6,807,813 at December 31, 2001 and 2002, respectively	66,841	68,078
Additional paid-in capital	179,142,344	178,871,117
Note receivable from stockholder	(211,750)	—
Treasury stock, at cost, 142,783 and 156,418 shares of common stock at December 31, 2001 and 2002, respectively	(3,431,464)	(3,645,859)
Accumulated deficit	(119,601,384)	(143,402,453)
Deferred compensation	(2,515,440)	(809,338)
Other comprehensive income (loss)	107,216	(733,354)

Total stockholders' equity	53,556,363	30,348,191

Total liabilities and stockholders' equity	$91,070,468	$70,369,450

See accompanying notes.

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2000	2001	2002
Revenue:
Software license	$38,273,898	$24,046,976	$12,587,127
Services and maintenance	68,708,446	61,586,322	48,234,335
Resale of software and equipment	8,214,867	9,342,639	11,008,843
Reimbursable expenses	3,629,348	2,547,865	1,825,796

Total revenue	118,826,559	97,523,802	73,656,101
Costs and expenses:
Cost of software licenses	1,391,435	719,558	618,576
Cost of services and maintenance	53,584,519	41,166,000	32,287,549
Cost of resale of software and equipment	6,607,214	7,613,530	9,389,235
Cost of reimbursable expenses	3,629,348	2,547,865	1,825,796
Sales and marketing	25,104,507	27,211,690	19,017,315
Research and development	9,577,655	14,604,931	12,102,835
General and administrative	14,444,617	18,280,084	11,848,568
Amortization of goodwill and intangible assets	4,615,507	8,434,796	1,260,775
Warrant and stock compensation expense allocated to:
Cost of services and maintenance	842,695	500,413	269,073
Sales and marketing	1,305,674	316,243	173,048
Research and development	17,032	166,228	173,048
General and administrative	597,037	591,603	436,549
Impairment of intangibles	—	26,679,798	—
Provision for estimated loss on lease abandonment	—	10,183,992	3,998,862
Employee severance and other facility closure costs	—	4,109,630	5,737,769

Total costs and expenses	121,717,240	163,126,361	99,138,998

Operating loss	(2,890,681)	(65,602,559)	(25,482,897)

Other income (expense):
Interest income	1,810,108	2,468,445	1,087,135
Interest expense	(1,210,237)	(62,521)	(93,668)
Other	(1,040,796)	(514,953)	1,213,438

Total other income (expense)	(440,925)	1,890,971	2,206,905

Loss before minority interest and taxes	(3,331,606)	(63,711,588)	(23,275,992)
Minority interest in subsidiary income	—	(161,192)	(29,156)

Loss before taxes	(3,331,606)	(63,872,780)	(23,305,148)
Income tax provision	—	51,337	495,921

Net loss	$(3,331,606)	$(63,924,117)	$(23,801,069)

Net loss per common share—basic and diluted	$(0.87)	$(9.86)	$(3.61)

Weighted average number of common shares outstanding—basic and diluted	3,828,508	6,481,378	6,586,263

See accompanying notes.

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Class A Common Stock		Class B Common Stock
					Preferred Stock
							Additional Paid-In Capital
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 1999	2,395,218	$23,952	54,289	$5,429	2,526,795	$52,000,000	$26,497,500
Net loss	—	—	—	—	—	—	—
Net proceeds from initial public offering	1,262,857	12,629	—	—	—	—	63,930,300
Conversion of Class B common and convertible preferred shares to common stock	2,581,083	25,811	(54,289)	(5,429)	(2,526,795)	(52,000,000)	51,979,618
Purchase of treasury stock	—	—	—	—	—	—	—
Exercise of stock options	26,555	266	—	—	—	—	428,898
Exercise of warrants	89,643	896	—	—	—	—	1,759,104
Deferred compensation related to stock options	—	—	—	—	—	—	4,601,125
Amortization of deferred compensation	—	—	—	—	—	—	(300,000)
Expense associated with warrants issued for services	—	—	—	—	—	—	1,176,112
Foreign currency translation adjustment	—	—	—	—	—	—	—
Unrealized gain (loss) on securities available for sale	—	—	—	—	—	—	—

Balance as of December 31, 2000	6,355,356	63,554	—	—	—	—	150,072,657
Net loss	—	—	—	—	—	—	—
Issuance of common stock for AllPoints acquisition	227,194	2,272	—	—	—	—	28,921,667
Deferred compensation related to AllPoints acquisition	—	—	—	—	—	—	—
Exercise of stock options	98,401	984	—	—	—	—	1,669,743
Exercise of warrants	3,178	31	—	—	—	—	(31)
Deferred compensation related to stock options	—	—	—	—	—	—	666,000
Amortization of deferred compensation	—	—	—	—	—	—	(2,362,042)
Expense associated with warrants issued for services	—	—	—	—	—	—	174,350
Foreign currency translation adjustment	—	—	—	—	—	—	—
Unrealized gain (loss) on securities available for sale	—	—	—	—	—	—	—

Balance as of December 31, 2001	6,684,129	66,841	—	—	—	—	179,142,344
Net loss	—	—	—	—	—	—	—
Exercise of stock options	52,256	523	—	—	—	—	383,871
Purchase of treasury stock for shareholder note receivable	—	—	—	—	—	—	—
Issuance of restricted stock	71,428	714					(275,714)
Amortization of deferred compensation	—	—	—	—	—	—	(379,384)
Foreign currency translation adjustment	—	—	—	—	—	—	—
Unrealized gain (loss) on securities available for sale	—	—	—	—	—	—	—

Balance as of December 31, 2002	6,807,813	$68,078	—	$—	—	$—	$178,871,117

	Note Receivable from Stockholder	Treasury Stock
				Accumulated Deficit	Deferred Compensation	Other Comprehensive Income (Loss)
		Shares	Amount				Total
Balance as of December 31, 1999	$—	132,010	$(3,208,912)	$(52,345,661)	$(973,260)	$(766,442)	$21,232,606
Net loss	—	—	—	(3,331,606)	—	—	(3,331,606)
Net proceeds from initial public offering	—	—	—	—	—	—	63,942,929
Conversion of Class B common and convertible preferred shares to common stock	—	—	—	—	—	—	—
Purchase of treasury stock	—	10,773	(222,552)	—	—	—	(222,552)
Exercise of stock options	—	—	—	—	—	—	429,164
Exercise of warrants	—	—	—	—	—	—	1,760,000
Deferred compensation related to stock options	—	—	—	—	(4,601,125)	—	—
Amortization of deferred compensation	—	—	—	—	1,886,326	—	1,586,326
Expense associated with warrants issued for services	—	—	—	—	—	—	1,176,112
Foreign currency translation adjustment	—	—	—	—	—	432,652	432,652
Unrealized gain (loss) on securities available for sale	—	—	—	—	—	38,328	38,328

Balance as of December 31, 2000	—	142,783	(3,431,464)	(55,677,267)	(3,688,059)	(295,462)	87,043,959
Net loss	—	—	—	(63,924,117)	—	—	(63,924,117)
Issuance of common stock for AllPoints acquisition	(211,750)	—	—	—	—	—	28,712,189
Deferred compensation related to AllPoints acquisition	—	—	—	—	(1,923,560)	—	(1,923,560)
Exercise of stock options	—	—	—	—	—	—	1,670,727
Exercise of warrants	—	—	—	—	—	—	—
Deferred compensation related to stock options	—	—	—	—	(666,000)	—	—
Amortization of deferred compensation	—	—	—	—	3,762,179	—	1,400,137
Expense associated with warrants issued for services	—	—	—	—	—	—	174,350
Foreign currency translation adjustment	—	—	—	—		265,816	265,816
Unrealized gain (loss) on securities available for sale	—	—	—	—		136,862	136,862

Balance as of December 31, 2001	(211,750)	142,783	(3,431,464)	(119,601,384)	(2,515,440)	107,216	53,556,363
Net loss	—	—	—	(23,801,069)	—	—	(23,801,069)
Exercise of stock options	—	—	—	—	—	—	384,394
Purchase of treasury stock for shareholder note receivable	211,750	13,635	(214,395)	—	—	—	(2,645)
Issuance of restricted stock	—	—	—	—	275,000	—	—
Amortization of deferred compensation	—	—	—	—	1,431,102	—	1,051,718
Foreign currency translation adjustment	—	—	—	—	—	(721,160)	(721,160)
Unrealized gain (loss) on securities available for sale	—	—	—	—	—	(119,410)	(119,410)

Balance as of December 31, 2002	$—	156,418	$(3,645,859)	$(143,402,453)	$(809,338)	$(733,354)	$30,348,191

See accompanying notes

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2000	2001	2002
Cash Flow from Operating Activities:
Net loss	$(3,331,606)	$(63,924,117)	$(23,801,069)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	8,790,904	12,284,829	4,380,407
Impairment of intangibles	—	26,679,798	—
Provision for losses on receivables	6,141,903	6,876,424	4,681,307
Amortization of deferred compensation	1,586,326	1,400,137	1,051,718
Write-down of property and equipment	—	267,135	1,448,326
Issuance of warrants for services	1,176,112	174,350	—
Minority interest	—	161,192	29,156
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(8,554,054)	1,485,869	3,442,966
Other receivables and advances	142,359	42,343	242,870
Prepaids and other current assets	(1,462,366)	1,072,130	(575,665)
Other long-term assets	(1,172,811)	(345,535)	804,262
Accounts payable	804,781	(282,378)	2,508,887
Accrued payroll and benefits	(647,460)	(1,495,399)	(60,231)
Deferred revenue	(3,684,185)	(2,178,870)	(1,321,513)
Accrued expenses	1,257,831	8,329,064	1,843,939
Other	(506,335)	(296,653)	(761,472)

Net cash provided by (used in) operating activities	541,399	(9,749,681)	(6,086,112)
Cash Flow from Investing Activities:
Purchases of property and equipment	(1,556,386)	(2,004,180)	(657,999)
Net proceeds from sale of fixed assets	9,369	—	—
Purchase of marketable securities	(19,382,963)	(16,500,000)	(21,585,000)
Proceeds from sale and maturities of marketable securities	—	20,836,389	20,003,109
Purchase of intellectual property	—	(1,000,000)	(1,000,000)
Cash paid for AllPoints acquisition	—	(1,618,109)	—

Net cash used in investing activities	(20,929,980)	(285,900)	(3,239,890)
Cash Flow from Financing Activities:
Issuance of common stock for options and warrants	2,189,164	1,670,727	384,394
Proceeds from minority interest	—	8,431	—
Proceeds from initial public offering, net	63,942,929	—	—
Payments on long-term debt and capital lease obligations	(5,227,064)	(463,477)	(493,084)
Proceeds from revolving line of credit	2,220,946	—	—
Retirement of revolving line of credit	(11,626,859)	—	—
Purchase of treasury stock	(222,552)	—	—
Retirement of AllPoints line of credit	—	(750,000)	—

Net cash provided by (used in) financing activities	51,276,564	465,681	(108,690)

Net increase (decrease) in cash and cash equivalents	30,887,983	(9,569,900)	(9,434,692)
Cash and cash equivalents at beginning of year	8,932,073	39,820,056	30,250,156

Cash and cash equivalents at end of year	$39,820,056	$30,250,156	$20,815,464

Supplemental Cash Flow Information:
Cash paid for interest	$1,036,091	$100,281	$88,434

Cash paid for income taxes	$213,009	$225,931	$191,204

Non-Cash Activities:
Capital lease obligations	$—	$1,404,431	$—

See accompanying notes.

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of Business and Basis of Presentation

        EXE Technologies, Inc. (the Company or EXE) provides software that drives customers' supply chain execution processes, including fulfillment, warehousing, distribution and inventory management. The Company operates from its headquarters located in Dallas, Texas, and through its various subsidiary and sales offices serving North America, Europe, the Middle East, Asia and Australia.

        The consolidated financial statements of the Company include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

        Certain amounts in prior year financial statements have been reclassified to conform to the current year presentation.

        All share and per share amounts in the accompanying financial statements and footnotes have been adjusted to reflect the Company's one for seven reverse stock split that was effective January 2, 2003.

2.    Summary of Significant Accounting Policies

Revenue Recognition

        The Company's revenues consist of software license revenues, consulting service revenues, maintenance revenues, and revenues from the resale of software and equipment. Software license revenues are recognized in accordance with the American Institute of Certified Public Accountants' Statement of Position, "Software Revenue Recognition" (SOP 97-2). Under SOP 97-2, software license revenues are recognized upon execution of a contract and delivery of software, provided that the license fee is fixed and determinable; no significant production, modification, or customization of the software is required; vendor-specific objective evidence of fair value exists to allow the allocation of the total fee to elements of the arrangement; and collection is considered probable by management.

        Revenue from services is recognized as the services are provided. The Company's standard service arrangement limits the customer's remedy and the Company's liability to the underlying service fees specified in the separate service arrangement. If disputes arise with a customer, a provision is recorded based on the specific customer situation and the Company's assessment of the potential outcome of that situation. Maintenance revenue is recognized on a straight-line basis over the period of the obligation. Revenues from resale of software and equipment are recognized upon receipt of a purchase order and shipment of the software and equipment to the customer provided the following criteria are met: payment terms are fixed and determinable; no significant production, modification, or customization is required; and collection is considered probable by management.

        The Company's standard license arrangements specify that the customer accepts the software under the arrangement when the software is shipped and that the license fees under the arrangement are not refundable. The Company periodically enters into arrangements that do not have standard acceptance and warranty provisions. Such contracts are analyzed and timing of revenue recognition is determined based upon specific facts and circumstances. If warranty and acceptance criteria differs from the Company's standard criteria, revenue recognition is deferred until acceptance is obtained or the warranty period lapses. The Company's standard license arrangement warrants that its products will function substantially in accordance with the documentation provided to customers for periods ranging from three to twelve months. As of December 31, 2002, the Company has not incurred significant expenses related to warranty claims.

        No single customer represented greater than 10.0% of total revenues during the years ended December 31, 2000, 2001 and 2002.

        In January 2000, the Company sold its mainframe services and maintenance practice to an unrelated third-party consulting firm in exchange for royalties that will be received on future revenue generated by customers using this product. The royalties are a declining percentage of the consulting firm's services and maintenance revenues generated from customers using our mainframe product, subject to a maximum of $0.4 million per year. The percentages of revenue are: 20.0% for the first two years, 15.0% for the third year, 10.0% for the fourth and fifth years and 5.0% for each year after the fifth year. The agreement is perpetual, but may be terminated at EXE's option in the event of default by the consulting firm. Royalties recognized in the years ended December 31, 2000, 2001 and 2002 totaled approximately $0.4 million, $0.2 million and $0.2 million, respectively, and are included as a component of services and maintenance revenue.

Software Development

        In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," (SFAS 86) software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. The establishment of technological feasibility of the Company's products and general release of such software has substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant and, therefore, the Company has expensed all software development costs.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currency

        Financial statements of foreign operations, where the local currency is the functional currency, are translated using exchange rates in effect at period end for assets and liabilities and average exchange rates during the period for results of operations. Foreign currency transaction gains (losses), which are included in other income (expense) in the consolidated statement of operations, were approximately $(0.8) million, $(0.5) million and $1.2 million for the years ended December 31, 2000, 2001 and 2002, respectively.

Cash and Cash Equivalents

        Cash and cash equivalents consist primarily of bank deposits, investment grade corporate and government debt securities and money market funds. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair market value.

Marketable Securities

        The Company's investments in debt securities are comprised of investment grade debt securities in accordance with the Company's investment policy. Management determines the appropriate classification of investments in debt securities at the time of purchase and reevaluates such determinations at each balance sheet date. At December 31, 2001 and 2002, the Company's debt securities are classified as available for sale. Securities available for sale are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Fair value is determined based on quoted market rates. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included as a component of interest income. Realized gains and losses and declines in value judged to be other-than-temporary on securities available for sale are included as a component of interest income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included as a component of interest income. Securities available for sale with remaining maturities in excess of one year have been classified as long-term securities.

Accounts Receivable and Concentration of Credit Risk

        Financial instruments, which potentially subject the Company to concentration of credit risk consist principally of temporary cash investments and accounts receivable, including receivables from license contracts. The Company places temporary cash investments with financial institutions and limits its exposure with any one financial institution. At December 31, 2000, 2001 and 2002, no single customer represented greater than 10.0% of the total receivable balance. The Company's billings are due upon receipt with collections generally occurring within 30 to 60 days, and the Company does not require collateral on accounts. As of December 31, 2001 and 2002 a large portion of the Company's accounts receivable is composed of Fortune 1000 companies or foreign equivalents, which the Company believes mitigates its credit risk.

        The Company maintains an allowance for losses on receivables which was approximately $3.7 million and $4.2 million as of December 31, 2001 and 2002, respectively, based upon the amount of accounts receivable that is estimated to prove uncollectible. We provide an allowance for losses on accounts receivable based on management's estimate of the ultimate collectibility of the accounts receivable. Our evaluation is based on a combination of factors, including specific identification and past write off experience. The estimated allowance for specific customer accounts is established when a receivable is more than 60 days past due or we become aware of a customer's potential inability to pay amounts due to the Company. For all other accounts receivable, we recognize reserves for bad debts based upon our past write off experience. Write-offs of receivables during the three years ended December 31, 2000, 2001 and 2002 were approximately $6.5 million, $8.3 million and $4.2 million, respectively.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation. All property and equipment is depreciated using the straight-line method.

        The estimated useful lives of property and equipment are as follows (in years):

Computer equipment	3–5
Furniture and equipment	5–7
Leasehold improvements	9–15
Other	3–7

Long-Lived Assets

        Prior to January 1, 2002, the Company evaluated the carrying value of its long-lived assets under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," (SFAS 121) which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and when the future estimated undiscounted cash flows generated by those assets are not sufficient to recover the assets' carrying amount.

        On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"(SFAS 142). Under the provisions of SFAS 142, an annual assessment of goodwill impairment is performed. This assessment involves the use of estimates related to fair market values of the Company's reporting units with which the goodwill is associated. The assessment of goodwill impairment in the future will be impacted if future operating cash flows of the Company's reporting units decline, which would result in decreases in the related estimate of fair market value. The Company performs its annual impairment analysis in December of each year or on an earlier date if changes in facts and circumstances indicate impairment may exist. Fair value is determined using the discounted future net cash flows of the reporting units to which goodwill has been assigned.

        The Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144) on January 1, 2002. In accordance with SFAS 144, long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. The adoption of this accounting standard had no material impact on the Company's financial statements.

Deferred Revenue

        Deferred revenue primarily represents amounts collected prior to complete performance of maintenance services. Deferred revenue also consists of amounts billed or received in advance of satisfying revenue recognition criteria.

Financial Instruments

        The Company's financial instruments, including accounts receivable and accounts payable, approximate fair value due to their short-term nature. The fair value of long-term debt approximates book value at December 31, 2001 and 2002.

Stock-Based Compensation Plans

        The Company accounts for its stock-based compensation plans (which are described more fully in Note 10) utilizing the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, if the exercise price of an employee's stock option equals or exceeds the fair market value of the underlying stock on the date of grant, no compensation expense is recognized. The Company accounts for stock-based compensation for non-employees under the fair value method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Any compensation expense associated with employee stock options is recognized ratably over the vesting period of the underlying option.

        Although SFAS 123 allows the APB 25 guidelines to be applied to accounting for stock options, SFAS 123 requires the disclosure of pro forma net income (loss) and earnings (loss) per share information as if the Company had accounted for its employee stock options under the fair value method. The following table sets forth the pro forma information as if the provisions of SFAS 123 had been applied to account for stock-based employee compensation:

	Years Ended December 31,
	2000	2001	2002
Reported net loss	$(3,331,606)	$(63,924,117)	$(23,801,069)
Stock compensation expense recorded under the intrinsic value method prescribed by APB 25	1,586,324	1,400,137	1,051,718
Stock-based employee compensation determined under the fair value method	(1,948,073)	(5,137,093)	(5,958,708)

Pro forma net loss	$(3,693,355)	$(67,661,073)	$(28,708,059)

Reported net loss per common share—basic and diluted	$(0.87)	$(9.86)	$(3.61)

Pro forma net loss per common share—basic and diluted	$(0.96)	$(10.44)	$(4.36)

        The fair value for options was estimated at the date of grant using a Black-Scholes options pricing model and the following weighted-average assumptions for 2000, 2001 and 2002: a risk-free interest rate of 6.41% in 2000, 4.07% in 2001 and 4.47% in 2002, no dividend, an expected life of three to four years, and a volatility of zero for grants prior to the Company's initial public offering and 1.24 for grants subsequent to the Company's initial public offering in 2000, 1.18 for grants in 2001 and 0.93 for grants in 2002.

Advertising Costs

        Advertising costs are expensed as incurred and were approximately $4.0 million, $3.7 million and $2.3 million for the years ended December 31, 2000, 2001 and 2002, respectively.

Net Loss Per Share

        The Company computes net income (loss) per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). Basic net income (loss) per common share is computed using the weighted average number of shares of common stock outstanding during each period.

        Diluted net income (loss) per common share is computed using the weighted average number of shares of common stock outstanding during each period and common equivalent shares consisting of preferred stock, warrants and stock options (using the treasury stock method), if dilutive. Diluted loss per common share is the same as basic loss per common share for all periods presented because all potentially dilutive securities were anti-dilutive. The following table sets forth anti-dilutive securities that have been excluded from diluted earnings per share for the periods presented:

	As of December 31,
	2000	2001	2002
Common stock options	895,187	1,402,146	1,358,777
Warrants	7,143	—	145,000

Total anti-dilutive securities excluded	902,330	1,402,146	1,503,777

Comprehensive Loss

        Comprehensive loss includes foreign currency translation gains (losses) and unrealized gains (losses) on securities available for sale. The following table sets forth the calculation of comprehensive loss for the periods presented:

	Years Ended December 31,
	2000	2001	2002
Net loss	$(3,331,606)	$(63,924,117)	$(23,801,069)
Foreign currency translation gains (losses)	432,652	265,816	(721,160)
Unrealized gain (loss) on securities available for sale	38,328	136,862	(119,410)

Total comprehensive loss	$(2,860,626)	$(63,521,439)	$(24,641,639)

Recent Accounting Pronouncements

        In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 provides guidance on the accounting for recognizing, measuring and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS 146 adjusts the timing of when a liability for termination benefits is to be recognized based on whether the employee is required to render future service. A liability for costs to terminate an operating lease or other contract before the end of its term is to be recognized when the entity terminates the contract or ceases using the rights conveyed by the contract. All other costs associated with an exit or disposal activity are to be expensed as incurred. SFAS 146 requires the liability to be measured at its fair value with subsequent changes in fair value to be recognized each reporting period utilizing an interest allocation approach. The provisions of SFAS 146 are required to be applied prospectively after the adoption date to newly initiated exit activities, and may affect the timing of recognizing future restructuring costs, as well as the amounts recognized. This Statement is effective for exit or disposal activities initiated after December 31, 2002.

        In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus regarding EITF Issue 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." The consensus provides guidance on how to account for certain arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. While the Company will continue to evaluate the requirements of EITF Issue No. 00-21, management does not currently believe adoption will have a significant impact on its accounting for multiple element arrangements as such accounting will generally continue to be accounted for pursuant to the American Institute Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition, " and related pronouncements.

3.    Acquisition of AllPoints Systems, Inc.

        On January 25, 2001, the Company completed the acquisition of AllPoints Systems, Inc. (AllPoints). AllPoints provides warehouse and distribution management computer software systems and installs these systems. The goal of the acquisition was to strengthen EXE's position as a leading provider of fulfillment, warehousing and distribution software by extending EXE's presence in high volume, piece pick and parcel environments for the direct-to-consumer and e-commerce markets. The transaction was completed in a stock-for-stock merger in which EXE issued 227,194 shares of EXE common stock and assumed options for an additional 58,515 shares of EXE common stock in exchange for all of the outstanding securities of AllPoints. The transaction was accounted for as a purchase and therefore, the results of operations of AllPoints are included in the results of the Company from the date of acquisition.

        The breakdown of the consideration, including transaction costs, exchanged for the outstanding securities of AllPoints was as follows:

Fair market value of 227,194 shares of common stock	$23,420,492
Fair market value of options to purchase 58,515 shares of common stock	5,503,447
Estimated intrinsic value of unvested stock options at consummation date related to future service	(1,923,560)
Transaction costs	1,618,109

Total combination cost	$28,618,488

        The aggregate purchase price was allocated to the net assets acquired as follows:

Goodwill	$26,682,991
Developed technology	3,000,000
Assembled workforce	1,300,000
Liabilities assumed	(3,206,136)
Tangible assets acquired	841,633

$28,618,488

        The estimated life of the intangibles acquired was six years. Upon completion of the transaction, EXE paid off and terminated AllPoints' $0.8 million line of credit.

        The following summary, prepared on an unaudited pro forma basis, reflects the condensed consolidated results of operations for the year ended December 31, 2000 and 2001 assuming AllPoints had been acquired at the beginning of the periods presented:

	Pro Forma (Unaudited) Year Ended December 31,
	2000	2001
Revenue	$122,581,448	$98,314,020

Net loss	$(11,381,576)	$(64,704,574)

Net loss per common share—basic and diluted	$(2.97)	$(9.98)

        The pro forma results are not indicative of what would have occurred if the acquisition had been in effect for the periods presented or for any future periods.

        Shortly after the acquisition was completed, the e-commerce market declined significantly. During 2001, EXE was unable to sell new licenses for the AllPoints products, and expenses associated with the AllPoints subsidiary, excluding amortization, exceeded revenues by approximately $2.4 million. Additionally, approximately $4.9 million of cash was used to acquire the obligations and operate the AllPoints subsidiary during the twelve months ended December 31, 2001. As a result, in November of 2001, EXE determined there would be no further sales or marketing efforts regarding this product line, most of the remaining AllPoints employees were terminated, and the remaining $26.7 million of intangibles associated with this acquisition were judged impaired and written off.

4. Marketable Securities

        There were approximately $0.1 million in realized losses on the sale of marketable securities during the year ended December 31, 2002. During the years ended December 31, 2000 and 2001, the net gains and losses on the sale of marketable securities were not material. The net unrealized holding gain on marketable securities included as a separate component of stockholders' equity totaled approximately $0.2 million and $0.1 million as of December 31, 2001 and 2002, respectively.

        The amortized cost and estimated fair value of debt securities at December 31, 2002, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuer of the securities may have the right to prepay obligations without prepayment penalties.

	As of December 31, 2001		As of December 31, 2002
	Amortized Cost	Fair Market Value	Amortized Cost	Fair Market Value
Securities available for sale maturing:
Within one year	$12,692,070	$12,842,683	$16,572,684	$16,628,465
One to two years	$2,179,314	$2,203,891	$—	$—

5. Derivative Financial Instruments

        Effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", (SFAS 133). The adoption of SFAS 133 had no material impact on the Company's financial position or operating results for the year ended December 31, 2002.

        In January 2001, the Company began a foreign currency-hedging program to hedge certain nonfunctional currency exposure. Forward currency exchange contracts are utilized by the Company to reduce foreign currency exchange risks with the goal of offsetting foreign currency transaction gains and losses recorded for accounting purposes with gains and losses realized on the forward contracts. The Company does not hold derivative financial instruments for trading or speculative purposes.

        As of December 31, 2002, the Company had outstanding forward currency exchange contracts of $3.0 million to sell Japanese Yen and $2.0 million to sell Euro Dollars which hedge certain foreign currency exposures. Gains and losses arising from the changes in the fair value of forward currency exchange contracts are recognized as a component of other income (expense). At December 31, 2002, the current market settlement values of the forward contracts would result in a loss of approximately $0.2 million.

6. Property and Equipment

        Property and equipment, stated at cost, consist of the following:

	As of December 31,
	2001	2002
Computer Equipment	$13,587,061	$13,755,905
Furniture and equipment	5,268,485	4,064,120
Leasehold improvements	3,044,935	2,160,710
Other	517,225	75,059

	22,417,706	20,055,794
Less accumulated depreciation	(13,993,122)	(15,622,912)

	$8,424,584	$4,432,882

        Depreciation expense for the years ended December 31, 2000, 2001 and 2002, was approximately $4.2 million, $3.9 million and $3.1 million, respectively.

7. Intangible Assets and Goodwill

        The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," (SFAS 142) effective January 1, 2002. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with these statements. Other intangible assets will continue to be amortized over their useful lives.

        The Company made an evaluation of its existing goodwill and intangible assets during December 2002 utilizing various assumptions and factors to estimate future cash flows to determine the fair value of the business. No impairment was recognized during 2002, however, if estimates for cash flows or other factors and assumptions change, impairment charges might be recorded in the future.

        The Company's remaining goodwill arose from the initial formation of EXE in September 1997 and from the AllPoints acquisition. Prior to the adoption of SFAS 142, goodwill was being amortized over a six year period.

        The following table presents the results of the Company on a comparative basis assuming the nonamortization provisions of SFAS 142 were effective January 1, 2000:

	Years Ended December 31,
	2000	2001	2002
Reported net loss	$(3,331,606)	$(63,924,117)	$(23,801,069)
Goodwill amortization	3,095,210	6,801,182	—

Adjusted net loss	$(236,396)	$(57,122,935)	$(23,801,069)

Reported net loss per common share—basic and dilutive	$(0.87)	$(9.86)	$(3.61)
Goodwill amortization per common share—basic and dilutive	0.81	1.05	—

Adjusted net loss per common share—basic and dilutive	$(0.06)	$(8.81)	$(3.61)

        Intangible assets were comprised of the following:

	As of December 31,
	2001	2002
Developed and acquired technology	$4,700,000	$2,000,000
Customer base	1,800,000	—
Less accumulated amortization	(4,739,334)	(500,109)

Net intangible assets	$1,760,666	$1,499,891

        Intangible assets associated with the initial formation of EXE were amortized over six years based upon associated estimated revenue streams and were fully amortized as of December 31, 2002. In November 2001, EXE acquired intellectual property assets for a forecasting and replenishment application for $1.0 million. The intangible associated with this acquisition will be amortized over three years. In July 2002, the Company acquired developed software technology assets for an order analysis and planning system for $1.0 million. The acquisition price is paid quarterly in four consecutive equal installments beginning in the third quarter of 2002, and the intangible assets associated with this acquisition are being amortized over a three year period.

        Amortization expense related to intangible assets totaled approximately $1.5 million, $1.6 million and $1.3 million during the years ended December 31, 2000, 2001 and 2002, respectively. Intangible assets with definite useful lives are amortized on a straight-line basis. The estimated aggregate future amortization expense for intangible assets subject to amortization as of December 31, 2002 is as follows:

2003	$666,665
2004	638,890
2005	194,336

Total	$1,499,891

8. Debt

        The Company's debt consists of the following:

	Year Ended December 31,
	2001	2002
Capital lease obligations	$1,431,140	$938,056
Less current portion of long-term debt and capital lease obligations	(435,167)	(521,458)

Long-term debt, net of current portion	$995,973	$416,598

        The Company has entered into various capital lease arrangements to primarily obtain computer and network equipment for its operations. These agreements are typically for a three-year term, with implied interest rates ranging from 5% to 8% and have no residual values. The minimum lease payments are as follows:

2003	$553,546
2004	379,726
2005	4,784

Total minimum payments	$938,056

        On May 10, 1999, the Company finalized a Loan and Security Agreement (the Loan Agreement) with a bank. In connection with finalizing the Loan Agreement, all previous borrowings were paid off and all other financing agreements were terminated. The Loan Agreement provided for a revolving credit line and a $5 million term loan. Borrowings under the revolving credit line and term loan could not exceed $25 million in the aggregate. Advances under the revolving credit line were subject to a specified advance rate as defined in the Loan Agreement and were secured by all of the Company's assets. The interest rate on borrowings under the Loan Agreement was adjusted monthly and was computed as the highest LIBOR rate in effect during each month plus 4.87% per annum, subject to certain limitations and adjustments. Interest on borrowings under the Loan Agreement were payable on the last day of each month. In conjunction with the initial public offering, the Company used $16.6 million of the offering proceeds to payoff and terminate the Loan Agreement.

        In October 2002, the Company entered into a revolving line of credit agreement with a financial institution under which the Company can borrow up to $10.0 million over a two-year period. The agreement contains certain financial covenants, including a minimum $10.0 million cash and marketable securities balance, restrictions on dividends and the facility is secured with all of the Company's tangible assets. Borrowings for half of the revolving credit line will be based on a defined borrowing base, while the balance does not contain this restriction. Interest on any borrowings will be at the prime rate, and the Company will pay a fee on the unused portion of the line of credit of 0.375% per annum.

        There were no borrowings under this agreement during 2002.

9. Income Taxes

        The income tax provision for 2001 and 2002 of $0.1 million and $0.5 million, respectively was for foreign income taxes.

        The provision for income taxes is reconciled with the federal statutory rate as follows:

	Years Ended December 31,
	2000	2001	2002
Benefit computed at federal statutory rate	$(1,132,746)	$(21,716,745)	$(7,923,750)
Non-deductible expenses and goodwill amortization	1,055,439	1,109,505	54,224
State income taxes, net of federal benefit	(39,691)	(241,013)	(118,481)
Foreign taxes	—	51,337	495,921
Increase (decrease) in valuation allowance	(276,516)	11,323,644	8,256,539
Write-down of intangible assets	—	10,576,389	—
Other, net	393,514	(1,051,780)	(268,532)

Income tax provision	$—	$51,337	$495,921

        The significant components of the Company's deferred tax liabilities and assets are as follows:

	As of December 31,
	2001	2002
Deferred tax liabilities:
Unrealized foreign exchange loss	$—	$(107,534)
Identifiable intangible assets	(249,536)	(554,549)

Total deferred tax liabilities	(249,536)	(662,083)
Deferred tax assets:
Bad debt reserves	995,344	795,057
Fixed assets	234,217	215,010
Net operating losses	18,006,164	24,689,725
Stock compensation	297,242	1,407,436
Accrued contract obligations	3,846,208	4,933,633
Accrued expenses	104,144	135,294
Foreign tax credits	636,472	636,472
Research and development credits	555,341	720,066
Other, net	(1,350)	(123,246)

Total deferred tax assets	24,673,782	33,409,447
Valuation allowance	(24,424,246)	(32,747,364)

Total deferred tax assets, net	249,536	662,083

Deferred income tax liabilities, net of deferred income tax assets	$—	$—

        At December 31, 2002, the Company had a federal net operating loss carryforward and research and development credits of approximately $58.7 million and $0.6 million, respectively, both of which will begin to expire in the year 2013. The Company also had net operating loss carryforwards of approximately $13.9 million in foreign jurisdictions. The Company has established a valuation allowance to reserve its net deferred tax assets at December 31, 2001 and 2002 due to the uncertainty of the timing and amount of future taxable income. Management is not certain our deferred tax assets will be realized.

10. Stock Options

        In October 1997, the Company adopted the 1997 Incentive and Nonqualified Stock Option Plan (the 1997 Plan), which replaced all previous plans of Neptune and Dallas Systems. Under the 1997 Plan, an aggregate of 2,142,857 shares of common stock are authorized for issuance. The 1997 Plan provides for the grant of incentive stock options (ISOs) to employees of the Company and nonqualified stock options (NQSOs) to employees or consultants. Exercise prices for ISOs may not be less than fair market value as determined by the Board of Directors in the absence of a public market and exercise prices for NQSOs may be greater or less than fair market on the date of grant. The options generally vest and become exercisable ratably over a four-year period and expire after ten years unless determined otherwise by the Board of Directors.

        Under the 1997 Plan, in the event of a change of control, the Board shall have the right, in its sole discretion, to accelerate the vesting of all options that have not vested as of the date of the change of control and/or establish an earlier date for the expiration of the exercise of an option. In addition, in the event of a change of control of the Company, the Board shall have the right, in its sole discretion, subject to and conditioned upon a sale of the Company: (a) to arrange for the successor company (or other entity) to assume all of the rights and obligations of the Company under the 1997 Plan or (b) to terminate the 1997 Plan and (i) pay to all optionees cash with respect to those options that are vested as of the date of the sale of the Company in an amount equal to the difference between the option price and the fair market value of a share of common stock (determined as of the date the 1997 Plan is terminated) multiplied by the number of options that are vested as of the date of the sale of the Company which are held by the optionee as of the date of the sale of the Company, (ii) arrange for the exchange of all options for options to purchase common stock in the successor corporation, or (iii) distribute to each optionee other property in an amount equal to and in the same form as the optionee would have received from the successor corporation if the optionee had owned the shares subject to options that are vested as of the date of the sale of Company rather than the option at the time of the sale of the Company. The form of payment or distribution to the optionee pursuant to this section shall be by the Board in its sole discretion.

        In October 1997, the Company adopted the Non-Employee Directors Plan (the Directors Plan). Under the Directors Plan, an aggregate of 85,714 shares of common stock are authorized for issuance. The Directors Plan provides for the grant of a specified number of NQSOs to non-employee directors of the Company as defined in the Directors Plan at exercise prices equal to the fair market value of the Company's stock on the date of grant. The options vest over four years. At December 31, 2001 and 2002, 28,571 and 42,854, respectively, options were outstanding under the Directors Plan. Options outstanding under the Directors Plan had weighted average exercise prices of $75.25 and $40.82 per share at December 31, 2001 and 2002, respectively. As of December 31, 2001 and 2002, 10,714 and 16,072 of these options were exercisable at a weighted average price of $63.00 and $66.11 per share, respectively.

        In January 2001, in connection with the AllPoints acquisition (see Note 3), the Company assumed the former AllPoints Systems 1996 Stock Option Plan (the AllPoints Plan). Under the AllPoints Plan, grants were in the form of incentive stock options or nonqualified options. The Board of Directors determines vesting periods on the date of grant. In conjunction with the acquisition, a portion of these options became fully vested and the remaining options vest ratably over the original four to five year vesting periods. The Company does not intend to grant any additional options under the AllPoints Plan.

        Stock option transactions under the 1997 Plan for the years ended December 31, 2000, 2001 and 2002, including the assumption of the AllPoints Plan in 2001, are summarized as follows:

		Options Outstanding
	Shares Available For Grant	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 1999	557,237	617,425	$31.92
Authorized	500,000	—	—
Grants	(394,932)	394,932	59.92
Exercised	—	(26,555)	16.17
Forfeitures	112,044	(112,044)	33.32

Balance at December 31, 2000	774,349	873,758	44.52
AllPoints Options Assumed	—	58,515	18.62
Grants	(890,500)	890,500	46.06
Exercised	—	(98,401)	17.01
Forfeitures	350,797	(350,797)	63.63

Balance at December 31, 2001	234,646	1,373,575	41.51
Authorized	428,571	—	—
Grants	(409,573)	409,573	8.12
Exercised	—	(52,256)	7.36
Forfeitures	414,969	(414,969)	42.12

Balance at December 31, 2002	668,613	1,315,923	$32.15

        The weighted average grant-date fair value of options granted under the 1997 Plan during the year ended December 31, 1999 and prior to the completion of the Company's initial public offering in 2000 using a minimum value option pricing model was $4.97 and $31.15 per option, respectively. For options granted after the completion of the Company's initial public offering through December 31, 2000, the weighted average grant-date fair value was $58.66. For options granted during 2001 and 2002, respectively, the weighted average grant-date fair value was $38.29 and $5.53.

        At December 31, 2000, 2001 and 2002, respectively, 312,523, 414,385 and 648,482 options were exercisable. The weighted average exercise price of options exercisable was $27.58, $35.91 and $41.37 at December 31, 2000, 2001 and 2002, respectively. Other information regarding options outstanding and options exercisable as of December 31, 2002 is as follows:

	Options Outstanding
				Options Exercisable
			Weighted- Average Remaining Contractual Life In Years
Range of Excercise Prices	Number of Shares	Weighted- Average Exercise Price		Number of Shares	Weighted Average Exercise Price
$ 0.00–$ 5.00	220,427	$4.24	9.85	0	$0.00
$ 5.01–$ 10.00	86,645	7.68	8.51	18,861	5.55
$ 10.01–$ 15.00	194,388	13.68	7.49	98,477	14.18
$ 15.01–$ 20.00	203,083	16.84	8.66	92,659	16.80
$ 20.01–$ 30.00	170,576	23.08	7.37	137,547	22.50
$ 30.01–$ 40.00	114,886	36.47	7.89	91,797	36.95
$ 40.01–$ 60.00	106,705	53.86	7.73	59,034	54.12
$ 60.01–$100.00	178,265	88.99	6.93	128,376	89.52
$100.01–$126.00	40,948	119.44	7.81	21,731	119.44

	1,315,923	$32.15	8.11	648,482	$41.37

11. Deferred Compensation

        The Company recorded deferred compensation of approximately $4.6 million in 2000 for differences between the exercise price and the deemed fair value of the Company's common stock on the grant date for certain options granted during 2000. The Company granted options to purchase 209,032 shares of common stock, with exercise prices ranging from $21.00 to $56.00. Such exercise price was less than the deemed fair value of the Company's common stock on the date of grant. The deemed fair value of the Company's common stock on the individual grant dates ranged from $54.25 to $59.50.

        The Company assumed an additional 58,515 options for shares of the Company's common stock in the AllPoints acquisition (see Note 3) and recorded additional deferred compensation of approximately $1.9 million for the estimated intrinsic value of unvested stock options related to future services. Additionally, the Company recorded additional deferred compensation of approximately $0.7 million in 2001 for the difference between the exercise price and the deemed fair value of the Company's common stock on the grant date. This deferred compensation resulted from the grants of options to purchase 142,857 shares of common stock to an executive officer with an exercise price of $38.50.

        The Company recorded additional deferred compensation of approximately $0.3 million in 2002 for the fair value of 71,428 shares of restricted common stock granted to an executive officer of the Company.

        The deferred compensation is being amortized ratably over the vesting period of the individual options and restricted stock, generally three to four years. Compensation expense recognized in 2000, 2001 and 2002 totaled approximately $1.6 million, $1.4 million and $1.1 million respectively.

12. Related Party Transactions

        The Company had full recourse notes receivable from various officers of the Company totaling approximately $1.2 million and $1.0 million (including accrued interest) at December 31, 2001 and 2002, respectively. These notes receivable are secured by stock and options of the Company and are subject to forgiveness in the event of termination of employment due to death or disability, or if termination happens without cause or, in certain cases, for good reason following a change in control. The notes bear interest of 8.5% per annum. Additionally, the Company had outstanding advances to an officer of $31,642 at the end of 2001 and 2002.

        In accordance with an amended employment agreement with the Company's former Chief Financial Officer dated February 19, 2002, the Company forgave an outstanding loan of approximately $0.3 million on July 1, 2002. Accordingly, the outstanding balance was charged against operating results in 2002. In March 2003, the Company's former Chief Executive Officer repaid his notes payable, including accrued interest, to the Company totaling approximately $0.8 million.

        The Company leased office space from a stockholder under a lease that was to expire in August 2002, with monthly rental payments of $0.1 million. In 1999, the Company finalized an agreement with the stockholder to vacate this office space in connection with the move to new office space for the North American operations. The total paid to the stockholder during the year ended December 31, 2000 for lease abandonment was approximately $0.4 million.

13. Commitments

        The Company leases certain facilities and property and equipment for use in operations. In May 1998, the Company entered into a lease for office space for the North American operations. The lease was subsequently amended in November 2001 and includes initial rental free periods for the first eight months, a lease term for approximately seventeen years, and rate escalation clauses in November 2006 and November 2011. The Company recognizes the total minimum lease payments as an expense on the straight-line basis over the lease term. The lease has two five-year renewal options that are at a rate not less than 95% of the then-prevailing market rate for comparable premises.

        The minimum rental commitments under operating leases are as follows:

2003	$4,922,759
2004	3,939,989
2005	3,419,926
2006	3,213,867
2007	3,134,166
Thereafter	24,101,536

$42,732,243

        However, as of December 31, 2002 the Company has established lease abandonment reserves of approximately $10.6 million, which are primarily for the Company's North American office space.

        Total rent expense was approximately $4.0 million, $4.4 million and $4.6 million (net of sublease income of approximately $1.4 million, $1.2 million and $0.0 million) for the years ended December 31, 2000, 2001 and 2002, respectively. In October 2002, we signed a contract with a company in India to provide offshore development services. The agreement is for three years and the minimum obligation over the remaining term of this agreement is approximately $2.3 million.

14.    Employee Benefit Plans

        The Company sponsors a defined contribution plan for eligible employees. The plan covers all employees located in the United States who have completed one month of service and have attained the age of 21. The Company's contribution to the plan matches the first 5% of the employee's contributions of eligible earnings. Additionally, discretionary contributions may also be made. The Company recognized expenses of approximately $0.7 million, $0.8 million and $0.6 million for the defined contribution plan during the years ended December 31, 2000, 2001 and 2002, respectively.

        The Company also sponsors a defined contribution plan for its employees in the United Kingdom. The plan covers all employees located in the United Kingdom who have completed six months of service. The Company's contribution to the plan matches the first 5% of the employee's contributions of eligible earnings. The Company recognized expenses of approximately $0.3 million, $0.2 million and $0.2 million for the defined contribution plan during the years ended December 31, 2000, 2001 and 2002, respectively.

        The Company also sponsors a defined contribution plan for its employees in Japan. The plan covers all full time employees in Japan who have completed two years of service. The Company's contribution to the plan is based on the employee's job level and years of service. The Company recognized expenses of approximately $0.1 million for the defined contribution plan during the years ended December 31, 2000, 2001 and 2002.

15.    Stockholders' Equity

Common Stock and Preferred Stock

        The Company is authorized to issue 150,000,000 shares of common stock and 20,000,000 shares of preferred stock.

        The Company completed its initial public offering of 1,142,857 shares of its common stock pursuant to a Registration Statement on Form S-1 on August 9, 2000. Additionally, the underwriters exercised a portion of their over-allotment option to purchase an additional 120,000 shares of the Company's common stock, at $56.00 per share, on August 16, 2000. Total proceeds from this offering, including the exercise of the over-allotment option, were approximately $63.9 million, net of underwriting fee and offering expenses of approximately $6.8 million. In conjunction with the IPO, all Class B and Series A–D Preferred Stock were converted to common stock on a one to one basis.

Warrants

        In March 1999, the Company entered into a two year sales and marketing agreement with an independent third party. The Company and the third party each have a non-exclusive right to market and resell the other party's products. As part of the agreement, the Company issued warrants to purchase the Company's common stock with an exercise price of $28.00 per share, of which, 47,143 of the warrants were immediately vested, exercisable and nonforfeitable. The remaining 47,143 of the warrants were to vest at a rate of 15,714 warrants for each $2,000,000 of net license revenue the Company recognizes on sales of the Company's products sold by the third party. The fair value of $0.6 million for the 47,143 warrants, which vested immediately, was amortized to operating expense over the term of the agreement. Through June 2000, the 47,143 warrants which vested over time were marked to fair value at the end of each accounting period, and the re-measured value was amortized to operating expense on a straight-line basis over the term of the agreement. Prior to June 30, 2000, warrants to purchase 15,714 shares of the Company's common stock had vested as a result of the Company recognizing $2.0 million of net license revenue from sales of the Company's products sold by the third party. In June 2000, the Company and the third party amended the sales and marketing agreement such that the unvested warrants to purchase 31,429 shares of the Company's common stock were canceled. The Company recorded expense of approximately $1.2 million for the warrants during 2000. The fair value of the warrants was calculated using a Black-Scholes option pricing model with the following assumptions for 1999 and 2000 respectively: risk-free interest rate of 4.60% and 5.16%; dividend yield of zero; volatility of 85%; and a warrant life of five years. The warrants were exercised in December 2000.

        In October 1999, the Company entered into a consulting agreement with an independent third party. The Company issued 53,571 warrants to purchase the Company's common stock to the third party for consulting services rendered. The warrants were immediately vested, exercisable and non-forfeitable with an exercise price of $28.00 per share. The fair value of the warrants of approximately $2.0 million was recorded as expense in 1999. The fair value of the warrants was calculated using a Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 5.11%; dividend yield of zero; volatility of 85%; and a warrant life of three years. The warrants were exercised in August 2000.

        In September 2002, the Company expanded its strategic relationship with IBM. One of the key elements of the expanded relationship was the grant of 142,857 warrants to IBM to purchase the Company's common stock at an exercise price of $0.07 per share. The warrants are exercisable over a five-year period and will vest over a three-year period based on IBM's generation of pre-established amounts of incremental software license revenue for the Company. At December 31, 2002, none of the warrants were vested or exercisable.

Note Receivable from Stockholder

        In connection with the acquisition of AllPoints in January 2001 (see Note 3), the Company received a full recourse note receivable of approximately $0.2 million from a former stockholder of AllPoints that bears interest at 5.87% per annum. Under the terms of the note, the note was secured by the Company's stock and unpaid principal and interest was due on December 28, 2005, or an earlier date upon the occurrence of certain events, including termination of employment. In January 2002, the stockholder surrendered 13,635 shares of common stock, which had a fair value approximately equal to the carrying values of the note on the settlement date, and the note was cancelled.

16.    Contingencies

        The Company is involved in various legal actions and claims which arise in the normal course of business. In the opinion of management, the final disposition of these matters will not have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. The Company establishes accruals for losses related to such matters that are probable and reasonably estimable. However, an unfavorable outcome of some or all of these matters could have a material effect on the Company's business, financial condition, cash flows and results of operations.

17.    Employee Severance and Lease Abandonment

        During the years ended December 31, 2001 and 2002, the Company implemented various cost reduction actions to lower the Company's cost structure, including the reduction of 233 employees in 2001 and 110 employees in 2002, the write off of equipment and the abandonment of certain leased facilities. As a result, employee severance and related costs totaling approximately $3.5 million and $3.6 million were charged against operating results in 2001 and 2002, respectively. The 2002 severance charge includes approximately $1.4 million paid to the Company's former Chief Executive Officer in early 2003, in accordance with his employment agreement. Additionally, facility closure costs of approximately $0.6 million and $2.1 million were charged against operating results in 2001 and 2002, respectively, for the write down or disposal of certain property and equipment and purchase commitments.

        The Company also abandoned certain leased facilities in North America and Europe in 2001 and its Philadelphia facility in 2002. As a result, the Company provided approximately $10.2 million and $4.0 million during the years ended December 31, 2001 and 2002, respectively for the estimated loss for abandonment of the leased facilities, net of estimated sublease rentals. The 2002 provision includes approximately $3.5 million for additional estimated losses associated with facilities previously abandoned.

        The Company has made cash payments of approximately $8.9 million and has written-off approximately $1.6 million in non-cash charges against the reserves established for these various cost reduction actions. The remaining liability at December 31, 2002 is approximately $13.5 million, of which $8.2 million is long-term and is expected to be paid through 2009. The reserves include estimates pertaining to sublease rates, vacancy periods, employee separation costs and settlement of contractual obligations. Although the Company does not anticipate significant changes, the actual costs may differ from these estimates.

18.    Segment Information

        The Company provides software that drives customers' supply chain execution processes, including fulfillment, warehousing, distribution, and inventory management. All financial information is reviewed on a consolidated basis with additional information by geographic region used to make operating decisions and assess the results of the Company. Total assets are presented net of intercompany receivables and payables. The Company's geographic information as of and for the years ended December 31, 2000, 2001 and 2002 is as follows:

	North America	Europe	Asia Pacific and the Middle East	Eliminations	Total
December 31, 2000
Revenue	$71,856,946	$20,216,510	$26,753,103	$—	$118,826,559
Amortization of goodwill and intangible assets	(4,598,067)	(13,008)	(4,432)	—	(4,615,507)
Warrant and stock compensation expense	(2,361,430)	(77,183)	(323,825)	—	(2,762,438)
Operating income (loss)	(3,795,750)	(642,641)	1,547,710	—	(2,890,681)
Property and equipment, net	5,949,734	1,426,761	857,396	—	8,233,891
Total assets	$96,170,484	$8,931,411	$14,570,151	$(3,092,403)	$116,579,643
December 31, 2001
Revenue	$52,123,238	$17,526,118	$27,874,446	—	$97,523,802
Amortization and impairment of goodwill and intangible assets	(35,044,352)	(54,399)	(15,843)	—	(35,114,594)
Warrant and stock compensation expense	(809,998)	(303,369)	(461,120)	—	(1,574,487)
Provision for estimated loss on lease abandonment	9,789,784	382,311	11,897	—	10,183,992
Employee severance and other facility closure costs	2,180,569	1,169,341	759,720	—	4,109,630
Operating income (loss)	(59,091,229)	(3,959,384)	(2,551,946)	—	(65,602,559)
Property and equipment, net	6,135,837	1,377,799	910,948	—	8,424,584
Total assets	$72,711,166	$10,433,408	$12,033,928	$(4,108,034)	$91,070,468
December 31, 2002
Revenue	$35,234,884	$20,276,128	$18,145,089	$—	$73,656,101
Amortization of goodwill and intangible assets	(1,260,061)	(714)	—	—	(1,260,775)
Warrant and stock compensation expense	(509,998)	(234,258)	(307,462)	—	(1,051,718)
Provision for estimated loss on lease abandonment	(3,900,000)	(98,862)	—	—	(3,998,862)
Employee severance and other facility closure costs	(5,275,956)	(289,374)	(172,439)	—	(5,737,769)
Operating income (loss)	(23,072,132)	(556,236)	(1,854,529)	—	(25,482,897)
Property and equipment, net	2,889,220	906,710	636,952	—	4,432,882
Total assets	$56,611,288	$9,704,938	$8,161,258	$(4,108,034)	$70,369,450

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2002 and September 30, 2003

	As of December 31, 2002	As of September 30, 2003
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,815,464	$29,421,248
Marketable securities, short-term	16,628,465	—
Accounts receivable, net of allowance for doubtful accounts and adjustments of approximately $4,161,000 and $3,454,000 at December 31, 2002 and September 30, 2003, respectively	16,904,889	14,466,599
Other receivables and advances	329,568	576,219
Prepaid and other current assets	2,747,074	2,735,930

Total current assets	57,425,460	47,199,996
Property and equipment, net	4,432,882	3,156,699
Goodwill, net	5,265,685	5,265,685
Intangible assets, net	1,499,891	999,889
Other assets	1,745,532	922,997

Total assets	$70,369,450	$57,545,266

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,094,823	$6,670,442
Accrued expenses	11,326,722	9,306,151
Accrued payroll and benefits	1,688,815	1,827,685
Deferred revenue	7,885,223	7,671,155
Current portion of long-term debt and capital lease obligations	521,458	499,978

Total current liabilities	30,517,041	25,975,411
Long-term debt and capital lease obligations, net of current portion	416,598	41,649
Long-term accrued expenses, net of current portion	8,888,841	6,344,186
Minority interest	198,779	148,564
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value: shares authorized—20,000,000; none issued or outstanding	—	—
Common stock, voting, $.01 par value: shares authorized—150,000,000; shares issued—6,807,813 and 6,823,599 at December 31, 2002 and September 30, 2003	68,078	68,236
Additional paid-in capital	178,871,117	178,743,706
Treasury stock, at cost, 156,418 shares of common stock at December 31, 2002 and September 30, 2003	(3,645,859)	(3,645,859)
Accumulated deficit	(143,402,453)	(148,379,076)
Deferred compensation	(809,338)	(230,397)
Other comprehensive loss	(733,354)	(1,521,154)

Total stockholders' equity	30,348,191	25,035,456

Total liabilities and stockholders' equity	$70,369,450	$57,545,266

See accompanying notes.

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Nine-month Periods Ended September 30, 2002 and 2003

(UNAUDITED)

	Nine Months Ended September 30,
	2002	2003
Revenue:
Software license	$9,961,142	$8,950,428
Services and maintenance	36,978,051	36,072,780
Resale of software and equipment	6,418,717	8,025,941
Reimbursable expenses	1,443,028	1,274,328

Total revenue	54,800,938	54,323,477
Costs and expenses:
Cost of software licenses	435,902	688,244
Cost of services and maintenance	24,079,137	22,508,474
Cost of resale of software and equipment	5,307,436	6,347,717
Estimated loss on resale equipment sold to company in bankruptcy	—	456,866
Cost of reimbursable expenses	1,443,028	1,274,328
Sales and marketing	14,448,762	11,471,885
Research and development	8,813,889	7,059,920
General and administrative	9,006,223	8,289,351
Amortization of intangible assets	897,148	500,002
Warrant and stock compensation expense allocated to:
Cost of services and maintenance	225,810	171,186
Sales and marketing	129,785	55,252
Research and development	129,785	82,423
General and administrative	262,988	134,952
Loss on lease abandonment	3,998,862	—
Employee severance and other facility closure costs	2,487,769	—

Total costs and expenses	71,666,524	59,040,600

Operating loss	(16,865,586)	(4,717,123)

Other income (expense):
Interest income	875,456	315,334
Interest expense	(74,478)	(42,318)
Merger expense	—	(796,397)
Other	728,541	1,013,136

Total other income (expense)	1,529,519	489,755

Loss before minority interest and taxes	(15,336,067)	(4,227,368)
Minority interest in subsidiary (income) loss	(14,939)	50,215

Loss before taxes	(15,351,006)	(4,177,153)
Income tax provision	328,710	799,470

Net loss	$(15,679,716)	$(4,976,623)

Net loss per common share—basic and diluted	$(2.39)	$(0.75)

Weighted average number of common shares outstanding—basic and diluted	6,572,576	6,663,637

See accompanying notes.

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine-month Periods Ended September 30, 2002 and 2003

(UNAUDITED)

	Nine Months Ended September 30,
	2002	2003
Cash Flow from Operating Activities:
Net loss	$(15,679,716)	$(4,976,623)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,335,348	1,995,873
Write-down of property and equipment	1,032,408	—
Provision for losses on receivables	1,788,521	558,724
Amortization of deferred compensation	748,368	443,813
Minority interest	14,939	(50,215)
Changes in operating assets and liabilities:
Accounts receivable	8,499,720	1,879,566
Other receivables and advances	85,047	(246,651)
Prepaids and other current assets	(2,873,378)	11,144
Other long-term assets	704,915	822,535
Accounts payable	(601,360)	(2,424,381)
Accrued payroll and benefits	(254,477)	138,870
Deferred revenue	1,136,670	(214,068)
Accrued expenses	1,283,592	(4,565,225)
Other	(442,114)	(785,851)

Net cash used in operating activities	(1,221,517)	(7,412,489)
Cash Flow from Investing Activities:
Purchases of property and equipment	(605,241)	(221,638)
Purchase of developed software technology	(1,000,000)	—
Purchase of marketable securities	(15,710,000)	—
Proceeds from sale and maturities of marketable securities	17,064,831	16,628,465

Net cash provided by (used in) investing activities	(250,410)	16,406,827
Cash Flow from Financing Activities:
Issuance of common stock for options and warrants	384,394	7,875
Payments on long-term debt and capital lease obligations	(355,279)	(396,429)

Net cash provided by (used in) financing activities	29,115	(388,554)

Net increase (decrease) in cash and cash equivalents	(1,442,812)	8,605,784
Cash and cash equivalents at beginning of period	30,250,156	20,815,464

Cash and cash equivalents at end of period	$28,807,344	$29,421,248

See accompanying notes.

EXE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.    Principles of Consolidation and Basis of Presentation

        EXE Technologies, Inc. (the Company or EXE) provides software that drives customers' supply chain execution processes, including fulfillment, warehousing, distribution, and inventory management. The Company operates from its headquarters in Dallas, Texas, and through its various subsidiary and sales offices serving North America, Europe, the Middle East, Asia and Australia. The accompanying unaudited consolidated financial statements include the accounts of EXE Technologies, Inc. and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for fiscal year end financial statements. In the opinion of management, all adjustments (consisting only of normal recurring entries) considered necessary for a fair presentation of the results have been included for the interim periods presented. Operating results for the nine month periods ended September 30, 2003 are not necessarily indicative of the results that may be expected for any other interim period or for the year ended December 31, 2003. These statements should be read in conjunction with the Company's audited financial statements included elsewhere in this prospectus.

        All share and per share amounts in the accompanying financial statements and footnotes have been adjusted to reflect the Company's one for seven reverse stock split which was effective January 2, 2003. Certain amounts in prior years financial statements have been reclassified to conform to the current year presentation.

2.    Pending Merger with a Subsidiary of SSA Global Technologies, Inc.

        On August 15, 2003, the Company entered into a definitive agreement with SSA Global Technologies, Inc. (SSA GT), under which a subsidiary of SSA GT will merge into the Company and all holders of the Company's outstanding common stock will receive $7.10 per share in cash. The acquisition is subject to approval of a majority of the Company's stockholders as well as regulatory and certain other customary conditions. The Company intends to mail a proxy statement to our stockholders and hold a stockholders' meeting to vote on the merger during the fourth quarter of 2003. If the stockholders approve the merger, it is anticipated that the acquisition will be completed shortly thereafter. Once the acquisition is completed, the Company will be a wholly-owned subsidiary of SSA GT, and the Company's outstanding common stock will no longer be publicly traded.

        A company, who owns 30.1% of the Company's shares of common stock, also owns 25.0% of the capital stock of SSA GT.

        Approximately $0.8 million of merger-related costs, including outside legal costs, investment banker fees, accounting fees, and printing costs were expensed in the third quarter of 2003. Additional merger-related costs are expected to be incurred in the fourth quarter of 2003.

3.    Net Loss Per Share

        The Company computes net income (loss) per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). Basic net income (loss) per common share is computed using the weighted average number of shares of common stock outstanding during each period.

        Diluted net income (loss) per common share is computed using the weighted average number of shares of common stock outstanding during each period and common equivalent shares consisting of warrants and stock options (using the treasury stock method), if dilutive. Diluted loss per common share is the same as basic loss per common share for all periods presented because all potentially dilutive securities were anti-dilutive. The following table sets forth anti-dilutive securities that have been excluded from diluted earnings per share for the periods presented:

	As of September 30,
	2002	2003
Common stock options	1,332,566	1,380,788
Warrants	145,000	145,000

Total anti-dilutive securities excluded	1,477,566	1,525,788

4.    Comprehensive Loss

        Comprehensive loss includes foreign currency translation gains (losses) and unrealized gains (losses) on securities available for sale. The following table sets forth the calculation of comprehensive loss for the periods presented:

	Nine Months Ended September 30,
	2002	2003
Net loss	$(15,679,716)	$(4,976,623)
Foreign currency translation gains (losses)	(374,027)	(787,800)
Unrealized gain (loss) on securities available for sale	(125,032)	—

Total comprehensive loss	$(16,178,775)	$(5,764,423)

5.    Stock-Based Compensation Plans

        The Company accounts for its stock-based compensation plans utilizing the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, if the exercise price of an employee's stock option equals or exceeds the fair market value of the underlying stock on the date of grant, no compensation expense is recognized. Any compensation expense associated with employee stock options is recognized ratably over the vesting period of the underlying option. The Company accounts for stock-based compensation for non-employees under the fair value method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123).

        Although SFAS 123 allows the APB 25 guidelines to be applied to accounting for stock options, SFAS 123 requires the disclosure of pro forma net income (loss) and earnings (loss) per share information as if the Company had accounted for its employee stock options under the fair value method. The following table sets forth the pro forma information as if the provisions of SFAS 123 had been applied to account for stock-based employee compensation:

	Nine Months Ended September 30,
	2002	2003
Reported net loss	$(15,679,716)	$(4,976,623)
Stock compensation expense recorded under the intrinsic value method prescribed by APB 25	748,368	443,813
Stock-based employee compensation determined under the fair value method	(4,469,031)	(2,423,368)

Pro forma net loss	$(19,400,379)	$(6,956,178)

Reported net loss per common share—basic and diluted	$(2.39)	$(0.75)

Pro forma net loss per common share—basic and diluted	$(2.95)	$(1.04)

        The fair value for options was estimated at the date of grant using a Black-Scholes options pricing model and the following weighted-average assumptions for 2002 and 2003: a risk-free interest rate of 4.47% in 2002 and 2.01% for the nine months ended September 30, 2003; no dividend; an expected life of three to five years; and a volatility for grants of 0.93 in 2002 and 0.82 for the nine months ended September 30, 2003.

6.    Segment Information

        The Company provides software that drives customers' supply chain execution processes, including fulfillment, warehousing, distribution, and inventory management. All financial information is reviewed on a consolidated basis with additional information by geographic region used to make operating decisions and assess the results of the Company. Total assets are presented net of intercompany receivables and payables. The Company's geographic information as of and for the nine months ended September 30, 2002 and 2003 is as follows:

	North America	Europe	Asia Pacific and the Middle East	Eliminations	Total
Nine months ended September 30, 2002
Revenue	$25,804,371	$15,101,699	$13,894,868	$—	$54,800,938
Amortization of intangible assets	896,434	714	—	—	897,148
Warrant and stock compensation expense	379,891	161,413	207,064	—	748,368
Provision for estimated loss on lease abandonment	3,900,000	98,862	—		3,998,862
Employee severance and other facility closure costs	2,252,745	133,105	101,919		2,487,769
Operating income (loss)	(17,333,634)	1,332,221	(864,173)	—	(16,865,586)
As of September 30, 2002
Property and equipment, net	$3,747,104	$1,052,949	$699,577	$—	$5,499,630
Total assets	62,046,106	10,668,946	8,638,879	(4,108,034)	77,245,897
Nine months ended September 30, 2003
Revenue	$26,929,014	$13,536,786	$13,857,677	$—	$54,323,477
Amortization of intangible assets	500,002	—	—	—	500,002
Warrant and stock compensation expense	172,205	117,454	154,154	—	443,813
Operating income (loss)	(4,944,268)	1,014,033	(786,888)	—	(4,717,123)
As of September 30, 2003
Property and equipment, net	$2,055,163	$656,574	$444,962	$—	$3,156,699
Total assets	44,609,868	9,868,829	7,201,210	(4,134,641)	57,545,266

7.    Income Taxes

        Income tax provisions are primarily due to foreign withholding taxes and taxes on income earned by foreign subsidiaries. The Company has established a valuation allowance to reserve its net deferred tax assets due to the uncertainty of the timing and amount of future taxable income.

8.    Commitments and Contingencies

        The Company is involved in various legal actions and claims that arise in the normal course of business. In the opinion of management, the final disposition of these matters will not have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. The Company establishes accruals for losses related to such matters that are probable and reasonably estimable. However, an unfavorable outcome of some or all of these matters could have a material effect on the Company's business, financial condition, cash flows and results of operations.

9.    Employee Severance and Lease Abandonment

        During the years ended December 31, 2001 and 2002, the Company implemented various cost reduction actions to lower the Company's cost structure, including employee severance, the write-off of equipment and the abandonment of certain leased facilities. As a result, charges totaling approximately $14.3 million and $9.7 million were charged against operating results during the years ended December 31, 2001 and 2002, respectively. Of these charges, $6.5 million were recorded during the nine months ended September 30, 2002, including $1.4 million for severance and other employee related costs for the termination of approximately 60 services, sales and marketing, development and administrative employees, $4.0 million for abandoned facility losses, and $1.1 million for other facility closure costs primarily for the write-down of property and equipment. Additionally, the 2002 charges included approximately $1.4 million in severance paid to the Company's former Chief Executive Officer in March 2003, in accordance with his employment agreement.

        The Company has made cash payments of approximately $13.3 million, of which approximately $4.0 million and $4.4 million was paid during the nine months ended September 30, 2002 and 2003, respectively. Additionally, the Company has written-off approximately $1.6 million in non-cash charges against the reserves established for these various cost reduction actions.

        Substantially all of the remaining liability of $9.1 million at September 30, 2003 related to the abandoned Dallas facility lease. Approximately $5.6 million of the liability is classified as a long-term liability and is expected to be paid through 2009. The estimated liability includes estimates pertaining to sublease rates and vacancy periods. Although the Company does not anticipate significant changes, the actual costs may differ from these estimates.

        At September 30, 2003, the Company occupied less than 50% of the Dallas facility, most of which has been abandoned. The Company is attempting to sublease the unoccupied leased space and continues to have discussions with the lessor regarding a restructuring or a termination of the Dallas lease. If the Company is able to reach a settlement with the lessor on terms favorable to the Company, the settlement payment could significantly increase the Company's near term cash requirements, but could reduce monthly lease payments in the future. If a satisfactory settlement cannot be reached and the unoccupied space cannot be subleased, the Company will be required to continue to make significant scheduled lease payments and pay operating expenses over the remaining lease term and this could result in additional reserve requirements above those recorded at September 30, 2003.

10.    Related Party Transactions

        In October 2002, the Company entered into an agreement with a company in India to provide development services, with a minimum obligation of $2.1 million over a three-year period. A stockholder of the Company, who owns approximately 6% of the Company's outstanding shares, has an indirect financial interest in the India operation. The Company believes that the terms of this agreement are on an arms length basis. The Company has expensed $1.0 million for these development services during the nine months ended September 30, 2003.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

        Through and including             , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                    Shares

SSA Global
Technologies, Inc.

Common Stock

Goldman, Sachs & Co.
Credit Suisse First Boston
Citigroup
JPMorgan
Lazard
Piper Jaffray

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee and the NASD fee are estimated. All amounts will be filed by amendment.

SEC Registration Fee		$25,340
Nasdaq National Market Listing Fee
NASD Fee		20,500
Accounting Fees and Expenses
Legal Fees and Expenses
Printing Fees and Expenses
Blue Sky Fees and Expenses
Miscellaneous

Total	$

Item 14.    Indemnification of Directors and Officers

Indemnification Under the Delaware General Corporation Law

        Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

  (1)
  for any breach of the director's duty of loyalty to the corporation or its stockholders,

  (2)
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (3)
  for unlawful payments of dividends or unlawful stock purchases or redemptions, or

  (4)
  for any transaction from which the director derived an improper personal benefit.

        These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under Our Certificate of Incorporation

        Article Five of our certificate of incorporation provides that, to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time, the personal liability of our directors and officers shall be eliminated.

        Article Seven of our certificate of incorporation provides that, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, we shall indemnify any and all persons whom we shall have the power to indemnify under the DGCL. The indemnification provided for in Article Seven of our certificate of incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled whether as a matter of law, under our amended and restated bylaws, by agreement, by vote of our stockholders or disinterested directors or otherwise.

Indemnification Under Our Bylaws

        Section 1 of Article VI of our bylaws provides that, to the fullest extent permitted by applicable law, as such may be amended from time to time, we shall indemnify any person (referred to herein as a Covered Person) who was or is a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively referred to herein as a proceeding), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director, or officer of the Company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as provided in Section 3 of Article VI of our bylaws, we shall indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by our Board of Directors.

        Section 2 of Article VI of our bylaws provides that we shall pay expenses incurred by a Covered Person in defending any proceeding in advance of the final disposition of such proceeding, provided that to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under Article VI of our bylaws or otherwise.

        Section 3 of Article VI of our bylaws provides that if a claim for indemnification or advancement of expenses under Article VI of our bylaws is not paid in full within thirty days after we receive a written claim therefor by the Covered Person, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to the be paid the expense of prosecuting such claim. In any such action, we have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        Section 4 of Article VI of our bylaws provides that the rights conferred on any Covered Person by Article VI of our bylaws shall not be deemed exclusive of any other rights to which such Covered Person may be entitled under any statute, provision of our certificate of incorporation, provision of our bylaws, agreement, vote of our stockholders or disinterested directors or otherwise.

        Section 5 of Article VI of our bylaws provides that our obligation to indemnify or to advance expenses to any Covered Person who was or is serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        Section 6 of Article VI of our bylaws provides that any repeal or modification of the provisions of Article VI of our bylaws shall not adversely affect any right or protection of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

        Section 7 of Article VI of our bylaws provides that Article VI of our bylaws shall not limit our right, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Indemnification Under Indemnification Agreements With Our Directors and Officers

        Reference is made to the form of Indemnification Agreement to be entered into between us and each of our directors and certain of our officers pursuant to which we will agree to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

Item 15.    Recent Sales of Unregistered Securities

        The following is a list of all securities sold or issued by us within the past three years:

(1)
In April 2003, we sold 750,000 shares of our series A convertible preferred stock to investment entities affiliated with General Atlantic for an aggregate purchase price of $75.0 million. The shares were sold in reliance on Section 4(2) of the Securities Act in that the sale of the securities did not involve a public offering. The entities acquiring the shares represented to us that they were accredited investors and were acquiring the shares for investment and not distribution, and appropriate legends were affixed to the share certificates issued in such transaction.

(2)
In April 2003, we issued 2,250,000 shares of our series A convertible preferred stock to affiliates of Cerberus in exchange for the cancellation of $10.0 million outstanding indebtedness and certain rights, warrants and shares of our common stock held by such entities. The shares were issued in reliance on Section 4(2) of the Securities Act in that the sale of the securities did not involve a public offering. The entities acquiring the shares represented to us that they were accredited investors and were acquiring the shares for investment and not distribution, and appropriate legends were affixed to the share certificates issued in such transaction.

(3)
On May 21, 2004, we entered into a three-year Master Relationship Agreement (the "MRA") with IBM. In connection with the MRA, we issued a warrant to IBM on June 1, 2004 to purchase an amount of our common stock equal to $1.0 million divided by the offering price of our common stock in our initial public offering. The warrant vests over one year and expires at the earlier of (i) five years or (ii) six months from the date of termination of the MRA. The warrant was issued in reliance on Section 4(2) of the Securities Act in that the issuance of the warrant did not involve a public offering, and appropriate legends were affixed to the warrant and will be affixed to any share certificates upon exercise of the warrant.

(4)
On May 27, 2004, we issued stock appreciation rights to BLI-8787, Ltd. as part of the consideration in connection with the renegotiation of a lease. The stock appreciation rights entitle the holder to 8,778 shares of our common stock, subject to antidilution adjustment, upon consummation of our initial public offering prior to May 27, 2006. The stock appreciation rights were issued in reliance on Section 4(2) of the Securities Act in that the issuance of the stock appreciation rights did not involve a public offering. BLI-8787, Ltd. represented to us that it was an accredited investor and was acquiring such shares for investment and not distribution, and appropriate legends will be affixed to any share certificates issued for the stock appreciation rights.

(5)
On June 4, 2004, we issued subordinated convertible notes in the aggregate principal amount of $12,000,000 to Arzoon and certain of its investors as a portion of the purchase price for substantially all of the assets of Arzoon. Upon a change of control of our company or our initial public offering, each noteholder has the right to convert any portion of the amount then outstanding on such note into shares of our common stock at a conversion price of $284.80 per share, subject to antidilution adjustment.

(6)
Between July 2003 and July 31, 2004, we granted options to purchase             shares of our common stock to certain of our employees and independent directors pursuant to our equity incentive plan at exercise prices ranging from $            to            per share. The options were issued pursuant to compensatory plans or agreements with our employees and directors in reliance on Rule 701 of the Securities Act.

        There were no underwriters employed in connection with the sales and issuances described in paragraphs (1) through (6).

Item 16.    Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation of the Registrant, as currently in effect	(B)
3.2*	Amended and Restated Certificate of Incorporation of the Registrant to become effective upon closing of this offering
3.3	Amended and Restated Bylaws of the Registrant, as currently in effect	(B)
3.4*	Amended and Restated Bylaws of the Registrant to become effective upon closing of this offering
4.1	Registration Rights Agreement, dated as of April 2, 2003, among the Registrant, General Atlantic Partners 76, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, SSA Investor, LLC, SSA Warrant Holdings, LLC, Ableco, L.L.C., Cerberus Partners, L.P., Cerberus Institutional Partners, L.P. and Madeleine L.L.C.	(B)
4.2*	Specimen of Common Stock Certificate
4.3**	Common Stock Purchase Warrant, dated June 1, 2004, issued by the Registrant to International Business Machines Corporation
5.1*	Opinion of Schulte Roth & Zabel LLP
10.1	Amended and Restated Employment Agreement between the Registrant and Michael Greenough, dated as of January 3, 2003	(B)
10.2*	Supplemental Agreement Regarding Amended and Restated Employment Agreement between the Registrant and Michael Greenough.
10.3	Employment Agreement between the Registrant and Stephen P. Earhart, dated April 30, 2003	(B)
10.4	Employment Agreement between the Registrant and Kirk Isaacson, dated August 9, 2000	(B)
10.5	Employment Agreement between the Registrant and John Walles, dated August 23, 2000	(B)
10.6	Employment Agreement between the Registrant and Graeme Cooksley, dated April 1, 2000	(B)
10.7	Form of Fiscal 2005 Bonus Compensation Plan in which the named executive officers participate	(C)
10.8	SSA Global Technologies, Inc. 2003 Equity Incentive Plan	(B)
10.9**	Form of Indemnification Agreement
10.10	Agreement and Plan of Merger, dated as of October 28, 2002, among the Registrant, Samurai Merger Subsidiary, Inc. and Infinium Software, Inc.	(B)

10.11	Agreement and Plan of Merger, dated as of May 8, 2003, among the Registrant, Seneca Merger Subsidiary Inc., Seneca Acquisition Subsidiary Inc. and Elevon, Inc.	(B)
10.12	Combination Agreement, dated as of June 17, 2003, among the Registrant, 36338 Yukon Inc., Ironside Technologies Inc. and Joel Kallett	(B)
10.13	Sale and Purchase Agreement, dated June 2, 2003, by and among Invensys Holdings Limited, Invensys, Inc., Invensys Twenty-One Limited, GAC Baan Acquisition LLC, Invensys, plc, General Atlantic Partners (Bermuda), L.P. and Cerberus Capital Management II, L.P.	(B)
10.14	Agreement, dated July 18, 2003, among Invensys Holdings Limited, Invensys, Inc., Invensys Twenty-One Limited, GAC Baan Acquisition LLC, General Atlantic Partners (Bermuda), L.P., Cerberus Capital Management II, L.P., the Registrant, SSA Caribbean and Harfsen Holding B.V.	(B)
10.15	Merger Agreement, dated as of August 15, 2003, among the Registrant, EXE Technologies, Inc. and Rush Merger Subsidiary, Inc.	(B)
10.16	Asset Purchase Agreement, dated as of June 4, 2004, among Arzoon, Inc., Arzoon Acquisition, Inc., Arzoon Asset Acquisition, Inc. and the Registrant.	(C)
10.17	Asset Purchase Agreement, dated as of June 11, 2004, among the Registrant, SSA Global Technologies Limited, Baan France SA, Baan Global BV, Baan Holding Central Europe GmbH, Invensys Systems, Inc., Invensys Production Solutions S.A., Invensys Production Solutions BV and Baan Process Solutions GMBH	(C)
10.18	Stock Appreciation Rights Agreement, dated as of May 27, 2004, between the Registrant and BLI-8787, Ltd.	(C)
10.19	Second Amended and Restated Subordinated Promissory Note, dated August 1, 2003, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $69,190,349.38.	(C)
10.20	Subordinated Promissory Note, dated December 18, 2003, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $23,000,000.00.	(C)
10.21	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of General Atlantic Partners 77, L.P. in the principal amount of $6,830,495.47.	(C)
10.22	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments III, LLC in the principal amount of $391,696.18.	(C)
10.23	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $241,444.30.	(C)
10.24	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $95,833.75.	(C)
10.25	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments IV, LLC in the principal amount of $99,276.10.	(C)
10.26	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of $7,954.20.	(C)
10.27	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $97,557,880.06.	(C)
10.28	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of General Atlantic Partners 76, L.P. in the principal amount of $30,295,718.90.	(C)
10.29	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAP Coinvestment Partners II, L.P. in the principal amount of $1,773,182.23.	(C)
10.30	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $406,491.17.	(C)

10.31	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of $43,901.05.	(C)
10.32	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of After Corporation Liquidating Trust in the principal amount of $1,400,000.00.	(C)
10.33	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Bill Sickler in the principal amount of $250,000.00.	(C)
10.34	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Farid Dibachi in the principal amount of $215,757.91.	(C)
10.35	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates II, L.P. in the principal amount of $1,005,622.03.	(C)
10.36	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates II, L.P. in the principal amount of $904,882.19.	(C)
10.37	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates in the principal amount of $698,822.09.	(C)
10.38	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates in the principal amount of $628,816.44.	(C)
10.39	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—Cayman Investors III, L.P. in the principal amount of $189,225.76.	(C)
10.40	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—Cayman Investors III, L.P. in the principal amount of $170,271.22.	(C)
10.41	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—SBIC III, L.P. in the principal amount of $1,515,218.36.	(C)
10.42	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—SBIC III, L.P. in the principal amount of $1,363,427.41.	(C)
10.43	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of InnoCal II, L.P. in the principal amount of $2,124,257.96.	(C)
10.44	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of InnoCal II, L.P. in the principal amount of $1,533,698.63.	(C)
10.45**	Stock Purchase Agreement, dated March 10, 2003, among the Registrant, Cerberus Capital Management, L.P., General Atlantic Partners 76, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC and GAPCO GmbH & Co. KG.
10.46**	Securities Exchange Agreement, dated April 2, 2003, among the Registrant, SSA Investor, L.L.C., SSA Warrant Holdings, L.L.C., Ableco, L.L.C. Cerberus Partners, L.P., Cerberus Institutional Partners, L.P., and Madeleine L.L.C.
21.1	List of subsidiaries of the Registrant	(C)
23.1**	Consent of Grant Thornton LLP regarding the consolidated financial statements of the Registrant and its subsidiaries
23.2**	Consent of PricewaterhouseCoopers LLP regarding the consolidated financial statements of Infinium Software, Inc. and its subsidiaries
23.3**	Consent of Grant Thornton LLP regarding the consolidated financial statements of Ironside Technologies, Inc. and its subsidiaries
23.4**	Consent of PricewaterhouseCoopers LLP regarding the consolidated financial statements of Ironside Technologies, Inc. and its subsidiaries.
23.5**	Consent of Ernst & Young Accountants regarding the combined consolidated financial statements of Baan UK, Ltd., Baan U.S.A. Inc., and Baan Global B.V.

23.6**	Consent of Deloitte & Touche LLP regarding the consolidated financial statements of Elevon, Inc. and its subsidiaries
23.7**	Consent of Ernst & Young LLP regarding the consolidated financial statements of EXE Technologies, Inc. and its subsidiaries
23.8*	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of initial filing)	(A)
24.2	Power of Attorney of Marcus C. Hansen.	(C)
24.3	Power of Attorney of James N. Chapman.	(C)
24.4	Power of Attorney of Raymond H. Wechsler.	(C)

(A)
Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(B)
Previously filed on August 9, 2004 as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg No. 333-116156) originally filed with the SEC on June 3, 2004.

(C)
Previously filed on October 22, 2004 as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (Reg No. 333-116156) originally filed with the SEC on June 3, 2004.

*
To be filed by amendment.

**
Filed herewith.

Item 17.    Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (2)
  That, for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and conformed in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the security offered therein and the offering of such securities of such form shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, SSA Global Technologies, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 15th day of November, 2004.

SSA GLOBAL TECHNOLOGIES, INC.
By:	/s/ MICHAEL GREENOUGH
Name: Michael Greenough Title: Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL GREENOUGH Michael Greenough	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	November 15, 2004
/s/ STEPHEN P. EARHART Stephen P. Earhart	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	November 15, 2004
* John W. Barter	Director	November 15, 2004
* James N. Chapman	Director	November 15, 2004
* William E. Ford	Director	November 15, 2004
* Michael M. Green	Director	November 15, 2004
* Marcus C. Hansen	Director	November 15, 2004
* Pieter Korteweg	Director	November 15, 2004
* Marc F. McMorris	Director	November 15, 2004

* Mark Neporent	Director	November 15, 2004
* Raymond H. Wechsler	Director	November 15, 2004
*By:	/s/ STEPHEN P. EARHART Stephen P. Earhart Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Certificate of Incorporation of the Registrant, as currently in effect	(B)
3.2*	Amended and Restated Certificate of Incorporation of the Registrant to become effective upon closing of this offering
3.3	Amended and Restated Bylaws of the Registrant, as currently in effect	(B)
3.4*	Amended and Restated Bylaws of the Registrant to become effective upon closing of this offering
4.1
	Registration Rights Agreement, dated as of April 2, 2003, among the Registrant, General Atlantic Partners 76, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC, GAPCO GmbH & Co. KG, SSA Investor, LLC, SSA Warrant Holdings, LLC, Ableco, L.L.C., Cerberus Partners, L.P., Cerberus Institutional Partners, L.P. and Madeleine L.L.C.	(B)
4.2*	Specimen of Common Stock Certificate
4.3**	Common Stock Purchase Warrant, dated June 1, 2004, issued by the Registrant to International Business Machines Corporation
5.1*	Opinion of Schulte Roth & Zabel LLP
10.1	Amended and Restated Employment Agreement between the Registrant and Michael Greenough, dated as of January 3, 2003	(B)
10.2*	Supplemental Agreement Regarding Amended and Restated Employment Agreement between the Registrant and Michael Greenough
10.3	Employment Agreement between the Registrant and Stephen P. Earhart, dated April 30, 2003	(B)
10.4	Employment Agreement between the Registrant and Kirk Isaacson, dated August 9, 2000	(B)
10.5	Employment Agreement between the Registrant and John Walles, dated August 23, 2000	(B)
10.6	Employment Agreement between the Registrant and Graeme Cooksley, dated April 1, 2000	(B)
10.7	Form of Fiscal 2005 Bonus Compensation Plan in which the named executive officers participate	(C)
10.8	SSA Global Technologies, Inc. 2003 Equity Incentive Plan	(B)
10.9**	Form of Indemnification Agreement
10.10	Agreement and Plan of Merger, dated as of October 28, 2002, among the Registrant, Samurai Merger Subsidiary, Inc. and Infinium Software, Inc.	(B)
10.11	Agreement and Plan of Merger, dated as of May 8, 2003, among the Registrant, Seneca Merger Subsidiary Inc., Seneca Acquisition Subsidiary Inc. and Elevon, Inc.	(B)
10.12	Combination Agreement, dated as of June 17, 2003 , among the Registrant, 36338 Yukon Inc., Ironside Technologies Inc. and Joel Kallett	(B)

10.13
	Sale and Purchase Agreement, dated June 2, 2003 , by and among Invensys Holdings Limited, Invensys, Inc., Invensys Twenty-One Limited, GAC Baan Acquisition LLC, Invensys, plc, General Atlantic Partners (Bermuda), L.P. and Cerberus Capital Management II, L.P.	(B)
10.14
	Agreement, dated July 18, 2003, among Invensys Holdings Limited, Invensys, Inc., Invensys Twenty-One Limited, GAC Baan Acquisition LLC, General Atlantic Partners (Bermuda), L.P., Cerberus Capital Management II, L.P., the Registrant, SSA Caribbean and Harfsen Holding B.V.	(B)
10.15	Merger Agreement, dated as of August 15, 2003 , among the Registrant, EXE Technologies, Inc. and Rush Merger Subsidiary, Inc.	(B)
10.16	Asset Purchase Agreement, dated as of June 4, 2004, among Arzoon, Inc., Arzoon Acquisition, Inc., Arzoon Asset Acquisition, Inc. and the Registrant.	(C)
10.17
	Asset Purchase Agreement, dated as of June 11, 2004, among the Registrant, SSA Global Technologies Limited, Baan France SA, Baan Global BV, Baan Holding Central Europe GmbH, Invensys Systems, Inc., Invensys Production Solutions S.A., Invensys Production Solution BV and Baan Process Solutions GMBH	(C)
10.18	Stock Appreciation Rights Agreement, dated as of May 27 , 2004, between the Registrant and BLI-8787, Ltd.	(C)
10.19	Second Amended and Restated Subordinated Promissory Note, dated August 1, 2003, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $69,190,349.38.	(C)
10.20	Subordinated Promissory Note, dated December 18, 2003, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $23,000,000.00.	(C)
10.21	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of General Atlantic Partners 77, L.P. in the principal amount of $6,830,495.47.	(C)
10.22	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments III, LLC in the principal amount of $391,696.18.	(C)
10.23	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $241,444.30.	(C)
10.24	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $95,833.75.	(C)
10.25	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAP Coinvestments IV, LLC in the principal amount of $99,276.10.	(C)
10.26	Subordinated Promissory Note, dated January 20, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of $7,954.20.	(C)
10.27	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of Madeleine L.L.C. in the principal amount of $97,557,880.06.	(C)
10.28	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of General Atlantic Partners 76, L.P. in the principal amount of $30,295,718.90.	(C)
10.29	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAP Coinvestment Partners II, L.P. in the principal amount of $1,773,182.23.	(C)

10.30	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GapStar, LLC in the principal amount of $406,491.17.	(C)
10.31	Second Amended and Restated Promissory Note, dated February 26, 2004, made by the Registrant in favor of GAPCO GmbH & Co. KG in the principal amount of $43,901.05.	(C)
10.32	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of After Corporation Liquidating Trust in the principal amount of $1,400,000.00.	(C)
10.33	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Bill Sickler in the principal amount of $250,000.00.	(C)
10.34	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Farid Dibachi in the principal amount of $215,757.91.	(C)
10.35	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates II, L.P. in the principal amount of $1,005,622.03.	(C)
10.36	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates II, L.P. in the principal amount of $904,882.19.	(C)
10.37	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates in the principal amount of $698,822.09.	(C)
10.38	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Venrock Associates in the principal amount of $628,816.44.	(C)
10.39	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—Cayman Investors III, L.P. in the principal amount of $189,225.76.	(C)
10.40	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—Cayman Investors III, L.P. in the principal amount of $170,271.22.	(C)
10.41	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—SBIC III, L.P. in the principal amount of $1,515,218.36.	(C)
10.42	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of Red Rock Ventures—SBIC III, L.P. in the principal amount of $1,363,427.41.	(C)
10.43	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of InnoCal II, L.P. in the principal amount of $2,124,257.96.	(C)
10.44	Subordinated Convertible Note, dated June 4, 2004, made by the Registrant in favor of InnoCal II, L.P. in the principal amount of $1,533,698.63.	(C)
10.45**
Stock Purchase Agreement, dated March 10, 2003, among the Registrant, Cerberus Capital Management, L.P., General Atlantic Partners 76, L.P., GAP Coinvestment Partners II, L.P., GapStar, LLC and GAPCO GmbH & Co. KG.
10.46**
Securities Exchange Agreement, dated April 2, 2003, among the Registrant, SSA Investor, L.L.C., SSA Warrant Holdings, L.L.C., Ableco, L.L.C., Cerberus Partners, L.P., Cerberus Institutional Partners, L.P., and Madeleine L.L.C.
21.1	List of subsidiaries of the Registrant	(C)

23.1**	Consent of Grant Thornton LLP regarding the consolidated financial statements of the Registrant and its subsidiaries
23.2**	Consent of PricewaterhouseCoopers LLP regarding the consolidated financial statements of Infinium Software, Inc. and its subsidiaries
23.3**	Consent of Grant Thornton LLP regarding the consolidated financial statements of Ironside Technologies, Inc. and its subsidiaries
23.4**	Consent of PricewaterhouseCoopers LLP regarding the consolidated financial statements of Ironside Technologies, Inc. and its subsidiaries.
23.5**	Consent of Ernst & Young Accountants regarding the combined consolidated financial statements of Baan UK, Ltd., Baan U.S.A., Inc., and Baan Global B.V.
23.6**	Consent of Deloitte & Touche LLP regarding the consolidated financial statements of Elevon, Inc. and its subsidiaries
23.7**	Consent of Ernst & Young LLP regarding the consolidated financial statements of EXE Technologies, Inc. and its subsidiaries
23.8*	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
24.1	Power of Attorney (included on signature page of initial filing)	(A)
24.2	Power of Attorney of Marcus C. Hansen	(C)
24.3	Power of Attorney of James N. Chapman	(C)
24.4	Power of Attorney of Raymond H. Wechsler	(C)

(A)
Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(B)
Previously filed on August 9, 2004 as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 333-116156) originally filed with the SEC on June 3, 2004.

(C)
Previously filed on October 22, 2004 as an exhibit to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (Reg No. 333-116156) originally filed with the SEC on June 3, 2004.

*
To be filed by amendment.

**
Filed herewith.

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PROSPECTUS SUMMARY
Our Company
Industry Overview
Our Business Strengths
Our Business Strategy
Our Corporate Information
The Offering
Summary Consolidated Historical and Pro Forma Financial Data
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Consolidated Balance Sheet as of July 31, 2004
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
Option Grants in Fiscal 2004
Aggregated Option Exercises in Fiscal 2004 and Fiscal Year-End Option Values
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALES
DESCRIPTION OF CERTAIN INDEBTEDNESS
CERTAIN U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SSA Global Technologies, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS July 31, 2004 and 2003 (in millions)
SSA Global Technologies, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS (continued) July 31, 2004 and 2003 (in millions, except par value amounts and number of shares)
SSA Global Technologies, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS Year ended July 31, 2004, year ended July 31, 2003 and nine months ended July 31, 2002 (in millions)
SSA Global Technologies, Inc. and Subsidiaries CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) Year ended July 31, 2004, year ended July 31, 2003 and nine months ended July 31, 2002 (in millions)
SSA Global Technologies, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS Year ended July 31, 2004, year ended July 31, 2003 and nine months ended July 31, 2002 (in millions)
SSA Global Technologies, Inc. and Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS July 31, 2004 and July 31, 2003
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Infinium Software, Inc. Consolidated Balance Sheets September 30, 2002 and 2001
Infinium Software, Inc. Consolidated Income Statements Years Ended September 30, 2002, 2001 and 2000
Infinium Software, Inc. Consolidated Statements of Stockholders' Equity (Deficit) Years Ended September 30, 2002, 2001 and 2000
Infinium Software, Inc. Consolidated Statements of Cash Flows Years Ended September 30, 2002, 2001 and 2000
Infinium Software, Inc. Notes to Consolidated Financial Statements September 30, 2002, 2001 and 2000
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT ACCOUNTANTS
Ironside Technologies, Inc. and Subsidiaries CONSOLIDATED BALANCE SHEETS March 31, (In thousands)
Ironside Technologies, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS Years ended March 31, (In thousands)
Ironside Technologies, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SHARES, SHAREHOLDERS' DEFICIT AND COMPREHENSIVE LOSS Two years ended March 31, 2003 (In thousands)
Ironside Technologies, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended March 31, (In thousands)
Ironside Technologies, Inc. and Subsidiaries NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2003 and 2002 (In thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BAAN UK, LTD., BAAN U.S.A., INC. and BAAN GLOBAL, B.V. COMBINED CONSOLIDATED BALANCE SHEETS
BAAN UK, LTD., BAAN U.S.A., INC. and BAAN GLOBAL, B.V. COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
BAAN UK, LTD., BAAN U.S.A., INC. and BAAN GLOBAL, B.V. COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
BAAN UK, LTD., BAAN U.S.A., INC. and BAAN GLOBAL, B.V. COMBINED CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
INDEPENDENT AUDITORS' REPORT
ELEVON, INC. CONSOLIDATED BALANCE SHEETS
ELEVON, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
ELEVON, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
ELEVON, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Amounts in thousands, except per share data)
Elevon, Inc. CONDENSED CONSOLIDATED BALANCE SHEETS June 30, 2003 and December 31, 2002 (In thousands)
Elevon, Inc. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) Six-month periods ended June 30, (In thousands, except per share amounts)
Elevon, Inc. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) Six-month periods ended June 30, (In thousands)
Elevon, Inc. NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS June 30, 2003 and December 31, 2002 (Unaudited) (Amounts in thousands, except per share data)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXE TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
EXE TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
EXE TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
EXE TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
EXE TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EXE TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of December 31, 2002 and September 30, 2003
EXE TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS Nine-month Periods Ended September 30, 2002 and 2003 (UNAUDITED)
EXE TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Nine-month Periods Ended September 30, 2002 and 2003 (UNAUDITED)
EXE TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
EXHIBIT INDEX
SIGNATURES
EXHIBIT INDEX